As filed with the Securities and Exchange Commission on June 30, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Healthcare Royalty, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2834 (Primary Standard Industrial Classification Code Number)	86-3614695 (I.R.S. Employer Identification Number)
300 Atlantic St, Suite 600
Stamford, Connecticut 06901
(203) 487-8300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Clarke B. Futch
Chairman & Chief Executive Officer
300 Atlantic St, Suite 600
Stamford, Connecticut 06901
(203) 487-8300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Jeffrey A. Letalien, Esq. Andrew R. Mariniello, Esq. Morgan, Lewis & Bockius LLP 1701 Market St. Philadelphia, Pennsylvania 19103 (215) 963-5000	Richard C. Segal, Esq. Eric Blanchard, Esq. Charlie S. Kim, Esq. Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $ per share	$100,000,000	$10,910.00
Total	100,000,000	10,910.00

(1)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended

(2)
Includes      shares of Class A common stock subject to the underwriters’ option to purchase additional shares of Class A common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated           , 2021
PRELIMINARY PROSPECTUS
           Shares
Healthcare Royalty, Inc.
Class A Common Stock

This is the initial public offering of shares of Class A common stock by Healthcare Royalty, Inc.
We are offering                 shares of Class A common stock. The selling stockholders identified in this prospectus are offering an additional      shares of Class A common stock. We will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders.
Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share will be between $      and $      . Application has been made for the quotation of the Class A common stock on the Nasdaq Global Market (“Nasdaq”) under the symbol “HCRX”.
Upon the closing of this offering, we will have two classes of common stock: Class A common stock offered hereby and Class B common stock, each of which has one vote per share.
This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. We are a holding company, and immediately after the consummation of the Reorganization Transactions (as defined under “Prospectus Summary — Our Structure”) and this offering, our principal asset will be our ownership interests in Healthcare Royalty Holdings, L.P. (“Holdings LP”). See “Organizational Structure”. Upon the closing of this offering, we and the Continuing Investor Partnership (as defined under “Prospectus Summary — Our Structure”) will hold    % and    % of the units of Holdings LP, respectively (or    % and    % of the units of Holdings LP, respectively, assuming the underwriters exercise their option to purchase additional shares of Class A common stock in full).

We are an "emerging growth company" as defined under the federal securities laws. Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling stockholders	$	$
To the extent that the underwriters sell more than           shares of Class A common stock, the underwriters have the option to purchase up to an additional           shares from us at the initial public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on , 2021.
Goldman Sachs & Co. LLC	Citigroup	Credit Suisse
Jefferies	Cowen	SVB Leerink
Truist Securities	BMO Capital Markets	Stifel	Raymond James

Prospectus dated           , 2021

i

We, the underwriters and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the underwriters and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
For investors outside the United States:   None of us, the selling stockholders nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting”.
BASIS OF PRESENTATION
Prior to the consummation of the Reorganization Transactions described under “Organizational Structure — Reorganization Transactions”, in this prospectus, “Healthcare Royalty”, “HCR”, the “Company”, “we”, “us” and “our” refer to the royalty acquiring and financing business of multiple private closed end investment fund limited partnerships individually managed directly or indirectly by HealthCare Royalty Management, LLC (the “Legacy Manager”), which funds will all be combined into Holdings LP as part of the Reorganization Transactions. After the consummation of the Reorganization Transactions described in this prospectus, “Healthcare Royalty”, “HCR”, the “Company”, “we”, “us” and “our” refer to Healthcare Royalty, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis, as they exist upon the closing of this offering, and references to the “Manager” refer to HCRX Management, LLC, who will be our manager upon the closing of this offering.
HCR was founded in 2006 by three individuals, including our Chairman and Chief Executive Officer, Clarke B. Futch, our Senior Advisor, Gregory B. Brown, M.D., and a third individual who is no longer affiliated with the company, who we refer to as “our founders”.
Unless the context otherwise requires, “our royalties”, “our product portfolio” and “our interests in products” refer to our contractual interests in revenue streams from the sale of biopharmaceutical products. “Royalty-Related Transactions” refer to royalty acquisitions, royalty notes, SYNTHETIC ROYALTY™ financings, and structured debt, each as described further under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
When we refer to the “Royalty Receipts” generated by our portfolio, we are referring to the summation of the following line items from our Statement of Cash Flows in our historical combined financial statements included elsewhere in this prospectus: (i) Cash collections from royalty interests, (ii) Cash collections from notes and (iii) Proceeds from sale of investments.
In this prospectus, we reference projected Royalty Receipts as of June 30, 2021. In each such instance, these projected Royalty Receipts represent preliminary projections and financial data that are subject to change as the Legacy Manager finalizes its valuation work in connection with the quarter close. The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of, the Legacy Manager. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
Prior to this offering, acquisitions of royalties have typically been accounted for as financial assets measured at fair value. We acquire royalties on both approved products and development-stage product candidates.
Following this offering, we will no longer prepare our consolidated financial statements on an investment company basis and will instead prepare our consolidated financial statements as an operating company, and we expect to measure the majority of our assets using the amortized cost accounting methodology (the “New Methodology”). As an operating company, the royalty interests and notes that we hold as of March 31, 2021 and will acquire in the future will be treated as investments in cash flow streams and classified as financial assets. For more information regarding our change in accounting methodology, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Understanding our Financial Reporting”.
Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
MARKET AND INDUSTRY DATA
This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, and filings of public companies in our industry, unless otherwise expressly stated. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we are responsible for all of the disclosure in this prospectus and believe the industry and market data to be reliable as of the date of this prospectus, we have not independently verified the accuracy or completeness of this third-party data. Industry and market data are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including because the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, including those described in “Risk Factors”. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
TRADEMARKS AND TRADE NAMES
This prospectus contains trademarks, service marks and trade names of third parties or their products, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.
NON-GAAP FINANCIAL MEASURES
In this prospectus, we have included financial measures that are compiled in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) as well as certain non-GAAP financial measures. These non-GAAP financial measures include Adjusted EBITDA and Adjusted Cash Flow, which are each presented as supplemental measures to our GAAP financial performance.
These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because our operating performance is a function of our liquidity, the non-GAAP financial measures used by management are presented and defined as supplemental liquidity measures. We caution readers that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP financial measures we use in the same manner. We compensate for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities.

Management relies on Adjusted EBITDA and Adjusted Cash Flow as indicators of our cash flow and operating performance. We believe that Adjusted Cash Flow provides meaningful information about our liquidity and operating performance because our business is heavily reliant on our ability to generate consistent cash flows and this measure reflects the core cash collections and cash charges comprising our operating results. Management believes that our significant operating cash flow is one of the attributes that attracts potential investors to our business. We also anticipate that Adjusted EBITDA will be used by our potential lenders to assess our ability to meet our financial covenants. If we cannot satisfy these financial covenants, we would be prohibited under our credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.
Adjusted EBITDA is intended to show our Royalty Receipts less operating expenses. Our Royalty Receipts represent our total cash inflows from our Royalty-Related Transactions and include repayments of amounts related to acquisitions from prior periods in the current period. Adjusted EBITDA gives effect to investments for new Royalty-Related Transactions for the current period to the extent cash flows are received from such investments during the current period.
In addition, we believe that Adjusted Cash Flow helps identify underlying trends in our business and permits investors to more fully understand how management assesses our performance, including planning and forecasting for future periods. Management uses Adjusted Cash Flow to evaluate our ability to generate cash, to evaluate the performance of the business and to evaluate our performance as compared to our peer group. Such measure is an indication of our financial strength and the performance of our business. Management uses Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, we believe this non-GAAP financial measure helps management and investors evaluate our ability to generate liquidity from operating activities.
Management also uses Adjusted Cash Flow to compare its performance against non-GAAP financial measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. We believe that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by sell-side research analysts, investors and other interested parties to evaluate companies in our industry.
The non-GAAP financial measures used in this prospectus have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of our results as reported under GAAP. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures”.

PROSPECTUS SUMMARY
This summary highlights some of the information in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including the “Risk Factors” section and the combined financial statements and the notes to those statements.
Overview
We are the leading mid-market royalty acquisition company, based upon the number of transactions and aggregate value of capital deployed since 2016. We focus on growth assets and emerging companies driving innovation in the biopharmaceutical industry. We consider “mid-market” to comprise royalty acquisitions for transaction sizes between $20 million and $250 million. Our founders have been pioneers in the healthcare royalty and debt financing markets since 2001, and formed HCR in 2006 to build on their leadership in collaborating with inventors, academic institutions, small and mid-cap biotechnology companies and leading global pharmaceutical companies. Our in-house scientific, regulatory and transactional capabilities differentiate us from other industry participants and are the basis for our reputation among potential partners as knowledgeable, creative, and able to solve complex and potentially significant financing needs. Our senior team’s acquisition and financing approach, which has been honed over two decades to be both scalable and repeatable, has resulted in a long history of acquiring interests in both pre-approval and approved innovative therapies targeting large unmet or underserved medical needs. We have purposefully built a diverse portfolio across the therapeutic spectrum, including blockbuster assets such as Shingrix, innovative growth products such as Krystexxa, and recently launched products such as Xpovio. We believe that our (i) proprietary internal research and regulatory capabilities, (ii) mid-market focus, (iii) structuring flexibility, (iv) refined process designed to enable repeatable results and (v) regional sourcing model enable us to participate in the compounding growth seen in the biopharmaceutical sector and will cement our leadership position.
Our mission is to facilitate innovation by deploying capital consistently and reliably in products that serve unmet or underserved medical needs. We intend to achieve this mission by expanding our portfolio of approved and pre-approval products using cash flow generated by our existing portfolio as well as capital raised in the public equity market and debt raised in the public and private markets. Our process for evaluating acquisition and financing opportunities has been optimized through decades of experience and is designed to efficiently assess opportunities, identify risks and establish appropriate Royalty-Related Transaction structures. Although each Royalty-Related Transaction is different, the approach for internal vetting remains consistent to ensure each opportunity fits our overall selection criteria and appropriately balances risk and reward. In addition, our ongoing active portfolio management serves as a feedback loop designed to ensure our screening is resulting in the performance and asset exposure we desire. At the core of our time-tested process is a culture of transparency and dissent as well as an efficient and rigorous diligence process focused on asset quality, scientific and clinical differentiation, commercial profile and intellectual property protection. We believe our existing portfolio, strong cash flow and differentiated approach position us well to execute on our mission.
From 2006 through June 30, 2021, we and our founders have deployed approximately $4.7 billion across 76 Royalty-Related Transactions involving 79 products. In addition, prior to 2006, our founders deployed approximately $532 million across 14 Royalty-Related Transactions involving 14 products. Our portfolio today provides curated exposure to a wide range of medically necessary products across multiple therapeutic categories. As of June 30, 2021, our portfolio consisted of 35 products that span the therapeutic spectrum, including neurology, gastroenterology, vaccines and anti-infectives, oncology, hematology and rare genetic disorders. In 2020, products in our current portfolio generated approximately $12 billion of sales, and we generated Royalty Receipts of approximately $405 million, compared to Royalty Receipts of approximately $253 million in 2019. For the three months ended March 31, 2021, products in our current portfolio generated approximately $151 million in Royalty Receipts, compared to Royalty Receipts of approximately $88 million in the three months ended March 31, 2020. When we refer to the “Royalty Receipts” generated by our portfolio, we are referring to the summation of the following line items from our combined Statement of Cash Flows in our historical combined financial statements included elsewhere in this prospectus: (i) Cash collections from royalty interests, (ii) Cash collections from notes and (iii) Proceeds from sale of investments. The growth in Royalty Receipts was primarily through the acquisition of new products (92% of such growth), with the remainder of such growth resulting from increased Royalty Receipts from pre-existing products. Over the past three fiscal years (2018 to 2020) the growth in Royalty Receipts was split almost evenly between existing products (49%) and new acquisitions (51%). For the three months ended March 31, 2021, net cash provided by operating activities was approximately $5.7 million, compared to net cash used in operating activities of approximately $204.7 million in the three months ended March 31, 2020. For the three months ended March 31, 2021, we generated Adjusted EBITDA of approximately $141 million, compared to Adjusted EBITDA of approximately $76 million in the three months ended March 31, 2020. Adjusted EBITDA is calculated as Royalty Receipts less Payments for operating costs and professional services from the combined Statements of Cash Flows. In the three months ended March 31, 2021, we generated Adjusted Cash Flow of approximately $138 million, compared to Adjusted Cash Flow of approximately $75 million in the three months ended March 31, 2020. Adjusted Cash Flow is defined as Adjusted EBITDA less Interest paid from the combined Statements of Cash Flows. In 2020, net cash used in operating activities was approximately $649.5 million, compared to net cash used in operating activities of approximately $174.2 million in 2019. In 2020, we generated Adjusted EBITDA of approximately $371 million, compared to Adjusted EBITDA of approximately $224 million in 2019, and Adjusted Cash Flow of approximately $364 million in 2020, compared to Adjusted Cash Flow of approximately $223 million in 2019. Over the past three fiscal years, we grew our Royalty Receipts, Adjusted EBITDA and Adjusted Cash Flow at compound annual growth rates of 50%, 53% and 52%, respectively.
Beginning in 2014, we implemented a thoughtful expansion and institutionalization of our business. Our expansion included significant investment in the build-out of our regional offices, the in-sourcing of scientific and regulatory expertise, and adding more industry veterans to our team of Senior Advisors. During this period, we put in place a well-defined acquisition and financing strategy, as well as an acquisition process that ensured all Royalty-Related Transactions go through the same rigorous, well-defined approval framework. These acquisition and process improvements allowed for an accelerated pace of deployment, averaging more than $500 million annually over the past five years, and growing to $1 billion deployed in 2020. We also believe that the acquisition and process improvements have established a strong foundation for future growth.
We currently have dedicated personnel in Boston, London, the New York metro area and San Francisco — the key biopharmaceutical centers globally. Over 90% of U.S. biopharmaceutical IPOs from 2016 to March 31, 2021 (excluding offering size less than $50 million and U.S. IPOs of foreign issuers) and 95% of the top 20 large-cap pharmaceutical companies by net sales either are headquartered or have offices in our current regional coverage areas. Our regional sourcing strategy enables us to develop and maintain direct relationships with emerging biopharmaceutical companies and other constituents involved in the biopharmaceutical ecosystem.
The biopharmaceutical industry has experienced explosive growth and rapid innovation over the last several years fueled by dramatic acceleration in medical research. In 2019, an estimated $186 billion was invested in research and development and this amount is expected to increase to $233 billion by 2026, according to Evaluate Pharma. At the same time, the increasing cost of drug development has created a significant capital need for industry innovators. The dramatic acceleration of medical research in recent years has led to a better understanding of the molecular origins of disease and identification of potential targets for therapeutic intervention. In addition, global prescription pharmaceutical sales are projected to grow from approximately $965 billion in 2021 to approximately $1.2 trillion in 2024. On a broader scale, global and secular trends, including population growth, increasing life expectancy and growth of the middle classes in emerging markets are also contributing factors to the growth of the biopharmaceutical industry. The significant pace of biopharmaceutical innovation, the proliferation of new biotechnology companies and the increasing cost of drug development have created a significant need for capital over recent years that we believe will continue in the future and will provide a sustainable tailwind for our business.
Royalties play a fundamental and growing role in the biopharmaceutical industry. The increasing complexity and cost of drug development today typically involves a number of industry participants, resulting in an increased pipeline of royalties. Academia and other research institutions conduct basic research and license new technologies to industry for further development. Biotechnology companies typically in-license these new technologies or develop new technologies themselves, add value through applied research and early-stage clinical development, and then either out-license the resulting development-stage product candidates to large biopharmaceutical companies for late-stage clinical development and commercialization, or commercialize the products themselves. The persistent funding needs of royalty holders, primarily emerging biopharmaceutical companies, has led to a robust royalty acquisition and related debt financing market that we estimate reached a record $9.5 billion in 2020. Given our leadership position within the mid-market royalty acquisition sector, we are able to capitalize on the growing volumes of royalties that are created as new therapies are developed to address unmet or underserved medical needs. Our focus on mid-market transactions also fits the quantum of capital emerging biopharmaceutical companies are often seeking.
Portfolio Highlights
Our portfolio is diversified across therapeutic categories, treatment modalities, indications and marketers. As of June 30, 2021, no single asset accounted for more than 11% of our portfolio, the top three products accounted for 26% of our portfolio and the top three marketers represented 33% of our portfolio, in each case as measured by projected Royalty Receipts. As of June 30, 2021, the assets in our portfolio represented 12 therapeutic categories, with the top category representing 21% and the top three categories representing 49% of the portfolio as measured by projected Royalty Receipts. We also have meaningful exposure to drugs that have received special designation from the FDA, including, but not limited to, Orphan Drug Exclusivity.(1) These products comprise 41% of the portfolio as of June 30, 2021 (by projected Royalty Receipts). We believe special designation by the FDA is indicative of our asset criterion that products satisfy an unmet or underserved medical need. Also, orphan drugs receive market protection along with intellectual property protection. Under the Orphan Drug Act, the FDA may grant orphan designation to a product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States.
Below are key characteristics regarding the diversity and duration of our current portfolio.
Diversification (as of June 30, 2021 unless otherwise indicated and based on projected Royalty Receipts)
•
35 products, with the largest product (Shingrix) expected to represent less than 11% of projected Royalty Receipts

•
13 drugs that have received FDA special designation (Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations)

•
12 therapeutic categories, with the largest therapeutic category (neurology) representing 21% of projected Royalty Receipts

•
Most therapeutic categories have subcategories; for instance, neurology includes several sub-categories such as epilepsy, sleep management, migraine and Parkinson’s disease

•
Nevertheless, Royalty Receipts to date have been concentrated among a limited number of products, with our top 10 products accounting for 86% of Royalty Receipts for the three months ended March 31, 2021 and 81% and 82% of our Royalty Receipts for the years ended December 31 2020 and 2019, respectively.

Projected Duration (as of June 30, 2021 and weighted by projected Royalty Receipts)
•
10.0 years of projected duration (the projected period of time during which we expect to receive Royalty Receipts from the specific asset) from the time of acquisition (certain transactions have a limit on proceeds to us (referred to as “multiple cap”) resulting in an earlier projected terminal date relative to the contractual royalty maturity date)

(1)
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations.

•
11.5 years of maximum duration from the time of acquisition (excludes impact of multiple caps and uses the contractual royalty maturity date as terminal date)

•
In several cases, patent updates following our acquisition have resulted in a longer projected duration and/or a higher royalty rate over a longer time period; select examples include:

•
Myozyme — patent assumptions enhanced by 1.4 years due to resolution of a patent challenge

•
Brineura — patent term extension provided an additional 1.8 years at a higher royalty rate

•
Projected duration detail for our top 20 portfolio holdings is provided in the section titled “Business — Portfolio Highlights”.

The following table provides further detail on our top 20 portfolio holdings as of June 30, 2021, based on projected Royalty Receipts.

Acquisition Date	Purchase Price ($mm)	Products	Marketer	Product Detail	Multiple Cap[1]	Novel Drug[2]	Special Designations[3]	Year of Approval
2018	$230	SHINGRIX	GSK	Novel, highly effective vaccine to prevent shingles		✓		2017
2020	$200	TRELEGY ELLIPTA	GSK	First and only once-daily, 3-in-1 treatment for both chronic obstructive pulmonary disorder and asthma				2017
2020	$308	VIMPAT (lacosamide)	UCB	Global leader in branded products for partial onset epilepsy		✓		2008
2019 / 2021	$175	XPOVIO (selinexor)	Karyopharm	Breakthrough, first in class, new molecule for relapsed/refractory multiple myeloma and relapsed/refractory diffuse large B-cell lymphoma	✓	✓	✓	2019
2020	$250	movantik[4]	RedHill Pharmaceuticals	Market-leading product to treat opioid-induced constipation	✓	✓		2014
2020	$200	zolgensma	Novartis	Breakthrough gene therapy providing a one time only treatment for spinal muscular atrophy		✓	✓	2019
2019	$100	SUNOSI	Jazz	First in class molecule to promote wakefulness in patients with sleep apnea or narcolepsy	✓	✓	✓	2019
2017	$150	Andexxa	Alexion	Novel and only specific reversal agent for Eliquis or Xarelto related to life-threatening bleeding	✓	✓	✓	2018
2018	$125	GIAPREZA (angiotensin II)	La Jolla Pharmaceuticals	Life-saving therapy to raise blood pressure in septic shock	✓	✓	✓	2017
2016 / 2019	$150	UDENYCA[5]	Coherus	Most successfully launched biosimilar to Amgen's Neulasta				2018
2017	$100	GOCOVRI[6]	Adamas	Only product for the management of levodopa-induced dyskinesia and OFF episodes in Parkinson's Disease	✓		✓	2017
2018	$60	グーフィス	EA Pharma	World's first bile acid transport inhibitor for chronic constipation		✓		2018
2020	$75	Mycapssa (octreotide)	Chiasma Pharmaceuticals	First and only oral formulation of octreotide for the management of acromegaly	✓		✓	2020
2021	$60	VAFSEO	Mitsubishi Tanabe	Based on Nobel Prize winning science to treat anemia caused by chronic kidney disease		✓		2020
2011 / 2019 2021	Undisclosed	KRYSTEXXA pegloticase	Horizon	Market leading product in the management of uncontrolled chronic gout		✓	✓	2010
2018 / 2021	$80	BOTOX	AbbVie	Innovative, patented discovery to prevent headaches in patients with chronic migraine				2010
2020	NA	ADYNOVATE (Antihemophilic Factor (Recombinant), PEGylated)[7]	Takeda	Extended half-life recombinant Factor VIII for hemophilia A	✓	✓		2017
2019	$50	Copiktra	Secura Bio	Novel molecule for the management of chronic lymphocytic leukemia		✓	✓	2018
2021	$68	Ruxience rituximab-pvvr	Pfizer	Market leading biosimilar product to Roche's Rituxan for non-Hodgkin's lymphoma and three other indications				2019
2019	$33	Seysara	Almirall	First narrow-spectrum tetracycline for use in acne which avoids common Gastrointestinal side-effects		✓		2018

1.
Multiple cap refers to applicable acquisitions in which a maximum amount of potential proceeds to HCR is effectuated based on projected Royalty Receipts.

2.
Novel Drug are defined by the FDA as innovative products that serve previously unmet medical needs or otherwise significantly help to advance patient treatments.

3.
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, (collectively defined as ‘Expedited Programs for Serious Conditions’), Orphan Drug, and Qualified Infectious Disease Product designations. These designations are awarded by the FDA based on a comprehensive review process.

4.
The Movantik acquisition represents two distinct transactions with two separate counterparties in February 2020 (RedHill) and December 2020 (Nektar).

5.
Represents two transactions with Coherus, a convertible debt investment that comes due in 2022 and a senior debt investment that comes due in 2025.

6.
Gocovri projected Royalty Receipts include a small portion of royalties from Namzaric, acquired from Adamas and marketed by AbbVie.

7.
Adynovate is an additional royalty interest that was acquired in the Nektar transaction referenced in footnote 4.

Projections of Projected Duration and Royalty Receipts are based upon forecasts by the Legacy Manager of future sales and cash flows anticipated to be generated by each asset determined through the use of internal models prepared by the Legacy Manager in the ordinary course of business in order to evaluate the performance of existing investments. The Legacy Manager is controlled by affiliates of HCR and has its own employees who provide services for HCR, but are not employees of HCR. The employees of the Legacy Manager will become employees of the Manager in connection with this offering. The Manager will be operated by the same personnel as currently operate the Legacy Manager and certain newly hired individuals engaged as a result of our growth and transition to operating as a public company. Such projections are based on certain assumptions and subject to various uncertainties relating to the performance of such products, including the impact of competition by new products and governmental or regulatory action.
Our Strengths
We believe that the following elements of our platform have enabled us to build a foundational product portfolio and will allow us to add to the portfolio in the future.
•
We employ a refined, efficient process to evaluate Royalty-Related Transaction opportunities that has been honed by our senior team over two decades and has delivered consistent results.   Our process for evaluating Royalty-Related Transaction opportunities has been optimized through decades of experience and is designed to efficiently assess opportunities, identify risks and establish appropriate Royalty-Related Transaction structures. Although each Royalty-Related Transaction is different, the approach for internal vetting remains consistent to ensure each opportunity fits our overall asset selection criteria and appropriately balances risk and reward.

•
Clearly defined asset selection criteria enable us to efficiently assess opportunities and leverage the expertise of our platform.   Our disciplined approach towards Royalty-Related Transactions is based on clearly established criteria. By focusing on assets that largely adhere to these fundamental criteria, we are able to more efficiently apply our investment process and maximize our resources, resulting in a robust product portfolio.

•
Our well-established business model and thoughtful expansion strategy has enabled the formation of deep industry relationships and differentiated sourcing capabilities.   Our investment in a robust regional presence has broadened our landscape of actionable opportunities and has accelerated our pace of Royalty-Related Transactions (averaging approximately $500 million of annual Royalty-Related Transactions since 2016, the initial stages of our regional sourcing model). From 2016 to 2020, more than 50% of our Royalty-Related Transactions were sourced on a proprietary and/or non-intermediated basis. Additionally, in 2020, all four regional offices generated an asset acquisition or financing, and three of our four regional offices have generated an asset acquisition as of the first half of 2021.

•
We have an established and consistent history of success driven by our deep, relevant experience.   Members of our team have more than an aggregate of 500 years of relevant healthcare experience. Since 2001, members of our senior team have executed on 90 Royalty-Related Transactions comprising 93 products. Our overall pace and rate of deployment have steadily increased since inception, particularly since the start of our expansion period in 2014. As we have grown, we have continued to refine and hone our process, methodically expanding our team’s capabilities and geographic presence to facilitate our pace of growth. Through our planned expansion, we have maintained a consistent process based on a high level of rigor and selectivity when evaluating acquisitions or financings. Over this same period, we have consistently generated, on average, unlevered mid teen gross returns at the asset level in our core focus on biopharmaceuticals.

•
Our creativity and ability to design flexible solutions enables us to create synergistic relationships with our partners.   To best serve potential partners, we often create a menu

of customizable solutions across a wide range of transaction structures that are often more tailored than traditional options. We have executed bespoke transactions in royalty, SYNTHETIC ROYALTY™ financings, and debt structures across stages of development, therapeutic areas, geographies and risk/reward parameters.
•
Our extensive, diversified portfolio provides the foundation for future growth and serves as validation to future partners.   Our process, experience and flexibility have enabled us to create a portfolio of assets that we believe would be difficult to replicate, having been assembled largely over a seven-year period and consisting of 35 assets. In 2020, products in our current portfolio generated approximately $12 billion of sales, and we generated Royalty Receipts of $405 million, compared to Royalty Receipts of $253 million in 2019. Our portfolio is diversified across therapeutic categories, treatment modalities, indications and marketers. We also have meaningful exposure to drugs that have received special designation from the FDA, including but not limited Orphan Drug Exclusivity.(1) These products comprise 41% of the portfolio as of June 30, 2021 (by projected Royalty Receipts). We believe special designation by the FDA is indicative of our asset criterion that products satisfy an unmet or underserved medical need. Also, orphan drugs receive market protection along with intellectual property protection.

•
Our strong track record of pre-approval Royalty-Related Transactions provides another driver for future growth.   Our experience and institutionalized investment process also allow us to evaluate and execute Royalty-Related Transactions involving pre-approval assets and assets with indication expanding potential. Since 2001, members of our senior team have closed transactions related to 14 products that were not approved, in which such product was the primary driver of the acquisition. In each instance, the product was ultimately approved.

Our Competitive Advantages
We believe that we have established a number of significant competitive advantages that will enable us to further advance our leadership position and our status as a partner of choice to emerging biopharmaceutical companies.
•
Our highly refined and efficient acquisition and financing process creates a foundation to enable repeatable results and growth.   Since 2014, we have refined our operating efficiency by crafting our organizational culture to be process-driven, analytically-focused, and rewarding of collaboration and sharing of intellectual capital. This culture is also focused on continuous improvement, as we work to hone our sourcing, diligence and negotiation processes to increase their effectiveness. We believe the standardization and refinement of these elements have enabled us to consistently produce repeatable results and provide a meaningful competitive advantage. In 2020, we reviewed 160 potential new acquisition or financing opportunities, which resulted in seven closed transactions.

•
Our proprietary insights enable a more effective and efficient acquisition and financing process, which we believe drives better results.   Our established infrastructure of in-house scientists, regulatory experts and Senior Advisors are essential in directing the organization’s focus on therapeutic areas and products that could be most promising. Once potential Royalty-Related Transactions are under consideration, these teams are also fully integrated into the diligence review process and leverage our long-term investment in scientific expertise and proprietary research.

•
Our regional sourcing approach drives differentiated high-quality deal flow across the biopharmaceutical sector.   We have established regional offices in Boston, London, the New York metro area and San Francisco that allow us to develop and maintain direct relationships with emerging biopharmaceutical companies and other constituents involved in the biopharmaceutical ecosystem. Our systematic and institutionalized sourcing program generates a robust pipeline of proprietary opportunities that we believe is unrivalled in the royalty space.

(1)
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations.

•
Our ability to customize solutions for our partners creates high-quality and expanded access to acquisition and financing opportunities.   The ability to present a number of creative solutions in a royalty, SYNTHETIC ROYALTY™ financing or debt structure differentiates our company from other industry participants and enables us to address the specific capital needs of potential partners. We believe our flexible mandate provides us with a large opportunity set of transactions to evaluate. Many of our peers generally focus on either royalty purchases or on debt investments.

•
Our foundational portfolio provides us with scale and enhances our brand as a top royalty partner in the biopharmaceutical ecosystem.   We have amassed a portfolio of 35 assets as of June 30, 2021, diversified across therapeutic categories, treatment modalities, indications and marketers. This portfolio was built deliberately over a more than seven-year period and now produces significant predictable cash flows. Our current portfolio and scale enable us to support our differentiated infrastructure and is a visible indicator of our consistent activity and expertise, reinforcing the HCR brand of being a partner of choice in this sector.

Our Growth Strategy
Our mission is to facilitate innovation by deploying capital consistently and reliably in products that serve unmet or underserved medical needs. The key components of our growth strategy are summarized below.
•
Leverage our regional sourcing infrastructure and differentiated scientific expertise to capitalize on strong industry tailwinds.   The biopharmaceutical industry has experienced explosive growth and rapid innovation over the last several years fueled by dramatic acceleration in medical research. The significant ongoing growth and capital needs of the biopharmaceutical market provides a substantial tailwind for our business and expands our pipeline of potential partners. By combining our regional sourcing infrastructure with the expertise of our in-house scientists and Senior Advisors, we believe we are well positioned to take advantage of the favorable long-term industry tailwinds.

•
Broaden our Royalty-Related Transaction pipeline with access to increased capacity and attractively priced capital.   We believe access to the public equity market as well as the public and private debt markets will provide us access to capital at a meaningfully lower cost than what we have today. We believe this lower cost capital will enable us to acquire or finance high-quality opportunities at competitive prices, deliver favorable returns, and widen our opportunity set.

•
Leverage internal expertise and increased operational flexibility to acquire or invest in royalties on attractive late stage pre-approval assets.   We believe we have the differentiated ability to assess scientific, commercial and financial merits to identify attractive acquisition opportunities in late-stage, de-risked assets. We believe our new corporate structure will provide us enhanced operational flexibility to assess both pre-approval and commercial opportunities, and deploy our disciplined approach to further enhance the pipeline and in turn generate future growth.

•
Maintain our disciplined approach and acquisition culture as we grow.   Our culture is defined by collaboration, creativity and thought leadership, as well as a commitment to support innovation and life-changing therapies by partnering with the biopharmaceutical industry. We believe our disciplined acquisition approach and refined repeatable process are critical to our success. We are committed to maintaining our culture as we move to the next stage of growth. We will also continue to recruit and expand our team to support our growth plans.

Our Approach
Our approach is to identify attractive products and therapeutic areas of focus and then evaluate how to (i) acquire royalties on, or (ii) finance the marketers of, products we believe fit our asset selection criteria. Our team combines scientific expertise, regional sourcing resources and sophisticated transaction knowledge to target and close on attractive growth biopharmaceutical assets. We actively monitor the evolving treatment landscape and leverage our broad network of relationships with biopharmaceutical firms, physicians, scientists, and other market participants to identify new acquisition or financing candidates. This approach ensures a robust and diversified pipeline of opportunities by product type and therapeutic area.
Our own internal projections with respect to the potential Royalty Receipts from a potential acquisition candidate are typically lower than and may differ substantially from the counterparty’s estimates or Wall Street consensus. For certain products such as Brineura, Gocovri and Xpovio, for which our sales estimates at the time of investment were lower than Wall Street consensus, we have negotiated and structured terms of the investments that have enabled us to generate strong rates of return. We seek to minimize risks related to underperformance of the products in our portfolio through various structural protections, including milestone payments, reverse-tiered royalties, underperformance or catch-up payments, royalty rate “ratchet” provisions or escalating hard caps, or by purchasing a lower portion of sales or structuring the investment as a debt instrument with a guaranteed repayment obligation. Over 70% of our existing portfolio contains one or more of these structural protections. Conversely, our use of our own internal models to generate projections that differ from Wall Street consensus has enabled us to identify potential opportunities for upside, including our investments in Shingrix, Udenyca and Trelegy Ellipta whose sales have outperformed Wall Street estimates.
Key characteristics across our existing portfolio and future acquisition or financing candidates are as follows:
•
Clinically validated: therapies that have received regulatory approval or are clinically de-risked, such as having complete Phase 3 data or a filed New Drug Application or a Biologics License Application with the FDA.

•
High unmet and/or underserved need: therapies that address areas of significant unmet or underserved medical need, either in smaller patient populations for rare disease indications or larger patient populations for more prevalent indications.

•
High value proposition: therapeutic areas and indications with favorable reimbursement dynamics and significant willingness to pay.

•
Differentiation within treatment landscape: therapies that disrupt the existing treatment paradigm and are founded on innovation with substantial potential.

•
Growth potential: therapies where we see strong long-term potential, based on our in-depth evaluation and in-house scientific expertise.

•
Strong marketer: therapies that fit our acquisition and financing model of providing support for emerging biopharmaceutical companies, while deriving most of the portfolio revenue from established marketers.

•
Barriers to entry: therapies that are protected with strong IP and/or other barriers including regulatory exclusivity and manufacturing complexity.

We foster a culture of dissent, accountability and transparency; we believe these firm values create better outcomes for our stockholders. A core element of our culture of accountability is the ongoing review of our existing portfolio as part of our broader portfolio management strategy, providing continued engagement with partners and an important feedback loop post-transaction. Our acquisition and financing platform is designed to serve as a long-term capital resource for our biopharmaceutical partners, offering flexible financing solutions that are directly aligned with their specific business models and objectives. We seek to not only provide capital but to also be a long-term partner to biopharmaceutical companies.
Our Organizational Structure
We are a corporation incorporated in Delaware. Upon the closing of this offering, our principal asset will be our direct or indirect 100% ownership of all of Holdings LP’s Class A limited partnership units (the “Holdings LP Class A Units”). In contemplation of this offering, we reassessed our status as an investment company for accounting purposes under U.S. GAAP. As a result of, among other things, the anticipated changes to our organizational structure, business strategy and capital return policy, we believe that, upon the closing of this offering, we will no longer meet the definition of an investment company under U.S. GAAP as we will not possess the characteristics of an investment company. Therefore, following the closing of this offering, we will prepare our consolidated financial statements as an operating company under the New Methodology.
The diagram below depicts our organizational structure immediately following the Reorganization Transactions, assuming the sale of the number of shares set forth on the cover page of this prospectus and no exercise of the underwriters’ option to purchase additional shares of our Class A common stock. The diagram is provided for illustrative purposes only and does not represent all legal entities affiliated with our organizational structure.

Healthcare Royalty, Inc.
Post-IPO Transaction Structure

Senior management team and others
Public Stockholders
Class A Common Stock*
HCRX Feeder Fund, L.P.
Class B Common Stock**
Healthcare Royalty, Inc.
Management Agreement and Personnel
HCRX EPA Holdings, LLC
HCRX Master GP, LLC (General Partner)
HCRX CH, Inc.
Management Team
Class B Units
Class A Units***
Class A Common Stock
HCRX Management, LLC
HCRX Management, LLC employees and others
Healthcare Royalty Holdings, L.P.
Management Agreement
[*****Class C Unit (Equity Performance Awards)]
HCRX Intermediate HoldCo, L.P.
Management Agreement
HCRX Investments HoldCo, L.P.
Management Agreement
Investments

* Class A Common Stock is publicly traded and has both voting and economic rights.

** Class B Common Stock is <u>not</u> publicly traded and has voting rights only.

*** Class A Units have both voting and economic rights.

**** Class B Units have economic rights only. Class B Units are exchangeable on a 1-for-1 basis for Class A Common Stock of Pubco.

***** Class C Unit entitles the holder thereof to Equity Performance Awards which will be satisfied through the issuance of additional Class B Units to HCRX EPA Holdings

Note – for conversions of Class B Units by Continuing Investors into Class A Common Stock that occur during the six month period following the IPO: (i) Pubco will contribute Class A Units to Conversion Sub, and (ii) investors will exchange Class B Units with Conversion Sub to receive Class A Conversion Stock.

Pursuant to a reorganization agreement entered into on June [ ], 2021, investors in the Legacy HCR Partnerships (as defined below) agreed to merge the Legacy HCR Partnerships with and into HCRX Investments HoldCo, L.P., a Delaware limited partnership and a wholly-owned subsidiary of

Holdings LP (“Investments HoldCo”), with Investments HoldCo as the surviving limited partnership (collectively, the “Reorganization Merger”). As used in this prospectus, the term “Legacy HCR Partnerships” refers to (i) HealthCare Royalty Partners III, L.P., (ii) HealthCare Royalty Partners III-A, L.P., (iii) HealthCare Royalty Partners IV, L.P., (iv) HealthCare Royalty Partners IV-A, L.P., (v) HCR Canary Fund, L.P., (vi) HCR Molag Fund, L.P., (vii) HCRP Overflow Fund, L.P., (viii) HCR Stafford Fund, L.P., (ix) HCR H.O.P. Fund, L.P., (x) HCR Potomac Fund, L.P. and (xi) PPCF Harris Feeder, L.P.
The Reorganization Merger is expected to be consummated immediately prior to the closing of this offering. In connection with the Reorganization Merger, investors in Legacy HCR Partnerships will receive interests in HCRX Feeder Fund, L.P. (the “Continuing Investor Partnership”). As used in this prospectus, “Continuing GP Investors” refers to the legacy general partners of the Legacy HCR Partnerships, “Continuing LP Investors” refers to the limited partners of the Legacy HCR Partnerships, and “Continuing Investors” refers to the Continuing GP Investors and Continuing LP Investors collectively. The Continuing Investor Partnership owns, all of the outstanding Holdings LP Class B Units (the “Holdings LP Class B Units”).
Our corporate structure following the completion of the Reorganization Merger, as described above, is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering. We will operate and control the business affairs of Holdings LP through our direct or indirect ownership of 100% of Holdings LP’s Class A Units, conduct our business through Holdings LP and its subsidiaries and include Holdings LP and its subsidiaries in our consolidated financial statements. Our Up-C structure will allow the Continuing Investors to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “pass-through” entity, for income tax purposes following this offering. One of these benefits is that future taxable income of Holdings LP that is allocated to such owners in respect of their Holdings LP Class B Units will be taxed on a flow-through basis and, therefore, Holdings LP is not expected to be subject to corporate taxes at the entity level. In addition, the Up-C structure provides potential future tax benefits for us when the Continuing Investors ultimately exchange their Holdings LP Class B Units for shares of Class A common stock. Finally, certain of the Continuing Investors may prefer holding Class A common stock because it reduces the possibility of being exposed to Holdings LP income with potentially adverse tax consequences.
Immediately following the closing of this offering, a portion of the Holdings LP Class B Units indirectly held by each Continuing Investor in the Continuing Investor Partnership, including Holdings LP Class B Units indirectly held by our executive officers, will be repurchased on a pro rata basis by Holdings LP at the initial public offering price per share, assuming such Holdings LP Class B Units were exchanged for shares of Class A common stock on a one-for-one basis, and retired in exchange for cash. Assuming the sale by us of          shares of Class A common stock and the sale by the selling stockholders of          shares of Class A common stock, in each case at an assumed price per share equal to the midpoint of the price range on the cover page of this prospectus, and the completion of the Debt Financing (as described in “—Debt Financing” below) with an annual interest rate of     % on the Senior Notes and     % on the Term Loan, with no amounts drawn under the New Credit Facility, we will repurchase          Holdings LP Class B Units, including          Holdings LP Class B Units indirectly held by our executive officers. The Holdings LP Class B Units indirectly held by our executive officers repurchased in the Reorganization Buyback Transaction will not exceed the number of Holdings LP Class B Units necessary to satisfy applicable tax obligations incurred by our executive officers in connection with the Reorganization Transactions. We refer to this repurchase as the “Reorganization Buyback Transaction”. We intend to finance the Reorganization Buyback Transaction with a portion of the proceeds of this offering and the Debt Financing.
In connection with the closing of this offering, various reorganization transactions will be effected, including:
•
the Reorganization Merger;

•
the Reorganization Buyback Transaction;

•
the Debt Refinancing described under “—Debt Refinancing” below; and

•
the execution of the Management Agreements with the Manager.

We refer to these transactions collectively as the “Reorganization Transactions”.
Following the closing of this offering, the Continuing Investor Partnership will hold a number of shares of our Class B common stock equal to the number of Holdings LP Class B Units held by it. The Continuing Investor Partnership will, upon the individual instruction of any of its partners from time to time, in accordance with procedures and limitations as set forth in the Holdings LP Agreement, the limited partnership agreement of the Continuing Investor Partnership, and the Exchange Agreement, distribute the Holdings LP Class B Units held on behalf of such partner that are subject to such instruction, which will then be exchanged for shares of our Class A common stock (which shares of Class A common stock will be subject to the terms of the underwriters’ “lock-up” agreements in connection with this offering and the additional transfer restrictions described below and, if applicable, will be held in escrow to satisfy obligations to pay additional carried interest to the Continuing GP Investors, as described below). Each Holdings LP Class B Unit will be exchangeable on a one-for-one basis, together with a corresponding share of Class B common stock, for a share of Class A common stock pursuant to the Exchange Agreement. Upon such exchange the Company will retire the corresponding share of Class B common stock. Our Class B common stock will not be publicly traded and holders of Class B common stock only have limited rights to receive a distribution equal to their nominal value upon a liquidation, dissolution or winding up of the Company. However, Holdings LP Class B Units are entitled to dividends and distributions. Our Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, except as otherwise required by applicable law, with each share entitled to one vote.
The Continuing GP Investors have agreed with the Continuing LP Investors to realize any carried interest or performance fees, as the case may be, in respect of Legacy HCR Partnership arrangements, in the form of carried interest in the Continuing Investor Partnership, which will own the Holdings LP Class B Units following the Reorganization Transactions. The carried interest formula will be based on that of each Legacy HCR Partnership, if applicable, and will only apply to Continuing LP Investors that were subject to a carried interest or performance fee arrangement with the applicable Continuing GP Investor of the relevant Legacy HCR Partnership. A portion of such carried interest will be crystalized at the time of the Reorganization Buyback Transaction and this offering. Such carried interest crystallization will result in Continuing GP Investors indirectly receiving Holdings LP Class B Units through increased ownership in the Continuing Investor Partnership with a corresponding decrease in the ownership of Holdings LP Class B Units by applicable Continuing LP Investors through decreased ownership in the Continuing Investor Partnership. In addition, the Continuing GP Investors have agreed to crystallize their carried interest or performance fees in the same manner at the time of (i) any registered secondary sales of shares, based on the applicable sale price of such secondary sales and (ii) on a quarterly basis thereafter during the period between the first and the third anniversary of this offering (each of the events in clause (i) and (ii), together with this offering, a “Crystallization Event”).
Continuing LP Investors that are subject to such carry arrangements have agreed that if they exchange their Holdings LP Class B Units for shares of our Class A Common Stock, a portion of such shares of Class A Common Stock will be held in escrow until the third anniversary of this offering in order to implement the agreed upon arrangements with the Continuing GP Investors (such shares held in escrow, the “Escrowed Class A Common Stock”). The applicable Continuing GP Investor will receive its additional carried interest through the release of such Escrowed Class A Common Stock (the “Additional Carry Shares”) (or increased ownership of the Continuing Investor Partnership to the extent such Continuing LP Investor has not converted its Holdings LP Class B Units) (x) at the end of each fiscal quarter during the period beginning on the first anniversary of the closing of this offering and ending on the third anniversary of this offering and (y) at the time of and in connection with any secondary sales of shares by Continuing LP Investors. At the end of each such fiscal quarter, one-eighth of the total shares of Escrowed Class A Common Stock (or Holdings LP Class B Units, as applicable) that remain unsold at the first anniversary of the closing of this offering may be released from escrow to the Continuing GP Investors as additional carried interest on deemed releases of shares by Continuing LP Investors, the amount of which will be based on the then-current price per share of our Class A common stock. Any shares of Escrowed Class A Common Stock Units or Holdings LP Class B Units not released to the Continuing GP Investors following the third anniversary of this offering would be released from escrow back to the applicable Continuing LP Investor.

A portion of the Escrowed Class A Common Stock that is not released as Additional Carry Shares shall be released from escrow to the owners thereof at each Crystallization Event (and any remaining Escrowed Class A Common Stock will be released following the third anniversary or earlier if applicable trading or sales prices described above are less than the price sufficient to earn any Additional Carry Shares).
The additional carried interest arrangement was aimed at aligning the carried interest realization associated with the Legacy HCR Partnerships with the liquidity events or deemed liquidity events of the Continuing LP Investors over a three year period. In addition, it was aimed to incentivize the management team of the Manager to complete an initial public offering and to maximize the trading price performance of the Company subsequent to the initial public offering.
The effect of the additional carried interest arrangement will be to transfer from the Continuing LP Investors to the Continuing GP Investors either limited partnership interests in the Continuing Investor Partnership exchangeable for, or shares of, Escrowed Class A Common Stock, of up to          shares of Class A Common Stock, or up to     % of the total outstanding shares of Class A Common Stock of the Company following completion of the offering, calculated on a fully diluted basis.
The additional carried interest arrangements only affect the Continuing Investors, through their ownership in the Continuing Investor Partnership and of Escrowed Class A Common Stock, and do not have a dilutive effect on investors that purchase shares of Class A Common Stock in this offering. As no additional Class B Units or shares of Class B Common Stock will be issued in connection with such arrangements, a portion of the Escrowed Class A Common Stock that is not released as Additional Carry Shares shall be released from escrow to the owners thereof at each Crystallization Event (and any remaining Escrowed Class A Common Stock will be released following the third anniversary or earlier if applicable trading or sales prices described above are less than the price sufficient to earn any Additional Carry Shares).
See “Organizational Structure — Ownership of Holdings LP Class B Units by Continuing Investor Partnership” for more information.
Except for sales by the selling stockholders in this offering, the shares of our Class A common stock issuable upon exchange of Holdings LP Class B Units (the “Underlying Shares”) will be non-transferable for one year following the closing of this offering, subject to limited exceptions. Such Underlying Shares will be subject to additional transfer restrictions following the first anniversary of this offering through periods between the third and fifth anniversary of this offering, as more fully described in “Organizational Structure — Ownership of Holdings LP Class B Units by Continuing Investor Partnership — Additional Transfer Restrictions”.
The Manager
HCR was founded in 2006 by three individuals, including our Chairman and Chief Executive Officer, Clarke B. Futch, our Senior Advisor, Gregory B. Brown, M.D., and Todd C. Davis, who ceased serving on Legacy Manager’s transaction review committee in 2016 and was no longer affiliated with HCR following December 31, 2017, who we refer to as “our founders”.
Historically, our business has been managed by the Legacy Manager. In connection with this offering we and Holdings LP will each enter into a management agreement (each a “Management Agreement”, and collectively, the “Management Agreements”) with the Manager pursuant to which the Manager will, among other things, manage the existing assets of our business and source and evaluate new Royalty-Related Transactions, subject to oversight by our board of directors. The Manager will be a newly formed legal entity providing the same services to us that have been provided to HCR by the Legacy Manager. The Manager will be a separate legal entity from us, operating pursuant to the Management Agreements, with its own employees who perform services for us, but are not our employees. The Legacy Manager also has its own employees who provide services for HCR, but are not employees of HCR. The employees of the Legacy Manager will become employees of the Manager in connection with this offering. The Manager will be operated by the same personnel as currently operate the Legacy Manager and certain newly hired individuals engaged as a result of our growth and transition to operating as a public company. The Manager will continue to use the same investment process and criteria currently applied by the Legacy Manager to evaluate potential investment opportunities. The Management Agreements have an initial term of ten years, after which they can be renewed for an additional term of three years, unless either the Company or the Manager provides notice of non-renewal 180 days prior the expiration of the initial term. We and Holdings LP will each pay the Manager a quarterly Operating and Personnel Payment pursuant to the terms of each Management Agreement. The Manager may not be removed during the initial or any renewal term without cause. The Manager is an “investment adviser” registered with the SEC under the U.S. Investment Advisers Act of 1940. For a description of the terms of the Management Agreements, including the Manager’s Operating and Personnel Payment, see “The Manager”, and see “Management” for information regarding the management team of the Manager.
The Manager is owned and controlled indirectly by Mr. Futch. Certain former owners of the Legacy Manager own a minority non-voting economic interest in the Manager, which entitles such persons to a portion of the revenue of the Manager for a period of time, with Mr. Futch having the right to buy out such minority non-voting economic members’ interest ten years after the closing of this offering. The former owner has no rights to control or direct the decision making or actions of the Manager
In addition, the executives and other employees of the Manager, including certain former founders and owners, will be entitled to equity performance awards based on the performance of investments, determined on a portfolio-by-portfolio basis. Investments made during each two-year period will be grouped together as separate portfolios, with the first portfolio commencing on the date of our initial public offering and ending on December 31, 2022. For a description of the terms of such awards, see “The Manager  —  Equity Performance Awards”.
Debt Financing
Prior to the completion of this offering, we expect to issue $        million aggregate principal amount of Senior Notes due 2029 (the “Senior Notes”) and enter into a $        million Senior Secured Term Loan (the “Term Loan”) and $     million Senior Secured Revolving Credit Facility (the “New Credit Facility” and together with the Senior Notes and Term Loan, the “Debt Financing”). We expect to issue the Senior Notes prior to the completion of this offering, with the proceeds of the issuance of Senior Notes held in escrow until the completion of this offering. We also expect to enter into the Term Loan and New Credit Facility prior to the completion of this offering; provided that the completion of this offering will be a condition to our ability to borrow thereunder.
Summary of the Offering Structure
In connection with the Reorganization Merger, which is expected to be consummated immediately prior to the closing of this offering, investors who invested in HCR through the Legacy HCR Partnerships will exchange their limited partnership interests in the Legacy HCR Partnerships for limited partnership interests in the Continuing Investor Partnership. Upon the closing of this offering, we will own directly or indirectly all of the outstanding Holdings LP Class A Units and the Continuing Investor Partnership will own, all of the outstanding Holdings LP Class B Units. As a result of the Reorganization Transactions, Holdings LP and its subsidiaries will own 100% of the assets of HCR.
Pursuant to agreements with the Continuing Investor Partnership, certain Continuing LP Investors, including the selling stockholders, have agreed to exchange, shortly before or upon consummation of this offering, interests in the Continuing Investor Partnership into an aggregate of          shares of Class A common stock representing     % of the total outstanding shares of Class A common stock after giving effect to this offering. Such shares of Class A common stock will be held in escrow as discussed above. “See — Additional Carried Interest”.
Upon the closing of this offering:
•
Our Class A common stock will be held as follows:

•
         shares (or           shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) by public investors; and

•
         shares (or             shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) by the Continuing Investors (which shares will be held in escrow upon the closing of this offering as described under the section titled “Organizational Structure”)

•
Our Class B common stock (together with the same number of Holdings LP Class B Units) will be held as follows:

•
       shares by the Continuing Investor Partnership.

•
The combined voting power in the Company will be as follows:

•
   % by public investors (and the Continuing Investors through their ownership of Class A common stock) (or    % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•
    % by the Continuing Investors, including our management team, through the Continuing Investor Partnership (or    % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

See “Risk Factors — Risks Relating to Our Organization and Structure”, “Organizational Structure” and “Certain Relationships and Related Party Transactions”.
Summary Risk Factors
Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors”. These risks and uncertainties include factors related to:
•
sales risks of biopharmaceutical products on which we receive royalties;

•
our ability to identify suitable assets for us to acquire or in which to invest;

•
uncertainties related to the acquisition of interests or investments in development-stage biopharmaceutical product candidates and our strategy to add development-stage product candidates and late stage funding opportunities to our product portfolio;

•
the assumptions underlying our business model;

•
our ability to successfully execute our Royalty-Related Transaction strategy;

•
our ability to leverage our competitive strengths;

•
actual and potential conflicts of interest with the Manager and its affiliates;

•
the ability of the Manager or its affiliates to attract and retain highly talented professionals;

•
our change in accounting methodology from that of an investment company to that of an operating company following the closing of this offering, pursuant to which we expect to measure the majority of our financial assets using the amortized cost accounting methodology, which may impair comparability of our financial results following this offering versus our historical results for periods prior to this offering and may cause our prior financial results not to be indicative of our future financial performance under the new accounting methodology;

•
our indebtedness, which was $493 million as of March 31, 2021, and which we expect will be approximately $1.5 billion as of the completion of this offering with the ability to draw an additional $      million under our New Credit Facility, may inhibit our operating flexibility and reduce cash flow available for dividends, as well as limit our ability to respond to changing business conditions;

•
the effect of changes to tax legislation and our tax position; and

•
the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

Implications of Being an Emerging Growth Company
As a company with less than $1.07 billion in revenue during our most recently completed fiscal year as of the initial filing date of the registration statement of which this prospectus forms a part, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:
•
presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;

•
reduced disclosure about our executive compensation arrangements;

•
no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

•
exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering; (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have taken advantage of reduced disclosure regarding the presentation of certain historical financial information in this prospectus, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.
The JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Corporate Information
We were incorporated in Delaware on April 26, 2021. We are a newly formed company, previously had no material assets and have not engaged in any business or other activities except in connection with the Reorganization Transactions described under “Organizational Structure”. Our principal executive offices are located at 300 Atlantic Street, Suite 600, Stamford, Connecticut 06901, and our telephone number is (203) 487-8300. Our website is www.healthcareroyalty.com. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

OFFERING
Class A common stock offered by us
            shares.
Class A common stock offered by the selling stockholders
            shares.
Option to purchase additional Class A common stock
We have granted the underwriters an option to purchase up to an additional          shares of Class A common stock, exercisable for 30 days after the date of this prospectus.
Class A common stock to be outstanding after this
offering
            shares (or      shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock from us).
Class B common stock to be outstanding after this
offering
            shares.
Voting power held by holders of Class A common stock after giving effect to this offering
    % (or     % if the underwriters exercise in full their option to purchase additional shares of Class A common stock from us).
Voting power held by holders of Class B common stock after giving effect to this offering and the Reorganization Transactions
    % (or      % if the underwriters exercise in full their option to purchase additional shares of Class A common stock from us).
Reorganization Buyback Transaction
Immediately following the closing of this offering, a portion of the Holdings LP Class B Units indirectly held by Continuing Investors in the Continuing Investor Partnership, including           Holdings LP Class B Units indirectly held by our executive officers, will be repurchased on a pro rata basis by Holdings LP at the initial public offering price per share, assuming such Holdings LP Class B Units were exchanged for shares of Class A common stock on a one-for-one basis, and retired in exchange for cash. Assuming the sale by us of          shares of Class A common stock and the sale by the selling stockholders of           shares of Class A common stock, in each case at a price per share equal to the midpoint of the price range on the cover page of this prospectus, and the completion of the Debt Financing with an annual interest rate of     % on the Senior Notes and     % on the Term Loan, with no amounts drawn under the New Credit Facility, we will repurchase          Holdings LP Class B Units, including           Holdings LP Class B Units indirectly held by our executive officers. The Holdings LP Class B Units indirectly held by our executive officers repurchased in the Reorganization Buyback Transaction will not exceed the number of Holdings LP Class B Units necessary to satisfy applicable tax obligations incurred by our executive officers in connection with the Reorganization Transactions.
We intend to finance the Reorganization Buyback Transaction with a portion of the proceeds of this offering and the Debt Financing.
Use of proceeds
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $      , or approximately $      if the underwriters exercise their option to purchase additional shares of Class A common stock in full, assuming an initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses.
We intend to use      of the net proceeds from the sale of shares of our Class A common stock in this offering and the Debt Financing for the Reorganization Buyback Transaction described above.
Assuming the sale by us of shares of Class A common stock and the sale by the selling stockholder of shares of Class A common stock, in each case at a price per share equal to the midpoint of the price range on the cover page of this prospectus, and the completion of the Debt Financing with an annual interest rate of     % on the Senior Notes and     % on the Term Loan, with no amounts drawn under the New Credit Facility, we will repurchase Holdings LP Class B Units, including [      ] Holdings LP Class B Units indirectly held by our executive officers and [       ] Holdings LP Class B Units indirectly held by other affiliates, including owners of 10% or more of outstanding shares upon completion of this offering and current equity owners of the Legacy Manager, with a portion of the proceeds from the Debt Financing and the proceeds this offering.
We intend to use the remainder of net proceeds from the sale of shares of our Class A common stock and the Debt Financing to purchase newly-issued Holdings LP Class A Units (or       Holdings LP Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from Holdings LP at a purchase price per unit equal to the initial public offering price per share of Class A common stock less underwriting discounts and commissions.
We intend to cause Holdings LP and its subsidiaries to use the net proceeds of this offering, including the net proceeds from the issuance and sale of any of the shares of Class A common stock pursuant to an exercise of the underwriters’ option to purchase additional shares, from the offering, after deducting underwriting discounts and other offering expenses, to pursue additional Royalty-Related Transactions and for other general corporate purposes, including payment of operating expenses to our Manager and other professional and administrative fees. See “Use of Proceeds”.
Proposed Nasdaq trading
symbol
“HCRX”
Voting rights
Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by our stockholders.
Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. See “Description of Capital Stock”.
The Continuing Investor Partnership, which own all of our outstanding Class B common stock, will vote such shares as directed by the Continuing Investors.
Operating and personnel
payment
We and Holdings will each pay the Manager a quarterly Operating and Personnel Payment pursuant to the terms of each Management Agreement. We have no personnel of our own and the Operating and Personnel Payment is intended to fund operating and personnel costs of the Manager and its affiliates. The Operating and Personnel Payment made by Holdings LP is based on tiers of Royalty Receipts and will not be subject to adjustment based on actual operating and personnel expenses of the Manager. See “The Manager — Management Agreements”.
Reserved Shares Program
At our request, the underwriters have reserved up to      % of the shares of Class A common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, Continuing Investors and other individuals associated with us and members of their respective families. The sales will be made by        , a selected dealer affiliated with        , an underwriter of this offering, through a reserved shares program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Participants in the directed share program who purchase more than $1.0 million of Class A common stock will be subject to a 25-day lock-up restriction with respect to any shares sold to them pursuant to the reserved shares program. This lock-up will have similar restrictions to the 180-day lock-up restrictions described in “Underwriting.” Any shares of Class A common stock sold to our directors, executive officers or Continuing Investors pursuant to the reserved shares program will be subject to the 180-day lock-up restrictions described in “Underwriting.”

Risk Factors
See “Risk Factors” for a discussion of risks you should consider carefully before deciding to invest in our Class A common stock.
Unless we specifically state otherwise, the information in this prospectus does not take into account the issuance of up to             shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares of Class A common stock from us.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA
The following tables set forth certain summary historical combined financial and other data of HCR as of the dates and for the periods indicated. The business of HCR is the predecessor of Healthcare Royalty, Inc. for financial reporting purposes. The historical financial data as of and for the years ended December 31, 2020 and 2019 were derived from the audited combined financial statements of HCR included elsewhere in this prospectus. The historical financial data as of and for the three months ended March 31, 2021 and 2020 were derived from the unaudited combined financial statements of HCR included elsewhere in this prospectus. The three months ended March 31, 2021 is not representative of the year and the year is not representative of future performance. Healthcare Royalty, Inc. was formed as a Delaware corporation on April 26, 2021 and has not, to date, conducted any activities other than those incidental to its formation and the preparation of this prospectus and the registration statement of which this prospectus forms a part.
The unaudited pro forma information gives effect to (i) the Reorganization Transactions described under “Organizational Structure”, and (ii) the sale of             shares of Class A common stock in this offering, as if each had been completed as of December 31, 2020, in the case of the unaudited pro forma consolidated balance sheet data as of December 31, 2020, and as of January 1, 2020 with respect to the unaudited pro forma consolidated statements of comprehensive income data. See “Unaudited Pro Forma Financial Information” and “Capitalization”.
The summary historical and pro forma financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization”, “Unaudited Pro Forma Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined historical financial statements and related notes thereto included elsewhere in this prospectus.
	Pro Forma(1)(2)	Years Ended December 31,		Three Months Ended March 31,
	2020	2020	2019	2021	2020
	(in thousands)
Combined Results of Operations Data:
Royalty income	$	$166,467	$130,792	$65,303	$32,871
Note interest		50,397	38,060	15,245	11,422
Paid-in-kind interest		11,953	8,399	212	1,813
Other Income		10	53
Total investment income		228,827	177,305	80,760	46,106
Expenses:
Management fees(3)		26,666	20,538	6,759	6,632
Performance fees(4)		8,531	4,267	2,574	1,061
Interest expense		7,294	1,219	2,915	1,218
Net investment income		183,550	147,627	68,047	36,418
Net realized and unrealized gain (loss) on investments:
Net realized gain (loss) on investments		11,102	(7,706)	(1,284)	2,208
Net change in unrealized gain (loss) on investments		58,599	32,631	45,009	3,587
Net realized and unrealized gain (loss) on investments		69,701	24,925	43,725	5,795
Net increase in partners’ capital resulting from operations		253,252	172,552	111,772	42,213
Less: Income attributable to non-controlling interest		—	—	—	—
Net increase in partners’ capital resulting from operations attributable to controlling interest	$	$253,252	$172,552	$111,772	$42,213

	Years Ended December 31,		As of/for The Three Months Ended
	2020	2019	March 31, 2021
	(in thousands)
Combined Balance Sheet Data:
Cash and cash equivalents	$11,733	$10,145	$64,629
Investments, at fair value	2,418,499	1,511,328	2,524,325
Interest receivable	3,477	2,982	3,451
Total assets	2,435,273	1,525,506	2,593,601
Revolving credit	493,000	82,642	493,000
Partners’ capital	1,931,953	1,437,932	2,090,945
Cash Flow Data:
Net cash provided by (used in):
Operating activities	(649,540)	(174,248)	5,676
Financing activities	651,128	174,020	47,220
	Pro Forma(1)(2)	Years Ended December 31,		Three Months Ended March 31,
	2020	2020	2019	2021	2020
	(in thousands)
Other Financial Measures:
Royalty Receipts	$	$405,081	$252,952	$151,496	$87,715
Total Royalty Receipts	$	$405,081	$252,952	$151,496	$87,715
Payments for operating costs and professional services		(34,485)	(28,478)	(10,416)	(11,639)
Adjusted EBITDA (non-GAAP)(5)	$	$370,596	$224,474	$141,080	$76,076
Interest Paid		(6,456)	(1,073)	(2,904)	(763)
Adjusted Cash Flow (non-GAAP)(5)	$	$364,140	$223,401	$138,176	$75,313

(1)
The unaudited pro forma Combined Results of Operations Data and the Cash Flow Data for the year ended December 31, 2020 and the unaudited pro forma Combined Balance Sheet Data as of December 31, 2020 present selected financial data after giving effect to the Reorganization Transactions and the sale of Class A common stock in this offering, as further described in “Unaudited Pro Forma Financial Information.” The assumptions and adjustments to the Combined Results of Operations Data are described in the notes to the unaudited pro forma financial information in “Unaudited Pro Forma Financial Information.”

(2)
The unaudited pro forma Other Financial Measures as of and for the period ended December 31, 2020 present selected non-GAAP financial measures, which are supplemental measures to our GAAP financial measures, after giving effect to the Reorganization Transactions and the sale of Class A common stock in this offering, as further described in “Unaudited Pro Forma Financial Information.” The adjustments and assumptions to the Other Financial Measures are described in “Non-GAAP Financial Measures.”

(3)
Reflects the recognition of incremental Operating and Personnel Payment of $      . Under the terms of the Management Agreements, the Operating and Personnel Payment will be calculated as described in “The Manager — Management Agreements.”

(4)
After giving effect to the Reorganization Transactions and the sale of Class A common stock pursuant to this offering, there will be a change to the amount of performance fees. No adjustment has been made as an amount cannot be quantified at this time.

(5)
Management relies on Adjusted EBITDA and Adjusted Cash Flow as indicators of our cash flow and operating performance. We believe both to be critical to the assessment of our liquidity. Each non-GAAP financial measure functions as a supplemental measure of liquidity and is not required by, or presented in accordance with, GAAP. They are not measurements of our performance or liquidity under GAAP and should not be considered as alternatives to Net cash used in operating activities or Net increase in partners’ capital resulting from operations or any other performance or liquidity measure derived in accordance with GAAP. The adjustments and assumptions to Adjusted EBITDA and Adjusted Cash Flow, together with reconciliations to their most comparable GAAP measures, are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

RISK FACTORS
An investment in our Class A common stock involves risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our Class A common stock. If any of the adverse events described in the following risk factors, as well as other factors which are beyond our control, actually occurs, our business, results of operations and financial condition may suffer significantly. As a result, the trading price of our Class A common stock could decline, and you may lose all or part of your investment in our Class A common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.
Risks Relating to Our Business
Biopharmaceutical products are subject to sales risks.
Biopharmaceutical product sales may be lower than expected due to a number of reasons, including pricing pressures; insufficient demand; product competition; failure of clinical trials; lack of market acceptance; obsolescence; lack of acceptance by Medicare, Medicaid, or private insurance providers; loss of patent protection; the impact of the COVID-19 pandemic or other factors. In addition, development-stage and other product candidates may fail to reach the market. Unexpected side effects, safety or efficacy concerns can arise with respect to a product, including after a product receives regulatory approval for commercialization, leading to product recalls, withdrawals or declining sales. Any of these occurrences could cause our financial performance to be weaker than expected and harm our business, financial condition and results of operations.
The royalty market may not grow at the same rate as it has in the past, or at all, and we may not be able to acquire sufficient royalties or investment in sufficient marketers to sustain the growth of our business.
We have been able to grow our business over time by primarily acquiring royalties and other related instruments with marketers of biopharmaceutical products. However, we may not be able to identify and acquire a sufficient number of royalties, or royalties of sufficient scale, or invest in a sufficient number of marketers, to invest the full amount of capital that may be available to us in the future, or at our targeted amount and rate of deployment, which could prevent us from executing our growth strategy and negatively impact our results of operations. The royalty market may not grow at the same rate as it has in the past, and we rely on counterparties’ willingness to sell their assets. Changes in the royalty market, including its structure and participants, changes in preferred methods of financing and capital raising in the biopharmaceutical industry, or a reduction in the growth of the biopharmaceutical industry, could lead to diminished opportunities for us to acquire royalties, fewer royalties or investment opportunities being available, or increased competition for royalties or other investment opportunities. Even if we continue to acquire royalties or engage in financing transactions with marketers, they may not generate a meaningful return for a period of several years, if at all, due to numerous factors including the structure of the transaction, or circumstances relating to the underlying products. As a result, we may not be able to continue to grow as we have in the past, or at all. Failure to acquire sufficient royalties or investment in sufficient marketers to sustain the growth of our business would adversely affect our ability to obtain royalty income, which would adversely affect our business, financial condition and results of operations.
Biopharmaceutical products are subject to substantial competition, which can affect royalty payments.
The biopharmaceutical industry is a highly competitive and rapidly evolving industry. The length of any product’s commercial life cannot be predicted with certainty. There can be no assurance that one or more products on which we are entitled to a royalty will not be rendered obsolete or non-competitive by new products or improvements on which we are not entitled to a royalty made to existing products, either by the current marketer of such products or by another marketer. Current marketers of products may undertake these development efforts in order to improve their products or to avoid paying our royalty.

Adverse competition, obsolescence or governmental and regulatory action or healthcare policy changes could significantly affect the revenues, including royalty-related revenues, of the products underlying our Royalty-Related Transactions.
Competitive factors affecting the market position and success of each product include:
•
efficacy;

•
safety and side effect profile;

•
price, including third-party insurance reimbursement policies;

•
timing and introduction of the product;

•
effectiveness of marketing strategy and execution;

•
market acceptance;

•
manufacturing, supply and distribution;

•
governmental regulation;

•
availability of lower-cost generics and/or biosimilars;

•
intellectual property protection and exclusivity;

•
treatment innovations that eliminate or minimize the need for a product; and

•
product liability claims.

Products on which we have a royalty may be rendered obsolete or non-competitive by new products, including generics and/or biosimilars, improvements on existing products, or governmental or regulatory action. In addition, as biopharmaceutical companies increasingly devote significant resources to innovate next-generation products and therapies using gene editing and new curative modalities, such as cell and gene therapy, products on which we have a royalty may become obsolete. Further, any new product candidate within our royalty portfolio that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be successful commercially. Many of these approved drugs are well established therapies and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. These factors and developments could have an adverse effect on the sales of the biopharmaceutical products underlying our Royalty-Related Transactions, and consequently could materially adversely affect our business, financial condition and results of operations.
Our future income depends upon numerous product-specific assumptions, and if these assumptions prove to be inaccurate, we may not achieve our expected rates of returns.
Our business model is based on multiple-year internal and external forecasts regarding product sales and numerous product-specific assumptions in connection with each Royalty-Related Transaction, including where we have limited information regarding the product. There can be no assurance that the assumptions underlying our financial models, including those regarding product sales (such as projected Royalty Receipts) or competition, patent expirations, exclusivity terms or license terminations for the products underlying our portfolio, are accurate. These assumptions involve a significant element of subjective judgment. Despite established internal review processes and procedures, we may inadvertently deprioritize certain negative facts or data in favor of more attractive factors or other considerations, or we may fail to account for or recognize, or may overlook, key facts or data, including due to human error. These assumptions also may be, and in the past have been, adversely affected by post-acquisition changes in market conditions and other factors affecting the underlying product including potential changes in the marketer. The risks relating to these assumptions may be exacerbated for development-stage product candidates due to the uncertainties around their development, labeling, regulatory approval, commercialization timing, manufacturing and supply, competing products and related factors. Our assumptions regarding the financial stability or operational or marketing capabilities of the partner obligated to pay us royalties may also prove, and in the past have proven, to be incorrect. Due to these and other factors, the assets in our current portfolio or future assets may not generate their projected Royalty Receipts, expected returns or returns in line with our historical financial performance or in the time periods we expect or at all, which could adversely affect results of operations.
Acquisitions of royalties from or investments in biopharmaceutical development-stage or other product candidates that have not yet received FDA or other regulatory approval are subject to risks and uncertainties.
We intend to acquire more royalties on, or invest in companies with, product candidates, including development-stage product candidates, that have not yet received marketing approval by any regulatory authority. There can be no assurance that the FDA, the Medicines and Healthcare products Regulatory Agency (“MHRA”), the European Medicines Agency (“EMA”), Pharmaceuticals and Medical Devices Agency (“PMDA”) or other regulatory authorities will approve such product candidates or that such product candidates will be brought to market timely or at all, or that the market will be receptive to such products. If the FDA, MHRA, EMA, PMDA or other regulatory authority approves a product candidate that generates royalties for us, the labeling may be more restrictive or limited than we anticipated. In addition, the labeling, packaging, manufacturing, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. The subsequent discovery of previously unknown problems with the product, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product, including for certain patient populations, and could include withdrawal of the product from the market. Uncertainty relating to development-stage product candidates also make it more difficult to develop precise and accurate assumptions for our internal models relating to any such product candidate, which can result in reduced royalties compared to estimates.
We may continue, and may increase, this strategy of acquiring royalties in or investment in companies with product candidates that have not yet received marketing approval by any regulatory authority, including development-stage products. We also may seek to further expand our market opportunity by acquiring securities issued by biopharmaceutical companies, or we may provide capital to innovators to co-fund clinical development of a product candidate in exchange for a share of the future revenues of that asset, and when we do so, we will not control its clinical development. Where we may acquire equity securities as all or part of the consideration for business development activities, the value of those securities will fluctuate, and may depreciate in value. We will likely not control the company in which we acquire securities, and as a result, we may have limited ability to determine its management, operational decisions and policies. In addition, as a result of our activities we receive material non-public information about other companies from time to time. Where such information would relate to a company whose equity securities we hold, we may be delayed or prevented from selling such securities when we would otherwise choose to do so, and such delay or prohibition may result in a loss or reduced gain on such securities.
In addition, the developers of these product candidates may not complete activities on schedule or in accordance with our expectations or in compliance with applicable laws and regulations, and they also may not be able to raise additional capital to continue their discovery, development and commercialization activities, which may cause them to delay, reduce the scope of, or eliminate one or more of their clinical trials or research and development programs. If other product developers introduce and market products that are more effective, safer or less expensive than the relevant products underlying our Royalty-Related Transactions, or if such developers introduce their products prior to the competing products underlying our Royalty-Related Transactions, such products may not achieve expected commercial success and thereby result in diminished returns, or potentially reduced royalties for us, harming our results of operations. Developers of these product candidates, or their third-party contractual manufacturers, may also be unable to scale or ramp production of sufficient quantities of drug product to conduct pivotal clinical trials or other trials and studies required for regulatory approval or the desired product label, or for commercialization following regulatory approval. Any such delay or hindrance to manufacturing may result in delays in receipt of our royalties or inability of partners to pay any royalties to us, which would harm our results of operations.
Further, the developers of such products may not have sales, marketing or distribution capabilities. If no sales, marketing or distribution arrangements can be made on acceptable terms, or at all, the affected product may not be able to be successfully commercialized, which will result in diminished returns, or potentially a loss for us. Losses from such assets could have an adverse effect on our business, financial condition and results of operations.
While we believe that we can evaluate the likelihood of a development-stage product candidate’s approval and achieving significant sales, there can be no assurance that our assumptions will prove correct, that regulatory authorities will approve such development-stage product candidates, that such development-stage product candidates will be brought to market timely or at all, or that such products will achieve commercial success. While we may seek to mitigate the risks and liabilities of such transactions through, among other things, due diligence, there may be risks and liabilities that such due diligence efforts fail to discover, that are not disclosed to us, or that we inadequately assess.
Information available to us about the biopharmaceutical products underlying our investments may be limited and therefore our ability to analyze each product and its potential future cash flow may be similarly limited.
We may have limited information concerning the products generating the royalties we are evaluating for acquisition or financing, which could prevent us from achieving the expected benefits of our investments. The information we have regarding products following our acquisition or investment may even be limited to the information that is available in the public domain. Therefore, there may be material information that relates to such products that we would like to know but do not have and may not be able to obtain. For example, we do not always know the results of studies conducted by marketers of the products or others or the nature or amount of any complaints from doctors or users of such products. As a result, assets that we acquire or that underlie our investments may under-perform relative to the price paid or the resources committed by us. In addition, the market data that we obtain independently may also prove to be incomplete or incorrect. Due to the information asymmetry, we may also place undue emphasis on certain facts or data over others, which could result in unfavorable terms or a loss of part or all of our investment. As a result of these and other factors, the actual cash flow from a royalty may be significantly lower than our estimates, which could result in increased costs, lowered royalty income, ineffective deployment of capital, exit costs or diminished competitive position or reputation. In addition, our investments involve a number of risks and financial, accounting, strategic, managerial and operational challenges, which could adversely affect our consolidated results of operations and financial condition. While we seek to mitigate these risks through due diligence, among other things, these or other risk-mitigating provisions we put in place may not be sufficient to address these liabilities and contingencies and involve credit and execution risks associated with successfully seeking recourse from a biopharmaceutical company or other third-party.
Our ability to maintain our reputation is critical to the success of our business, and the failure to do so may adversely affect our business and the value of our securities.
We rely, in part, on our reputation to attract new partners and expand our network in the biopharmaceutical industry. Damage to our reputation could undermine the confidence of our current and potential partners in our ability to acquire or investment in desirable assets and therefore harm our ability to effect transactions. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and our business prospects. These issues include, but are not limited to, our success in executing transactions with new partners; our ability to collaborate efficiently with new partners in the diligence and execution process; proper handling of confidential information relating to existing and potential partners; partner and other third-party fraud; illegal or fraudulent sales practices by marketers; ethical issues; and appropriately addressing potential conflicts of interest. Maintenance of our reputation depends not only on our success in controlling and mitigating the various risks described in this prospectus, but also on our success in identifying and appropriately addressing issues that may arise in the areas described above. If we fail to maintain our reputation for any reason, our business and the value of our securities could be adversely affected.
Unsuccessful attempts to acquire new royalties or engage in new investments could result in significant costs and negatively affect our reputation and subsequent attempts to locate and acquire or investment in other assets.
The investigation and diligence of each specific target royalty and the negotiation, drafting and execution of relevant agreements, disclosure and other documents requires substantial management time and attention and results in substantial costs. If a decision is made not to complete a specific acquisition or financing, the costs incurred for the proposed transaction may not be recoverable from a third party. Furthermore, even if an agreement is reached relating to a specific target asset, we may fail to consummate the acquisition or financing for any number of reasons, including, in the case of an acquisition of a royalty through a business combination with a public company, approval by the target company’s public stockholders. Multiple unsuccessful attempts to acquire new royalties could hurt our reputation, result in significant costs, hinder our ability to raise capital in the future and waste the Manager’s time. The opportunity cost of diverting management and financial resources could negatively affect our ability to locate and acquire or invest in other assets.
Misuse of confidential information relating to our partners, potential partners or other counterparties by employees or advisors could harm our reputation and subject us to liability.
As part of our diligence process for potential acquisitions or financing, we and employees of the Manager receive confidential information regarding biopharmaceutical companies and their products or product candidates. Although we have policies and procedures in place to avoid misuse of such confidential information, there can be no assurance that such policies and procedures will prevent misuse of confidential information. Further, certain of our advisors also receive confidential information for potential acquisitions or financings, and we have limited to no control over their handling and use of such information. Misuse of confidential information by the Manager’s employees or by our advisors could harm our reputation, as well as cause us to violate agreements and expose us to liability, both of which in turn could negatively affect our ability to acquire or investment in assets in the future and continue to grow our business.
We cannot guarantee that we will continue our current deployment strategy or that we will deploy expected amounts of capital during any given period.
We cannot guarantee that we will deploy capital in the amounts we expect or intend during any given period. If we do not identify assets that meet our criteria or we determine that a previously identified target does not meet our diligence requirements, or if we are unable to successfully identify assets or consummate Royalty-Related Transactions with respect to such assets, we may deploy less capital or not deploy any capital at all. Failure to deploy sufficient capital could adversely affect the growth of our business through additional Royalty-Related Transactions, which would adversely affect our business, financial condition and results of operations. In addition, historical capital deployment amounts, rates and targets for existing partners may not be indicative of our actual plan or strategy in the future, and we may shift our deployment strategy, including targeted verticals within the biopharmaceutical industry, at any time. If we deviate from historical deployment amounts, rates, or targets, or shift our deployment strategy, there can be no assurance that we will be able to achieve historical or planned returns, which may harm our business and growth. Although our aggregate returns historically in the biopharmaceutical sector have been in the mid-teens on a gross basis, we have invested in a limited number of assets outside our core focus, which in the aggregate have generated negative returns. These non-core assets were all either medical technology, diagnostics or equity investments. Nevertheless, if we are unable to identify and acquire assets in our core focus, we may encounter difficulty in replicating our success in our core focus with regard to assets outside our core focus in biopharmaceuticals.
Our results of operations have in the past varied from quarter to quarter and may not be indicative of our future results or long-term prospects, including due to our planned change in accounting method following this offering.
Our results of operations are subject to fluctuation and have historically varied from quarter to quarter. We expect our quarterly results to continue to fluctuate due to a number of factors, including sales of products from which we generate royalties, our ability to identify and acquire or investment in new assets, changes in the effective interest rate on our portfolio assets under GAAP and the recognition of provisions and resulting impairment of our royalty assets. In addition, prior results of operations may include assets that we no longer own or from which we are no longer entitled to receive royalties.
Following this offering, we will begin preparing our consolidated financial statements and reporting as an operating company, and expect to measure the majority of our financial assets using the amortized cost accounting methodology. Our combined financial statements included elsewhere in this prospectus have been prepared on an investment company basis. This change in accounting method may impair comparability of our financial results following this offering versus our historical results for periods prior to this offering. In particular, our historical method of accounting may result in quarterly unrealized gains or losses based on changes to our projected cash flows and related assumptions for our royalty assets, whereas our new method of accounting following this offering results in provisions to be recognized upon changes in commercial performance of a product and the projected duration. Therefore, our financial results in any one quarter or any other period may not be indicative of our future financial performance.
Following this offering, we will begin preparing our consolidated financial statements and reporting as an operating company. We are currently evaluating each of our financial assets to determine the measurement basis and expect that we will carry the majority of them using amortized cost methodology. As such, we will make assumptions regarding the projected duration for terms that are not contractually fixed. A shortened royalty term could result in a reduction in the effective interest rate, a decline in income from royalties, significant reductions in royalty payments compared to expectations, or a permanent impairment.
Following this offering, in accordance with GAAP, we expect we will classify most royalty assets and notes that we acquire as financial assets that are measured with an effective interest rate using the amortized cost method described in ASC 835-30. The effective interest rate is calculated by forecasting the expected cash flows to be received over the life of the asset relative to the initial invested amount, net of any purchased receivables. A critical component of such forecast is our assumptions regarding duration of the royalty.
The projected duration is important for purposes of accurately measuring interest income over the life of a royalty. In making assumptions around the projected duration for terms that are not contractually fixed, we consider the strength of existing patent protection, expected entry of generics, geographical exclusivity periods and potential patent term extensions tied to the underlying product.
The duration of a royalty usually varies on a country-by-country basis and can be based on a number of factors, such as patent expiration dates, regulatory exclusivity, years from first commercial sale of the patent-protected product, the entry of competing generic or biosimilar products, or other terms set out in the contracts governing the royalty. It is common for royalty durations to expire earlier or later than anticipated due to unforeseen positive or negative developments over time, including with respect to the granting of patents and patent term extensions, the invalidation of patents, litigation between the party controlling the patents and third party challengers of the patents, the ability of third parties to design around or circumvent valid patents, the granting of regulatory exclusivity periods or extensions, timing for the arrival of generic or biosimilar competitor products, changes to legal or regulatory regimes affecting intellectual property rights or the regulation of pharmaceutical products, product life cycles, and industry consolidations.
If an unexpected shortening of a royalty term were to occur, it could result in a reduction in the effective interest rate, a decline in income from royalties, a significant reduction in royalty payments compared to expectations, or a permanent impairment.
In addition, this change in accounting method will affect the comparability of our financial results following this offering versus our historical results for periods prior to this offering, which in turn may also affect the comparability of our financial statements to those of our competitors.
Our reliance on a limited number of products may have an adverse effect on our financial condition and results of operation.
While our current asset portfolio includes royalties relating to 35 marketed therapies, the top 10 products accounted for 86% of Royalty Receipts for the three months ended March 31, 2021 and 81% of our Royalty Receipts in the year ended December 31, 2020. In addition, our asset portfolio may not be fully diversified by geographic region or other criteria. Any significant deterioration in the cash flows from the top products in our asset portfolio could have an adverse effect on our business, financial condition and results of operations.
We face competition in acquiring assets and locating suitable assets to acquire or invest in, and as such may not be able to use the net proceeds from this offering or future offerings toward Royalty-Related Transactions.
We intend to use the net proceeds to us from this offering and the Debt Financing to pursue additional Royalty-Related Transactions and for general corporate purposes. However, there are a limited number of suitable and attractive opportunities to acquire high-quality royalties available in the market, and as such, we cannot assure you that the net proceeds from this or other future offerings will be used for Royalty-Related Transactions within a certain period of time or at all. Competition to acquire such royalties is intense and may increase. We compete with other potential acquirers for these opportunities, including companies that market the products on which royalties are paid, financial institutions and others. We have faced in the past, and may continue to face from time to time, competition from companies entering our market or targeting the middle-market royalty space. Any of these competitors may be able to access lower cost capital, may be larger than us with easier access to capital, may have better name recognition, may have relationships that provide them access to opportunities before us, or may be willing to acquire royalties for lower projected returns than we are. We also compete with other forms of financing available to biopharmaceutical companies, such as equity financing and licensing opportunities. If biopharmaceutical companies opt for financing through such other means, we may not be able to acquire additional assets or grow our business. If we fail to compete successfully against competitors or competing forms of financing, our business, results of operations, financial condition and growth could be harmed.
Until we use the net proceeds to us from this offering, we plan to invest them in short-term investments, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results. You will not have the opportunity to influence our decisions on how we use our net proceeds from this offering. See “Use of Proceeds” for further information.
Our business relies on third parties to develop, manufacture and market products from which we expect to generate royalties, as well as to comply with applicable laws and regulations, and carry out contractual covenants and terms, the failure of which by any of these third parties may adversely affect our business, financial condition or results of operations.
Our income generation and the growth of our overall business depend on our partners, marketers and other third parties to carry out contractual covenants and terms of their agreements with us and with other parties. If a counterparty to any of our agreements does not carry out its contractual covenants or enters into an agreement with us in bad faith, we may not derive the intended benefits from such an agreement or transaction, including the generation of Royalty Receipts. We may also be negatively affected if a counterparty defaults on or breaches an agreement with a third party and becomes subject to a contractual dispute, litigation or other proceedings. We also have limited recourse if marketers or other third parties do not comply with their contractual obligations to allocate sufficient resources to the products underlying our Royalty-Related Transactions. We may not be successful if we choose to enforce any contractual obligations through legal disputes, and we would incur legal expenses and divert management’s attention away from managing and operating our business. Our limited control over counterparties could result in reduced royalties and harm our business, financial condition and results of operations. In addition, if any of our counterparties declare bankruptcy or otherwise cease operations or wind up their business, we may be left with little or no recourse to recover any capital deployed in connection with that acquisition or transaction.
Marketers of products underlying our Royalty-Related Transactions are outside of our control and may have interests that are different from our interests, and there can be no assurance that any such marketer or person with whom the marketer has a working relationship has adequate resources or motivation to continue to produce, market or sell the products underlying our Royalty-Related Transactions.
In the case of our royalty receivables, our cash flow consists primarily of payments supported by royalties paid by marketers, as well as revenue interests from SYNTHETIC ROYALTY™ financings.

These marketers may have interests that are different from our interests. For example, these marketers may be motivated to maximize income by allocating resources to other products and, in the future, may decide to focus less attention on the products underlying our Royalty-Related Transactions or by allocating resources to develop products that do not generate royalties to us. There can be no assurance that any marketer or person with whom the marketer has a working relationship has adequate resources, access to capital sources and motivation to continue to produce, market and sell the products underlying our Royalty-Related Transactions. Aside from any limited audit rights relating to the activities of the marketers that we may have in certain circumstances pursuant to the terms of our arrangements with the licensor, we have limited oversight rights with respect to the marketers’ operations and we have limited rights allowing us to direct their operations or strategy and our agreements contain limited performance standards for their operations. Similarly, partners with which we enter into SYNTHETIC ROYALTY™ financings may have interests that are different from our interests and may be motivated to allocate resources to other products that do not generate royalties to us. The market performance of the products underlying our Royalty-Related Transactions may therefore be diminished by any number of factors relating to the marketers, which are outside of our control. Our limited information of and control over marketers could result in reduced royalties and harm our business, financial condition and results of operations.
In addition, the marketers of biopharmaceutical products are, generally, entirely responsible for the ongoing regulatory approval, commercialization, manufacturing and marketing of products. Generally, the holders of royalties on products have granted exclusive regulatory approval, commercialization, manufacturing and marketing rights to the marketers of such products. The marketers have full control over those efforts and sole discretion to determine the extent and priority of the resources they will commit to their program for a product. Accordingly, the successful commercialization of a product depends on the marketer’s efforts and is beyond our control. If a marketer does not devote adequate resources to the ongoing regulatory approval, commercialization and manufacture of a product, or if a marketer engages in illegal or otherwise unauthorized practices, the product’s sales may not generate sufficient royalties, or the product’s sales may be suspended, and consequently, could adversely affect our business, financial condition and results of operations.
The internal computer systems and cloud-based computing services used by our counterparties may fail or suffer security breaches, which could result in a significant disruption of their ability to operate their business effectively, adversely affect the cash flow generated by the related biopharmaceutical products, and adversely affect our business and operating results.
The internal computer systems and cloud-based computing services used by our counterparties and those of their current and any future collaborators and other contractors or consultants are vulnerable to damage or interruption from computer viruses, data corruption, cyber-based attacks, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in a counterparty’s operations, it could result in a disruption of their development and commercialization programs and business operations, whether due to a loss of trade secrets or other proprietary information or other similar disruptions. To the extent that any disruption or security breach were to result in a loss of, or damage to, a partner’s data or applications, or inappropriate disclosure of confidential or proprietary information, our partners’ operations may be harmed and the development and commercialization of their products, development-stage product candidates and technologies could be delayed. Such an event may reduce the amount of cash flow generated by the related biopharmaceutical products and therefore have an adverse effect on our business, financial condition and results of operations.
License agreements relating to products may be unilaterally terminated in some instances, or disputes may arise that may affect our income.
License agreements relating to the products underlying our Royalty-Related Transactions may be terminated, which may adversely affect sales of such products and therefore the payments we receive. For example, under certain license agreements, marketers retain the right to unilaterally terminate the agreements with the licensors. When the last patent covering a product expires or is otherwise invalidated in a country, a marketer may be economically motivated to terminate its license agreement, either in whole or with respect to such country, in order to terminate its payment and other obligations. In the event of such a termination, a licensor may no longer receive all of the payments it expected to receive from the licensee and may also be unable to find another company to continue developing and commercializing the product on the same or similar terms as those under the license agreement that has been terminated.
In addition, license agreements may fail to provide significant protection for the licensor in case of the licensee’s failure to perform or in the event of disputes. License agreements that relate to the products underlying our Royalty-Related Transactions are complex, and certain provisions in such agreements may be ambiguous. The resolution of any contract interpretation disagreement that may arise could narrow what the licensor believes to be the scope of its rights to the relevant intellectual property or technology, or decrease the licensee’s financial or other obligations under the relevant agreement, any of which could in turn impact the value of our royalties. If a marketer were to default on its obligations under a license agreement, the licensor’s remedy may be limited either to terminating certain licenses related to certain countries or to generally terminate the license agreement with respect to such country. In such cases, we may not have the right to seek to enforce the rights of the licensor and we may be required to rely on the resources and willingness of the licensor to enforce its rights against the licensee.
In any of these situations, if the expected payments under the license agreements do not materialize, this could result in a significant loss to us or otherwise adversely affect our business, financial condition and results of operations.
Our debt financing business exposes us to credit risk and may subject us to restrictions for tax purposes.
We have utilized a variety of structured financing solutions in the form of loans or issuances of debt to partners. The business of lending is inherently risky, including risks that the principal of or interest on any loan will not be repaid in a timely manner or at all or that the value of any collateral supporting the loan will be insufficient to cover our outstanding exposure. Our risk management practices, including our diligence, may not adequately reduce credit risk, and we may have limited to no ability to ensure liquidity or creditworthiness of our partners. We may also have limited to no visibility into a partner’s level of liquidity or credit beyond information in the public domain. Certain of our partners have in the past, and may from time to time in the future, face disputes relating to, or restrictions on, cash amounts owed to them under commercial arrangements with other parties, over which we have no control and which could potentially result in our partners’ inability to service outstanding debt. A failure to measure and limit the credit risk associated with our debt portfolio effectively could lead to unexpected losses and have a material adverse effect on our business, financial condition and results of operations.
In addition, if one of our partners were to go bankrupt, depending on the facts and circumstances and based upon principles of equitable subordination as defined by existing case law, a bankruptcy court could subordinate all or a portion of our claim to that of other creditors and transfer any lien securing such subordinated claim to the bankruptcy estate. The principles of equitable subordination defined by case law have generally indicated that a claim may be subordinated only if its holder is guilty of misconduct, including inappropriate managerial control over the debtor, or where the senior loan is re-characterized as an equity investment. Furthermore, if one of our partners files a bankruptcy petition or an involuntary bankruptcy petition is filed against it and such petition is not dismissed, the collection of amounts owed to us may be delayed, and, in some cases, the claims of creditors in such proceeding may have priority over our claims with the result that the amount that we would otherwise receive in connection with such partner’s liquidation may be reduced.
Also, certain types of lending activity at the Holdings LP (or a subsidiary level) may create adverse U.S. federal income tax results for certain Continuing Investors. Holdings LP has agreed to limit, avoid or otherwise restructure such activities for a three-year period in order to preserve the current U.S. federal income tax treatment of these indirect owners. This decision could limit financing opportunities for Holdings LP and its subsidiaries, which could adversely affect our business, financial condition and results of operations.

The insolvency of a marketer could adversely affect our receipt of cash flows on the related royalties that we hold.
If a marketer were to become insolvent and seek to reorganize under Chapter 11 of Title 11 of the U.S. Code, as amended (the “Bankruptcy Code”), or liquidate under Chapter 7 of the Bankruptcy Code (or each of their foreign equivalents), such event could delay or impede the payment of the amounts due under a license agreement, pending a resolution of the insolvency proceeding. Any unpaid royalty payments due for the period prior to the filing of the bankruptcy proceeding would be unsecured claims against the marketer, which might not be paid in full or at all. While royalty payments due for periods after the filing may qualify as administrative expenses entitled to a higher priority, the actual payment of such post-filing royalty payments could be delayed for a substantial period of time and might not be in the full amount due under the license agreement. The licensor would be prevented by the automatic stay from taking any action to enforce its rights without the permission of the bankruptcy court. In addition, the marketer could elect to reject the license agreement, which would require the licensor to undertake a new effort to market the applicable product with another distributor. Such proceedings could adversely affect the ability of a payor to make payments with respect to a royalty, and could consequently adversely affect our business, financial condition and results of operations.
Sales of the products underlying our Royalty-Related Transactions are subject to uncertainty related to healthcare reimbursement policies, managed care considerations and pricing pressures.
In both the U.S. and non-U.S. markets, sales of biopharmaceutical products, and the success of such products, depends in part on the availability and extent of coverage and reimbursement from third-party payors, including government healthcare programs and private insurance plans.
In the United States, pharmaceutical product pricing is subject to enhanced government regulation, public scrutiny and calls for reforms. Some states have implemented, and other states are considering, pharmaceutical price controls or patient access constraints under their Medicaid program. There have also been recent state legislative efforts that have generally focused on increasing transparency around drug costs or limiting drug prices. In addition, the growth of large managed care organizations and prescription benefit managers, as well as the prevalence of generic substitution, has impacted price increases for prescription drugs. Continued intense public scrutiny of the price of drugs, together with government and payor dynamics, may limit the ability of producers and marketers to set or adjust the price of products based on their value. There can be no assurance that new or proposed products will be considered cost-effective or that adequate third-party reimbursement will be available to enable the producer or marketer of such product to maintain price levels sufficient to realize an appropriate return. Outside the United States, numerous major markets, including the EU, Japan and China, have pervasive government involvement in funding healthcare, and, in that regard, fix the pricing and reimbursement of pharmaceutical products. Consequently, in those markets, the products underlying our Royalty-Related Transactions are subject to government decision-making and budgetary actions.
These pricing pressures may have an adverse effect on certain of our current royalties and the attractiveness of future acquisitions of royalties.
The products underlying our Royalty-Related Transactions are subject to uncertainty related to the regulation of the healthcare industry.
The U.S. healthcare industry is highly regulated and subject to frequent and substantial changes. For example, the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the “ACA”) was enacted by Congress in March 2010 and established a major expansion of healthcare coverage, financed in part by a number of new rebates, discounts, and taxes that had a significant effect on the expenses and profitability on the companies that manufacture the products underlying our Royalty-Related Transactions. These companies and their products face uncertainty due to federal legislative and administrative efforts to repeal, substantially modify or invalidate some or all of the provisions of the ACA.

Other U.S. federal or state legislative or regulatory action and/or policy efforts could adversely affect the healthcare industry, including, among others, general budget control actions, changes in patent laws, the importation of prescription drugs from outside the United States at prices that are regulated by governments of various foreign countries, revisions to reimbursement of biopharmaceutical products under government programs, restrictions on U.S. direct-to-consumer advertising or limitations on interactions with healthcare professionals. No assurances can be provided that these laws and regulations will not have an adverse effect on our business, financial condition and results of operations.
In addition, many of the products in our portfolio benefit from regulatory exclusivity. If, in an effort to regulate pricing, regulatory exclusivity is not maintained, our business, financial condition and results of operations may be adversely impacted.
The biopharmaceutical industry may be negatively affected by federal government deficit reduction policies, which could reduce the potential returns on our Royalty-Related Transactions.
In an effort to contain the U.S. federal deficit, the pharmaceutical industry could be considered a potential source of savings via legislative proposals. Government action to reduce federal spending on entitlement programs, including Medicare, Medicaid or other publicly funded or subsidized health programs, or to lower drug spending, may affect payment for the products underlying our Royalty-Related Transactions. These and any other cost controls and/or any significant additional taxes or fees that may be imposed on the biopharmaceutical industry as part of deficit reduction efforts could reduce cash flows from our Royalty-Related Transactions and therefore have an adverse effect on our business, financial condition and results of operations.
Sales of products underlying our Royalty-Related Transactions are subject to regulatory approvals and actions in the United States and foreign jurisdictions that could harm our business.
The procedures to approve biopharmaceutical products for commercialization vary among countries and can involve additional testing and time. Such procedures may include on-site inspections by regulatory authorities at clinical trial sites or manufacturing facilities, which inspections may be delayed by travel restrictions imposed in response to the COVID-19 pandemic or other pandemics. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval and many include additional risks, such as pricing approval.
There can be no assurance that any of these regulatory approvals will be granted or not be revoked or restricted in a manner that would have an adverse effect on the sales of such products and on the ability of marketers to make payments with respect to such royalties to us.
Product reliability, safety and effectiveness concerns can have significant negative impacts on sales of products underlying our Royalty-Related Transactions.
Concerns about product safety, whether raised by manufacturers, litigants, regulators or consumer advocates, and whether or not based on scientific evidence, can result in safety alerts, product recalls, governmental investigations, regulatory action on the part of the FDA (or its counterpart in other countries), private claims and lawsuits and declining sales. These circumstances can also result in damage to the manufacturer’s brand image and consumer trust in that company’s products. Product recalls could prompt government investigations and inspections, the shutdown of manufacturing facilities, continued product shortages and related sales declines and reputational damage to the manufacturer, all of which could harm royalty generation and in turn adversely affect our business, financial condition, or results of operations.
The manufacture and distribution of a biopharmaceutical product may be interrupted by regulatory agencies or supplier deficiencies.
The manufacture of products underlying our Royalty-Related Transactions is complex and highly regulated. In particular, biopharmaceutical products are manufactured in specialized facilities that require the approval of, and ongoing regulation by, the FDA in the United States and, if manufactured outside of the United States, both the FDA and non-U.S. regulatory agencies, such as the MHRA and the EMA. With respect to a product, to the extent that operational standards set by such agencies are not adhered to, manufacturing facilities may be closed or production interrupted until such time as any deficiencies noted by such agencies are remedied. Any such closure or interruption may interrupt, for an indefinite period of time, the manufacture and distribution of a product and therefore the cash flows from the related biopharmaceutical asset may be significantly less than expected.
In addition, manufacturers of a product may rely on third parties for selected aspects of product development, such as packaging or to supply bulk raw material used in the manufacture of such product. Licensees generally rely on a small number of key, highly specialized suppliers, manufacturers and packagers. Any interruptions, however minimal, in the operation of these manufacturing and packaging facilities could have an adverse effect on production and product sales and therefore adversely affect our business, financial condition and results of operations.
Product liability claims may diminish the returns on biopharmaceutical products.
The developer, manufacturer or marketer of a product could become subject to product liability claims. A product liability claim, regardless of its merits, could adversely affect the sales of the product and the amount of any related royalty payments, and consequently, could materially adversely affect the ability of a payor to make payments with respect to a royalty.
Although we believe that we will not bear responsibility in the event of a product liability claim against the developer, manufacturer, marketer or other seller of the product underlying our Royalty-Related Transactions, such claims could materially adversely affect our business, financial condition and results of operations due to the lower than expected cash flows from the royalty or funding arrangement.
We are typically not involved in maintaining, enforcing and defending patent rights on products underlying our Royalty-Related Transactions.
Our right to receive royalties generally depends on the existence of valid and enforceable claims of registered and/or issued patents in the United States and elsewhere in the world. The products on which we receive payments are dependent on patent protection and on the fact that the manufacturing, marketing and selling of such products do not infringe, misappropriate or otherwise violate intellectual property rights of third parties. Typically, we have limited ability to control the prosecution, maintenance, enforcement or defense of patent rights, but must rely on the willingness and ability of our partners or their marketers to do so. There can be no assurance that these third parties will vigorously prosecute, maintain, enforce or defend such rights. Even if such third parties seek to prosecute, maintain, enforce or defend such rights, they may not be successful.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has been the subject of much litigation. Furthermore, changes in patent laws or interpretation of patent laws in the United States and in other jurisdictions could increase the uncertainties surrounding the successful prosecution of patent applications and the successful enforcement or defense of issued patents by our partners, all of which could diminish the value of patent protection relating to the biopharmaceutical assets. As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights of our partners and their marketers are uncertain. In addition, such third parties’ pending and future patent applications may not result in patents being issued, which protect their products, development-stage product candidates and technologies or which effectively prevent others from commercializing competitive products, development-stage product candidates and technologies. Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance.
Even if the patent applications our partners and their marketers license or own do issue as patents, they may not issue in a form that will provide them with any meaningful protection, prevent competitors or other third parties from competing with them, or otherwise provide them with any competitive advantage. Competitors or other third parties may be able to circumvent patents of our partners and their marketers by developing similar or alternative products in a non-infringing manner. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit the ability of our partners and their marketers from preventing others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of their products, development-stage product candidates and technologies. Typically, we do not conduct our own freedom to operate analysis and rely on marketers or developers for such analysis.
Any loss or reduction in the scope or duration of patent protection for any product underlying our Royalty-Related Transactions, or any failure to successfully prosecute, maintain, enforce or defend any patents that protect any such product may result in a decrease in the sales of such product and any associated royalties payable to us. Any such event would have an adverse effect on the ability of the payor to make payments of royalties to us or may otherwise reduce the value of our royalty interest, and could consequently materially adversely affect our business, financial condition and results of operations. In cases where our contractual arrangements with our partner permit us to do so, we could participate in patent suits brought by third parties but this could result in substantial litigation costs, divert management’s attention from our core business and there can be no assurance that such suits would be successful.
The existence of third-party patents, including claims of infringement by products underlying our Royalty-Related Transactions, may result in additional costs for the marketer and reduce or eliminate the amount of royalties paid to us.
The commercial success of a product depends, in part, on avoiding infringement, misappropriation or other violations of the intellectual property rights and proprietary technologies of others. Third-party issued patents or patent applications claiming subject matter necessary to manufacture and market a product could exist or issue in the future. Such third-party patents or patent applications may include claims directed to the mechanism of action of a product. There can be no assurance that a license would be available to marketers for such subject matter if such infringement were to exist or, if offered, would be offered on reasonable and/or commercially feasible terms. Without such a license, it may be possible for third parties to assert infringement or other intellectual property claims against the marketer of such product based on such patents or other intellectual property rights.
Even if a marketer of a product underlying our Royalty-Related Transactions was able to obtain a license, it could be non-exclusive, thereby giving its competitors and other third parties access to the same technologies. In addition, if the marketer is required to obtain a license from a third party, the marketer may, in some instances, have the right to offset the licensing and royalty payments to such third party against royalties that would be owed to our partner, which may ultimately reduce the value of our royalty interest. An adverse outcome in infringement or other intellectual property-related proceedings could subject a marketer to injunctive relief or significant liabilities to third parties, require disputed rights to be licensed from third parties or require the marketer to cease or modify its manufacturing, marketing and distribution of any affected product, any of which could reduce the amount of cash flow generated by the affected products and any associated royalties payable to us, and therefore have an adverse effect on our business, financial condition and results of operations.
Disclosure of trade secrets of marketers of products could negatively affect the competitive position of the products underlying our biopharmaceutical assets.
The marketers of the products underlying our Royalty-Related Transactions depend, in part, on trade secrets, know-how and technology, which are not protected by patents, to maintain the products’ competitive position. This information is typically protected through confidentiality agreements with parties that have access to such information, such as collaborative partners, licensors, employees and consultants. Any of these parties could breach the agreements and disclose the confidential information or competitors might independently develop or learn of the information in some other way, which could harm the competitive position of the products and therefore reduce the amount of cash flow generated by our royalty interest.

The ongoing coronavirus (COVID-19) pandemic, or the future outbreak of any other highly infectious or contagious diseases or global public health crisis, could materially and adversely affect our results of business, financial conditions and operations. Further, the spread of COVID-19 and government actions in response thereto have caused severe disruptions in the U.S. and global economy and financial markets and could potentially create widespread business continuity issues of an as yet unknown magnitude and duration.
The outbreak of COVID-19 has severely affected global economic activity and caused significant volatility and negative pressure in financial markets. The impact of the pandemic has been rapidly evolving and many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel. Many experts predict that the pandemic will lead to a period of global economic slowdown or a global recession. COVID-19 or another pandemic could have material and adverse effects on us due to, among other factors:
•
a general decline in business activity;

•
the destabilization of the markets could negatively impact our partners in the biopharmaceutical industry and the sales of products underlying our Royalty-Related Transactions;

•
difficulty accessing the capital and credit markets on favorable terms, or at all, and a severe disruption and instability in the global financial markets, or deteriorations in credit and financing conditions which could affect our or our partners’ access to capital necessary to fund business operations or address maturing liabilities on a timely basis;

•
the potential negative impact on the health of our Manager’s highly qualified personnel, especially if a significant number of them are impacted;

•
a deterioration in our ability to ensure business continuity during a disruption;

•
interruptions, shortages, delivery delays and potential discontinuation of supply to our partners, which could (i) delay the clinical trials of the development-stage product candidates underlying our assets and result in a loss of our market share for products or development-stage product candidates underlying our Royalty-Related Transactions, if approved, and (ii) hinder our partners’ ability to timely distribute products underlying our Royalty-Related Transactions and satisfy customer demand;

•
travel restrictions, shelter-in-place policies or restrictions and other disruptions, which could cause or continue to cause delays and other direct impacts at our partners’ manufacturing sites, which could impact the ability of our partners to manufacture development-stage product candidates underlying our biopharmaceutical assets and products underlying our Royalty-Related Transactions; and

•
potential interruptions to our partners’ clinical trial programs of development-stage product candidates underlying our biopharmaceutical assets, including: (i) the potential diversion of healthcare resources away from the conduct of clinical trials to focus on pandemic concerns; (ii) changes in hospital or research institution policies or government regulations, which could delay or adversely impact our partners’ ability to conduct their clinical trials; and (iii) pauses to or delays of trial procedures (particularly any procedures that may be deemed non-essential), patient dosing, shipment of our partners’ development-stage product candidates, distribution of clinical trial materials, study monitoring, site inspections and data analysis due to reasons related to the pandemic, each of which could cause or continue to cause a disruption or delay to the development or the approval of development-stage product candidates underlying our biopharmaceutical assets.

The COVID-19 pandemic presents material uncertainty that could adversely affect our business, financial condition, results of operations and cash flows.
We are subject to the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.
Our and our partners’ operations are subject to anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010 (“Bribery Act”), and

other anti-corruption laws that apply in countries where we do business. The FCPA, the Bribery Act and these other laws generally prohibit us and the Manager’s employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. We, our partners and other counterparties operate in a number of jurisdictions that pose a high risk of potential FCPA or Bribery Act violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the FCPA, the Bribery Act or local anti-corruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.
We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the U.S. and the U.K., and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the “Trade Control laws”.
There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA, the Bribery Act or other legal requirements, including Trade Control laws. If we are not in compliance with the FCPA, the Bribery Act and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition and results of operations. Likewise, any investigation of any potential violations of the FCPA, the Bribery Act, other anti-corruption laws or Trade Control laws by the U.S., the U.K. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.
Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant criminal, civil and administrative sanctions, including monetary penalties, damages, fines, disgorgement, individual imprisonment and exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, reputational harm, and we may be required to curtail or restructure our operations, any of which could adversely affect our ability to operate our business and our results of operations.
The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Legal claims and proceedings could adversely impact our business.
We may be subject to a wide variety of legal claims and proceedings. Regardless of their merit, these claims can require significant time and expense to investigate and defend. Since litigation is inherently uncertain, there is no guarantee that we will be successful in defending ourselves against such claims or proceedings, or that our assessment of the materiality of these matters, including any reserves taken in connection therewith, will be consistent with the ultimate outcome of such matters. The resolution of, or increase in the reserves taken in connection with, one or more of these matters could have an adverse effect on our business, financial condition and results of operations.
In addition, our counterparties or their affiliates may be subject to legal claims, proceedings, investigations and other disputes with third parties not related to us. While we may not be directly involved in any such proceedings, investigations, or disputes, any adverse outcomes suffered by our counterparties or their affiliates may harm their ability to make payments on our royalty or other funding arrangements with them. Further, any such outcomes, or even the perception of wrongdoing, could harm our reputation as a party doing business with such counterparty or affiliate. Any of these outcomes could harm our business, financial condition and results of operations.
Our business is subject to a variety of U.S. and foreign laws, all of which are subject to changes that could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our business or changes in tax rules or regulations or interpretation thereof related to our business, could adversely affect our ability to operate our business as well as our financial condition and results of operations.
We are subject to general business regulations and laws, as well as regulations and laws specifically governing royalties. The laws and regulations to which we are subject vary from one jurisdiction to another, and future legislative and regulatory action, court decisions or other governmental action may have a material impact on our operations and financial results. Changes in existing regulations or their interpretation, or the regulatory climate applicable to our business, the partners with whom we engage in Royalty-Related Transactions, or the products underlying our investments, could adversely affect our ability to operate our business as well as our financial condition and results of operations. Similarly, changes in tax rules or regulations or their interpretation could adversely affect our financial condition or results of operations.
Risks Relating to Our Organization and Structure
We are a holding company with no operations and will rely on Holdings LP and its subsidiaries to provide us with the funds necessary to meet our financial obligations and to pay dividends.
We are a holding company with no material direct operations. Our principal asset is the controlling equity interest in Holdings LP. As a result, we will depend on distributions from Holdings LP to generate the funds necessary to meet our financial obligations and to pay dividends on our Class A common stock. Our subsidiaries are legally distinct from us and may be prohibited or restricted from distributing or otherwise making funds available to us under certain conditions. If the cash we receive from Holdings LP and its subsidiaries pursuant to distributions is insufficient for us to fund our obligations, we may be required to raise cash through the incurrence of debt, the issuance of equity or the sale of assets to fund the payment of the dividends. However, there is no assurance that we would be able to raise cash by these means. If the ability of any of Holdings LP or its subsidiaries to make distributions or payments is materially restricted by regulatory or legal requirements, bankruptcy or insolvency, or our need to maintain our financial strength ratings, or is limited due to operating results or other factors, it could materially adversely affect our ability to pay our operating costs and other corporate expenses and we may be unable to, or our board may exercise its discretion not to, pay dividends.
We anticipate that Holdings LP will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to Holdings LP partners, including us. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of Holdings LP. Legislation that is effective for taxable years beginning after December 31, 2017, may impute liability for adjustments to a partnership’s tax return to the partnership itself in certain circumstances, absent an election to the contrary. Holdings LP may be subject to material liabilities pursuant to this legislation and related guidance if, for example, its calculations of taxable income are incorrect. In addition, the income taxes on our allocable share of Holdings LP’s net taxable income will increase over time as

Holdings LP Class B Units are exchanged for our Class A common stock. Such increase in our tax expenses may have a material adverse effect on our business, results of operations and financial condition.
We could bear U.S. withholding taxes if Holdings LP or its subsidiaries were considered to be engaged in a U.S. trade or business.
The Legacy HCR Partnerships historically took the position their activities were investment activities that did not give rise to income that was effectively connected to the conduct of a U.S. trade or business for U.S. federal income tax purposes, and on the basis of that position did not withhold on allocations or distributions to, or transfers of interests by, their non-U.S. partners. If the U.S. Internal Revenue Service (“IRS”) were to successfully challenge that position, Holdings LP or its subsidiaries could be subject to liability for the failure of the Legacy HCR Partnerships to withhold in respect of their non-U.S. partners. In addition, after the Reorganization Transactions, if non-U.S. persons were to acquire and hold or dispose of interests in Holdings LP (including pursuant to exchanges), and Holdings LP does not withhold applicable withholding taxes, the IRS could challenge this position.
We have no employees and will be entirely dependent upon the Manager for all the services we require.
Because we are “externally managed”, we will not employ our own personnel, but will instead depend upon the Manager, its executive officers and its employees for virtually all of the services we require. The Manager selects and manages the acquisition of royalties and similar payment streams that meet our investment criteria and provides all of our other administrative services. Accordingly, our success is largely dependent upon the expertise and services of the executive officers and other personnel provided to us through the Manager. The Management Agreements have an initial term of ten years, after which they can be renewed for an additional term of three years, unless either we or the Manager provide notice of non-renewal 180 days prior to the expiration of the initial term or renewal term. The Manager may not be removed during the initial or any renewal term without cause. While our agreements with the Manager require its executives to devote substantially all of their time to managing us and any legacy vehicles related to HCR or Healthcare Royalty, Inc. unless otherwise approved by the Company’s board of directors, such resources may prove to be inadequate to meet our needs.
Our Manager will rely on a services agreement with a third party.
Our Manager is not yet established, and in connection with this offering, it will enter into an agreement for services with one of the owners of the Legacy Manager. Pursuant to such agreement, the counterparty will provide the Manager with services, including information technology, benefits, payroll, office space and accounts payable services, for a specified period of time. We will also have limited recourse if the counterparty does not comply with its contractual obligations under the services agreement. Further, at the end of the term of the services agreement, the Manager will need to perform the functions covered by such agreement or hire third parties to perform these functions on its behalf, and these costs may differ significantly from the comparable expenses the Manager has incurred in the past. We cannot assure you how long we will be reliant upon the services of the counterparty. Failure of the counterparty to carry out its contractual obligations may adversely affect us, the Manager, and our business and results of operations.
The success of our business depends upon key employees and members of the Manager’s management team.
We depend on the expertise, skill and network of business contacts of key employees and members of the Manager’s management team who evaluate, negotiate, structure, execute, monitor and service our assets. Our future success depends to a significant extent on the continued service and coordination of such employees and members of the Manager’s management team, particularly Mr. Futch. The departure of any of these individuals or competing demands on their time in the future could affect our ability to achieve our business objectives, which could harm our business, financial condition or results of operations.

Key employees and members of the Manager’s management team have relationships with participants in the biopharmaceutical industry in key biopharmaceutical centers globally, which we rely upon to source potential opportunities. If these individuals fail to maintain such relationships, or to develop new relationships with other sources, or if we or any of these individuals fails to maintain sufficient presence or contacts in any key geographic region, we will not be able to grow our asset portfolio. In addition, we can offer no assurance that these relationships, even if maintained, will generate opportunities for us in the future, which could harm our business and results of operations.
There can be no assurance that the policies and procedures we have established to mitigate conflicts of interest will be effective in doing so.
Pursuant to the Management Agreements, the Manager cannot manage another entity that invests in or acquires royalties other than any legacy vehicle related to HCR or Healthcare Royalty, Inc. Every named executive of our Manager will be subject to non-compete agreements during and following termination of their employment with the Manager for any reason. In addition, executives of the Manager must devote substantially all of their business time to managing us and any legacy vehicle related to HCR or Healthcare Royalty, Inc., unless otherwise approved by the Board. Despite this, the ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Management Agreements, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, the structure of our Manager’s compensation arrangements may have unintended consequences for us. Holdings LP has agreed to pay our Manager the Operating and Personnel Payment, a portion of which is based on our Royalty Receipts. Consequently, the Manager may be incentivized to have us make investments regardless of our expected gain on such investments, which may not align with our or our stockholders’ long-term interests.
The equity performance awards payable to an affiliate of the Manager may create incentives that are not fully aligned with the interests of our stockholders.
An affiliate of the Manager is entitled to equity performance awards based on our performance as measured by our Net Economic Profit, as discussed in “The Manager — Equity Performance Awards”. The right to equity performance awards may create an incentive for the Manager to make riskier or more speculative asset acquisitions or investments than would be the case absent such equity performance awards. In addition, the Manager may cause us to incur more debt or otherwise use more leverage in connection with asset acquisitions or financings, as generally the use of leverage can increase the rate of return on an investment and therefore our profits. This equity performance awards structure may encourage the Manager to cause us to borrow money to finance additional asset acquisitions or investments or to maintain leverage which poses higher risks for our business when it would otherwise not be appropriate to use such leverage. Under certain circumstances, the use of borrowed money may increase the likelihood of default, which would disfavor our stockholders. In addition, there is no correlation between our profits and the obligation of our board of directors to pay dividends to stockholders. Consequently, you may receive limited or no dividends while an affiliate of the Manager remains entitled to equity performance awards based on our Net Economic Profit. In addition, even though Equity Performance Awards are payable on a portfolio-by-portfolio basis (with portfolios comprised of investments made during sequential two-year periods), Equity Performance Awards may nevertheless be payable to affiliates of the Manager when our overall portfolio of investments is not performing as well as the individual portfolios that are used as the basis for measuring the Equity Performance Awards. See “The Manager — Equity Performance Awards” for further information.
The Manager may be the subject of a change of control resulting in a disruption in our operations that could adversely affect our business, financial condition and results of operations.
There could be a change of control of the Manager and, in such a case, the new controlling party may have a different philosophy, employ advisory professionals who are less experienced, be unsuccessful in identifying asset acquisition or investment opportunities or have a track record that is not as successful as that of the Manager prior to such a change of control. If the foregoing were to occur, we could experience difficulty in making new asset acquisitions or investments, and the value of our existing assets, our business, results of operations and financial condition could materially suffer.

The Manager’s liability is limited under the Management Agreements, and we have agreed to indemnify the Manager against certain liabilities. As a result, we could experience unfavorable operating results or incur losses for which the Manager would not be liable.
Pursuant to the Management Agreements, the Manager will not assume any responsibility other than to render the services called for thereunder. Under the terms of the Management Agreements, the Manager and its affiliates and their respective officers, directors, stockholders, members, employees, agents and partners, and any other person who is entitled to indemnification (each, an “Indemnitee”) will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except those resulting from acts constituting fraud, bad faith, willful misconduct, gross negligence (as such concept is interpreted under the laws of the State of Delaware) and a material breach of the Management Agreements that is not cured in accordance with its terms or a violation of applicable securities laws.
In addition, to the fullest extent permitted by law, we will agree to indemnify the Indemnitees from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on our behalf or any of its subsidiaries to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence (as such concept is interpreted under the laws of the State of Delaware), material breach of the Management Agreements that is not cured in accordance with the terms of the Management Agreements or a violation of applicable securities laws. As a result, we could experience unfavorable operating results or incur losses for which the Manager would not be liable.
Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as the change of control provisions of the Management Agreements, could make a merger, tender offer or proxy contest difficult, thereby depressing the market price of our Class A common stock.
Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may make the acquisition of our company more difficult, including the following:
•
our stockholders will only be able to take action at a meeting of stockholders and will not be able to take action by written consent for any matter;

•
our certificate of incorporation will not provide for cumulative voting;

•
vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•
a special meeting of our stockholders may only be called by the chairperson of our board of directors, our Chief Executive Officer or a majority of our board of directors;

•
certain litigation against us can only be brought in Delaware;

•
our certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

•
advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

Furthermore, the Manager would no longer be bound by the non-competition covenants in the Management Agreements if there is (i) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, (ii) a merger or consolidation of the Company with or into any other Person or any other transaction or a series of related transactions, the result of which is that a third party (or a group of third parties) that is not an Affiliate of the Company or its Stockholders immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction or (iii) a change in the composition of the Company’s board of directors as a result of which the majority of the members of the Company’s board of directors cease to be Continuing Directors. For more information about the change in control provisions of the Management Agreements, see “The Manager — Management Agreements — Duration and Termination” below. These provisions could deter a third party from seeking to acquire some or all of our shares.
These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.
Risks Relating to Our Capital Structure
Our level of indebtedness may increase and reduce our financial flexibility.
Our borrowings, current and future, will require interest payments and need to be repaid or refinanced, which could require us to divert funds identified for other purposes to debt service and could create additional cash demands or impair our liquidity position and add financial risk for us. Diverting funds identified for other purposes for debt service may adversely affect our business and growth prospects. We do not know whether we would be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.
Our level of indebtedness could affect our operations in several ways, including the following:
•
a significant portion of our cash flows could be used to service our indebtedness;

•
it may be difficult for us to satisfy our obligations with respect to our debt;

•
the covenants contained in future agreements governing our outstanding indebtedness may limit our ability to borrow additional funds, dispose of assets and make certain investments, and may require us to maintain certain financial, liquidity or leverage ratios;

•
our debt covenants may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•
a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•
a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore may be able to take advantage of opportunities that our indebtedness would prevent us from pursuing; and

•
a high level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions, investments or other purposes.

If we are unable to generate sufficient cash flows to pay the interest on our debt, future working capital, borrowings or equity financing may not be available to pay or refinance such debt. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Sources of Capital — Borrowings” for further information.

Changes in the application of accounting standards issued by the U.S. Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.
Our financial statements are prepared in accordance with GAAP, which are periodically revised, interpreted and/or expanded. From time to time, we are required to adopt new or revised accounting standards issued by recognized authoritative bodies. It is possible that future accounting standards we are required to adopt may require changes to the current accounting treatment that we apply to our consolidated financial statements and may require us to make significant changes to our systems. Such changes could adversely affect our financial condition and results of operations.
Following this offering, we expect most of our royalties and notes will be classified as financial assets that are measured with an effective interest rate using the amortized cost methodology of accounting, as a result of which our GAAP results of operations can be volatile and unpredictable, which could adversely affect the trading price of our Class A common stock.
Following this offering, in accordance with GAAP, most of the royalty assets we acquire will be treated as investments in cash flow streams and will thus be classified as financial assets. Under this classification, our royalty assets and notes are treated as having a yield component that resembles loans measured at amortized cost under the effective interest accounting methodology. Under this accounting methodology, we calculate the effective interest rate on each royalty asset or note using a forecast of the expected cash flows to be received over the life of the royalty asset or note relative to the initial acquisition price. The yield, which is calculated at the end of each reporting period and applied prospectively, is then recognized via accretion into our income at the effective rate of return over the expected life of the royalty asset.
As a result of applying the amortized cost method of accounting, our income statement activity in respect of many of our royalties and notes can be volatile and unpredictable as a result of non-cash charges associated with the provision. Small declines in forecasts over a multi-year period can result in an immediate non-cash income statement expense recognition, even though the applicable cash inflows will not be realized for many years into the future. The financial statement impact caused by the application of the amortized cost accounting methodology could result in a negative perception of our results in a given period, which could cause the price of our Class A common stock to decline.
We may use leverage in connection with our capital deployment, which magnifies the potential for loss if the royalties acquired or the products underlying our investments do not generate sufficient income to us.
We may use borrowed funds to finance a significant portion of our deployed capital. The use of leverage creates an opportunity for an increased return but also increases the risk of loss if our assets do not generate sufficient income to us. The interest expense and other costs incurred in connection with such borrowings may not be covered by the income from our assets. In addition, leverage may inhibit our operating flexibility and reduce cash flow available for dividends to our stockholders. Historically, we have not operated with a significant amount of leverage. Accordingly, we will need to scale our organization and properly manage our growth while servicing our debt. We have limited experience as a company in a leveraged operating model, and our ability to forecast future results of operations and royalties using leverage is limited and subject to uncertainties. As a result, our historical results and growth may not be indicative of those in future periods.
The level of our indebtedness could limit our ability to respond to changing business conditions. The various agreements relating to our borrowings may impose operating and financial restrictions on us which could affect the number and size of the royalties that we may pursue. Therefore, no assurance can be given that we will be able to take advantage of favorable conditions or opportunities as a result of any restrictive covenants under our indebtedness. There can also be no assurance that additional debt financing, either to replace or increase existing debt financing, will be available when needed or, if available, will be obtainable on terms that are commercially reasonable. Additional risks related to our leverage include:
•
our royalties may be used as collateral for our borrowings;

•
in the event of a default under any of our secured borrowings, one or more of our creditors or their assignees could obtain control of our royalties and, in the event of a distressed sale, these creditors could dispose of these royalties for significantly less value than we could realize for them;

•
we have to comply with various financial covenants in the agreements that govern our debt that may affect our ability to achieve our business objectives;

•
our ability to pay dividends to our stockholders may be restricted;

•
to the extent that interest rates at which we borrow increase, our borrowing costs will increase, and our leveraging strategy will become more costly, which could lead to diminished net profits; and

•
because our debt utilizes LIBOR as a factor in determining the applicable interest rate, the expected discontinuation and transition away from LIBOR may increase the cost of servicing our debt, lead to higher borrowing costs and have an adverse effect on our results of operations and cash flows.

If we were determined to be an investment company under the U.S. Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business, results of operations and financial condition.
We intend to conduct our business so as not to become regulated as an investment company under the U.S. Investment Company Act. An entity generally will be determined to be an investment company for purposes of the U.S. Investment Company Act and regulated thereunder if, absent an applicable exclusion, (i) it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or (ii) it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We do not hold ourselves out as being engaged primarily, or propose to engage primarily, in the business of investing, reinvesting or trading in securities, and believe that we are not engaged primarily in the business of investing, reinvesting or trading in securities. We believe that, for U.S. Investment Company Act purposes, we are engaged primarily, through one or more of our subsidiaries, in the business of (i) purchasing or otherwise acquiring certain obligations that represent part or all of the sales price of merchandise, or (ii) making loans to manufacturers, wholesalers, and retailers of specified merchandise. Our subsidiaries that are so engaged rely on Section 3(c)(5) of the U.S. Investment Company Act, which, as interpreted by the SEC staff, requires each such subsidiary to invest at least 55% of its assets in “notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services”, which we refer to as the “ICA Exception Qualifying Assets”.
Our reliance on Section 3(c)(5) and Section 3(c)(6) is based on certain interpretive positions of the SEC staff relating to those exclusions from the definition of investment company. If the SEC or its staff in the future adopts contrary interpretations, and in particular interprets royalty interests no longer to be ICA Exception Qualifying Assets for purposes of Section 3(c)(5) and Section 3(c)(6), or the SEC or its staff in the future determines that some or all types of royalty receivables relating to biopharmaceutical assets are not ICA Exception Qualifying Assets, our business will be materially and adversely affected. In particular, we could be required to register as an investment company and requirements imposed by the Investment Company Act, including limitations on our capital structure, our ability to transact business with affiliates and our ability to compensate key employees, could make it impractical for us to continue our business as currently conducted. If we cease to qualify for an exclusion from the definition of investment company, and are required to register under the Investment Company Act, it would materially and adversely affect the value of your Class A common stock and our ability to pay dividends in respect of our Class A common stock.

Risks Relating to Our Class A Common Stock and this Offering
There may not be an active trading market for our Class A common stock, which may cause shares of our Class A common stock to trade at a discount from the initial offering price and make it difficult to sell the shares of Class A common stock that you purchase.
Prior to this offering, there has not been a public trading market for our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on Nasdaq or how liquid that market may become. It is possible that after this offering an active trading market will not develop or, if one does develop, it may not be sustained, which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all. The initial public offering price per share will be determined by agreement among us and the representative of the underwriters of this offering, and may not be indicative of the price at which our Class A common stock will trade in the public market after this offering.
The market price of our Class A common stock may decline due to the large number of shares of Class A common stock eligible for future sale.
The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after this offering or the perception that such sales could occur. These sales, or the possibility that these sales could occur, also may make it more difficult for us to sell Class A common stock in the future at a time and at a price that we deem appropriate. See “Shares of Class A Common Stock Eligible for Future Sale” for further information. Subject to the lock-up restrictions described under “Underwriting”, we may issue and sell in the future additional shares of Class A common stock.
Upon the closing of this offering, except as otherwise described herein, all shares that are being offered hereby will be freely tradable without restriction, assuming they are not held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act. In addition, we intend to grant registration rights to the holders of shares of Class A common stock or their transferees (including those holders of Holdings LP Class B Units exchangeable on a one-for-one basis for shares of Class A common stock pursuant to the Exchange Agreement), entitling them to the right to demand that we file a registration statement with the SEC registering the offer and sale of a specified number of shares of Class A common stock. See “Shares of Class A Common Stock Eligible for Future Sale — Registration Rights” for further information. Any shares of Class A common stock registered pursuant to the registration rights agreement will be freely tradable in the public market, subject to applicable lock-up periods, if any. In addition, in connection with this offering, we, all of our directors, our executive officers, the selling stockholders, the Manager, certain employees of the Manager, and the Continuing Investors (which hold all of our Class B common stock and Holdings LP Class B Units exchangeable for Class A common stock) have each agreed, subject to certain exceptions, to be subject to a 180-day lock-up restriction. See “Shares of Class A Common Stock Eligible for Future Sale — Lock-up Agreements” for further information. Goldman Sachs & Co. LLC may waive these restrictions at their discretion. The market price of our Class A common stock may decline significantly when this lock-up restriction lapses.
We may be unable to pay dividends in the future.
We have never declared nor paid cash dividends on our capital stock. Holders of our Class A common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. We are not required to declare or pay any dividends and there may be circumstances under which we may be unable to declare and pay dividends under applicable Delaware law or due to the impact of restrictive covenants in our debt agreements. In addition, we may elect not to pay dividends in the future for any reason. Any decision not to pay dividends or any reduction in the amount of our Class A common stock dividend compared to a level of dividends investors may expect could materially and adversely affect the market price of our Class A common stock.
Declarations of any future dividends will be contingent on our ability to earn sufficient profits and to remain well capitalized, including our ability to hold and generate sufficient capital to comply with the covenants in our debt agreements. Any other financing agreements that we enter into in the future may limit our ability to pay cash dividends. In the event that any other financing agreements in the future restrict our ability to pay such dividends, we may be unable to pay dividends unless we can refinance amounts outstanding under those agreements.
The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.
Even if a trading market develops, the market price of our Class A common stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:
•
market conditions in the broader stock market in general, or in our industry in particular;

•
variations in our quarterly operating results or dividends to stockholders;

•
additions or departures of key management personnel at the Manager;

•
timing and rate of capital deployment, including relative to estimates;

•
changes in our product portfolio mix or acquisition strategy;

•
failure to meet analysts’ earnings estimates;

•
publication of research reports about our industry;

•
third-party healthcare reimbursement policies and practices;

•
litigation and government investigations;

•
changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

•
no results, or projected results, from marketers of products underlying our Royalty-Related Transactions;

•
results from, and any delays to, the clinical trial programs of development-stage product candidates underlying our biopharmaceutical assets or other issues relating to such products, including regulatory approval or commercialization;

•
adverse market reaction to any indebtedness that we may incur or securities we may issue in the future;

•
changes in market valuations of similar companies or speculation in the press or investment community;

•
announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•
litigation;

•
economic and political conditions or events; and

•
adverse publicity about the industries in which we participate or individual scandals.

These and other factors may cause the market price of and demand for our Class A common stock to fluctuate significantly, which may limit or prevent you from reselling your Class A common stock at or above the initial public offering price.
The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against public companies. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

You will suffer dilution in the net tangible book value of the Class A common stock that you purchase.
The initial public offering price of our Class A common stock will be substantially higher than the net tangible book value as further adjusted per share issued and outstanding immediately after this offering. Investors who purchase Class A common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of Class A common stock. If you purchase our Class A common stock in this offering, you will experience immediate and substantial dilution of $      in the pro forma as adjusted net tangible book value per share as of March 31, 2021. See “Dilution” for further information.
Future offerings of debt or equity securities by us may adversely affect the market price of our Class A common stock.
In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of Class A common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, or debt securities convertible into equity. Future acquisitions or other investments could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-backed financing and/or cash from operations. In addition, an affiliate of the Manager is entitled to equity performance awards based on our performance as measured by our Net Economic Profit, as discussed in “The Manager — Equity Performance Awards”.
Issuing additional shares of Class A common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our stockholders at the time of such issuance or reduce the market price of our Class A common stock or both. Upon liquidation, holders of debt securities and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Class A common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our Class A common stock bear the risk that our future offerings may reduce the market price of our Class A common stock and dilute their holdings in us. See “Description of Share Capital” for further information.
Our amended and restated certificate of incorporation will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors or officers or employees of our Manager.
Our amended and restated certificate of incorporation, which will become effective immediately prior to the closing of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers or other employees of our Manager to us or our stockholders, (iii) any action arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants.
Our amended and restated certificate of incorporation will also provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. The provisions described in this risk factor will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States will be the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors or officers or other employees of our Manager, which may discourage lawsuits against us and our directors or officers and other employees of our Manager. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors or officers or other employees of our Manager in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and we cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm our results of operations.
General Risk Factors
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
As a public entity, we will be subject to the reporting requirements of the Exchange Act, and of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). The requirements of these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. After the closing of this offering, we will be obligated to file with the SEC annual and quarterly information and other reports that are specified in the Exchange Act, and therefore will need to have the ability to prepare financial statements that are compliant with all SEC reporting requirements on a timely basis. In addition, we will be subject to other reporting and corporate governance requirements, including certain requirements of Nasdaq and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required, and management’s attention may be diverted from other business concerns.
We expect our compliance with the requirements under the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations thereunder to increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We are an “emerging growth company”, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of:
•
the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation);

•
the last day of the fiscal year following the fifth anniversary of this offering;

•
the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

•
the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies. When a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Investors may find our Class A common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our per share trading price may be materially adversely affected and more volatile.
We have broad discretion in the use of our cash and cash equivalents, including the net proceeds from this offering, and may not use them effectively.
We will have broad discretion in the application of our cash, cash equivalents and investments, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class A common stock. The failure by management to apply these funds effectively could result in financial losses that could have an adverse effect on our business, cause the price of our Class A common stock to decline, and interfere with our ability to acquire royalty assets or make other investments. Pending their use, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value. See the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption of our business operations.
We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. There can be no assurance that we will be successful in preventing cyber-attacks or mitigating their effects. Any cyber-attack or destruction or loss of data could have an adverse effect on our business. In addition, we may suffer reputational harm or face litigation as a result of cyber-attacks or other data security breaches and may incur significant additional expense to implement further data protection measures.
Operational risks may disrupt our businesses, result in losses or limit our growth.
We and the Manager rely heavily on our respective financial, accounting, information and other data processing systems and cloud computing services, as well as those of our current and future collaborators, contractors or consultants. Such systems are vulnerable to damage or interruption from computer viruses, data corruption, cyber-based attacks, unauthorized access, natural disasters, pandemics, such as the current COVID-19 pandemic, terrorism, war and telecommunication and electrical failures. If any of these events occur and such systems do not operate properly or are disabled or if there is any unauthorized disclosure of data, whether as a result of tampering, a breach of network security systems, a cyber-incident or attack or otherwise, we could suffer substantial financial loss, increased costs, a disruption of our business, loss of trade secrets or other proprietary information, liability to us, regulatory intervention or reputational damage.
Furthermore, federal, state and international laws and regulations relating to data privacy and protection, such as the European Union’s General Data Protection Regulation (“GDPR”), which took effect in May 2018, and the California Consumer Privacy Act (“CCPA”), which took effect in January 2020, can expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if our information technology security efforts or data privacy and protection compliance efforts fail. In addition, we operate a business that is dependent on information systems and technology. Our information systems and technology and that of the Manager may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have an adverse effect on our business, financial condition and results of operations.
A disaster or a disruption in the public infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, could affect our ability to continue to operate our business without interruption. Our disaster recovery programs and those of the Manager may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.
In addition, sustaining our growth may require us or the Manager to commit additional management, operational and financial resources to identify new professionals to join the team and to maintain appropriate operational and financial systems to adequately support expansion. Due to the fact that the market for hiring talented professionals is competitive, we may not be able to grow at the pace we desire.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A common stock, the trading price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the market price of our Class A common stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price or trading volume of our Class A common stock to decline and our Class A common stock to be less liquid.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties, some of which cannot be predicted or quantified. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans, and objectives of management for future operations, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, or the negative of these words or other similar terms or expressions. In particular, information appearing under “Business”, “Risk Factors”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:
•
the ability of the Manager to identify suitable candidates for us to acquire or finance that meet our asset selection criteria;

•
uncertainties related to the acquisition of interests in development-stage biopharmaceutical product candidates and our strategy to add development-stage product candidates and late stage funding opportunities to our product portfolio;

•
demand by the biopharmaceutical industry for royalty financing;

•
the assumptions underlying our business model;

•
our ability to successfully execute our Royalty-Related Transaction strategy;

•
our ability to deploy capital at our projected rates and amounts;

•
our ability to leverage our competitive strengths;

•
our ability to compete effectively with existing competitors and new market entrants;

•
our ability to effectively manage our growth;

•
the growth rates of the biopharmaceutical industry;

•
actual and potential conflicts of interest with the Manager and its affiliates;

•
the ability of the Manager or its affiliates, as well as our ability, to attract and retain highly talented professionals;

•
the effect of changes to tax legislation and our tax position; and

•
our expected use of proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. Actual events or results may differ from those expressed in forward-looking statements. Each of our forward-looking statements are subject to the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
Although we believe the expectations reflected in the forward-looking statements are reasonable, any of those expectations could prove to be inaccurate, and as a result, the forward-looking statements based on those expectations also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans and business objectives will be achieved. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information, actual results, revised expectations, or the occurrence of unanticipated events, except as required by law.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

ORGANIZATIONAL STRUCTURE
Overview
This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they decide to undertake an initial public offering. We are a holding company, and upon the closing of this offering, our principal asset will be a direct or indirect 100% interest in the Class A units of Holdings LP, a limited partnership organized under the laws of the State of Delaware.
In connection with the Reorganization Merger, which is expected to be consummated immediately prior to the closing of this offering, investors who invested in HCR through the Legacy HCR Partnerships will exchange their limited partnership interests in the Legacy HCR Partnerships for limited partnership interests in the Continuing Investor Partnership. Upon the closing of this offering, we will own all of the outstanding Holdings LP Class A Units and the Continuing Investor Partnership will own, all of the outstanding Holdings LP Class B Units. As a result of the Reorganization Transactions, Holdings LP and its subsidiaries will own 100% of the assets of HCR.
Ownership Structure
The diagram below depicts our organizational structure immediately following this offering and the consummation of the Reorganization Transactions. The diagram is provided for illustrative purposes only and does not represent all legal entities affiliated with our organizational structure.
Upon the closing of this offering:
•
Our Class A common stock will be held as follows:

•
           shares (or           shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) by public investors.

•
           shares (or            shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) by the Continuing Investors (which shares will be held in escrow upon the closing of this offering as described under the section titled “Organizational Structure”)

•
Our Class B common stock (together with the same number of Holdings LP Class B Units) will be held as follows:

•
           shares by the Continuing Investor Partnership.

•
The combined voting power in the Company will be as follows:

•
    % by public investors (and the Continuing Investors through their ownership of Class A common stock) (or    % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•
    % by the Continuing Investors, including our management team, through the Continuing Investor Partnership (or    % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Capitalization of Holdings LP
Class A Units
Upon the closing of this offering, we will own directly or indirectly all of the Class A Units in Holdings LP, which will entitle us to 100% of the voting power (subject to certain exceptions as described below) in Holdings LP, we will have the right to appoint the general partner and control the business and affairs of Holdings LP, and through Holdings LP and its subsidiaries, conduct our business.
Class B Units
Upon the closing of this offering, the Continuing Investor Partnership will own, all of the outstanding Holdings LP Class B Units. Each Class B Unit will be paired with a corresponding share of Class B common stock, which share will contain voting rights with respect to the Company, but will have no economic rights. See “Description of Capital Stock” for a more complete description of the rights of shares of Class B common stock.
Class C Special Interest
HCRX EPA Holdings, LLC, a Delaware limited liability company (“EPA Holdings”), which is an affiliate of the Manager and the general partner of the Continuing Investor Partnership, will hold the Class C Special Interest in Holdings LP. The Class C Special Interest will entitle EPA Holdings to the Equity Performance Awards. EPA Holdings will be owned by the executives and other employees of the Manager, including certain former founders and owners, who will be entitled to equity performance awards based on the performance of investments, determined on a portfolio-by-portfolio basis. Investments made during each two-year period will be grouped together as separate portfolios, with the first portfolio commencing on the date of this offering and ending on December 31, 2022. See “The Manager — Equity Performance Awards”.
Consolidation, Non-Controlling Interest and Distributions
We expect to include Holdings LP in our consolidated financial statements and report a non-controlling interest related to the Holdings LP Class B Units held by the Continuing Investor Partnership and the Class C Special Interest in Holdings LP.
Holders of the Holdings LP Class A Units and Holdings LP Class B Units have the right to receive ratably on a pari passu basis such dividends, if any, as may be approved from time to time as we instruct the general partner thereof out of funds legally available therefor.

Exchangeability
Each Holdings LP Class B Unit, together with a corresponding share of Class B common stock, will be exchangeable on a one-for-one basis for shares of Class A common stock pursuant to the Exchange Agreement.
The Continuing Investor Partnership will, upon the individual instruction of any of its partners from time to time, distribute the Holdings LP Class B Units held on behalf of such partner that are subject to such instruction which may then be exchanged for shares of our Class A common stock. Any Class A common stock received by limited partners of the Continuing Investor Partnership will be subject to restrictions on sale pursuant to the underwriters’ “lock-up” agreements and as further described under “— Ownership of Holdings LP Class B Units by Continuing Investor Partnership — Additional Transfer Restrictions” below.
These exchanges are expected to result in increases in the Company’s share of the tax basis (for U.S. federal income tax purposes) of the assets of Holdings LP. Increases in the Company’s share of the tax basis of the assets of Holdings LP may increase (for tax purposes) the depreciation and amortization deductions available to the Company, and, therefore, may reduce the amount of tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. This increase in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent the increase in tax basis is allocated to those assets.
Voting Rights
While the Holdings LP Class B Units and the Holdings Class C Special Interest are generally non-voting, the Holdings LP partnership agreement provides that the amendment of certain provisions of the Holdings LP partnership agreement that would alter or change the powers, preferences or special rights of the Holdings LP Class B Units or the Holdings LP Class C Special Interest so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a single class, or as otherwise required by applicable law.
Ownership of Holdings LP Class B Units by Continuing Investor Partnership
The Holdings LP Class B Units will be owned by the Continuing Investor Partnership.
The relative allocation of Holdings LP Class B Units to the Continuing GP Investors and the Continuing LP Investors will be determined based on their respective ownership of the Legacy HCR Partnerships as of immediately prior to the closing of this offering plus an allocation to the Continuing GP Investors in respect of carried interest and performance fees in the Legacy HCR Partnerships relating to shares sold by the selling stockholders in this offering and the Reorganization Buyback Transaction and the firm value determined based upon such sales. The number of Holdings LP Class B Units allocated to the Continuing GP Investors at the closing of this offering shall be determined in part by the initial public offering price per share. In addition, the Continuing GP Investors shall be entitled to additional Holdings LP Class B Units as described below under “— Additional Carried Interest”.
Based on (i) our firm value using an assumed initial public offering price per share of $      , the midpoint of the price range set forth on the cover page of this prospectus and (ii) the number of shares offered by the selling stockholders in this offering and expected to be repurchased in the Reorganization Buyback Transaction, upon the completion of this offering, the Continuing LP Investors would be allocated           shares of Class B common stock and corresponding Holdings LP Class B Units (including Holdings LP Class B Units to be held in escrow as described below) and the Continuing GP Investors would be allocated           shares and corresponding units. The allocation information above is for illustration purposes only. The actual allocation of Class B common stock and Holdings LP Class B Units upon the completion of this offering will depend on the actual initial public offering price and other terms of the Reorganization Transactions and this offering determined at pricing.

Additional Carried Interest
The Continuing GP Investors have agreed with the Continuing LP Investors to realize any carried interest or performance fees, as the case may be, in respect of Legacy HCR Partnership arrangements, in the form of carried interest in the Continuing Investor Partnership, which will own the Holdings LP Class B Units following the Reorganization Transactions. The carried interest formula will be based on that of each Legacy HCR Partnership, if applicable, and will only apply to Continuing LP Investors that were subject to a carried interest or performance fee arrangement with the applicable Continuing GP Investor of the relevant Legacy HCR Partnership. A portion of such carried interest will be crystalized at the time of the Reorganization Buyback Transaction and this offering. Such carried interest crystalization will result in Continuing GP Investors indirectly receiving Holdings LP Class B Units through increased ownership in the Continuing Investor Partnership with a corresponding decrease in the ownership of Holdings LP Class B Units by applicable Continuing LP Investors through decreased ownership in the Continuing Investor Partnership. In addition, the Continuing GP Investors have agreed to crystallize their carried interest or performance fees at the time of each Crystallization Event.
As discussed above, Continuing LP Investors that are subject to such carry arrangements have agreed that if they exchange their Holdings LP Class B Units for shares of our Class A Common Stock, a portion of such shares of Class A Common Stock will be held in escrow until the third anniversary of the completion of this offering in order to implement the agreed upon arrangements with the Continuing GP Investors. In such event, rather than receiving its additional carried interest through increased ownership of the Continuing Investor Partnership, the applicable Continuing GP Investor will receive its additional carried interest through the release of such Escrowed Class A Common Stock.
Such releases of Escrowed Class A Common Stock (or Holdings LP Class B Units to the extent such Continuing LP Investor has not converted such Holdings LP Class B Units) shall occur (x) at the end of each fiscal quarter during the period beginning on the first anniversary of the closing of this offering and ending on the third anniversary of this offering (the “Quarterly Carry Period”) and (y) at the time of and in connection with any secondary sales of shares by Continuing LP Investors following this offering. The number of Holdings LP Class B Units or Escrowed Class A Common Stock released from escrow to the Continuing GP Investors (the “Additional Carry Shares”) shall be determined during each Quarterly Carry Period shall be determined based upon the volume weighted average price of our Class A common stock during such period (the “Quarterly VWAP”) and (y) at the net price of shares in any such secondary offering prior to the first anniversary of this offering.
If you assume that all of the Continuing Investors exchanged their Holdings LP Class B Units for shares of our Class A common stock, the total number of Escrowed Class A Common Stock to satisfy the additional carried interest arrangements is         , which represents the maximum carried interest that could be earned by the Continuing GP Investors based on a firm value determined with reference to a share price of our Class A common stock that is 1.5 times the initial public offering price (and assuming the share price in connection with any secondary sales of shares by Continuing LP Investors following this offering is 1.5 times the initial public offering price). The effect of the additional carried interest arrangement will be to transfer from the Continuing LP Investors to the Continuing GP Investors either limited partnership interests in the Continuing Investor Partnership exchangeable for, or shares of, Escrowed Class A Common Stock, of up to        shares of Class A Common Stock, or up to     % of the total outstanding shares of Class A Common Stock of the Company following completion of the offering, calculated on a fully diluted basis (based on the assumptions in the foregoing sentence).
The additional carried interest arrangements only affect the Continuing Investors, through their ownership in the Continuing Investor Partnership or of Escrowed Class A Common Stock, and does not affect the number of outstanding shares of Class A Common Stock or have a dilutive effect on investors that purchase shares of Class A Common Stock in this offering.
The additional carried interest arrangement was aimed at aligning the carried interest realization associated with the Legacy HCR Partnerships with the liquidity events or deemed liquidity events of the Continuing LP Investors over a three year period. In addition, it was aimed to incentivize the management team of the Manager to complete an initial public offering and to maximize the trading price performance of the Company subsequent to the initial public offering.

Based on the midpoint of the price range set forth on the cover page of this prospectus, and assuming that all of the Continuing Investors exchanged their Holdings LP Class B Units for shares of our Class A common stock to satisfy the additional carried interest obligations described above were converted to shares of Class A Common Stock, upon the closing of this offering, there would be                  shares of Escrowed Class A Common Stock. The table below sets forth the number of shares of Class A common stock (assuming all of the Continuing GP Investors exchange their Holdings LP Class B Units at the time of the offering) issuable to the Continuing GP Investors at the time of closing of this offering (based on the number of shares of Class A common stock offered by the selling stockholders and the Reorganization Buyback Transaction). In addition, the table sets forth the number of Additional Carry Shares that would be released from escrow to the Continuing GP Investors upon any secondary offerings of shares by the Continuing LP Investors and upon any deemed quarterly sales during the Quarterly Carry Period if the Quarterly VWAP (or sale price in such secondary offering) is (i) equal to the initial public offering price or (ii)     % of the initial public offering price (the “Maximum Carry Price”). The Escrowed Class A Common Stock consist of additional shares that may be earned by the Continuing GP Investors. In no event will any Holdings LP Class B Units issued to the Continuing GP Investors at the time of the closing of this offering be forfeited or otherwise reduced if the Quarterly VWAP or sale price in a secondary offering is below a certain amount. The maximum number of Additional Carry Shares in a particular quarter will be released from escrow to the Continuing GP Investors if the Quarterly VWAP is at or above the Maximum Carry Price; no additional Escrowed Class A Common Stock will be released if the Quarterly VWAP exceeds the Maximum Carry Price. A portion of the Escrowed Class A Common Stock that is not released as Additional Carry Shares shall be released from escrow to the owners thereof at each Crystallization Event (and any remaining Escrowed Class A Common Stock will be released following the third anniversary or earlier if applicable trading or sales prices described above are less than the price sufficient to earn any Additional Carry Shares).
	Additional Carry Shares at IPO Price	Additional Carry Shares at Maximum Carry Price
At this offering (based on secondary offering and the Reorganization Buyback Transaction)
First Secondary Offering
Second Secondary Offering
Quarterly Period Deemed Sales
Total (assuming same Quarterly VWAP for each of the eight Quarterly Carry Periods)
Additional Transfer Restrictions
Except for sales by the selling stockholders in this offering, the shares of our Class A common stock issuable upon exchange of Holdings LP Class B Units (the “Underlying Shares”) will not be able to be sold for one year following the closing of this offering, subject to limited exceptions. Following the first anniversary of this offering, one-eighth of the Underlying Shares that remain unsold at the first anniversary of the closing of this offering will become freely tradeable (subject to any other lock-up agreements that remain in place and compliance with federal and state securities laws) at the beginning of each Quarterly Carry Period. In addition to the quarterly limitations described above, each of our executive officers will be permitted to transfer a maximum of 20% of the sum of the shares underlying the Additional Carry Shares and the Underlying Shares owned thereby as of the closing of this offering until the fifth anniversary of the closing of this offering, subject to the terms of the underwriters’ “lock-up” agreements entered into in connection with this offering. In addition to the quarterly limitations described above, each of the other employees of our Manager, as well as certain founders of the Existing Manager, will also only be permitted to transfer a maximum of 20% of the sum of the shares underlying the Additional Carry Shares and the Underlying Shares owned thereby as of the closing of this offering, with such limitation applying to the period ending on the third anniversary of the closing of this offering.

Registration Rights
Upon the closing of this offering, the Company, the Continuing Investor Partnership will enter into a registration rights agreement providing the Continuing Investor Partnership with the right to demand at the request of continuing investors, following the expiration of the underwriters’ “lock-up” agreements entered into connection with this offering, up to two underwritten secondary offerings of shares underlying the Holdings LP Units held thereby, subject to a minimum demand threshold of $500 million, and customary piggyback registration rights. If the underwriters of such a secondary offering are unable to sell at least two-thirds of the shares requested for inclusion in such offering, the offering will not be counted as an exercise of a demand registration right. See “Shares of Class A Common Stock Eligible for Future Sale — Registration Rights”.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $      , or approximately $      if the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, assuming an initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the public offering price per share would increase (decrease) our net proceeds, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, by $      (assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock). Each 1,000,000 increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease the net proceeds to us from this offering by approximately $      million, assuming that the initial public offering price per share for the offering remains at $      (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
Prior to the completion of this offering, we expect to issue $       million aggregate principal amount of the Senior and enter into the $       million Term Loan and $       million New Credit Facility. We expect to issue the Senior Notes prior to the completion of this offering, with the proceeds of the issuance of Senior Notes held in escrow until the completion of this offering. We also expect to enter into the Term Loan and New Credit Facility prior to the completion of this offering; provided that the completion of this offering will be a condition to our ability to borrow thereunder.
Immediately following the closing of this offering, a portion of the Holdings LP Class B Units indirectly held by Continuing Investors in the Continuing Investor Partnership, including             Holdings LP Class B Units indirectly held by our executive officers, will be repurchased on a pro rata basis by Holdings LP at the initial public offering price per share, assuming such Holdings LP Class B Units were exchanged for shares of Class A common stock on a one-for-one basis, and retired in exchange for cash. Assuming the sale by us of             shares of Class A common stock and the sale by the selling stockholder of            shares of Class A common stock, in each case at a price per share equal to the midpoint of the price range on the cover page of this prospectus, and the completion of the Debt Financing with an annual interest rate of     % on the Senior Notes and    % on the Term Loan, with no amounts drawn under the New Credit Facility, we will repurchase             Holdings LP Class B Units, including             Holdings LP Class B Units indirectly held by our executive officers, and             Holdings LP Class B Units indirectly held by other affiliates, including owners of 10% or more of outstanding shares upon completion of this offering and current equity owners of the Legacy Manager with a portion of the proceeds of the Debt Financing the proceeds this offering. Each $1.00 increase or decrease in the public offering price per share would increase or decrease, respectively, the number of Holdings LP Class B Units we repurchase by         Holdings LP Class B Units. Each 1,000,000 increase or decrease in the number of shares of Class A common stock offered in this offering would increase or decrease, respectively, the number of Holdings LP Class B Units we repurchase by           Holdings LP Class B Units. Each 1.0% increase or decrease in the annual interest rate of the Senior Notes and Term Loan would decrease or increase, respectively, the number of Holdings LP Class B Units we repurchase by           Holdings LP Class B Units. The Holdings LP Class B Units indirectly held by our executive officers repurchased in the Reorganization Buyback Transaction will not exceed the number of Holdings LP Class B Units necessary to satisfy applicable tax obligations incurred by our executive officers in connection with theReorganization Transactions.
We intend to use the remaining net proceeds from our sale of shares of Class A common stock and the Debt Financing, after using a portion of the net proceeds of this offering and the Debt Financing to consummate the Reorganization Buyback Transaction, to purchase           newly-issued Holdings LP Class A Units (or           Holdings LP Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from Holdings LP at a purchase price per unit equal to the initial public offering price per share of Class A common stock less underwriting discounts and commissions.

We intend to cause Holdings LP and its subsidiaries to use the net proceeds of this offering and the Debt Financing, including the net proceeds from the issuance and sale of any of the shares of Class A common stock pursuant to an exercise of the underwriters’ options, from the offering, after deducting underwriting discounts and other offering expenses, to pursue additional Royalty-Related Transactions and for other general corporate purposes, including payment of operating expenses to our Manager and other professional and administrative fees.
Pending the identification of attractive Royalty-Related Transactions in accordance with our business objectives and policies, we plan to cause Holdings LP and its subsidiaries to invest any such net proceeds from this offering primarily in cash, cash equivalents, U.S. government securities and other high-quality debt instruments that mature in one year or less, or temporary investments, as appropriate. These assets may have lower yields than our other assets and accordingly result in lower returns or dividends, if any, by us during such period.
We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders.

DIVIDEND POLICY
You should read the following discussion of our dividend policy in conjunction with the factors and assumptions included in this section. In addition, please read “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.
As a public company, we anticipate paying a quarterly dividend in an amount to be determined by our board of directors. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results, including our cash position, contractual restrictions (including under our debt arrangements), restrictions imposed by applicable laws and other factors that our board of directors may deem relevant. Immediately following this offering, we will be a holding company, and our principal asset will be our 100% ownership of Holdings LP’s Class A Units. If we decide to pay a dividend, to the extent permitted by applicable law, we will need to cause Holdings LP to make distributions to us in an amount sufficient to cover such dividend. If Holdings LP makes such distributions to us, the holders of Holdings LP Class B Units will be entitled to receive pro rata distributions.

CAPITALIZATION
The following table sets forth our cash, cash equivalents and capitalization as of March 31, 2021:
•
on a historical basis,

•
on a pro forma basis to give effect to the Reorganization Transactions described under “Organizational Structure”; and

•
on a pro forma as adjusted basis to give further effect to the sale by us of                 shares of Class A common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, representing the receipt of approximately $      in net proceeds, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

This table should be read in conjunction with “Organizational Structure”, “Use of Proceeds”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Financial Information” and the historical consolidated financial statements and related notes included elsewhere in this prospectus. Cash and cash equivalents are not components of our total capitalization.
	As of March 31, 2021
	(in thousands)
	Historical	Pro Forma for the Reorganization Transactions	Pro Forma As Adjusted for Reorganization Transactions and This Offering
Cash and cash equivalents	$64,629
Existing revolving credit facility	493,000
New Credit Facility
Term Loan
Senior Notes due 2029
Partners' capital	2,090,945
Class A common stock, par value $       per
          share,        shares authorized;
     shares issued and outstanding, on an
actual basis;        shares authorized,
          shares issued and outstanding, on a
pro forma basis;        shares authorized;
       shares issued and outstanding, on a
pro forma as adjusted basis

Class B common stock, par value $       per
share, shares authorized;       shares
issued and outstanding, on an actual basis;
          shares authorized,       shares
issued and outstanding, on a pro forma basis;
       shares authorized, shares issued and
outstanding, on a pro forma as adjusted
basis

Additional paid-in capital
Retained earnings
Non-controlling interest
Total stockholders' equity
Total Capitalization	$2,648,574

Each $1.00 increase (decrease) in the assumed initial public offering price of $      per share of our Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by $      , assuming no change in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION
If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma net tangible book value per share of Class A common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the pro forma as adjusted net tangible book value per share attributable to our existing owners. Pro forma calculations account for the occurrence of the Reorganization Transactions.
Our pro forma net tangible book value as of March 31, 2021 was $      , or $      per share. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities after giving effect to the Reorganization Transactions, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, assuming all Holdings LP Class B Units are exchanged for an equal number of shares of Class A common stock. Our pro forma as adjusted net tangible book value as of March 31, 2021 was $      , or $      per share. Pro forma as adjusted net tangible book value represents the total pro forma tangible assets less total liabilities, after giving further effect to the receipt by us of the net proceeds from our sale of                 shares of Class A common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The following table illustrates this dilution on a per share basis:
Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2021	$
Increase in pro forma net tangible book value per share attributable to investors in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma as adjusted net tangible book value per share to investors in this offering		$
A $1.00 increase (decrease) in the assumed initial public offering price of $      per share of our Class A common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $      , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares offered by us as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash, additional paid-in capital, total stockholders’ equity and total capitalization by $      , assuming no change in the assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
The following table sets forth, on a pro forma basis, as of December 31, 2020, the number of shares of Class A common stock that we will issue and the total consideration paid, or to be paid, by the purchasers of Class A common stock in this offering, and the average price per share paid, or to be paid, by existing stockholders and by the new investors, assuming all Holdings LP Class B Units are exchanged for an equal number of shares of Class A common stock, at an assumed initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares of Class A common stock Purchased		Total Consideration		Average Price per Share
	Number	Percentage	Amount	Percentage
(in thousands, except percentages)
Existing stockholders		%	$	%	$
New investors		%	$	%	$
Total		100%	$	100%	$
The foregoing tables assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. If the underwriters exercise their option to purchase additional shares of Class A common stock, there will be further dilution to new investors.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma combined balance sheet as of March 31, 2021 and the unaudited pro forma consolidated statements of comprehensive income for the year ended December 31, 2020 and for the three months ended March 31, 2021 present our consolidated financial position and results of operations after giving effect to:
•
the Reorganization Transactions; and

•
the sale by us of                 Class A common stock in this offering at an assumed initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, representing the receipt of $      in net proceeds to us after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

The Reorganization Transactions have already been reflected in the unaudited pro forma balance sheet as of March 31, 2021. The following pro forma balance sheet as of March 31, 2021 gives pro forma effect to all other transactions identified above as if such events had occurred as of March 31, 2021. The statements of comprehensive income for the year ended December 31, 2020 and for the three months ended March 31, 2021 present consolidated results of operations to give pro forma effect to all transactions identified above as if all such events had been completed as of January 1, 2020.
The unaudited pro forma consolidated financial information has been prepared by management and is based on the historical financial statements of HCR, and its successor for financial reporting purposes, Healthcare Royalty, Inc., and their respective consolidated subsidiaries and the assumptions and adjustments described in the notes to the unaudited pro forma financial information below. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.
The historical financial information of HCR, Healthcare Royalty, Inc. and their respective consolidated subsidiaries has been derived from the combined financial statements and accompanying notes included elsewhere in this prospectus.
We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of HCR, Healthcare Royalty, Inc. and their respective consolidated subsidiaries. Refer to the notes to the unaudited pro forma financial information below for a discussion of assumptions applied. The pro forma adjustments represent only those transactions that are directly attributable to this offering, factually supportable, and expected to have a continuing impact on our results of operations. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.
For purposes of the unaudited pro forma financial information, we have assumed that we will issue           shares of Class A common stock at a price per share equal to the midpoint of the range set forth on the cover page of this prospectus, and as a result, immediately following the closing of this offering, the ownership percentage of Healthcare Royalty, Inc. in Holdings LP will be    %, the ownership percentage of the selling stockholders in Healthcare Royalty, Inc. will be    %, and the net income attributable to           to holders of our Class A common stock will accordingly represent    % of our net income, with the remainder of our net income attributable to a minority interest in Holdings LP. If the underwriters’ option to purchase additional shares of Class A common stock is exercised in full, the ownership percentage represented by Holdings LP Class B Units will be    %, and the net income attributable to      will accordingly represent    % of our net income. The unaudited pro forma consolidated financial information presented assumes no exercise by the underwriters of the option to purchase up to an additional            shares of Class A common stock from us.
We will incur certain one-time costs in connection with this offering and the related Reorganization Transactions, such as accounting, tax, legal and other professional service costs, of approximately

$      . Additionally, following the offering, we will incur costs associated with being a U.S. publicly traded company. Such costs will include new or increased expenses for such items as insurance, directors’ fees, accounting work, legal advice and compliance with applicable U.S. regulatory and stock exchange requirements, including costs associated with compliance with the Sarbanes-Oxley Act and periodic or current reporting obligations under the Exchange Act. No pro forma adjustments have been made to reflect such costs because they are not currently objectively determinable.
The unaudited pro forma consolidated financial statements and related notes should be read in conjunction with the information contained in “Organizational Structure”, “Use of Proceeds”, “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of HCR, Healthcare Royalty, Inc. and their respective consolidated subsidiaries and related notes thereto included elsewhere in this prospectus.
The amount shown for the issuance of Class A common stock in this offering is at an assumed initial public offering price of $      per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

HealthCare Royalty, Inc.
Unaudited Pro Forma Consolidated Statement of Comprehensive Income
	Three Months Ended March 31, 2021
	Historical	Pro Forma (unaudited)
	HealthCare Royalty Partners	Reorganization Transactions		Offering		HealthCare Royalty, Inc.
	($ thousands, except share-related amounts)
Investment income
Royalty income	$65,303
Note interest	15,245
Paid-in-kind interest	212
Total investment income	80,760
Expenses
Management fees	6,759		4,603(a)			11,362
Interest expense	2,916		—(c)
Performance fees	2,574		—(b)
Professional fees	348
Investment research and other expenses	299
Organizational expenses	—
Total expenses	12,896
Management fees waived	(183)		183(a)			—
Net expenses	12,713
Net investment income	68,047
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	(1,285)
Net change in unrealized gain (loss) on investments	45,010
Net realized and unrealized gain (loss) on investments	43,725
Net increase in partners’ capital resulting from operations	111,772
Less: Income attributable to non-controlling interest	—
Net increase in partners’ capital resulting from operations attributable to controlling interest	$111,772
Pro forma earnings per share:
Basic		$	—(d)	$	—(e)
Diluted		$	—(d)	$	—(e)
Pro forma number of shares used in computing earnings per share:
Basic
Diluted

HealthCare Royalty, Inc.
Unaudited Pro Forma Consolidated Statement of Comprehensive Income
	Year Ended December 31, 2020
	Historical	Pro Forma (unaudited)
	HealthCare Royalty Partners	Reorganization Transactions		Offering		HealthCare Royalty, Inc.
	($ thousands, except share-related amounts)
Investment income
Royalty income	$166,467
Note interest	50,397
Paid-in-kind interest	11,953
Other Income	10
Total investment income	228,827
Expenses
Management fees	26,666		3,715(a)			30,381
Performance fees	8,531		—(b)
Interest expense	7,294		—(c)
Investment research and other expenses	1,767
Professional fees	1,632
Organizational expenses	119
Total expenses	46,010
Management fees waived	(733)		733(a)			—
Net expenses	45,277
Net investment income	183,550
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	11,102
Net change in unrealized gain (loss) on investments	58,599
Net realized and unrealized gain (loss) on investments	69,701
Net increase in partners’ capital resulting from operations	253,252
Less: Income attributable to non-controlling interest	—
Net increase in partners’ capital resulting from operations attributable to controlling interest	$253,252
Pro forma earnings per share:
Basic		$	—(d)	$	—(e)
Diluted		$	—(d)	$	—(e)
Pro forma number of shares used in computing earnings per share:
Basic
Diluted

HealthCare Royalty, Inc.
Unaudited Pro Forma Consolidated Balance Sheet
	As of March 31, 2021
	Historical	Pro Forma (unaudited)
	HealthCare Royalty Partners	Reorganization Transactions		Offering		HealthCare Royalty, Inc.
	($ thousands, except share-related amounts)
Assets
Cash and cash equivalents	$64,629	$	—(h)(i)	$	—(g)	$
Investments, at fair value	2,524,324
Interest receivable	3,451
Deferred borrowing costs	1,051
Prepaid assets	128
Receivable from affiliate	18
Total assets	$2,593,601	$		$		$
Liabilities and Partners’ Capital/Shareholders’ Equity
Liabilities
Revolving credit	$493,000	$		$		$
Debt Obligations			—(h)
Performance Fee payable to Manager	6,871
Accrued expenses	1,391
Due to Manager	1,373
Management fees payable	21
Interest payable	—		—(h)
Total liabilities	502,656
Partners’ Capital/Shareholders’ Equity
Class A common stock, par value
$      per share, shares authorized;
no shares issued and outstanding, on
an actual basis; shares authorized, no
shares issued and outstanding, on a
pro forma basis; million shares
authorized; shares issued and
outstanding, on a pro forma as adjusted
basis
			—(f)		—(g)
Class B common stock, par value $      per share, shares authorized; no shares issued and outstanding, on an actual basis; shares authorized; no shares issued and outstanding, on a pro forma basis; shares authorized; shares issued and outstanding, on a pro forma as adjusted basis
			—(f)(i)		—(g)
Partners’ capital	2,090,945		(f)
Additional paid-in capital
Retained earnings
Non-controlling interest			—(f)
Total partners’ capital/shareholders’ equity	2,090,945
Total liabilities and partners’ capital/shareholders’ equity	$2,593,601	$		$		$

(a)
Reflects the recognition of incremental Operating and Personnel Payments of $4.8 million and $4.4 million for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectfully. Under the terms of the new Management Agreement, no management fees will be waived, and the Operating and Personnel Payments will be calculated as described in “The Manager — Management Agreement”.

(b)
After giving effect to the Reorganization Transactions and the sale of Class A common stock pursuant to this offering, there will be a change to the amount of performance fees. No adjustment has been made as an amount cannot be quantified at this time.

(c)
Reflects the interest expense for the $      million Senior Notes and the $     million Senior Secured Term Loan and the unused revolver fees on the $    million new Senior Secured Revolving Credit Facility we expect to issue and enter into prior to the offering.

(d)
Number of shares of Class A common stock issued in the Reorganization Transactions.

(e)
Number of shares of Class A common stock issued in this offering.

(f)
As a result of this offering and the Reorganization Transactions, we will initially own 100% of the economic interest of Holdings LP. Immediately following the closing of this offering, the ownership percentage held by the non-controlling interest will be    %. The non-controlling interest consists of the following: (i)    % attributable to non-controlling interest holders of certain subsidiaries of Holdings LP, (ii)    % attributable to non-controlling interest holders of Holdings LP held by the Continuing Investor Partnerships, and (iii)    % attributable to non-controlling interest holders of Holdings LP held by the Continuing Investors. In the future, there will be a non-controlling interest related to the Equity Performance Awards granted to Equity Performance Awards Holdings, as further described in “The Manager — Equity Performance Awards”. Upon the completion of the offering and reorganization the Class A common stock will consist of the       shares issued in this offering and      shares from the limited partners that elected to be exchanged from Class B units into Class A common shares, net of the Reorganization Buyback.

(g)
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $      , or approximately $      if the underwriters exercise their option to purchase additional shares of Class A common stock in full, assuming an initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses. There will be no proceeds to us from the issuance of shares of Class B common stock.

(h)
Concurrently with the completion of this offering, we expect to issue $ million Senior Notes and enter into a $ million Senior Secured Term Loan and a $    million new Senior Secured Revolving Credit Facility. Such proceeds, together with a portion of the proceeds from this offering will be used to fund the Reorganization Buyback Transaction.

(i)
Immediately following the closing of this offering, a portion of the Holdings LP Class B Units indirectly held by Continuing Investors in the Continuing Investor Partnership as well as a portion of Class A common stock will be repurchased on a pro rata basis by Holdings LP at the initial public offering price per share, assuming such Holdings LP Class B Units were exchanged for shares of Class A common stock on a one-for-one basis, and retired in exchange for cash.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help the reader understand our financial condition and results of operations. MD&A is provided as a supplement to, and should be read in conjunction with, our audited combined financial statements and the accompanying Notes to combined financial statements and Unaudited Pro Forma Financial Information. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.
Business Overview
We are the leading mid-market royalty acquisition company, focusing on growth assets and emerging companies driving innovation in the biopharmaceutical industry. Our founders have been pioneers in the healthcare royalty and debt financing markets since 2001, and formed HCR in 2006 to build on their leadership in collaborating with inventors, academic institutions, small and mid-cap biotechnology companies and leading global pharmaceutical companies. Our in-house scientific, regulatory and transactional capabilities differentiate us from other industry participants and are the basis for our reputation among potential partners as knowledgeable, creative, and able to solve complex and potentially significant financing needs. Our senior team’s acquisition and financing approach, which has been honed over two decades to be both scalable and repeatable, has resulted in a long history of acquiring interests in both pre-approval and approved innovative therapies targeting large unmet or underserved medical needs. We have purposefully built a diverse portfolio across the therapeutic spectrum, including blockbuster assets such as Shingrix, innovative growth products such as Krystexxa, and recently launched products such as Xpovio. We believe that our (i) proprietary internal research and regulatory capabilities, (ii) mid-market focus, (iii) structuring flexibility, (iv) refined process designed to enable repeatable results and (v) regional sourcing model enable us to participate in the compounding growth seen in the biopharmaceutical sector and cement our leadership position.
Generally, we are agnostic with respect to transaction structure types if the underlying asset quality is attractive. We believe we are uniquely positioned as a firm with long-term experience and a track record of deploying substantial amounts of capital across a wide range of Royalty-Related Transaction types. Below are a variety of structure types that we have utilized since our inception in 2006 and that certain team members have utilized since 2001.
Counterparty is Royalty Recipient
•
Royalty purchases represent purchases of all or part of existing royalty contracts in exchange for some or all of the cash flows from those underlying contracts. These royalty contracts are entered into when an inventor, research institution, university, biopharmaceutical company or someone else with an interest in a product (a “licensor”) signs a licensing agreement with a third-party marketer, such as a larger pharmaceutical company. Under these license agreements, the licensor is entitled to receive a stream of cash flow payments based on the future sales of the product, including through royalties and milestones, but typically has no role in the product’s commercialization, which is performed by a third-party marketer. Royalty purchases are classified as royalty interests in our combined financial statements included elsewhere in this prospectus.

•
Royalty notes represent structured financing solutions whereby an issuer may place the royalty contract(s) and often the intellectual property and other assets underlying the royalty contract into a bankruptcy-remote special purpose vehicle (“SPV”) and issue debt from the SPV. The debt is then serviced by the applicable royalty stream related to the royalty contract. Royalty notes are classified as notes in our combined financial statements included elsewhere in this prospectus.

Counterparty is Product Marketer
•
SYNTHETIC ROYALTY™ financings represent highly structured, non-dilutive financing alternatives where we create a royalty contract with a biopharmaceutical company that owns the rights to one or more products and typically plays the principal role in the commercialization, marketing and sales of such product. This contract entitles us to receive a portion of the cash flow payments from future sales of a product. We can also structure these contracts as debt financings with a fixed interest component as well as a contingent interest component based on product sales. SYNTHETIC ROYALTY™ financings are classified as royalty interests in our combined financial statements included elsewhere in this prospectus.

•
Structured debt represents securities that are typically collateralized by all or certain assets. In these situations, our underwriting is based on the value of a product(s) owned by the company as well as general credit related factors. In addition, we have also purchased convertible notes, which may be either secured or unsecured. Structured debt acquisitions are classified as notes in our combined financial statements included elsewhere in this prospectus.

Background and Format of Presentation
The combined financial statements included elsewhere in this prospectus reflect the historical financial results of Legacy HCR Partnerships that will have contributed their assets into a single partnership (the “Continuing Investor Partnership”) that we controlled. Historically, Legacy HCR Partnerships operated independently as limited partnerships and prepared their financial statements in accordance with accounting standards for investment companies, which includes measuring investments on a fair value basis. As a result, the combined financial statements included elsewhere in this prospectus as well as this MD&A present our historical results as an investment company. Refer to Note 1 “Organization” of our combined financial statements included elsewhere in this prospectus.
Following this offering, we will prepare our consolidated financial statements as an operating company, and expect to measure the majority of our assets using the amortized cost method accounting methodology (the “New Methodology”). As an operating company, the royalty interests and notes that we hold upon the closing of this offering and will acquire in the future will be treated as investments in cash flow streams and classified as financial assets. Throughout this section and elsewhere in this prospectus, we have highlighted key differences between our Historical Methodology (as defined below) and the New Methodology.
Historically, we have been paid by each of the fee-paying Legacy HCR Partnerships on an individual basis. Each fund has a management fee component, generally set as a fixed fee or a fee based on the capital commitments or value of the assets in the fund. Most of the Legacy HCR Partnerships also paid a performance fee or provided us the opportunity to earn carried interest.
Following this offering, the Continuing Investor Partnership will pay an operating and personnel fee to the Manager. This fee will be based on Royalty Receipts, as more fully discussed below in “— Understanding our Results of Operations”. We will also provide an affiliate of the Manager with an opportunity to earn performance shares based on various performance metrics as more fully discussed in “The Manager — Equity Performance Awards”.
In accordance with GAAP, under both our historical accounting methodology and the New Methodology, we classify our financial assets as investments, with (i) royalty purchases and SYNTHETIC ROYALTY™ financings categorized as royalty interests and (ii) royalty notes and structured debt categorized as notes.
Understanding our Financial Reporting
Historical Accounting Methodology
In our historical combined financial statements, both royalty interests and notes are treated as debt transactions with contingent future payments to which we assign a fair value each period by applying a discounted cash flow methodology (the “Historical Methodology”). Under this methodology, we determine fair value based on the net present value of the projected cash flows, using future cash flows and a discount rate to reflect market conditions and other quantitative and qualitative factors. Payments received from royalty interests are treated in part as income, calculated using the projected internal rate of return (“IRR”) from the discounted cash flow, and in part as repayment of the acquisition cost. Payments received from notes are treated in part as interest and in part as principal payments based on the structure of each note. Repayments of acquisition cost and principal payments reduce the carrying value of our investments. Note interest and paid-in-kind interest are recorded on an accrual basis. Royalty income is recorded based on the calculated IRR for a particular asset, except where the investment fair value is less than the unrecovered cost. If the investment fair value is less than unrecovered cost, cash received is treated as a return of cost in the current and subsequent periods until the unrecovered cost is lower than or equal to fair value as of each measurement date.
The preparation of our historical combined financial statements in this manner requires the use of estimates and assumptions that affect the reported amounts and disclosures in the combined financial statements and accompanying notes. The most significant judgments and estimates applied by management are associated with determining fair value, including management’s judgment in forecasting the expected future cash flows of the underlying royalty interests and notes, the expected duration of the royalty interest and the discount rate used to determine net present value under a discounted cash flow methodology. Our cash flow forecasts and discount rates are evaluated each reporting period against the original underwriting conditions and adjusted, as necessary, based on several factors, including: (i) approval status and launch trajectory; (ii) change in commercial prospects, including approval of generic versions; (iii) change in regulatory environment, (iv) change in intellectual property, including remaining patent or license terms and exclusivity; (v) change in manufacturing; (vi) change in end market indications; (vii) change in foreign exchange rates and (vii) subsequent similar transactions. In any given reporting period, any increase or decrease in the expected future cash flows associated with a royalty interest or note is recognized as an unrealized gain or loss for that period which is presented on our combined Statements of Operations.
As a result of the immediate unrealized activity associated with applying the discounted cash flow methodology, our combined Statements of Operations activity in respect of many of our royalty interests and notes can be volatile and unpredictable across periods. Small changes to the expected future cash flows over a multi-year period can result in an immediate unrealized gain or loss on the combined Statement of Operations, even though the applicable cash inflows will not be received for many years into the future. For example, in the first half of 2018, we acquired our royalty interest on GIAPREZA from La Jolla Pharmaceutical Company. We recognized net increases in partners capital resulting from operations of $9.5 million over the ensuing six quarters. In the fourth quarter of 2019, certain events, including a slower than expected launch, caused us to update our cash flow forecasts and discount rates for this royalty interest. As a result of such updates, we recognized a net decrease in partners capital resulting from operations of $59.3 million on this royalty interest for that quarter. Over the course of the following four quarters in 2020, we again recognized a net increase in partners’ capital resulting from operations of $8.1 million as a result of the discounted cash flow methodology.
Income and loss recorded under the discounted cash flow methodology bears limited relation to actual cash received in any given quarter. For instance, in the La Jolla Pharmaceutical Company example noted above, during the first six quarters following our investment, we recognized an aggregate net increase of $9.5 million in partners capital resulting from operations but only received $1.9 million of Royalty Receipts from the GIAPREZA sales. In comparison, our acquisition of Vimpat yielded $34.5 million of unrealized gains, in the aggregate, during the first two quarters following our investment. However, we received $86.9 million of Royalty Receipts from Vimpat sales during the same period.
New Methodology
We are currently evaluating each of our financial assets and following this offering, we expect to measure the majority of our acquisitions at amortized cost under the amortized cost accounting methodology. Under this New Methodology, we will calculate the effective interest rate on each royalty interest or note using a forecast of the expected cash flows to be received over the life of the royalty interest or note relative to either the conversion price at the time of this offering, for existing investments, or the initial acquisition price, for new investments acquired following this offering. The yield, which will be calculated at the end of each reporting period and applied prospectively, will then be recognized via accretion into income at the effective rate of return over the expected life of the royalty interest or note. For structured debt acquisitions, where no additional cash flows are expected aside from the interest and amortization payments defined in the acquisition agreement, we will calculate interest income using the effective interest method.
The preparation of our consolidated financial statements under the New Methodology requires the use of similar estimates, judgments and assumptions that affect both our reported assets and liabilities and our income and revenue and expenses. As with the Historical Methodology, the most significant judgments and estimates applied by management are associated with the measurement of income derived from our royalty interests and notes. Under the New Methodology, our cash flow forecasts will be generated and updated each reporting period based on management’s internal analysis. We also may look to supplement this internal analysis through other means, such as by manually compiling sell-side equity research analysts’ consensus estimates for each of the products in which we have royalty interests or notes rather than a discounted cash flow analysis. We will then calculate our expected royalty cash flows using updated forecasts to derive an effective yield for accretion into income. Changes in projected future cash flows generally would not result in an immediate unrealized gain or loss, unlike with the Historical Methodology. However, small declines in forecasts over a multi-year period can also, in certain instances, result in an immediate non-cash income statement adjustment, in addition to the adjustments to applicable cash inflows that will be realized for many years into the future.
We expect the New Methodology to produce similar volatile and unpredictable activity on our Statement of Operations as with the Historical Methodology in certain cases, particularly in the case of large write-downs. However, as noted above, the recognition of this activity will be displayed differently than under the historical accounting method. In the previous GIAPREZA example, under the New Methodology, we would expect the write-downs to have a similar impact on our Statement of Operations, through which they would be recorded as a cumulative provision rather than an unrealized loss.
The GIAPREZA example above details the impact and timing of a large write-down under our historical and New Methodology. Set forth below are two examples highlighting instances where the magnitude of changes in projected future cash flows during a given period would result in immediate changes to future income under the Historical Methodology but would not warrant an immediate impact, including through the establishment of a provision, under the New Methodology.
•
Projected future cash flows of an investment increase 5%: Under the Historical Methodology, we would discount the increased projected future cash flows to present and record an unrealized gain in the current period. Under the New Methodology, the increase in projected future cash flows would not result in any immediate unrealized gain and would be recorded as additional income using an effective interest rate over the remaining life of the investment.

•
Projected future cash flows of an investment decrease 5%: Under the Historical Methodology, we would discount the decreased projected future cash flows to present and record an unrealized loss in the current period. Under the New Methodology, the decrease in projected future cash flows would not result in any immediate unrealized loss or provision and would be recorded as a reduction to income using an updated effective interest rate over the remaining life of the investment.

Non-GAAP Financial Measures
While the New Methodology may, in certain instances, result in less volatility in income, both methodologies produce results that management believes are not necessarily indicative of cash flow performance during a reporting period. Therefore, our management does not use income from royalties, interest from notes and the associated unrealized gains or losses under the Historical Methodology to assess our near-term operating performance, as a measure of our ability to meet our operating and working capital requirements or as a source for predicting future growth trends. Our management uses Adjusted EBITDA and Adjusted Cash Flow (each defined below), all non-GAAP financial measures, as indicators of our cash flow and operating performance. Our management also uses Adjusted Cash Flow to compare our performance against non-GAAP financial measures used by other comparable companies in the biopharmaceutical industry. We also anticipate that Adjusted EBITDA will be used by our potential lenders to assess our ability to meet our financial covenants.
Adjusted EBITDA and Adjusted Cash Flow are non-GAAP financial measures that are both most closely comparable to the GAAP measure, Net cash used in operating activities. We anticipate that Adjusted EBITDA will be important to our lenders and is calculated as Royalty Receipts less Payments for operating costs and professional services from the combined Statements of Cash Flows. Adjusted Cash Flow is defined as Adjusted EBITDA less Interest paid from the combined Statements of Cash Flows.
We expect our calculations of these non-GAAP financial measures to be substantially similar under the New Methodology.
Please refer to the following table for a reconciliation of our non-GAAP financial measures to their most closely comparable GAAP measure:
	Three Months Ended March 31,
($ in thousands)	2021	2020
Cash flow data (GAAP)
Net cash provided by (used in):
Operating activities	$5,676	$(204,687)
Net cash provided by (used in) operating activities	$5,676	$(204,687)
Adjustments:
Interest paid	2,904	763
Acquisitions of investments	132,500	280,000
Adjusted EBITDA (non-GAAP)	$141,080	$76,076
Net cash provided by (used in) operating activities	$5,676	$(204,687)
Adjustments:
Acquisitions of investments	132,500	280,000
Adjusted Cash Flow (non-GAAP)	$138,176	$75,313
	Years Ended December 31,
($ in thousands)	2020	2019
Cash flow data (GAAP)
Net cash provided by (used in):
Operating activities	$(649,540)	$(174,248)
Net cash used in operating activities	$(649,540)	$(174,248)
Adjustments:
Interest paid	6,456	1,073
Acquisitions of investments	1,013,680	397,649
Adjusted EBITDA (non-GAAP)	$370,596	$224,474
Net cash used in operating activities	$(649,540)	$(174,248)
Adjustments:
Acquisitions of investments	1,013,680	397,649
Adjusted Cash Flow (non-GAAP)	$364,140	$223,401

Portfolio Overview
Our portfolio is diversified across therapeutic categories, treatment modalities, indications and marketers. As of June 30, 2021, no single asset accounted for more than 11% of our portfolio, the top three products accounted for 26% of our portfolio and the top three marketers represented 33% of our portfolio, in each case as measured by projected Royalty Receipts.
Royalty Receipts is the sum of the following items from our combined Statements of Cash Flows: (i) Cash collections from royalty interests, (ii) Cash collections from notes, and (iii) Proceeds from sale of investments. Projected Royalty Receipts represent our cumulative cash flow forecasts from July 2021 through the projected terminal date for our current portfolio. Our projections of Royalty Receipts for each investment are based upon various assumptions about the performance of the assets in which we invest, including the ability of marketers to generate sales, multiple caps and other variables dependent upon the efforts of third parties and other developments beyond our control. The following table shows how we calculate Royalty Receipts:
	Three Months Ended March 31,
($ in thousands)	2021	2020
Royalty Receipts
Cash collections from royalty interests	$98,701	$26,179
Cash collections from notes	19,785	12,145
Proceeds from sales of investments	33,010	49,391
Royalty Receipts	$151,496	$87,715
	Years Ended December 31,
($ in thousands)	2020	2019
Royalty Receipts
Cash collections from royalty interests	$227,440	$171,500
Cash collections from notes	55,803	45,836
Proceeds from sales of investments	121,838	35,616
Royalty Receipts	$405,081	$252,952
As of June 30, 2021, the assets in our portfolio represented 12 therapeutic categories, with the top category representing 21% and the top three categories representing 49% of the portfolio as measured by projected Royalty Receipts. We also have meaningful exposure to drugs that have received special designation from the FDA, including, but not limited to, Orphan Drug Exclusivity.(1) These products comprise 41% of the portfolio as of June 30, 2021 (by projected Royalty Receipts). We believe special designation by the FDA is indicative of our asset criterion that products satisfy an unmet or underserved medical need. Also, orphan drugs receive market protection along with intellectual property protection. Under the Orphan Drug Act, the FDA may grant orphan designation to a product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States.
Below are key characteristics regarding the diversity and duration of our current portfolio (as of the time of the prospectus).
Diversification (as of June 30, 2021 unless otherwise indicated and based on projected Royalty Receipts)
•
35 products, with the largest product (Shingrix) expected to represent less than 11% of projected Royalty Receipts

(1)
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations.

•
13 drugs that have received FDA special designation (Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations)

•
12 therapeutic categories, with the largest therapeutic category (neurology) representing 21% of projected Royalty Receipts

•
Most therapeutic categories have subcategories; for instance, neurology includes several sub-categories such as epilepsy, sleep management, migraine and Parkinson’s disease

•
Nevertheless, Royalty Receipts to date have been concentrated among a limited number of products, with our top 10 products accounting for 86% of Royalty Receipts for the three months ended March 31, 2021 and 81% and 82% of our Royalty Receipts for the years ended December 31 2020 and 2019, respectively.

Projected Duration (as of June 30, 2021 and weighted by projected Royalty Receipts)
•
10.0 years of projected duration (the projected period of time during which we expect to receive Royalty Receipts from the specific asset) from the time of acquisition (certain transactions have a limit on proceeds to us (referred to as “multiple cap”) resulting in an earlier projected terminal date relative to the contractual royalty maturity date)

•
11.5 years of maximum duration from the time of acquisition (excludes impact of multiple caps and uses the contractual royalty maturity date as terminal date)

•
In several cases, patent updates following our acquisition have resulted in a longer projected duration and/or a higher royalty rate over a longer time period; select examples include:

•
Myozyme — patent assumptions enhanced by 1.4 years due to resolution of a patent challenge

•
Brineura — patent term extension provided an additional 1.8 years at a higher royalty rate

•
Projected duration detail for our top 20 portfolio holdings is provided in the section of this prospectus titled “Business — Portfolio Highlights”.

The table below presents the ten products in our portfolio contributing the most Royalty Receipts for the three months ended March 31, 2021:
($ in thousands)			Royalty Receipts for Three Months Ended March 31,
Top Ten Products	Marketer	Therapeutic Area	2021	2020
Vimpat	UCB	Neurology	$47,597	$—
Relistor	Bausch	Gastroenterology	33,783	2,621
Shingrix	GSK	Vaccines and anti-infectives	16,247	—
Zolgensma	Novartis	Rare genetic disorder	9,469	—
Trelegy Ellipta	GSK	Pulmonary	7,969	50,916
Gocovri/Namzaric	Adamas/AbbVie	Neurology	3,657	2,044
Udenyca	Coherus	Oncology	3,272	3,291
Fampyra	Biogen	Neurology	2,990	2,715
AndexXa	Alexion	Hematology	2,946	3,619
Benlysta	GSK	Immunology	2,866	2,157
Top Ten Products			$130,796	$67,363
All Product Royalty Receipts			$151,496	$87,575

The table below presents Royalty Receipts for 2020 and 2019 for the ten products in our portfolio contributing the most Royalty Receipts in 2020.
($ in thousands)			Royalty Receipts for Year Ended
Total Top Ten Products	Marketer	Therapeutic Area	2020	2019
Vimpat	UCB	Neurology	$86,852	$—
AndexXa	Alexion	Hematology	83,998	11,149
Trelegy Ellipta	GSK	Pulmonary	56,390	4,171
Shingrix	GSK	Vaccines and anti-infectives	30,298	35,624
Udenyca	Coherus	Oncology	13,203	14,391
Goofice	EA Pharma	Gastroenterology	11,905	3,716
Gocovri/Namzaric	Adamas/AbbVie	Neurology	11,738	6,450
Fampyra	Biogen	Neurology	11,211	10,021
Cetrotide	Merck Serono	Endocrine	11,158	11,140
Relistor	Bausch	Gastroenterology	10,472	9,974
Top Ten Products			$327,224	$106,636
All Product Royalty Receipts			$405,081	$252,952
Understanding our Results of Operations
Unless otherwise noted, this information is presented under the Historical Methodology, which we describe above under “— Understanding our Financial Reporting”.
Total Investment Income
Total investment income is primarily comprised of income from our royalty interests and interest from our notes. Our royalties and notes are investments for which we recognize interest income and our ownership rights are generally passive in nature.
For the three months ended March 31, 2021 and 2020, the royalty payors accounting for greater than 10% of our total investment income in any one period are shown in the table below:
($ in thousands)		Contribution to total investment income for the three months ended March 31,
Royalty Asset	Royalty payor	2021	2020
Vimpat	UCB	18%	NA
Shingrix	GSK	17%	20%
Trelegy Ellipta	Theravance Biopharma	10%	6%
For the years ended December 31, 2020 and 2019, the royalty payors accounting for greater than 10% of our total investment income in any one year are shown in the table below:
		Contribution to total investment income for the years ended December 31,
Royalty Asset	Royalty payor	2020	2019
Shingrix	GSK	17%	21%
Vimpat	UCB	14%	N/A
Lyrica	Pfizer	1%	13%
Royalty Income
Our royalty interests represent investments in cash flow streams with yield components that most closely resemble loans measured at fair value under the discounted cash flow method. At the time of underwriting, we project estimated quarterly cash flows to be received or paid with respect to each royalty interest, which results in a projected IRR for such royalty interest. Subsequent to the initial investment date, the fair value of any royalty interest is determined based on the net present value of the projected cash flows, using updated expectations of future cash flows and a discount rate to reflect market conditions and other quantitative and qualitative factors. Payments received are treated in part as income, calculated using the IRR, and in part as repayment of the investment cost.
Risk-adjusted anticipated cash flows are determined by performing appropriate due diligence utilizing currently available information including, but not limited to, actual historical product sales, trends, size of patient population, market share, competition and intellectual property rights. Our royalties are directly linked to sales of underlying pharmaceutical products whose life cycle typically peaks at a point in time, followed by declining sales trends due to the entry of generic competition. Generally, when generics enter the market, we stop receiving royalties as the patents relevant to our investments have expired. The recognition of income from royalties requires management to make estimates and assumptions around many factors, including those impacting the variables noted above.
Note Interest
Our notes represent fixed and variable interest instruments that are typically collateralized by all or certain assets or are secured by royalty streams related to one or multiple products. In these situations, our underwriting is typically based on the value of a specific product or products. Investments in notes are initially valued at cost and are recognized when we have incurred an obligation to fund the investment and have contractual rights to cash flows from the note, which is typically the funding date. Subsequent to the initial investment date, such investments are recorded at estimated fair value after giving consideration to actual interest and principal payments, market conditions, and other quantitative and qualitative factors, including the net present value of the projected cash flows, using updated expectations of future cash flows and a discount rate to reflect market conditions. Future cash flows are based on the structure of each note and can include a fixed interest coupon, variable revenue interest (revenue interest on note), final payment fees and principal payments. The timing of the payment of principal can vary depending on the structure of the note. Investments can be secured by the assets or revenue streams of the counterparty. Convertible notes, where the underlying equity is publicly traded and is near or above the conversion price, are valued using one or more convertible debt pricing models taking into account the share price, the volatility of the stock and other variables.
Paid-In-Kind Interest
Some of our royalty interests and notes are structured with the ability for us to receive payments in-kind. Payments in-kind are added to the principal and cost amounts and are recorded as Paid-In-Kind interest in the combined Statements of Operations.
Management Fees
In consideration of the services provided to the Legacy HCR Partnerships in certain instances the Legacy HCR Partnerships paid an annual fee to the Legacy Manager. Management fees paid to the Legacy Manager are generally calculated by applying the management fee rate in respect of each limited partner multiplied by either (x) the capital commitment of such limited partner or by (y) the lesser of (i) the net asset value of the fund and (ii) the aggregate cost basis of the unrealized investments held by us.
In connection with this offering, we expect to enter into the Management Agreements with the Manager, pursuant to which we will pay the Manager a quarterly Operating and Personnel Payment. Following this offering, we expect to charge Operating and Personnel Payments as General and Administrative (“G&A”) expenses on the consolidated Statement of Comprehensive Income. For example, we paid the Legacy Manager an aggregate of approximately $27 million in management fees in 2020. If the Management Agreements with the Manager had been in effect for 2020, we would have paid an aggregate of $30 million in Operating and Personnel Payments for the same services. We expect the Operating and Personnel Payments to be higher than the management fees that were charged in historical periods. The Operating and Personnel Payment will be calculated quarterly as

(i) 7.5% of the Royalty Receipts up to $750 million, (ii) 7.0% of the Royalty Receipts from $750 million to $1.0 billion and (iii) 6.5% of the Royalty Receipts above $1.0 billion. In each case, Royalty Receipts for the preceding four quarters will be used to determine the applicable rate. We expect the expenses incurred in respect of Operating and Personnel Payments to comprise the most significant component of G&A expenses in future periods.
Performance Fees
In consideration of the services provided to the Legacy HCR Partnerships in certain instances the Legacy HCR Partnerships paid performance fees to the Legacy Manager. The performance fees range in percentage and are applied, generally, to either Royalty Receipts or to GAAP income received within specified measurement periods.
In connection with this offering and pursuant to the Management Agreements, we will provide an affiliate of the Manager with an opportunity to earn performance shares based on various performance metrics as more fully discussed in “The Manager — Equity Performance Awards”. Following this offering, under the New Methodology, performance fees will be reflected in G&A expenses in the consolidated Statement of Comprehensive Income.
Investment Research and Other Expenses
Pre-acquisition transaction costs (primarily due diligence, research and travel costs) incurred in connection with the evaluation of specific investments are deferred and capitalized as a component of the cost basis of such investments when the transactions are consummated or are recorded as investment research and other expenses when we believe the transaction will not be consummated. Following this offering, under the New Methodology, our pre-acquisition transaction costs will be included in G&A expenses in the consolidated Statement of Comprehensive Income.
Post-acquisition costs (mostly travel-related to meet with existing counterparties) incurred in connection with the ongoing holding of investments are expensed as incurred and are included in investment research and other expenses on the combined Statements of Operations. Following this offering, under the New Methodology, post-acquisition costs will be included in G&A expenses in the consolidated Statement of Comprehensive Income.
Professional Fees
Professional fees are related to our third-party advisors including costs related to financial, tax and legal advisors. Additionally, we have historically also incurred professional fees from a fund administrator engaged by certain of the Legacy HCR Partnerships, whose services will be much more limited following this offering. Following this offering, under the New Methodology, our professional fees will be included in the G&A expenses in the consolidated Statement of Comprehensive Income. We would expect certain of our professional fees to increase as a public company and we expect to incur new costs such as directors’ and officers’ insurance as a public company.
Organizational Fees
Organizational fees are incurred primarily when establishing a new commingled private fund. We do not expect to incur this expense following this offering.
Results of Operations
For the Three Months Ended March 31, 2021 and 2020
The key developments impacting our Royalty Receipts and income from our royalty interests are discussed below.
•
Vimpat.    Our acquisition of Vimpat in August 2020 resulted in meaningful Royalty Receipts received by HCR in the three months ended March 31 2021, representing approximately 31% of Royalty Receipts over this period.

•
Relistor.    Our royalty note serviced by sales of Relistor was fully paid in March 2021 following the acquisition of our counterparty, Progenics Pharmaceuticals by Lantheus Holdings. The regularly scheduled interest and amortization payment, in addition to, the pay-off and exit of our royalty note resulted in $33.8 million in Royalty Receipts to HCR in the three months ended March 31, 2021.

•
Shingrix.   Shingrix Royalty Receipts in the three months ended March 31, 2021 represented $16.2 million, benefiting from strong fourth quarter 2020 sales. Shingrix did not generate Royalty Receipts in the three months ended March 31, 2020 as eligible royalties temporarily reverted to Agenus in order to satisfy certain contractual obligations. Shingrix sales surpassed $2.0 billion for the twelve months ended December 31, 2019; therefore the contract provided that $15.1 million would be paid to Agenus from royalty payments otherwise due to us in respect of first quarter 2020 and second quarter 2020 royalties. $12.7 million was netted from first quarter 2020 royalties (all available royalties for that quarter) and the remaining $2.4 million obligation was netted from second quarter 2020 royalties which satisfied the $15.1 million payment obligation in full. Once the $15.1 million obligation was satisfied, all remaining royalties reverted to us.

The following table compares our historical results of operations for the three months ended March 31, 2021 and 2020:
	Combined Statements for Operations for Three Months ended March 31
($ in thousands)	2021	2020	Change
Investment income
Royalty income	$65,303	$32,871	$32,432	98.7%
Note interest	15,245	11,422	3,823	33.5%
Paid-in-kind interest	212	1,813	(1,601)	-88.3%
Total investment income	80,760	46,106	34,654	75.2%
Expenses
Management fees	6,759	6,632	127	1.9%
Interest expense	2,915	1,217	1,698	139.5%
Performance fees	2,575	1,061	1,514	142.7%
Professional fees	348	340	8	2.4%
Investment research and other expenses	299	560	(261)	-46.6%
Organizational expenses	—	61	(61)	-100.0%
Total expenses	12,896	9,871	3,025	30.6%
Management fees waived	(183)	(183)	—	-0.0%
Net expenses	12,713	9,688	3,025	31.2%
Net investment income	68,047	36,418	31,629	86.8%
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	(1,285)	2,208	(3,493)	-158.2%
Net change in unrealized gain (loss) on investments	45,010	3,587	41,423	1154.8%
Net realized and unrealized gain (loss) on investments	43,725	5,795	37,930	654.5%

	Combined Statements for Operations for Three Months ended March 31
($ in thousands)	2021	2020	Change
Net increase in partners’ capital resulting from operations	$111,772	$42,213	$69,559	164.8%

Investment Income
Income from royalty interests and notes increased by $34.6 million, or 75.0%, in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to increased income from the following investments: Vimpat, Movantik/Adynovate/Rebinyn (via Nektar) and Shingrix. Vimpat and Movantik/Adynovate/Rebinyn were acquired after March 31, 2020. Shingrix generated increased income as a result of strong performance of the product driven in part by increased wellness visits and continued growth in the United States, Europe and China.
Interest Expense
Interest expense increased by $1.7 million, or 139.3%, in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to HealthCare Royalty Partners IV, L.P.’s acquisition of new investments and payments of management fees and partnership expenses made through increased borrowings made on the revolving credit facility. The outstanding balances on the revolving credit facility for the three months ended March 31, 2021 and March 31, 2020, were $493.0 million and $247.1 million, respectively.
Performance Fees
Performance fees increased by $1.5 million, or 142.6%, in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to a net increase in partners’ capital resulting from operations from continued strong performance of Shingrix, as mentioned previously, and of Vimpat, which was acquired in 2020 and, as of March 31, 2021, was the largest asset in certain of the Legacy HCR Partnerships.
Investment Research and Other Expenses
Investment research and other expenses decreased by $0.3 million, or 46.7%, in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily due to decreased due diligence related travel as a result of the COVID-19 global pandemic and related quarantines and lockdown mandates.
Organizational Expenses
Organizational expenses decreased by $0.06 million, or 99.8%, in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The decrease in Organizational expenses reflects the fact that HCR did not establish a new comingled fund in the three months ended March 31, 2021. In the three months ended March 31, 2020, HealthCare Royalty Partners Fund IV L.P. was paying ongoing expenses related to the fund being raised, resulting in Organizational expenses being incurred.
Net Change in Unrealized Gain (Loss) on Investments
Net change in unrealized gain (loss) on investments increased by $41.4 million, or 1,154.8% in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily related to an increase in the fair value of Giapreza.

For the Years Ended December 31, 2020 and 2019
The key developments impacting our Royalty Receipts and income from our royalty interests are discussed below.
•
Vimpat.   Our acquisition of Vimpat in August 2020 resulted in meaningful Royalty Receipts received by HCR in the third and fourth quarters, representing approximately 21% of 2020 Royalty Receipts.

•
Shingrix.   Shingrix sales met certain thresholds in 2019, triggering a milestone payment from GSK to Agenus, Inc. in the first and second quarters of 2020 from Royalty Receipts normally payable to HCR.

•
Lyrica.   Lyrica experienced a decrease in Royalty Receipts in 2020 following the expiration of the U.S. patent.

•
Trelegy Ellipta I.   Theravance Biopharma issued royalty notes in March 2020 serviced by royalties from Trelegy Ellipta. The proceeds from the royalty notes were used to repay and retire a previous note issuance also serviced by Trelegy Ellipta royalties. We held positions in the prior notes and also participated in the new issuance of notes.

•
Goofice.   Goofice’s 2019 sales performance resulted in a $4.4 million milestone payment to us in January 2020.

•
AndexXa.   Alexion acquired Portola, the marketer for AndexXa, in July 2020, resulting in a pay-off of the outstanding principal amount of our senior debt investment. We still retain a SYNTHETIC ROYALTY™ interest on AndexXa sales.

•
Erivedge.   Our royalty note backed by Erivedge royalties was repaid and retired by Curis in March 2019.

The following table compares our historical results of operations for the years ended December 31, 2020 and 2019:
	Combined Statements for Operations for Years ended December 31
($ in thousands, except percentages)	2020	2019	Change
Investment income
Royalty income	$166,467	$130,792	$35,675	27.3%
Note interest	50,397	38,060	12,337	32.4%
Paid-in-kind interest	11,953	8,399	3,554	42.3%
Other Income	10	53	(43)	(81.1)%
Total investment income	228,827	177,305	51,522	29.1%
Expenses
Management fees	26,666	20,538	6,128	29.8%
Performance fees	8,531	4,267	4,264	99.9%
Interest expense	7,294	1,219	6,075	498.4%
Investment research and other expenses	1,767	2,146	(379)	(17.7)%
Professional fees	1,632	1,308	324	24.8%
Organizational expenses	119	692	(573)	(82.8)%
Total expenses	46,010	30,170	15,840	52.5%
Management fees waived	(733)	(492)	(241)	49.0%
Net expenses	45,277	29,678	15,599	52.6%
Net investment income	183,550	147,627	35,923	24.3%
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	11,102	(7,706)	18,808	NM

	Combined Statements for Operations for Years ended December 31
($ in thousands, except percentages)	2020	2019	Change
Net change in unrealized gain (loss) on investments	58,599	32,631	25,968	79.6%
Net realized and unrealized gain (loss) on investments	69,701	24,925	44,776	179.6%
Net increase in partners’ capital resulting from operations	$253,252	$172,552	$80,700	46.8%

Total investment income
Investment Income
Income from royalty interests and notes increased by $51.5 million, or 29.1%, in 2020 compared to 2019 primarily due to increased income from the following investments: Gocovri/Namzaric, Goofice, Vimpat and Trelegy Ellipta, the latter two of which were newly acquired in 2020. Goofice generated increased income as a result of strong performance of the product as well as from a milestone payment received by HCR relating to sales. Gocovri/Namzaric generated increased income as a result of the effects of paid-in-kind interest. The increase in income from royalty interests and notes were partially offset due to a significant decline in income related to Lyrica, which ceased making royalty payments from U.S. sales in 2020 due to expiration of the U.S. patent.
Management Fees
Management fees increased by $6.1 million, or 29.8%, in 2020 compared to 2019, primarily due to HealthCare Royalty Partners IV, L.P. entering its investment period and beginning to charge management fees, effective October 1, 2019.
Performance Fees
Performance fees increased by $4.3 million, or 99.9%, in 2020 compared to 2019, primarily due to a net increase in partners’ capital resulting from operations from Vimpat, which was acquired in 2020 and, as of December 31, 2020, was the largest asset in certain of the Legacy HCR Partnerships.
Interest Expense
Interest expense increased by $6.1 million, or 498.3%, in 2020 compared to 2019, primarily due to HealthCare Royalty Partners IV, L.P.’s acquisition of new investments and payments of management fees and partnership expenses made through increased borrowings made on the revolving credit facility. The outstanding balances on the revolving credit facility for the years ended December 31, 2020 and 2019, were $493.0 million and $82.6 million, respectively.
Investment Research and Other Expenses
Investment research and other expenses decreased by $0.4 million, or 17.6%, in 2020 compared to 2019, primarily due to decreased due diligence related travel as a result of the COVID-19 global pandemic and related quarantines and lockdown mandates.
Professional Fees
Professional fees increased by $0.3 million, or 24.8%, in 2020 compared to 2019. This increase was driven by several new funds raised by HCR in 2020 that incurred administrative and audit fees.

Organizational Expenses
Organizational expenses decreased by $0.6 million, or 82.7%, in 2020 compared to 2019. The decrease in Organizational expenses reflects the fact that HCR did not establish a new comingled fund in 2020. In 2019, HealthCare Royalty Partners Fund IV L.P. was being raised, resulting in Organizational expenses being incurred.
Other Financial Measures and Non-GAAP Financial Measures
Our management reviews Royalty Receipts as a key indicator of the performance of our business and our liquidity. In addition to analyzing our results on a GAAP basis, management also reviews our results on a non-GAAP basis. Adjusted EBITDA and Adjusted Cash Flow are non-GAAP liquidity measures that are both most closely comparable to the GAAP measure, Net cash used in operating activities. We anticipate that Adjusted EBITDA will be important to our lenders and is calculated as Royalty Receipts less Payments for operating costs and professional services from the combined Statements of Cash Flows. Adjusted Cash Flow is defined as Adjusted EBITDA less Interest paid from the combined Statements of Cash Flows.
Management uses Adjusted Cash Flow as a key liquidity measure in the evaluation of our ability to generate cash from operations. We believe this measure helps assess the strength of the Company and the performance of the business. Management also uses Adjusted Cash Flow to compare our performance against non-GAAP financial measures used by companies in the biopharmaceutical industry. We anticipate that Adjusted EBITDA will be used by our potential lenders to assess our ability to meet our financial covenants.
The table below includes Royalty Receipts and our non-GAAP financial measures for the three months ended March 31, 2021 and March 31, 2020 as well as the year-over-year variance. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.
	Three months ended March 31
($ in thousands)	2021	2020	Change
Royalty Receipts	$151,496	$87,715	$63,781	72.7%
Total Royalty Receipts	$151,496	$87,715	$63,781	72.7%
Payments for operating costs and professional services	(10,416)	(11,639)	1,223	-10.5%
Adjusted EBITDA (non-GAAP)	$141,080	$76,076	$65,004	85.4%
Interest Paid	(2,904)	(763)	(2,141)	280.5%
Adjusted Cash Flow (non-GAAP)	$138,176	$75,313	$62,863	83.5%
Royalty Receipts
Royalty Receipts increased by $63.8 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily as a result of changes in Royalty Receipts related to the following investments.
•
Vimpat — Royalty Receipts from our new $307.7 million investment in Vimpat in 2020 accounted for $47.6 million of the increase in the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

•
Relistor — Royalty Receipts from Relistor increased by $31.2 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, driven by Lantheus Holdings, Inc. completing its acquisition of Progenics Pharmaceuticals, Inc. in June 2020. In March 2021 Lantheus provided notice of their intent to payoff the debt and did so on March 31, 2021.

•
Shingrix — Royalty Receipts from Shingrix increased by $16.2 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. Shingrix did not generate any Royalty Receipts for the three months ended March 31, 2020.

•
Trelegy Ellipta — Royalty Receipts from Trelegy Ellipta decreased by $42.9 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The Trelegy Ellipta 2018 bonds were repaid in full during the three months ended March 31, 2020. The Trelegy Ellipta 2020 bonds received a scheduled interest and partial principal payment during the three months ended March 31, 2021.

Adjusted EBITDA (Non-GAAP)
Adjusted EBITDA increased by $65.0 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 also as a result of the factors noted above in “— Royalty Receipts”. Payments for operating costs and professional services, the only adjustment between Royalty Receipts and Adjusted EBITDA, decreased in the three months ended Marched 31, 2021 as a result of lower management fees paid due to the end of the investment period of HealthCare Royalty Partners III, L.P. as mentioned previously in Results of Operations.
Adjusted Cash Flow (Non-GAAP)
Adjusted Cash Flow increased by $62.9 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily for the same reasons noted above “— Royalty Receipts” and “Adjusted EBITDA (Non-GAAP)”. Interest paid, the only adjustment between Adjusted EBITDA and Adjusted Cash Flow, increased in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 due to an increase in the average balance outstanding on the revolving credit facility utilized by HealthCare Royalty Partners IV, L.P.
The table below includes Royalty Receipts and our non-GAAP financial measures for the years ended December 31, 2020 and 2019 as well as the year-over-year variance. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.
	Years ended December 31
($ in thousands, except percentages)	2020	2019	Change
Royalty Receipts	$405,081	$252,952	$152,129	60.1%
Total Royalty Receipts	$405,081	$252,952	$152,129	60.1%
Payments for operating costs and professional services	(34,485)	(28,478)	(6,007)	21.1%
Adjusted EBITDA (non-GAAP)	$370,596	$224,474	$146,122	65.1%
Interest Paid	(6,456)	(1,073)	(5,383)	501.7%
Adjusted Cash Flow (non-GAAP)	$364,140	$223,401	$140,738	63.0%
Royalty Receipts
Royalty Receipts increased by $152.1 million in 2020 compared to 2019 primarily as a result of changes in Royalty Receipts related to the following investments.
•
Vimpat — Royalty Receipts from our new $307.7 million investment in Vimpat in 2020 accounted for $86.9 million of the increase in 2020 compared to 2019.

•
AndexXa — Royalty Receipts from AndexXa increased by $72.8 million in 2020 compared to 2019, driven by Alexion Pharmaceuticals’ acquisition of Portola Pharmaceuticals on July 2, 2020 for $1.4 billion ($18 per share), a 132% premium to Portola’s share price at the time of announcement. The acquisition resulted in the repayment of HCR’s $62.5 million senior debt.

•
Trelegy Ellipta — Royalty Receipts from Trelegy Ellipta increased by $52.2 million in 2020 compared to 2019. This increase was driven by Theravance’s upsized offering of Trelegy-backed royalty notes in March 2020 and the use of a portion of the proceeds to pay off the existing note.

•
Lyrica — Royalty Receipts from Lyrica decreased by $43.6 million in 2020 compared to 2019. This decrease was driven by the expiration of the U.S. patent.

Adjusted EBITDA (Non-GAAP)
Adjusted EBITDA increased by $146.1 million in 2020 compared to 2019 also as a result of the factors noted above in “— Royalty Receipts”. Payments for operating costs and professional services, the only adjustment between Royalty Receipts and Adjusted EBITDA, increased in 2020 as a result of higher management fees paid due to HealthCare Royalty Partners IV, L.P. having a full year of operations in 2020 compared to only three months in 2019.
Adjusted Cash Flow (Non-GAAP)
Adjusted Cash Flow increased by $140.7 million in 2020 compared to 2019 primarily for the same reasons noted above “— Royalty Receipts” and “Adjusted EBITDA (Non-GAAP)”. Interest paid, the only adjustment between Adjusted EBITDA and Adjusted Cash Flow, increased in 2020 compared to 2019 due to an increase in the average balance outstanding on the revolving credit facility utilized by HealthCare Royalty Partners IV, L.P.
Recent Acquisition Activity Overview
Members of our team have more than an aggregate of 500 years of relevant healthcare experience. Since 2001, members of our senior team have executed on 90 Royalty-Related Transactions comprising 93 products. We have grown from $249 million deployed in 2014 to $1 billion deployed in 2020, reflecting a compound annual growth rate of 27%. As we have grown, we have continued to refine and hone our process, methodically expanding our team’s capabilities and geographic presence to facilitate our pace of growth. Through our planned expansion, we have maintained a consistent process based on a high level of rigor and selectivity when evaluating Royalty-Related Transactions.
Beginning in 2014, we implemented a thoughtful expansion of our business, including the addition of regional offices, insourcing of scientific and medical expertise, expansion of our Senior Advisors, and an accelerated pace of capital raised and deployed. These initiatives, including general infrastructure and corporate structuring, has resulted in future scalable growth and enabled the deployment of approximately $3.2 billion in capital over the last seven years. While annual deployment may be uneven from year to year due to the unpredictable timing of new Royalty-Related Transaction opportunities, we have consistently deployed significant amounts of capital when measured over multi-year periods.
Our current portfolio consists of thoughtfully curated exposure to emerging biopharmaceutical companies with innovative modalities across therapeutic categories. Included below is a description of Royalty-Related Transactions made in 2019, 2020 and the six months ended June 30, 2021.
Summary of Recent Royalty-Related Transaction Activity
•
In June 2021, we entered into a SYNTHETIC ROYALTY™ financing with Karyopharm, for up to $100 million on their lead product, Xpovio, a first-in-class oral therapy currently marketed in the U.S. for the treatment of patients with heavily pretreated multiple myeloma. $60 million was funded at closing, with two additional $20 million tranches contingent on certain sales and indication expansion thresholds.

•
In June 2021, we acquired royalties on Botox, specifically for use to prevent headaches in patients with chronic migraine, for an upfront payment of $40 million.

•
In March 2021, we acquired royalties on Ruxience, the second-to-market biosimilar for Rituxan, an oncology product for the treatment of patients with non-Hodgkins lymphoma, from

Aptevo Therapeutics Inc. for up to $67.5 million. $35 million was funded at closing with the remaining $32.5 million subject to sales milestones from 2021 through 2023.
•
In February 2021, we acquired additional royalties on Krystexxa, a product used to treat chronic gout from a co-inventor.

•
In February 2021, we acquired royalties on Vafseo, an oral treatment for anemia in chronic kidney disease from Akebia Therapeutics for up to $60 million. $45 million was funded at closing with the remaining $15 million subject to sales milestones from 2021 through 2023.

•
In August 2020, we acquired royalties on Vimpat, an approved treatment for epilepsy, from an inventor for an upfront payment of $308 million.

•
In December 2020, we acquired royalties on Zolgensma, an approved gene therapy for children less than 2 years old with spinal muscular atrophy, from RegenxBio for $200 million.

•
In December 2020, we acquired royalties on Movantik, an approved product for opioid-induced constipation, Adynovate and Esperocet, both recombinant coagulation Factor VIII treatments for Hemophilia A, and Rebinyn, a recombinant coagulation Factor IX treatment for Hemophilia B, from Nektar Therapeutics for $150 million.

•
In June 2020, we acquired residual royalties on Goofice, an approved product for constipation, from Albireo Pharma for $15 million. We made an initial purchase of Goofice royalties in December 2017 for $45 million, which provided us with royalties up to 1.75x our purchase price. Our purchase in June 2020 provides us with all available royalties above the original 1.75x cap.

•
In April 2020, we entered into a SYNTHETIC ROYALTY™ financing with Chiasma, for up to $75 million on their lead product Mycappsa, an oral therapy for acromegaly, a rare, serious chronic disease causing the release of excessive growth hormone in adults. HCR funded the first tranche of $25 million in April 2020 prior to Mycappsa’s approval, $25 million in July 2020 upon FDA approval and $15 million in September 2020 upon the product’s launch. A final $10 million tranche is subject to certain sales levels being met by the end of 2021.

•
In February 2020, we acquired $200 million in royalty notes issued by Theravance Biopharma that are serviced from royalties on Trelegy Ellipta, a novel triple-combination oral inhaler therapy used to treat chronic obstructive pulmonary disease and asthma.

•
In February 2020, we entered into a term loan agreement with RedHill Biopharma for up to $100 million, of which $80 million was funded upfront. In addition to fixed interest of Libor + 8.20%, we purchased royalties on all of RedHill’s products (Movantik, Talicia, Aemcolo), of which Movantik, an approved product for opioid-induced constipation, is the most substantial.

•
In September 2019, we entered into a SYNTHETIC ROYALTY™ financing with Karyopharm Therapeutics for up to $150 million on their lead product Xpovio, a first-in-class oral therapy currently marketed in the U.S. for the treatment of patients with heavily pretreated multiple myeloma. $75 million was funded upfront with the remaining $75 million subject to our and Karyopharm’s mutual election and the achievement of certain sales and indication expansion thresholds.

•
In September 2019, we acquired royalties on Kryxtexxa, an approved therapy for the treatment of chronic gout, from a co-inventor.

•
In April 2019, we acquired royalties and potential milestones on Sunosi, an approved therapy for the treatment of excessive sleepiness in adult patients with narcolepsy or obstructive sleep apnea for $100 million.

•
In March 2019, we acquired royalties on Copiktra, an approved therapy for the treatment of chronic lymphocytic lymphoma (“CLL”) and small lymphocytic lymphoma (“SLL”) from Infinity Pharmaceuticals for up to $50 million. $30 million was funded at closing with the remaining $20 million subject to sales milestones in 2019 and 2020, which have since expired unfunded.

•
In March 2019, we entered into a term loan agreement with Portola Pharmaceuticals for $62.5 million of which $31.25 million was funded upfront. The remaining $31.25 million was funded in September 2019 following the achievement of certain sales and regulatory milestones. This investment was exited in July 2020, following Alexion’s acquisition of Portola.

•
In February 2019, we acquired $32.5 million in royalty notes issued by Paratek Pharmaceuticals that are serviced from royalties on Seysara, the only oral antibiotic designed specifically for acne patients.

•
In January 2019, we entered into a $75 million term loan agreement with Coherus Biosciences.

Our aggregate returns historically in the biopharmaceutical sector have been in the mid-teens on a gross basis. However, although we have not done so in the past six years, in the past, we have invested in a limited number of assets outside of our core focus, which in the aggregate have generated negative returns. These non-core assets were all either medical technology, diagnostics or equity investments.
Liquidity and Capital Resources
Overview
Prior to this offering, our primary source of liquidity has been contributions from limited partners. For the three months ended March 31, 2021 and March 31, 2020, the limited partners contributed $139.0 million and $119.5 million, respectively. For the years ended December 31, 2020 and 2019, the limited partners contributed $555.9 million and $385.1 million, respectively. Following this offering, we believe that our primary source of liquidity will be cash provided by operations. We believe that the capital resources available to us following this offering and our Royalty Receipts will allow us to meet our operating and working capital requirements, to fund Royalty-Related Transactions and to meet potential debt service obligations for the foreseeable future. Our primary cash operating expenses following this offering, will include interest expense, our Operating and Personnel Payments, and legal and professional fees.
Following this offering, we expect to have access to substantial sources of funds from numerous banks worldwide, and we may, from time to time, seek additional capital through a combination of additional debt or equity financings. Our ability to satisfy our working capital needs and potential debt service and other obligations, and to comply with potential financial covenants under our financing agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control.
We have historically funded our acquisitions through contributions from limited partners and debt. Our low operating costs coupled with a lack of capital expenditures have contributed to our strong financial profile, resulting in high conversion of our Royalty Receipts to Adjusted Cash Flow. Following this offering, we expect to fund current and planned operating costs (excluding acquisitions) principally through our cash flow from operations and our acquisition program through cash flow and issuances of equity and debt.
As of March 31, 2021 and December 31, 2020, we had an outstanding balance of $493.0 million on our existing revolving credit facility. HealthCare Royalty Partners IV, L.P. called capital from its limited partners and paid off the revolving credit facility balance in full on June 28th, 2021.
Cash flows
The following table summarizes our cash flow activities:
	Three Months Ended March		Years Ended December 31,
($ in thousands)	2021	2020	2020	2019
Cash provided by (used in):
Operating activities	$5,676	$(204,688)	$(649,540)	$(174,248)

	Three Months Ended March		Years Ended December 31,
($ in thousands)	2021	2020	2020	2019
Financing activities	47,220	204,511	651,128	174,020
Analysis of Cash Flow Changes between the Three Months Ended March 31, 2021 and 2020 and the Years Ended December 31, 2020 and 2019
Operating activities
Cash provided by operating activities increased by $210.4 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily as a result of lower acquisition amounts for of Ruxience, Krystexxa and Vafseo when compared to the acquisitions made in the three months ended March 31, 2020. In addition, the increase was also a result of an increase in Royalty Receipts from Vimpat, Relistor and Shingrix as previously mentioned in Other Financial Measures and Non-GAAP Financial Measures.
Cash used in operating activities increased by $475.3 million during the year ended 2020 compared to the year ended 2019, primarily as a result of increased deployment, including the acquisitions of Vimpat, Trelegy Ellipta and Zolgensma, partially offset by an increase in Royalty Receipts from Vimpat of $86.9 million and the repayment of outstanding indebtedness by Portola and Theravance Biopharma.
Financing activities
Cash provided by financing activities decreased by $157.3 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020, primarily as a result of the revolving credit facility reaching its maximum commitment in 2020.
Cash provided by financing activities increased by $477.1 million during the year ended 2020 compared to the year ended 2019, primarily as a result of increased capital contributions from limited partners of $173.6 million and borrowings of $354.1 million under the revolving credit facility used to fund the acquisition of new royalty interests and notes, including those for Vimpat, Trelegy Ellipta and Zolgensma.
Sources of Capital
As of March 31, 2021 and December 31, 2020, our cash and cash equivalents totaled $64.6 million and $11.7 million, respectively. Following this offering, we intend to fund short-term and long-term financial obligations as they mature through cash and cash equivalents, future cash flows from operations or the issuance of additional equity and debt. Our ability to generate cash flows from operations, issue equity and debt or enter into financing arrangements on acceptable terms could be adversely affected if there is a material decline in the sales of the underlying pharmaceutical products in which we hold royalties, deterioration in our key financial ratios or credit ratings, or other material unfavorable changes in business conditions. Following this offering, we believe that we will have sufficient financial flexibility to issue equity and debt, enter into other financing arrangements and attract long-term capital on acceptable terms to support our growth objectives.
Borrowings
On April 19, 2019, HealthCare Royalty Partners IV, L.P. entered into a revolving credit facility by and among HealthCare Royalty Partners IV, L.P. as Borrower, HealthCare Royalty Partners GP IV, LLC as Borrower’s General Partner, Citibank, N.A. as the Administrative Agent, Sole Lead Arranger and Book Manager, and the banks and financial institutions from time to time party thereto as Lenders (the “revolving credit facility”), which allowed HealthCare Royalty Partners IV, L.P. to borrow up to $250 million subject to certain borrowing base limitations, subject to bank approval. On March 23, 2020 and on July 20, 2020, HealthCare Royalty Partners IV, L.P. and the Lenders agreed to increase the size of the revolving credit facility by $100 million and $143 million, respectively, bringing the maximum amount available to be borrowed to $493 million. Prior to the increase on July 20, 2020, borrowings under the revolving credit facility bore daily interest at a rate equal to LIBOR plus 1.45%. After the increase on July 20, 2020, borrowings under the revolving credit facility bear daily interest at a rate equal to LIBOR plus 2.00%. Under the terms of the revolving credit facility, the unfunded capital commitments of HealthCare Royalty Partners IV, L.P. are pledged as collateral. The revolving credit facility matures on April 19, 2022. HCR has issued a capital call to the investors in the Legacy HCR Partnerships. HealthCare Royalty Partners IV, L.P. called capital from its limited partners and paid off the revolving credit facility balance in full on June 28th, 2021.
Uses of Capital
Acquisitions of royalty interests and notes
We acquire product royalty interests and make loans in a variety of ways that can be tailored to the needs of our partners. Please refer to the Business Overview for details regarding our structure types.
Distributions
For the three months ended March 31, 2021 and 2020 we made distributions of $93.1 million and $80.1 million, respectively. For the years ended December 31, 2020 and 2019 we made distributions of $318.9 million and $238.1 million, respectively. See “Dividend Policy” for a description of our dividend policy following this offering.
Debt service
Following this offering, we anticipate having debt service requirements relating to any future debt agreements.
Commitments, Contingencies and Guarantees
Certain acquisition agreements provide for future contingent payments to the seller based on the financial performance of the related pharmaceutical product generally over a multi-year period. Payments under these agreements generally become due and payable upon achievement of certain development, regulatory or commercial milestones. For example, the acquisition of both our RedHill and Infinity royalties included contingent purchase price payments based on timing of certain sales thresholds of the underlying products. Amounts related to these contingent milestone payments are not considered contractual obligations as they are contingent on the successful completion of certain commercial milestones.
The table below summarizes our contractual obligations at December 31, 2020 and the effect that such obligations are expected to have on our liquidity and cash flows in future periods.
	Payments due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt
Existing credit facility scheduled principal payments(1)	$493,000	$—	$493,000	$—	$—
Scheduled interest payments(2)	13,772	10,444	3,328	—	—
Total	$506,772	$10,444	$496,328	$—	$—

(1)
The stated maturity date of the existing credit facility is April 19, 2022.

(2)
Interest payments are subject to change as interest rates are variable.

Other off-balance sheet arrangements
We do not have relationships with structured finance or special purpose entities that were established to facilitate off-balance sheet arrangements. Therefore, we are not exposed to any financing, liquidity, market or credit risk that may arise if we had engaged in such relationships.

Critical Accounting Policies and Use of Estimates
The preparation of financial statements in accordance with GAAP in the United States requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses. Certain of these policies are considered critical as they have the most significant impact on the Company’s financial condition and results of operations and require the most difficult, subjective, or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The results of these evaluations forms the basis for making judgments about the fair values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.
As an investment company, our most critical accounting policies relate to our determination of fair value. The preparation of our combined financial statements in this manner requires the use of estimates and assumptions that affect the reported amounts and disclosures in the combined financial statements and accompanying notes. The most significant judgments and estimates applied by management are associated with the determination of fair value, including management’s judgment in forecasting the expected future cash flows of the underlying royalties and notes, the expected duration of the royalty interest and the discount rate used to determine net present value under a discounted cash flow methodology.
Under the New Methodology, we anticipate that our most critical accounting policies will relate to our royalties, notes and the significant judgments and estimates applied by management associated with the initial and subsequent measurement of our royalties and notes. The application of the prospective approach to measure income from our royalty interests and notes will require management’s judgment in forecasting the expected future cash flows. These estimates and judgments will arise because of the inherent uncertainty in predicting future events. Income and provision recognition from royalties and notes will be impacted by management’s assumptions around (i) product growth rates and sales trends in outer years, (ii) product and pricing mix for franchised products, (iii) the strength of patent protection, including anticipated entry of generics, and (iv) estimates of the duration of the royalty.
Under the discounted cash flow methodology as well as under the New Methodology, the projected duration is important for purposes of accurately measuring interest income over the life of a royalty or note. In making assumptions around the projected duration for terms that are not contractually fixed, management considers the strength of existing patent protection, expected entry of generics, geographical exclusivity periods and potential patent term extensions tied to the underlying product. Royalty durations can expire earlier or later than anticipated due to unforeseen positive or negative developments over time, including with respect to the granting of patents and patent term extensions, the invalidation of patents, litigation between the party controlling the patents and third party challengers of the patents, the ability of third parties to design around or circumvent valid patents, the granting of regulatory exclusivity period or extensions, timing for the arrival of generic or biosimilar competitor products, changes to legal or regulatory regimes affecting intellectual property rights or the regulation of pharmaceutical products, product life cycles, and industry consolidations.
Under the New Methodology, a shortened royalty term can result in a reduction in the effective interest rate, a decline in income from royalty interest and notes, reductions in royalty payments compared to expectations or a permanent impairment. Changes in forecasts will directly impact future interest income and recognition of any provision for income or expense in the same manner.
Recent Accounting Pronouncements
See Note 2 to our combined financial statements for additional information on recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk
Due to the nature of HCR’s objective, as discussed in Note 1 to our combined financial statements included elsewhere in this prospectus, our portfolio consists of illiquid investments having a greater amount of both market and credit risk than more liquid investments. These investments may have restrictions on resale and may not be able to be immediately liquidated if needed. The fair values assigned to these investments may differ significantly from the fair values that would have been used had a broader market for the investments existed.
Market Risk
We are subject to certain risks which may affect our results of operations, cash flows and fair values of assets and liabilities, including volatility in foreign currency exchange rates and interest rate movements. We anticipate our primary exposure to market risk to be interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because we anticipate our cash equivalents to primarily be held in short-term money market funds. Although we do not have any interest rate swaps or foreign currency forward contracts in place, it is possible that we may manage the impact of foreign currency exchange rate and interest rate risk through various financial instruments, and derivative instruments. We anticipate possibly using derivatives strategically to hedge any interest rate exposure and to minimize volatility in cash flow and earnings arising from potential exposure to foreign currency risk. We do not anticipate entering into derivative instruments for trading or speculative purposes. We anticipate the counterparties to these contracts to all be major financial institutions.
Foreign Currency Exchange Risk
Because we are entitled to royalties on worldwide sales for various products, there is an underlying exposure to foreign currency as the marketer converts payment amounts from local currencies to U.S. dollars using a quarterly average exchange rate. Therefore, cash received may differ from the estimated receivable based on fluctuations in currency. In addition, certain products pay royalties in currencies other than U.S. dollars, which also creates foreign currency risk primarily with respect to the Euro and Japanese Yen, as our functional and reporting currency is the U.S. dollar. To manage foreign currency exchange risk, we may periodically utilize non-deliverable forward exchange contracts. We currently do not have any foreign exchange contracts in place.
Interest Rate Risk
We are subject to interest rate fluctuation exposure through our borrowings under our Revolving Credit Facility as described in “— Borrowings”. In addition, it is expected that LIBOR will be phased out by the end of 2021. The Alternative Reference Rates Committee of the Federal Reserve Board has identified the Secured Overnight Financing Rate (“SOFR”) as the preferred alternative to LIBOR. As this offering is anticipated to occur before the phase out, we do not anticipate any risk regarding our Revolving Credit Facility. In addition, it is possible that any new agreements put in place prior to, or in connection with, this offering could utilize the SOFR. We do not have any interest rate swaps or derivatives hedging our debt.
Credit and Counterparty Risk
We have credit risks that are generally related to the counterparties with which we do business. We are subject to credit risk from our royalty interests, notes and our receivables. The majority of our royalty interests, notes and receivables arise from contractual agreements that pay royalties on the sales of underlying pharmaceutical products in the United States, Europe, Japan and the rest of the world, with concentrations of credit risk limited due to the broad range of marketers responsible for paying royalties to us and the variety of geographies from which our royalties on product sales are derived. The products in which we hold royalties are marketed by leading biopharmaceutical industry participants, including, among others, AbbVie, Alexion, GlaxoSmithKline, Novartis, Pfizer and UCB. The individual marketers making up the largest balance of our current portion of royalty interests and notes, were UCB as of March 31, 2021 and GSK as of December 31, 2020, accounting for 31% and 24%, respectively. Refer to “— Understanding Our Results of Operations” for a discussion of the marketers or royalty payors accounting for greater than 10% of our total investment income for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019.
We monitor the financial performance and creditworthiness of the counterparties to our agreements so that we can properly assess and respond to changes in their credit profile. To date, we have not experienced any significant losses with respect to the collection of income or revenue on our royalty interests or notes.

BUSINESS
Overview
We are the leading mid-market royalty acquisition company, based upon the number of transactions and aggregate value of capital deployed since 2016. We focus on growth assets and emerging companies driving innovation in the biopharmaceutical industry. We consider “mid-market” to comprise royalty acquisitions for transaction sizes between $20 million and $250 million. Our founders have been pioneers in the healthcare royalty and debt financing markets since 2001 and formed HCR in 2006 to build on their leadership in collaborating with inventors, academic institutions, small and mid-cap biotechnology companies and leading global pharmaceutical companies. Our in-house scientific, regulatory and transactional capabilities differentiate us from other industry participants and are the basis for our reputation among potential partners as knowledgeable, creative, and able to solve complex and potentially significant financing needs. Our senior team’s acquisition and financing approach, which has been honed over two decades to be both scalable and repeatable, has resulted in a long history of acquiring interests in both pre-approval and approved innovative therapies targeting large unmet or underserved medical needs. We have purposefully built a diverse portfolio across the therapeutic spectrum, including blockbuster assets such as Shingrix, innovative growth products such as Krystexxa, and recently launched products such as Xpovio. We believe that our (i) proprietary internal research and regulatory capabilities, (ii) mid-market focus, (iii) structuring flexibility, (iv) refined process designed to enable repeatable results and (v) regional sourcing model enable us to participate in the compounding growth seen in the biopharmaceutical sector and cement our leadership position.
Our mission is to facilitate innovation by deploying capital consistently and reliably in products that serve unmet or underserved medical needs. We intend to achieve this mission by expanding our portfolio of approved and pre-approval products using cash flow generated by our existing portfolio as well as capital raised in the public equity market and debt raised in the public and private markets. Our process for evaluating acquisition and financing opportunities has been optimized through decades of experience and is designed to efficiently assess opportunities, identify risks and establish appropriate Royalty-Related Transaction structures. Although each Royalty-Related Transaction is different, the approach for internal vetting remains consistent to ensure each opportunity fits our overall asset selection criteria and appropriately balances risk and reward. In addition, our ongoing active portfolio management serves as a feedback loop designed to ensure our screening is resulting in the performance and asset exposure we desire. At the core of our time-tested process is a culture of transparency and dissent as well as an efficient and rigorous diligence process focused on asset quality, scientific and clinical differentiation, commercial profile and intellectual property position. We believe our existing portfolio, strong cash flow and differentiated approach will position us well to execute on our mission.
From 2006 through June 30, 2021, we have deployed approximately $4.7 billion across 76 Royalty-Related Transactions involving 79 products. In addition, prior to 2006, our founders deployed approximately $532 million across 14 Royalty-Related Transactions involving 14 products. Our portfolio today provides curated exposure to a wide range of medically necessary products across therapeutic categories. As of June 30, 2021, our portfolio consists of 35 products that span the therapeutic spectrum, including neurology, gastroenterology, vaccines and anti-infectives, oncology, hematology and rare genetic disorders. In 2020, products in our current portfolio generated approximately $12 billion of sales, and we generated Royalty Receipts of approximately $405 million, compared to Royalty Receipts of approximately $253 million in 2019. For the three months ended March 31, 2021, products in our current portfolio generated approximately $151 million in Royalty Receipts, compared to Royalty Receipts of approximately $88 million in the three months ended March 31, 2020. When we refer to the “Royalty Receipts” generated by our portfolio, we are referring to the summation of the following line items from our Statement of Cash Flows in our historical combined financial statements included elsewhere in this prospectus: (i) Cash collections from royalty interests, (ii) Cash collections from notes and (iii) Proceeds from sale of investments. The growth in Royalty Receipts was primarily through the acquisition of new products (92% of such growth), with the remainder of such growth resulting from increased Royalty Receipts from pre-existing products. Over the past three fiscal years (2018-2020) the growth in Royalty Receipts was split almost evenly between existing products (49%) and new acquisitions (51%). In the three months ended March 31, 2021, we generated Adjusted EBITDA of approximately $141 million, compared to Adjusted EBITDA of approximately $76 million in the three months ended March 31, 2020. Adjusted EBITDA is calculated as Royalty Receipts less Payments for operating costs and professional services from the combined Statements of Cash Flows. For the three months ended March 31, 2021, net cash provided by operating activities was approximately $5.7 million, compared to net cash used in operating activities of approximately $204.7 million in the three months ended March 31, 2020. In the three months ended March 31, 2021, we generated Adjusted Cash Flow of approximately $138 million, compared to Adjusted Cash Flow of approximately $75 million in the three months ended March 31, 2020. Adjusted Cash Flow is defined as Adjusted EBITDA less Interest paid from the combined Statements of Cash Flows. In 2020, net cash used in operating activities was approximately $649.5 million, compared to net cash used in operating activities of approximately $174.2 million in 2019. In 2020, we generated Adjusted EBITDA of approximately $371 million, compared to Adjusted EBITDA of approximately $224 million in 2019, and Adjusted Cash Flow of approximately $364 million in 2020, compared to Adjusted Cash Flow of approximately $223 million in 2019. Over the past three fiscal years during the period ended December 31, 2020, we grew our Royalty Receipts, Adjusted EBITDA and Adjusted Cash Flow at compound annual growth rates of 50%, 53% and 52%, respectively.
Beginning in 2014, we implemented a thoughtful expansion and institutionalization of our business. Our expansion included significant investment in the build out our regional offices, the in-sourcing of scientific and regulatory expertise, and adding industry veterans to our team of Senior Advisors. During this period, we put in place a well-defined acquisition and financing strategy, as well as an acquisition process that ensured all Royalty-Related Transactions go through the same rigorous, well-defined approval framework. These acquisition and process improvements allowed for an accelerated pace of deployment, averaging more than $500 million annually over the past five years, and growing to $1 billion deployed in 2020. We also believe that the acquisition and process improvements have established a strong foundation for future growth.
We currently have dedicated personnel in Boston, London, the New York metro area, and San Francisco — the key biopharmaceutical centers globally. Over 90% of U.S. biopharmaceutical IPOs from 2016 to March 31, 2021 (excluding offering size less than $50 million and U.S. IPOs of foreign issuers) and 95% of the top 20 large-cap pharmaceutical companies by net sales either are headquartered or have offices in our current regional coverage areas. Our regional sourcing strategy enables us to develop and maintain direct relationships with emerging biopharmaceutical companies and other constituents involved in the biopharmaceutical ecosystem.
The biopharmaceutical industry has experienced explosive growth and rapid innovation over the last several years fueled by dramatic acceleration in medical research. In 2019, an estimated $186 billion was invested in research and development and this amount is expected to increase to $233 billion by 2026, according to Evaluate Pharma. At the same time, the increasing cost of drug development has created a significant capital need for industry innovators. The dramatic acceleration of medical research in recent years has led to a better understanding of the molecular origins of disease and identification of potential targets for therapeutic intervention. In addition, global prescription pharmaceutical sales are projected to grow from approximately $965 billion in 2021 to approximately $1.2 trillion in 2024. On a broader scale, global and secular trends, including population growth, increasing life expectancy and growth of the middle classes in emerging markets are also contributing factors to the growth of the biopharmaceutical industry. The significant pace of biopharmaceutical innovation, the proliferation of new biotechnology companies and the increasing cost of drug development have created a significant need for capital over recent years that we believe will continue in the future and will provide a sustainable tailwind for our business.
Royalties play a fundamental and growing role in the biopharmaceutical industry. The increasing complexity and cost of drug development today typically involves a number of industry participants, resulting in an increased pipeline of royalties. Academia and other research institutions conduct basic research and license new technologies to industry for further development. Biotechnology companies typically in-license these new technologies or develop new technologies themselves, add value through applied research and early-stage clinical development, and then either out-license the resulting development-stage product candidates to large biopharmaceutical companies for late-stage clinical development and commercialization, or commercialize the products themselves. The persistent funding needs of royalty holders, primarily emerging biopharmaceutical companies, has led to a robust royalty acquisition and related debt financing market that we estimate reached a record $9.5 billion in 2020. Given our leadership position within the mid-market royalty acquisition sector, we are able to capitalize on the growing volumes of royalties that are created as new therapies are developed to address unmet or underserved medical needs. Our focus on mid-market transactions also fits the quantum of capital emerging biopharmaceutical companies are often seeking.
Our acquisition and financing approach and structures enable us to capture many of the most attractive characteristics of biopharmaceutical innovation, including high barriers to entry, long protected product life cycles and noncyclical revenues. Importantly, we are able to realize these benefits with substantially reduced or diversified exposure to many common industry challenges such as early stage development risk, therapeutic area constraints, high research and development expense, and high fixed manufacturing and marketing costs. We can acquire royalties or other interests in the most attractive therapies across the biopharmaceutical industry. We also expect to realize further growth through our continued partnering in the pre-approval space where we have found success selecting assets that we believe are likely to achieve approval and commercial launch. Although our partners tend to be emerging biopharmaceutical companies, over 75% of the payors of our biopharmaceutical Royalty Receipts were established marketers.
Portfolio Highlights
Our portfolio is diversified across therapeutic categories, treatment modalities, indications and marketers. As of June 30, 2021, no single asset accounted for more than 11% of our portfolio, the top three products accounted for 26% of our portfolio and the top three marketers represented 33% of our portfolio, in each case as measured by projected Royalty Receipts. As of June 30, 2021, the assets in our portfolio represented 12 therapeutic categories, with the top category representing 21% and the top three categories representing 49% of the portfolio as measured by projected Royalty Receipts. We also have meaningful exposure to drugs that have received special designation from the FDA, including, but not limited to, Orphan Drug Exclusivity.(1) These products comprise 41% of the portfolio as of June 30, 2021 (by projected Royalty Receipts). We believe special designation by the FDA is indicative of our asset criterion that products satisfy an unmet or underserved medical need. Also, orphan drugs receive market protection along with intellectual property protection. Under the Orphan Drug Act, the FDA may grant orphan designation to a product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States.
Below are key characteristics regarding the diversity and duration of our current portfolio.
Diversification (as of June 30, 2021 unless otherwise indicated and based on projected Royalty Receipts)
•
35 products, with the largest product (Shingrix) expected to represent less than 11% of projected Royalty Receipts

•
13 drugs that have received FDA special designation (Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations)

•
12 therapeutic categories, with the largest therapeutic category (neurology) representing 21% of projected Royalty Receipts

•
Most therapeutic categories have subcategories; for instance, neurology includes several sub-categories such as epilepsy, sleep management, migraine and Parkinson’s disease

•
Nevertheless, Royalty Receipts to date have been concentrated among a limited number of products, with our top 10 products accounting for 86% of Royalty Receipts for the three months

(1)
Special Designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations.

ended March 31, 2021 and 81% and 82% of our Royalty Receipts for the years ended December 31 2020 and 2019, respectively.
Projected Duration (as of June 30, 2021 and weighted by projected Royalty Receipts)
•
10.0 years of projected duration (the projected period of time during which we expect to receive Royalty Receipts from the specific asset) from the time of acquisition (certain transactions have a limit on proceeds to us (referred to as “multiple cap”) resulting in an earlier projected terminal date relative to the contractual royalty maturity date)

•
11.5 years of maximum duration from the time of acquisition (excludes impact of multiple caps and uses the contractual royalty maturity date as terminal date)

•
In several cases, patent updates following our acquisition have resulted in a longer projected duration and/or a higher royalty rate over a longer time period; select examples include:

•
Myozyme — patent assumptions enhanced by 1.4 years due to resolution of a patent challenge

•
Brineura — patent term extension provided an additional 1.8 years at a higher royalty rate

The following tables provide further detail on our top 20 portfolio holdings as of June 30, 2021, based on projected Royalty Receipts.

1.
Multiple cap refers to applicable acquisitions in which a maximum amount of potential proceeds to HCR is effectuated based on projected Royalty Receipts.

2.
Novel Drug are defined by the FDA as innovative products that serve previously unmet medical needs or otherwise significantly help to advance patient treatments.

3.
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, (collectively defined as ‘Expedited Programs for Serious Conditions’), Orphan Drug, and Qualified Infectious Disease Product designations. These designations are awarded by the FDA based on a comprehensive review process.

4.
The Movantik acquisition represents two distinct transactions with two separate counterparties in February 2020 (RedHill) and December 2020 (Nektar).

5.
Represents two transactions with Coherus, a convertible debt investment that comes due in 2022 and a senior debt investment that comes due in 2025.

6.
Gocovri projected Royalty Receipts include a small portion of royalties from Namzaric, acquired from Adamas and marketed by AbbVie.

7.
Adynovate is an additional royalty interest that was acquired in the Nektar transaction referenced in footnote 4.

1.
Structure indicates structural provisions including (i) milestone payments; (ii) reverse-tiered royalties; (iii) underperformance / catch-up payments; (iv) royalty ratchets; (v) purchase of lower strip of sales; (vi) escalating hard caps; and (vii) debt structures.

2.
Multiple cap refers to applicable acquisitions in which a maximum amount of potential proceeds to HCR is effectuated based on Projected Royalty Receipts and is calculated as a multiple of HCR’s invested capital.

3.
Vimpat’s U.S. patent which is responsible for the largest share of its projected Royalty Receipts expires in Q1’22, resulting in a meaningful step-down in Vimpat royalties beginning in Q3’22 (one quarter lag) through the projected terminal date (2035). Projected Royalty Receipts of Vimpat from Q2’21 through Q2’22 represent approximately two-thirds of total Vimpat Projected Royalty Receipts.

4.
Represents two transactions with Karyopharm, a synthetic royalty deal closed in 2019 that is projected to reach the cap in 2027 (Xpovio I) and a synthetic royalty deal closed in 2021 that is projected to reach the cap in 2029 (Xpovio II).

5.
Movantik acquisition represents two distinct transactions with two separate counterparties in February 2020 (RedHill) and December 2020 (Nektar) for a combined purchase price of $250 million. In both transactions Movantik was the primary driver of projected Royalty Receipts. The multiple cap of 1.60x is applicable to the aggregate Nektar transaction. The Nektar and RedHill transactions have projected terminal dates of 2028 and 2029, respectively

6.
Represents two transactions with Coherus, a convertible debt investment that comes due in 2022 and a senior debt investment that comes due in 2025.

7.
Gocovri projected Royalty Receipts include a small portion of royalties from Namzaric, acquired from Adamas and marketed by AbbVie.

8.
Adynovate is an additional royalty interest that was acquired in the Nektar transaction referenced in footnote 5. Note the multiple cap of 1.60x is based on aggregate proceeds from the aggregate Nektar transaction relative to the aggregate investment cost for the Nektar transaction.

Projections of Projected Duration and Royalty Receipts are based upon forecasts by the Legacy Manager of future sales and cash flows anticipated to be generated by each asset determined through the use of internal models prepared by the Legacy Manager in the ordinary course of business in order to evaluate the performance of existing investments. Such projections are based on certain assumptions and subject to various uncertainties relating to the performance of such products, including the impact of competition by new products and governmental or regulatory action.
Our Strengths
We believe that the following elements of our platform have enabled us to build a foundational product portfolio and will allow us to add to the portfolio in the future.
We employ a refined, efficient process to evaluate Royalty-Related Transaction opportunities that has been honed by our senior team over two decades and has delivered consistent results.
Our process for evaluating Royalty-Related Transaction opportunities has been optimized through decades of experience and is designed to efficiently assess opportunities, identify risks and establish appropriate Royalty-Related Transaction structures. Although each Royalty-Related Transaction is different, the approach for internal vetting remains consistent to ensure each opportunity fits our overall asset selection criteria and appropriately balances risk and reward. In addition, our ongoing portfolio management serves as a feedback loop designed to ensure our screening is resulting in the performance and asset exposure we desire. At the core of our time-tested process is a culture of transparency and dissent as well as an efficient and rigorous diligence process focused on asset quality, scientific and clinical differentiation, commercial profile and intellectual property position.
Each stage of the process highlighted in the illustration above is designed to ensure consistency and quality control for each transaction opportunity. Stage I is designed to determine if an opportunity generally fits our strategy and is worthy of committing internal resources to pursue. During this stage, the acquisition team vets the opportunity with the broader team, including our Senior Advisors and in-house specialists that serve on a transaction review committee. Stage II focuses on the diligence process when we are in advanced-stage discussions and fosters additional critical analysis. In addition to our internal scientists and network of key opinion leaders (“KOLs”), for each transaction opportunity that reaches Stage II, a member of the team who is not assigned to the transaction team is designated as a “devil’s advocate”. It is during this review period that the devil’s advocate supports the transaction review committee in critically assessing an opportunity, gathers questions from other team members and focuses on asset diligence, deal structuring and risk-reward considerations. By Stage III, our review process culminates with final review of our due diligence findings and includes contract negotiation.

Each of these refined stages has been purposefully built to enable our process to be repeatable and to leverage the investment culture of our company.
Clearly defined asset selection criteria enable us to efficiently assess opportunities and leverage the expertise of our platform.
Our disciplined approach towards Royalty-Related Transactions is based on the following clearly established criteria:
•
satisfies an unmet or underserved medical need;

•
drives “willingness to pay” and market penetration through differentiated product profile;

•
supported by known marketers with established and specialized sales forces for specific product/category;

•
bolstered by strong and enduring barriers to entry, including IP protection; and

•
offers a compelling acquisition value proposition (i.e. risk/reward).

By focusing on assets that largely adhere to these fundamental criteria, we are able to more efficiently apply our investment process and maximize our resources, resulting in a robust product portfolio. The result is a highly efficient business model that focuses on our core competencies, protects against strategy drift, systematically seeks to minimize risk, allows team members to proactively target attractive acquisition targets and has historically produced strong returns for our investors.
Our well-established business model and thoughtful expansion strategy has enabled the formation of robust industry relationships and differentiated sourcing capabilities.
We believe our regional offices in key biopharmaceutical centers globally (Boston, London, the New York metro area and San Francisco) enable us to develop and maintain direct relationships with emerging biopharmaceutical companies and other constituents involved in the biopharmaceutical ecosystem. Our regional leads leverage our in-house resources to prosecute opportunities systematically and execute on Royalty-Related Transactions within their respective geographies. These resources are supplemented by our eight in-house scientists who are essential in developing early leads, which provide additional opportunities for our regional leads to pursue. By having more frequent touchpoints with emerging biopharmaceutical companies, we are able to maintain a proprietary list of near-term opportunities to proactively drive proficient deal sourcing and execution.
Our investment in a robust regional presence has broadened our landscape of actionable opportunities and has accelerated our pace of Royalty-Related Transactions (averaging approximately $500 million of annual Royalty-Related Transactions since 2016, the initial stages of our regional sourcing model). From 2016 to 2020, more than 50% of our Royalty-Related Transactions were sourced on a proprietary and/or non-intermediated basis. Additionally, in 2020, all four regional offices generated an asset acquisition or financing, and three of our four regional offices generated an asset acquisition in the first half of 2021.
We have an established and consistent history of success driven by our deep, relevant experience.
Members of our team have more than an aggregate of 500 years of relevant healthcare experience. Since 2001, members of our senior team have closed 90 Royalty-Related Transactions comprising 93 products. Our overall pace and rate of deployment have steadily increased since inception, particularly since the start of our expansion period in 2014. We have grown from $249 million deployed in 2014 to $1 billion deployed in 2020, reflecting a compound annual growth rate of 27%. Over the last five years, we have deployed on average over $500 million annually. As we have grown, we have continued to refine and hone our process, methodically expanding our team’s capabilities and geographic presence to facilitate our pace of growth. Through our planned expansion, we have maintained a consistent process based on a high level of rigor and selectivity when evaluating Royalty-Related Transactions. Over this same period, we have consistently generated, on average, unlevered mid-teen gross returns at the asset level in our core focus on biopharmaceuticals.

Our track record begins in 2001, when our founders were partners in Paul Capital’s royalty investment business and the team acquired 14 products and deployed approximately $500 million in capital through 2006. HCR was founded in 2006 and subsequently over the next seven years, we acquired interests in 43 products representing an aggregate $1.4 billion in capital deployed.
Beginning in 2014, we implemented a thoughtful expansion and institutionalization of our business. Our expansion included significant investment in the build out of our regional offices, the in-sourcing of scientific and regulatory expertise, and adding more industry veterans to our team of Senior Advisors. During this period, we put in place a well-defined acquisition and financing strategy, as well as an acquisition process that ensured all Royalty-Related Transactions go through the same rigorous, well-defined approval framework. These acquisition and process improvements allowed for an accelerated pace of deployment, totaling approximately $3.2 billion over the last seven years, and more recently an average of $500 million annually over the past five years. Our team and regional office expansion have provided the resources, bandwidth and touchpoints necessary to be the leader in the middle-market royalty space. Our current portfolio consists of curated exposure to a wide range of medically necessary products across therapeutic categories that generate robust Royalty Receipts and cash flow.
The acceleration of our capital deployment was predicated on the thoughtful expansion of our team and consistent additions of high-quality assets to our portfolio, as detailed below:

(1)
Does not include all biopharmaceutical transactions completed in any given year. All assets listed are expected to be contributed to the post-IPO entity with the exception of the Breo & Anoro Ellipta acquisition in 2015, which was fully exited in 2017.

Our creativity and ability to design flexible solutions enables us to create synergistic relationships with our partners.
We have long-term experience pioneering and pricing transaction structures that we believe enable us to creatively meet the needs of our partners. We have built a strong reputation around partnering with emerging biopharmaceutical companies that often seek bespoke financing options. To best serve these potential partners, we often create a menu of customizable solutions across a wide range of transaction structures that are typically more tailored than traditional options. We have executed bespoke transactions in royalty, SYNTHETIC ROYALTY™ financings, and debt structures across stages of development, therapeutic areas, geographies and risk/reward parameters. We have the flexibility to structure Royalty-Related Transactions as either SYNTHETIC ROYALTY™ financings or customized debt. This broad approach enables us to partner with a diverse set of emerging biopharmaceutical companies, forming synergistic relationships and addressing their significant and varied capital needs. Our experience and flexibility strengthen these partnerships and often can create opportunities for follow-on or additional Royalty-Related Transactions.

Examples of the multiple structures our tailored approach provides for our partners and investors include:

Note: All assets depicted are expected to be contributed to the post-IPO entity with the exception of Procysbi, Linzess, Portola and Raptor, each of which has been exited.
Our extensive, diversified portfolio provides the foundation for future growth and serves as validation to future partners.
Our process, experience and flexibility have enabled us to create a portfolio of assets that we believe would be difficult to replicate, having been assembled largely over a more than seven-year period and consisting of 35 assets, which generated $405 million in Royalty Receipts in 2020, compared to Royalty Receipts of $253 million in 2019. Although we tend to execute transactions with emerging biopharmaceutical companies, over 75% of the payors of our biopharmaceutical Royalty Receipts are established marketers. We also expect to realize further growth with our continued partnering in the pre-approval space where we have found tremendous success selecting assets that we believe are likely to achieve approval and commercial launch.
Our portfolio is diversified across therapeutic categories, treatment modalities, indications and marketers. No single asset accounts for more than 11% of our portfolio, the top three products account for 26% and the top three marketers represent 33% of our portfolio, in each case as measured by projected Royalty Receipts. The assets in our portfolio represent 12 therapeutic categories, with the top category representing 21% and the top three categories representing 49% of the portfolio, as measured by projected Royalty Receipts. We also have meaningful exposure to drugs that have received special designation from the FDA, including but not limited Orphan Drug Exclusivity.(1) These products comprise 41% of the portfolio as of June 30, 2021 (by projected Royalty Receipts). We believe special designation by the FDA is indicative of our asset criterion that products satisfy an unmet or underserved medical need. Also, orphan drugs receive market protection along with intellectual property protection.
The careful portfolio construction and structural consideration paid to where products are in their life cycle has culminated in highly-visible, recurring cash flows. These recurring cash flows can then be re-invested towards new Royalty-Related Transactions, providing a stable foundation for future growth and delivering ongoing value to our investors.

(1)
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations.

A detailed breakdown of our existing portfolio by projected Royalty Receipts as of June 30, 2021 is as follows:

(1)
Note that Adamas is the marketer for Gocovri. As part of the same investment, HCRx also receives a small royalty on Namzaric, marketed by AbbVie.

(1)
Movantik projected Royalty Receipts include royalties generated from two additional RedHill products (Talicia and Aemcolo). Gocovri projected Royalty Receipts include a small portion of royalties from Namzaric, acquired from Adamas and marketed by AbbVie.

(2)
Special designations include Fast Track and/or Breakthrough Therapy, Accelerated Approval Pathway, Priority Review, Orphan Drug, and Qualified Infectious Disease Product designations.

Projected Royalty Receipts are based on internal HCR forecasted sales, current contractual royalty structures and current royalty rates as well as contractual interest rates and estimated amortization schedules assuming instruments are held through maturity.
Our strong track record of pre-approval Royalty-Related Transactions provides another driver for future growth.
Our experience and institutionalized investment process also allow us to evaluate and execute Royalty-Related Transactions involving pre-approval assets and assets with indication expansion potential. Since 2001, members of our senior team have closed transactions related to 14 products that were not approved, in which such product was the primary driver of the acquisition. Of these 14 assets,

100% have since received FDA approval, such as AndexXa, the first and only reversal agent for Xarelto and Eliquis, when reversal of anticoagulation is needed due to life-threatening or uncontrolled bleeding. In addition, after acquisition, 14 additional indication expansions for existing products have been approved by the FDA, including Xpovio, an oncology product that has received two additional indication expansions since its original approval in 2019.
Our Competitive Advantages
We believe that we have established a number of significant competitive advantages that will enable us to further advance our leadership position and our status as a partner of choice to emerging biopharmaceutical companies.
Our highly refined and efficient acquisition and financing process creates a foundation for repeatable results and growth.
Since 2014, we have refined our operating efficiency by crafting our organizational culture to be process-driven, analytically-focused, and rewarding of collaboration and sharing of intellectual capital. This culture is also focused on continuous improvement, as we work to hone our sourcing, diligence and negotiation processes to increase their effectiveness. We believe the standardization and refinement of these have enabled us to consistently produce repeatable results and provide a meaningful competitive advantage. By employing a systematic, proactive approach to sourcing and monitoring opportunities, we are able to anticipate and identify opportunities and engage with partners early and often. We have historically produced, on average, unlevered returns across our biopharmaceutical Royalty-Related Transactions in the mid-teens using these standardized procedures. Through the continued use of these systematic processes, we believe we have the potential to continue generating meaningful returns while maintaining the pace of capital deployment.
Our transaction review committee remains at the core of our diligence process, utilizing primarily in-house and, selectively, external subject matter experts to ensure that each Royalty-Related Transaction undergoes extensive due diligence prior to close. In 2020, we reviewed 160 potential new Royalty-Related Transactions, which resulted in seven closed transactions. These figures reflect both our broad funnel of opportunities amassed from our robust sourcing efforts as well as the disciplined approach to capital deployment that we undertake when making new acquisitions. The Royalty-Related Transactions that move through the subsequent stages of our transaction review process to close are determined to be of high-quality and offer a positive risk-to-reward profile. We believe that our highly organized sourcing and diligence processes and stringent acquisition criteria provide the potential for significant capital deployment.

Well-Established Acquisitions Process

(1)
Does not include two acquisitions under Letters of Intent in 2020 that closed in 2021.

Our proprietary insights enable a more effective and efficient acquisition and financing process, which we believe drives better results.
Our established infrastructure of in-house scientists, regulatory experts and Senior Advisors are essential in directing the organization’s focus on therapeutic areas and products that could be most promising. Once potential Royalty-Related Transactions are under consideration, these teams are also fully integrated into the diligence review process and leverage our long-term investment in scientific expertise and proprietary research.
Our in-house research team generates proprietary internal content on a wide variety of themes within the biopharmaceutical industry from macroeconomic factors to specific therapeutic areas and modalities. These experts help to educate and focus our sourcing teams on clinically validated assets treating conditions with (i) high unmet or underserved medical need, (ii) significant therapeutic benefit to patients and (iii) meaningful commercial potential. Subsequently, our regional teams leverage these proprietary market insights to systematically target potential assets with attractive value propositions based on their competitive positioning, robust intellectual property, strong marketers and potential for growth. Finally, upon identifying an opportunity and taking it under consideration, we bring our entire intellectual capabilities to bear, taking a balanced approach to fully assessing the asset from scientific, clinical, regulatory, patent and commercial perspectives. This has resulted in multiple examples where we have been able to materially extend our patent assumptions (greater than one year) from underwriting with limited cases of shorting assumptions. Extension examples include issuance of new patents, new patent terminal date achieved via legal settlement or delayed generic entry, all of which further de-risk our portfolio while increasing future cash flows.
Our in-house subject matter expertise, which includes collective experience from 81 product approvals and launches, broadens the universe of acquisition and financing opportunities that we are able to assess thoroughly, ranging from pre-approval to mature commercial assets. Furthermore, our expertise enables us to better collaborate with potential partners, to customize solutions, and to expand our network of relationships across the biopharmaceutical ecosystem.

We interact with many of our partners on a quarterly basis, both to update on recent developments and to share thoughts on key business topics. This may include commercial positioning, launch strategy, regulatory processes, business development activities and other key benchmarks. We believe in not only providing our capital but to lend ourselves as a thought partner to the emerging biopharmaceutical companies we partner with through our transactions.
Our regional sourcing approach drives differentiated high-quality deal flow across the biopharmaceutical sector.
Many of the world’s biopharmaceutical companies, both mature and emerging, are either headquartered or have significant operations in the Boston, London, the New York metro area and San Francisco regions. These regions are supported by their unique ecosystems of scientific talent, serial entrepreneurs, academic institutions and investors. We have established regional offices in each of these geographies, which allows us to develop and maintain direct relationships with emerging biopharmaceutical companies and other constituents involved in the biopharmaceutical ecosystem. Over 90% of U.S. biopharmaceutical IPOs from 2016 to March 31, 2021 (excluding offering size less than $50 million and U.S. IPOs of foreign issuers) and 95% of the top 20 large-cap pharmaceutical companies by net sales either are headquartered or have offices in our current regional coverage areas.
Our systematic and institutionalized sourcing program has generated a robust pipeline of proprietary opportunities both organically among our current portfolio and with new partners across the biopharmaceutical landscape that we believe is unrivalled in the royalty space. Our relationship management approach includes continued engagement with our existing partners, which has created opportunities for additional organic deal flow. For example, in the current portfolio, there are several examples such as Udenyca, AndexXa and Krystexxa, where we have consummated follow-on acquisitions and financings with the same counterparty. In addition to traditional relationship management, our sourcing professionals in each region utilize various tools to systematically track and engage with potential partners early and often. These tools include a list of targeted companies with attractive assets that have a near-term financing need, and a schedule of pharmaceutical products on the cusp of FDA approval. HCR’s evolution to a regional sourcing model has yielded compelling results with more than 50% of our Royalty-Related Transactions sourced on a proprietary and/or non-intermediated basis since 2016.
Our sourcing and execution efforts are led by senior, highly experienced, transaction-oriented regional leads. Our regional leads have proven histories of identifying, evaluating and acquiring royalties in the biopharmaceutical sector, have deep ties to their regions’ ecosystems, and are supported by our Senior Advisors. Furthermore, all of our Senior Advisors are also based in our coverage regions, further deepening our ties to those local ecosystems. Utilizing this model, we have built a reputation within the biopharmaceutical ecosystem as the leader in middle market Royalty-Related Transactions. We believe this extensive network of industry relationships will continue to broaden our universe of potential opportunities and potentially accelerate our pace of acquisitions.
This sourcing function is supplemented and refined through our research activities. The research group seeks to identify attractive products and product categories to more efficiently focus our sourcing efforts. In addition to approved products, research professionals also perform extensive analyses on late-stage development products with near term expected approvals. Periodically, the research team will develop a “White Paper” intended to educate the investment team on a therapeutic area. In most instances, these White Papers provide the transaction team with a roadmap for potentially attractive opportunities in the identified therapeutic category. In some instances, however, the research conclusion is that HCR should avoid a therapeutic area.
Since 2015, our research group has published 17 White Papers, addressing therapeutic areas such as Alzheimer’s disease, immuno-oncology, migraine, gastroenterology, diabetes as well as broader White Papers focused on the pricing and reimbursement environment in the United States. Separately, the research group has proactively identified and referred 137 sourcing opportunities for the regional leads to pursue since 2016. We believe our dedicated research activities have meaningfully enhanced our ability to identify attractive products prior to approval and to develop insightful views on matters such as competitive landscape, clinical efficacy and potential product sales.

Our ability to customize solutions for our partners creates high-quality and expanded access to acquisition and financing opportunities.
Our long history and track record of acquiring royalties, SYNTHETIC ROYALTY™ financings and debt has proven effective in engaging with partners who are typically evaluating a myriad of financing options. The ability to present a number of creative solutions in a royalty, SYNTHETIC ROYALTY™ financing or debt structure differentiates our Company from other industry participants and enables us to address the specific capital needs of potential partners. We believe our flexible mandate provides us with a large opportunity set of transactions to evaluate. Many of our peers generally focus on either royalty purchases or on debt investments.
Historically, we have employed a variety of transaction structures, including acquisitions of existing royalties, SYNTHETIC ROYALTY™ financings, and customized debt (including convertible debt). Our demonstrated flexibility with respect to transaction structures allows us to engage with a wider range of potential partners and diversify our asset base to acquire unique revenue streams. Our senior team has been a pioneer in SYNTHETIC ROYALTY™ financings, having closed 17 such transactions. Our extensive knowledge of these financing solutions allows us to present a range of bespoke alternatives to partners and to price different structures. These financing solutions provide biopharmaceutical companies with an attractive and non-dilutive source of capital to fund research and development and/or commercial launch activities. We believe that our proven track record of structural flexibility and creativity positions us as a partner of choice for emerging biopharmaceutical companies, which represent approximately 74% of our partners historically.
Our foundational portfolio provides us with scale and enhances our brand as a top royalty partner in the biopharmaceutical ecosystem.
We have amassed a portfolio of 35 assets as of June 30, 2021, diversified across therapeutic categories, treatment modalities, indications and marketers. This portfolio was built deliberately over a more than seven-year period and now produces significant predictable cash flows. Our current portfolio and scale enable us to support our differentiated infrastructure across sourcing, diligence, structuring and monitoring. We believe that we are now at an important inflection point where this infrastructure can increasingly support sustained growth. Importantly, our existing portfolio and scale are a visible indicator of our consistent activity and expertise, reinforcing the HCR brand of being a partner of choice in this sector. We intend to continue building on this virtuous cycle going forward.
Our Growth Strategy
Our mission is to facilitate innovation by deploying capital consistently and reliably in products that serve unmet or underserved medical needs. We intend to achieve this mission by expanding our portfolio of approved and pre-approval products using cash flow generated by our existing portfolio as well as capital raised in the public equity market and debt raised in the public and private markets. We believe our proprietary research insights combined with our regional sourcing capabilities and rigorous investment process will allow us to support an expanding pool of eligible biopharmaceutical partners, further validating our proven formula for success. The key components of our growth strategy are summarized below.
•
Leverage our regional sourcing infrastructure and differentiated scientific expertise to capitalize on strong industry tailwinds.   The biopharmaceutical industry has experienced explosive growth and rapid innovation over the last several years fueled by dramatic acceleration in medical research. In 2019, an estimated $186 billion was invested in biopharmaceutical research and development and this amount is expected to increase to $233 billion in 2026, according to Evaluate Pharma. At the same time, the increasing cost of drug development has created a significant capital need for biopharma companies. The increasing pace of innovation and growing cost of drug development is reflected in the recent capital markets activity with over $200 billion in capital raised in public markets since 2015, including approximately $45 billion raised across 325 IPOs. The significant ongoing growth and capital needs of the biopharmaceutical market provides a substantial tailwind for our business and expands our pipeline of potential partners.

Our average size of investment has increased from approximately $35 million in 2016 to $150 million in 2020, which we believe is commensurate with the growing capital needs of our counterparties. By combining our regional sourcing infrastructure with the expertise of our in-house scientists and Senior Advisors, we believe we are well positioned to take advantage of the favorable long-term industry tailwinds. Our regional leads are able to maintain a robust source of proprietary acquisition and financing opportunities and our experienced team has the differentiated ability to prosecute these opportunities and expand our portfolio.
•
Broaden our Royalty-Related Transaction pipeline with access to increased capacity and attractively priced capital.   We believe access to the public equity market as well as the public and private debt markets will provide us access to capital at a meaningfully lower cost than what we have today. We believe this lower cost capital will enable us to acquire or finance high-quality opportunities at competitive prices and deliver favorable returns. We believe more favorable cost of capital will enable us to widen our opportunity set and provide access to additional accretive acquisitions or financings that would otherwise have been excluded with our previous capital structure and yield criteria, potentially resulting in increased capital deployment. In addition, we believe the public markets will provide us access to increased capacity at a much faster rate and help us replenish firepower to take advantage of the market opportunities as they become available. We anticipate that the new capital structure will also generate more recyclable capital that can be reinvested in new royalty opportunities.

•
Leverage internal expertise and increased operational flexibility to acquire or invest in royalties on attractive late stage pre-approval assets.   Our senior team has a history of successful acquisitions of pre-approval assets driven by our rigorous investment process honed over the last two decades, anchored by our Chief Medical Officer and Chief Scientific Officer. We believe we have the differentiated ability to assess scientific, commercial and financial merits to identify attractive acquisition opportunities in late-stage, de-risked assets. However, our prior organizational structure limited our capital deployment in pre-approval assets to 10% of each individual fund, constraining our capacity for these types of acquisitions. We believe the new corporate structure will provide us enhanced operational flexibility to assess both pre-approval and commercial opportunities, and deploy our disciplined approach to further enhance the pipeline and in turn generate future growth. We also believe partnerships with emerging biopharmaceutical companies in assets prior to approval will make us an attractive partner and position us favorably for further business, including opportunities post approval.

•
Maintain our disciplined approach and acquisition culture as we grow.   We have a highly talented, long-tenured management team with deep domain expertise that we have assembled over the last 14 years. As of June 30, 2021, we have 34 team members, including 10 Senior Advisors, with combined relevant experience of over 500 years. Our culture is defined by collaboration, creativity and thought leadership, as well as a commitment to support innovation and life-changing therapies by partnering with the biopharmaceutical industry. We believe our disciplined acquisition approach and refined repeatable process are critical to our success. We are committed to maintaining our culture as we move to the next stage of growth.
Our Approach
We are a leading funder of innovation across the growing emerging biopharmaceutical ecosystem. Our approach is to identify attractive products and therapeutic areas of focus and then evaluate how to (i) acquire royalties on, or (ii) finance the marketers of, products we believe fit our asset selection criteria. Our team combines scientific expertise, regional sourcing resources and sophisticated transaction knowledge to target and close on attractive growth biopharmaceutical products. We actively monitor the evolving treatment landscape and leverage our broad network of relationships with biopharmaceutical firms, physicians, scientists and other market participants to identify new acquisition or financing candidates. This approach ensures a robust and diversified pipeline of opportunities by product type and therapeutic area.
Our own internal projections with respect to the potential Royalty Receipts from a potential acquisition candidate are typically lower than and may differ substantially from the counterparty’s estimates or Wall Street consensus. For certain products such as Brineura, Gocovri and Xpovio for which our sales estimates at the time of investment were lower than Wall Street consensus, we have negotiated and structured terms of the investments that have enabled us to invest in attractive opportunities. We seek to minimize risks related to underperformance of the products in our portfolio through various structural protections, including milestone payments, reverse-tiered royalties, underperformance or catch-up payments, royalty rate “ratchet” provisions or escalating hard caps, or by purchasing a lower portion of sales or structuring the investment as a debt instrument with a guaranteed repayment obligation. Over 70% of our existing portfolio contains one or more of these structural protections. Conversely, our use of our own internal models to generate projections that differ from Wall Street consensus has enabled us to identify potential opportunities for upside, including our investments in Shingrix, Udenyca and Trelegy Ellipta whose sales have outperformed initial Wall Street estimates.
Key characteristics across our existing portfolio and future acquisition or financing candidates are as follows:
•
Clinically validated: therapies that have received regulatory approval or are clinically de-risked, such as having complete Phase 3 data or a filed New Drug Application or a Biologics License Application with the FDA.

•
Substantial unmet and/or underserved need: therapies that address areas of significant unmet or underserved medical need, either in smaller patient populations for rare disease indications or larger patient populations for more prevalent indications.

•
High value proposition: therapeutic areas and indications with favorable reimbursement dynamics and significant willingness to pay.

•
Differentiation within treatment landscape: therapies that disrupt or expand the existing treatment paradigm and are founded on innovation with substantial potential.

•
Growth potential: therapies where we see strong long-term potential, based on our in-depth evaluation and in-house scientific expertise.

•
Strong marketer: therapies that fit our acquisition and financing model of providing capital to emerging biopharmaceutical companies, while deriving most of the portfolio revenue from established marketers.

•
Barriers to entry: therapies that are protected with strong IP and/or other barriers, including regulatory exclusivity and manufacturing complexity.

We foster a culture of dissent, accountability and transparency; we believe these firm values create better outcomes for our stockholders. A core element of our culture of accountability is the ongoing review of our existing portfolio as part of our broader portfolio management strategy, providing continued engagement with partners and an important feedback loop post-transaction. Our acquisition and financing platform is designed to serve as a long-term capital resource for our biopharmaceutical partners, offering flexible financing solutions that are directly aligned with their specific business models and objectives. As an alternative or complement to an equity issuance, our funding options allow biopharmaceutical companies to eliminate or delay equity dilution while enabling them to fund product launches, acquire or license products, or re-invest capital in earlier-stage R&D projects. We implement our business model through customized royalty monetizations, corporate financing products and other combinations. We seek to not only provide capital but to also be a long-term partner to biopharmaceutical companies.
Generally, we are agnostic with respect to structure types if the underlying asset quality is attractive. At various points in time our portfolio has tilted more towards royalties and SYNTHETIC ROYALTY™ structures and at other times more towards debt and debt-like investments. We believe we are the only firm with long-term experience and a track record of deploying substantial amounts of capital across all transaction types. Below are a variety of structure types that we and our founders have utilized in 90 transactions since 2001.
Partner is Royalty Recipient
•
Royalty purchases represent purchases of all or part of existing royalty contracts in exchange for some or all of the cash flows from those underlying contracts. These royalty contracts are entered into when an inventor, research institution, university, or a biopharmaceutical company (a “licensor”) signs a licensing agreement with a third-party marketer, such as a larger pharmaceutical company. Under these license agreements, the licensor is entitled to receive a stream of cash flow payments based on the future sales of the product, including through royalties and milestones, but typically has no role in the product’s commercialization, which is performed by a third-party marketer.

•
Royalty notes represent structured financing solutions whereby an issuer may place the royalty contract(s) and often the intellectual property and other assets underlying the royalty contract into a bankruptcy-remote special purpose vehicle (“SPV”) and issue debt from the SPV. The debt is then serviced by the applicable royalty stream related to the royalty contract. We have found royalty notes to be compelling investment opportunities because the interest and principal payments are typically based on consistent, predictable royalty streams that are over-collateralized and the asset is generally insulated from bankruptcy risk of the issuer.

Partner is Product Marketer
•
SYNTHETIC ROYALTY™ financings represent highly structured, non-dilutive financing alternatives where we create a royalty contract with a biopharmaceutical company that owns the rights to one or more products and typically plays the principal role in the commercialization, marketing and sales of such product. This contract entitles us to receive a portion of future sales of a product. We can also structure these contracts as debt financings with a fixed interest component as well as a contingent interest component that is based on product sales.

•
Structured debt represents securities that are typically collateralized by all or certain assets. In these situations, our underwriting is based on the value of a product(s) owned by the company as well as general credit related factors. In addition, we have also purchased convertible notes, which may be either secured or unsecured.

From 2001 through June 30, 2021, we and our founders have deployed over $5 billion in Royalty-Related Transactions. Over the last five years (2016 — 2020), we acquired $2.6 billion in royalties and related assets, averaging $518 million of new Royalty-Related Transactions per annum over this period. While annual deployment may be uneven from year to year due to the unpredictable timing of new Royalty-Related Transaction opportunities, we have consistently deployed significant amounts of capital when measured over multi-year periods. Our approach is rooted in a highly disciplined evaluation process that is not driven by a minimum annual capital deployment requirement.

Select Case Studies
The following case studies represent selected examples highlighting the modularity of our investment platform:
•
Shingrix:   our ability to take a differentiated view on an asset, source through our regional model, and creatively structure a financing to fit the needs of an emerging biopharmaceutical company.

•
AndexXa:   our long-term commitment to companies and willingness to follow up original investments with subsequent financings in both pre-approval and approved assets.

•
Krystexxa:   our differentiated ability to source proprietary investment opportunities and participate in multiple acquisitions through the lifecycle of a product.

Shingrix (Product) / Agenus (Counterparty)
Acquisition & Asset Overview
•
In January 2018, we agreed to pay up to $230 million to purchase a 2% royalty on net sales of Shingrix marketed by GlaxoSmithKline (“GSK”) from Agenus, Inc. (“Agenus”).

•
Shingrix is a vaccine for the prevention of shingles (herpes zoster) in adults aged 50 years and older that was approved in the United States in October 2017 and in Europe and Japan in March 2018; it also received a recommendation from the Committee on Vaccines (division of the CDC) in October 2017.

Sourcing Summary
•
Our lead sourcing professional in Boston was proactively in close dialogue with Agenus (based in Lexington, Massachusetts) on a potential royalty acquisition prior to Shingrix’s regulatory approval.

•
Agenus had engaged an investment bank to run a formal process, but that process did not result in an offer that met Agenus’ objectives.

•
We re-engaged directly with Agenus over a series of in-person meetings to agree on terms that addressed the company’s goal of maximizing proceeds as well as our goal of acquiring an under-appreciated but high value product royalty.

Our View of the Asset
•
Our in-house research scientists developed a differentiated view from Wall Street consensus, believing that Shingrix’s superior efficacy over the previous standard of care and importance to GSK would result in a blockbuster product with peak sales above $2 billion.

•
Because the product was just launching, it became clear to us that Wall Street analysts had not yet focused on Shingrix as consensus peak sales were below $2 billion with a much slower sales ramp.

Transaction Structure
•
We provided $190 million to Agenus at closing with an additional $40 million in milestones if the product reached certain sales thresholds.

•
We also structured the acquisition to protect against a slower launch of Shingrix by structuring in a rebate payment that would require Agenus to refund $26 million to us if certain sales thresholds were not met within a specific timeframe.

•
As a $300 million market cap company at that time, this transaction enabled Agenus to unlock meaningful value for an under-appreciated asset.

Asset Performance Post-Close
•
Shingrix sales have meaningfully exceeded initial Wall Street estimates and our original forecast, finishing 2018 as the top launching non-specialty product with over $1 billion of sales and recording over $2.4 billion of sales in 2020.

•
In six months after launch, Shingrix captured an estimated 98% of the U.S. shingles vaccine market.

•
On recent earnings calls, GSK has touted not just growth in the U.S. and Europe but also the opportunity in China, where Shingrix was approved in 2019.

•
Consensus figures for Shingrix have increased significantly, now estimated at $5.75 billion in peak sales for 2026.

AndexXa (Product) / Portola (Counterparty)
Acquisition & Asset Overview
•
We completed two transactions with Portola Pharmaceuticals (“Portola”): a $150 million SYNTHETIC ROYALTY™ acquisition in February 2017 and a $125 million senior secured loan financing in March 2019 (of which we retained $62.5 million).

•
Portola is one of several examples in which a partnership spans multiple transactions; in each case we met the evolving needs of our partners, highlighting our structural flexibility, proclivity for repeat business; and ability to successfully diligence and acquire pre-approval products.

•
Portola’s lead product, AndexXa, was approved by the FDA in May 2018 (EU approval granted in April 2019) as the only antidote to reverse the anticoagulant effects in patients treated with an oral or injectable Factor Xa inhibitor (e.g., Xarelto, Eliquis).

•
AndexXa was awarded Breakthrough Designation and Orphan Drug Designation and had been developed using the Accelerated Approval pathway, highlighting the product’s value add in an unmet clinical need.

Sourcing Summary
•
Our lead sourcing professional in San Francisco had closely tracked AndexXa’s development and began serious discussion with Portola management in the summer of 2016 after the product completed Phase 3 trials, but prior to FDA approval.

•
We submitted a proactive acquisition proposal, designed to preempt a broader process, which resulted in Portola signing a term sheet with us in late August 2016.

Our View of the Asset
•
Through the work of our in-house scientists, we developed conviction on the future sales potential of AndexXa.

•
As we progressed with our confirmatory diligence, Portola received a complete response letter (“CRL”) from the FDA. While many other market participants may have backed away at this point, we “leaned in”, believing the issues highlighted by the FDA were addressable.

Transaction Structure
•
After the CRL, the acquisition was structured to compensate us for additional risk, including:

•
Closing fee paid at the funding of the first (pre-approval) and second tranche (approval).

•
A reverse-tiered royalty whereby we received a higher SYNTHETIC ROYALTY™ rate on lower level of sales to protect against sales underperformance.

•
An escalating royalty feature that increases the rate for every quarter that FDA approval of AndexXa was delayed.

•
The asset was significantly de-risked when the FDA approved a “second generation” manufacturing process, encouraging us to re-engage in early 2019 and culminating in a $125 million senior secured debt financing.

•
The debt facility was comprised of two tranches, with $62.5 million funded at closing and the remaining $62.5 million contingent upon AndexXa meeting certain sales and regulatory milestones in 2019 (which were met).

Asset Performance Post-Close
•
AndexXa finished 2019, its first full year of full commercial launch, with sales of $112 million.

•
Our belief in AndexXa was validated in July 2020 when Alexion Pharmaceuticals (“Alexion”) acquired Portola. AndexXa was the key driver for this acquisition.

•
As part of the acquisition, Alexion repaid the senior debt, resulting in a meaningful and early realization. Our SYNTHETIC ROYALTY™ structure remained in place with the closing of the Alexion acquisition.

•
In December 2020, Alexion itself became the target of a larger acquirer, and agreed to terms with AstraZeneca for a $39 billion acquisition.

•
The SYNTHETIC ROYALTY™ structure will remain in place and we will receive payments from AstraZeneca on product sales.

Krystexxa (Product) / Co-inventor (Counterparty)
Acquisition & Asset Overview
•
We completed three transactions with Krystexxa’s co-inventor, the most recent being an acquisition for the entire remaining royalty interest on Krystexxa in February 2021.

•
Krystexxa was approved by the FDA for the treatment of chronic gout in 2010.

Sourcing Summary
•
We have longstanding relationships within the inventor and academic community, and this purchase was our third separate transaction with this university co-inventor.

Our View of the Asset
•
Our three interests in Krystexxa showcase our ability to identify attractive assets and “leg in” to an asset as it becomes de-risked.

Transaction Structure
•
We first purchased Krystexxa royalties in 2011, approximately one year after FDA approval.

•
We acquired royalties on the first $110 million of Krystexxa annual net sales for 10 years.

•
Krystexxa’s strong performance led us to partner with the product’s co-inventor again in 2019.

•
We purchased 55% of royalties payable on the first $350 million of Krystexxa annual net sales and 10% of royalties payable on annual net sales above $350 million.

•
Our third and final purchase of Krystexxa royalties provides us with all remaining royalties previously held by the product’s co-inventor.

Asset Performance Post-Close
•
The product’s initial marketer, Savient Pharmaceuticals, filed for Chapter 11 bankruptcy in October 2013. Two months later, Crealta Pharmaceuticals LLC (“Crealta”), paid $120 million to acquire Krystexxa.

•
Crealta was successful in repositioning Krystexxa and more than doubled annualized sales over the course of their ownership.

•
Product sales continued throughout the bankruptcy process and we did not experience any meaningful interruption in royalty payments.

•
In December 2015, Horizon Pharmaceuticals (“Horizon”) paid $510 million to acquire Crealta.

•
Under Horizon’s stewardship, Krystexxa sales have grown meaningfully, reaching over $400 million in 2020 as compared to $37 million in 2014.

The Manager
Historically, our business has been managed by the Legacy Manager. In connection with this offering we and Holdings LP will each enter into a management agreement (each a “Management Agreement”, and collectively, the “Management Agreements”) with the Manager pursuant to which the Manager will, among other things, manage the existing assets of our business and source and evaluate new Royalty-Related Transactions, subject to oversight by our board of directors. The Manager will be a newly formed legal entity providing the same services to us that have been provided to HCR by the Legacy Manager. The Manager will be a separate legal entity from us, operating pursuant to Management Agreements, with its own employees who perform services for us, but are not our employees. The Legacy Manager also has its own employees who provide services for HCR, but are not employees of HCR. The employees of the Legacy Manager will become employees of the Manager in connection with this offering. The Manager will be operated by the same personnel as currently operate the Legacy Manager and certain newly hired individuals engaged as a result of our growth and transition to operating as a public company. The Manager will continue to use the same investment process and criteria currently applied by the Legacy Manager to the evaluation of potential investment opportunities. The Management Agreements have an initial term of ten years, after which it can be renewed for an additional term of three years, unless either the Company or the Manager provides notice of non-renewal 180 days prior the expiration of the initial term. We and Holdings LP will each pay the Manager a quarterly Operating and Personnel Payment pursuant to the Management Agreements. The Manager may not be removed during the initial or any renewal term without cause. The Manager is an “investment adviser” registered with the SEC under the U.S. Investment Advisers Act of 1940. For a description of the terms of the Management Agreements, including the Manager’s Operating and Personnel Payment, see “The Manager”, and see “Management” for information regarding the management team of the Manager.
Competition
There are a limited number of suitable and attractive opportunities to acquire high-quality royalties available in the market. Competition to acquire such royalties is intense and may increase. We compete with other potential acquirers for these opportunities, including companies that market the products on which royalties are paid, financial institutions and others.
We face competition from other entities that acquire biopharmaceutical royalties, including competitors to the Manager that are in the similar business of acquiring biopharmaceutical royalties. There are a limited number of suitable and attractive acquisition opportunities available in the market. Therefore, competition to acquire such assets is intense. The Manager is subject to competition from other potential royalty buyers, including from the companies that market the products on which royalties are paid, financial institutions and other entities. These Other potential royalty buyers may be larger and better capitalized than us.
We also compete with other forms of financing available to biopharmaceutical companies, such as equity financing and licensing opportunities. If biopharmaceutical companies opt for financing through such other means, we may not be able to acquire additional assets or grow our business. If we fail to compete successfully against competitors or competing forms of financing, our business, results of operations, financial condition and growth could be harmed.
The products that provide the basis for the cash flows of the biopharmaceutical products in which we invest are also subject to intense competition. The biopharmaceutical industry is a highly competitive and rapidly evolving industry. The length of any product’s commercial life cannot be predicted. Current marketers of products may undertake these development efforts in order to improve their products or to avoid paying our royalty. Adverse competition, obsolescence, governmental and regulatory action, or healthcare policy changes could significantly affect the revenues, including royalty-related revenues, of the products underlying our Royalty-Related Transactions.
Competitive factors affecting the market position and success of each product include:
•
efficacy;

•
safety and side effect profile;

•
price, including third-party insurance reimbursement policies;

•
timing and introduction of the product;

•
effectiveness of marketing strategy and execution;

•
market acceptance;

•
manufacturing, supply and distribution;

•
governmental regulation;

•
availability of lower-cost generics and/or biosimilars;

•
intellectual property protection and exclusivity;

•
treatment innovations that eliminate or minimize the need for a product; and

•
product liability claims.

Products on which we have a royalty may be rendered obsolete or non-competitive by new products, including generics and/or biosimilars, improvements on existing products, or governmental or regulatory action. In addition, as biopharmaceutical companies increasingly devote significant resources to innovate next-generation products and therapies using gene editing and new curative modalities, such as cell and gene therapy, products on which we have a royalty may become obsolete. Further, any new product candidate within our royalty portfolio that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Many of these approved drugs are well established therapies and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. These factors and developments could have an adverse effect on the sales of the biopharmaceutical products underlying our Royalty-Related Transactions, and consequently could materially adversely affect our business, financial condition and results of operations.
Employees
Our directors and executive officers will manage our operations and activities. However, we do not currently have any employees or any officers other than our executive officers. Our executive officers are employees of our Manager. Pursuant to the Management Agreements with the Manager, the Manager will perform corporate and administration services for us. Please see “The Manager”.
As of December 31, 2020, the Manager and its affiliates had 25 employees. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that the Manager’s relations with its employees are satisfactory.
Properties
Our executive offices are located at 300 Atlantic Street, Suite 600, Stamford, Connecticut 06901, and are provided by the Manager. We also have regional offices located in Boston, London, the New York metro area and San Francisco. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.
Legal Proceedings
From time to time, we or the Manager may be a party to various claims, charges and litigation matters arising in the ordinary course of business. At this time, we have no legal proceedings that we believe would have a material adverse effect on our business, financial condition or results of operations.

THE MANAGER
Management Agreements
We have no personnel of our own. Historically, our business has been managed by the Legacy Manager. Following this offering we and Holdings LP will be managed by the Manager pursuant to the Management Agreements. Under the Management Agreements, the Manager will, among other things, manage the existing assets of our business and source and evaluate new Royalty-Related Transactions. The Manager will be a newly formed legal entity providing the same services to us that have been provided to HCR by the Legacy Manager. The Manager will be a separate legal entity from us, operating pursuant to Management Agreements, with its own employees who perform services for us, but are not our employees. The Legacy Manager also has its own employees who provide services for HCR, but are not employees of HCR. The employees of the Legacy Manager will become employees of the Manager in connection with this offering. The Manager will be operated by the same personnel as currently operate the Legacy Manager and certain newly hired individuals engaged as a result of our growth and transition to operating as a public company. The Manager will continue to use the same investment process and criteria currently applied by the Legacy Manager to the evaluation of potential investment opportunities.
None of the Manager’s personnel will receive any direct compensation from us in connection with the management of our assets. Mr. Futch, through his ownership interests in the Manager, is entitled to a portion of any profits earned by the Manager, which includes the Operating and Personnel Payments payable to the Manager under the terms of the Management Agreements, less expenses incurred by the Manager in performing its services under the Management Agreements. Although the Manager is responsible for compensating its employees who provide services to us, including our executive officers, we are responsible for the compensation of our Senior Advisors. In addition, we may engage consultants or other service providers from time to time.
The Manager is owned and controlled indirectly by Mr. Futch. Certain former owners of the Legacy Manager own a minority non-voting economic interest in the Manager, which entitles such persons to a portion of the revenue of the Manager for a period of time, with Mr. Futch having the right to buy out such minority non-voting economic members’ interest ten years after the closing of this offering. The former owner has no rights to control or direct the decision making or actions of the Manager. Investment decisions by the Manager will be determined by a Transaction Review Committee comprised of certain of our executive officers and Senior Advisors, as indicated in their biographies in “Management” below.
Conflicts of Interest
Pursuant to the Management Agreements, the Manager cannot manage another entity that invests in or acquires royalties, other than any legacy vehicle related to HCR. Executives of the Manager are subject to a non-compete agreement following termination of their employment with the Manager, and the Company is a beneficiary of this agreement. In addition, executives of the Manager must devote substantially all of their business time to managing the Company and any legacy vehicle related to HCR, unless otherwise approved by the Board.
Operating and Personnel Payment
Under our Management Agreement, we will pay a flat quarterly fee to the Manager for services provided thereunder. Under the Management Agreement for Holdings LP, Holdings LP will pay a quarterly fee (the “Operating and Personnel Payment”) in respect of operating and personnel expenses to the Manager or its affiliates equal to a percentage (the “Applicable Percentage”) of Royalty Receipts of the Company. The Applicable Percentage, for a particular quarter, will be determined based on the amount of Royalty Receipts of the Company in such quarter together with the Royalty Receipts of the preceding three quarters (the “Trailing Royalty Receipt Amount”) and in accordance with the following schedule:

Applicable Percentage	Trailing Royalty Receipt Amount
7.5%	Less than $750 million
7.0%	More than or equal to $750 million but less than $1 billion
6.5%	More than or equal to $1 billion
Under the Management Agreements, the Operating and Personnel Payments will be payable (i) for the first fiscal quarter, on the date that is three business days from the date of the Management Agreement, and (ii) thereafter, quarterly in arrears as of the last business day of each fiscal quarter. The Operating and Personnel Payments are intended to fund operating and personnel expenses of the Manager and its affiliates.
Duration and Termination
The Management Agreements will be approved by our board of directors prior to this offering. The Management Agreements will each have an initial term of 10 years, after which it shall automatically renew for a term of three years, unless either the Company or the Manager provides notice of nonrenewal 180 days prior the expiration of the initial term. During the initial term and the renewal term, the Management Agreements may only be terminated by the Company for Cause (as defined below). A termination of the Management Agreements will automatically lead to the removal of the Manager as the manager of HCR, Holdings LP and Holdings LP’s subsidiaries.
The board of directors will have the right to terminate the appointment of the Manager following (i) a determination of Cause, by a court or governmental body of competent jurisdiction in a final judgment, or (ii) an admission of Cause, by the Manager. In the event that Mr. Futch commits an act constituting Cause, such action would be imputed to EPA Holdings and the Manager so long as Mr. Futch is acting as Chief Executive Officer of the Company, otherwise any act of Mr. Futch’s will not be imputed to the Manager. Any act constituting Cause committed by any other executive of the Manager would not be imputed to the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with the Manager.
“Cause” will exist where (i) the Manager or an executive of the Manager (including Mr. Futch) (each an “Applicable Party”) has committed (or in the case of Applicable Parties who are executives, caused the Manager to commit) a material breach of a material provision of the governing documents of the Company, the limited partnership agreement of Holdings LP or the Management Agreements; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused the Manager to commit) willful misconduct in connection with the performance of his or its duties under the terms of the governing documents of the Company, or the Management Agreements, (iii) there is a declaration of bankruptcy by the Applicable Party and (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) or prospects of the Company and its affiliates (taken as a whole).
The Manager and its affiliates would be subject to a 12-month non-compete and non-solicit following any termination of the Management Agreements by us for Cause.
In the event of a Change of Control (as defined below) or for Good Reason (as defined below) of the Company or its subsidiaries, the Manager will no longer be bound by the covenants not to compete or solicit in the Management Agreements. A “Change of Control” will occur if there is (i) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, (ii) a merger or consolidation of the Company with or into any other Person or any other transaction or a series of related transactions, the result of which is that a third party (or a group of third parties) that is not an Affiliate of the Company or its Stockholders immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction or (iii) a change in the composition of the Company’s board of directors as a result of which the majority of the members of the Company’s board of directors cease to be Continuing Directors (as defined below). The Management Agreements clarify, however, that the following events do not constitute a Change of Control: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after such transaction; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an Affiliate of the Company; (C) this offering and any subsequent registered offerings or secondary sales by the Continuing Investors of any of the Company’s securities, unless any such subsequent registered offering or secondary sale results in a third party who is not an Affiliate owning more than 40% of the Company’s outstanding voting power immediately following such offering or sale; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. ‘‘Good Reason’’ means the occurrence of either of the following: (i) a failure by the board of directors to obtain the Manager’s consent to an amendment of the organizational documents of the Company or Holdings LP pursuant to section 9(b) or to the adoption or amendment of any policy, compliance procedure or reporting requirement pursuant to section 9(c) of the Management Agreements or (ii) a material breach by the Company or Holdings LP, as applicable, (at the direction of the board of directors) of its obligations to the Manager (without the Manager’s prior waiver or consent) under the Management Agreements, which breach, if capable of being cured, is not cured within 30 days after the Company or the Partnership, as applicable, receives notice of such breach.
“Continuing Director” means, as of any date of determination, any member of the Company’s board of directors who:
•
was a member of the Company’s board of directors upon the closing of this offering; or

•
was nominated for election or elected to the Company’s board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

Indemnification
To the fullest extent permitted by law, we will agree to indemnify the Indemnitees from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on our behalf or any of its subsidiaries to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence (as such concept is interpreted under the laws of the State of Delaware), material breach of the Management Agreements that is not cured in accordance with the terms of the Management Agreements or a violation of applicable securities laws. As a result, we could experience unfavorable operating results or incur losses for which the Manager would not be liable.
Equity Performance Awards
EPA Holdings, an affiliate of the Manager, in which executives, employees, and former founders and owners have an interest, will be entitled to Equity Performance Awards (as defined below) determined on a portfolio-by-portfolio basis. Investments made during each two-year period will be grouped together as separate portfolios (each, a “Portfolio”). The first Portfolio will commence on the date of our initial public offering and will end on December 31, 2022.
Subject to the three conditions listed below and applicable law, at the end of each fiscal quarter, EPA Holdings is entitled to a distribution from Holdings LP in respect of each Portfolio equal to 20% of the Net Economic Profit (defined as the aggregate cash receipts for all new portfolio investments in such Portfolio less Total Expenses (defined as interest expense, operating expense and recovery of acquisition cost in respect of such Portfolio)) for such Portfolio for the applicable measuring period (the

“Equity Performance Awards”). The Equity Performance Awards will be allocated and paid by Holdings LP to EPA Holdings as the holder of the Holdings LP Class C Special Interest. The Equity Performance Awards will be payable in Holdings LP Class B Units that may be exchanged for shares of Class A common stock of the Company. The number of shares of Class A common stock of the Company payable is based on a 10-day trailing volume-weighted average trading price (“VWAP”) ending two days prior to the payment date. EPA Holdings may also receive a periodic cash advance in respect of the Holdings LP Class C Special Interest to the extent necessary for EPA Holdings or any of its beneficial owners to pay when due any income tax imposed on it or them as a result of it holding such Holdings LP Class C Special Interest, calculated using an assumed tax rate. To the extent EPA Holdings receives any such periodic cash advance, the amount of the Holdings LP Class B Units received by EPA Holdings will be reduced by the amount of such periodic cash advance.
EPA Holdings is not entitled to Equity Performance Awards on any Net Economic Profit derived from investments made by Legacy HCR Partnerships prior to the date of our initial public offering and transferred to Holdings LP and its subsidiaries in the Reorganization Transactions. Such investments of Legacy HCR Partnerships will be deemed to be in a separate Portfolio (the “Old HCR Portfolio”).
On any quarterly equity distribution date, the Equity Performance Awards payable are subject to each of the following three conditions:
Condition One: Cumulative Net Economic Profit for such Portfolio for all periods prior to the relevant quarterly determination date is positive. Cumulative Net Economic Profit is positive if the aggregate cash receipts for all investments in a Portfolio for all prior periods is greater than the Total Expenses allocated to such for all prior periods.
Condition Two: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in such Portfolio for all periods commencing after such quarterly determination date are equal to or greater than the product of 1.3 and the projected Total Expenses for all investments in such Portfolio through the expected termination dates of all investments in such Portfolio.
Condition Three: The aggregate projected cash receipts, as determined on a basis consistent with the effective interest method used in our GAAP financial statements, for all investments in all Portfolios, other than the Old HCR Portfolio, for all periods commencing after such quarterly determination date are equal to or greater than the product of 1.3 and the projected Total Expenses for all of the Portfolios through the termination or disposition dates of all investments in all of the Portfolios, other than the Old HCR Portfolio.
The Equity Performance Awards are structured on a portfolio-by-portfolio basis, with portfolios based on two-year periods, to mitigate the risk that Equity Performance Awards are paid on a profitable investment even though, in the aggregate, the investments made over a two year period are not profitable. The three conditions above are also intended to reduce the risk that Equity Performance Awards are payable at a time when our portfolio of investments is not performing well overall.
We do not currently expect any material Equity Performance Awards to be payable for five to seven years after the closing of this offering.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors to be appointed prior to effectiveness of the registration statement of which this prospectus forms a part:
Name	Age	Position
Clarke B. Futch	54	Chairman and Chief Executive Officer
Christopher A. White	56	President and Chief Financial Officer
Timothy R.M. Bryant	57	General Counsel
Thomas K. Conner	60	Chief Accounting Officer and Treasurer
Carlos M. Almodóvar	42	Chief Business Officer
Executive Officers
Clarke B. Futch is the Company’s Chairman and Chief Executive Officer and will serve as Chairman of the Manager’s Transaction Review Committee. Mr. Futch co-founded HCR in 2006 and brings over 30 years of experience in biopharmaceutical/healthcare investing and financing, having raised over $8 billion in equity and debt principal capital across eleven vehicles and executed more than 165 transactions, including royalty, equity, debt and M&A transactions. Before co-founding HCR, Mr. Futch served as a partner at Paul Capital Partners, where he co-managed the firm’s royalty activities as a member of the royalty management committee. Previously, he served as a founding member of the healthcare group at Thomas Weisel Partners (now Stifel), and as a vice president at Raymond James. Since November 2020, Mr. Futch has served on the board of directors of Population Health Investment Co., Inc., a Nasdaq-listed special purpose acquisition company. Mr. Futch holds a B.A., magna cum laude, from Vanderbilt University and a J.D. from the University of Virginia School of Law. We believe Mr. Futch is qualified to serve on our board of directors because of his extensive experience in biopharmaceutical/healthcare investing and financing, including his role as an early pioneer in the royalty space.
Christopher A. White is the Company’s President and Chief Financial Officer and will serve as a member of the Manager’s Transaction Review Committee. Mr. White has served as HCR’s President and Chief Financial Officer since April 2021. From 2014 until 2021 Mr. White was the Chief Operating Officer of HCR. Mr. White has been an Investment Committee member since 2015 and joined HCR as a Managing Director and Chief Operating Officer in 2014. Mr. White previously served on HCR’s Investment Committee as a Cowen, Inc. representative from HCR’s inception through 2011. Mr. White has over 30 years of legal, financial and operational experience. He previously served as managing director and head of investment banking at Janney Montgomery Scott. Prior to that position, Mr. White spent over a decade at Cowen & Company, where he held a number of senior management positions, including chief of staff from May 2010 to February 2011. He previously served in leadership positions at Salomon Smith Barney Holdings Inc. and as a securities and mergers and acquisitions lawyer. Mr. White holds a B.A. from Amherst College and a J.D. from the University of Michigan Law School.
Timothy R.M. Bryant will become the Company’s General Counsel, effective on the date of this offering. From 2009 to 2021, Mr. Bryant was the General Counsel of Adams Street Partners, the global private markets firm. From 1995 to 2009, he was a partner at the law firm of McDermott Will & Emery, where his corporate transactional practice focused on public securities offerings and compliance, M&A, and royalty monetizations, including twelve Royalty-related transactions on behalf of HCR’s founders. Mr. Bryant received his BA, MA, and JD, all from Northwestern University.
Thomas K. Conner is the Company’s Chief Accounting Officer and Treasurer. Mr. Conner has served as HCR’s Chief Accounting Officer and Treasurer since April 2021. From 2011 until April 2021, Mr. Conner served as our Chief Financial Officer. Prior to joining HCR, Mr. Conner was the chief operating officer of investment banking at Cowen & Company. Mr. Conner spent more than 20 years with Cowen & Company, serving as chief financial officer until its merger with Ramius. He began his career at Deloitte Haskins & Sells in 1983. Mr. Conner holds a B.B.A. from the University of Massachusetts, Amherst and is a Certified Public Accountant licensed in the State of New York.
Carlos M. Almodóvar is the Company’s Chief Business Officer. Mr. Almodóvar has served as HCR’s Chief Business Officer since April 2021. Mr. Almodóvar’s responsibilities include, among other things, corporate communications, executing on strategic initiatives and assisting in corporate strategy. From 2019 until April 2021, Mr. Almodóvar served as Managing Director — Head of Investor Relations of HCR. From 2015 until 2019, Mr. Almodóvar served as Principal — Investor Relations of HCR, having joined HCR in 2012. Prior to joining HCR, Mr. Almodóvar was director, business development at Strategic Value Partners, an alternative investment firm focused on distressed debt. Previously, Mr. Almodóvar served as an associate director at UBS, where he focused on raising capital for external private fund managers. Mr. Almodóvar began his career as an analyst in the real estate investment banking group at Lehman Brothers. Mr. Almodóvar holds a B.S. from Cornell University.
Key Employees
Matthew H. Bullard is a Managing Director for the Company. Mr. Bullard, based in San Francisco, is focused primarily on HCR’s activities on the West Coast, including transaction sourcing and structuring. Prior to joining HCR, Mr. Bullard was a partner and a member of the product finance investment committee at NovaQuest Capital Management, L.L.C., a leading investor in the healthcare industry. Mr. Bullard worked at NovaQuest Capital for 20 years in a number of roles, including, for the last 10 years, leading the structuring, negotiation and management of product-based, equity and debt investments in global private and public biopharmaceutical companies of all sizes. Mr. Bullard holds a B.S. in Accounting from the University of North Carolina at Greensboro and a M.B.A from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill.
Warren D. Cooper, MB, BS, BSc, MFPM is the Company’s Chief Medical Officer and Head of the Manager’s Portfolio Management Committee. HCR draws extensively on Dr. Cooper’s four decades of clinical, regulatory and operational expertise as it evaluates new investment opportunities. Dr. Cooper previously served as an advisor to HCR and has been well known to the Firm since its inception having worked on numerous projects with HCR and having completed a Royalty-Related Transaction with a predecessor firm of the founders. Dr. Cooper is a UK-trained physician with over 40 years of experience in the global pharmaceutical industry. With a background in cardiology and cardiac surgery, he spent 12 years with Merck in various positions, ultimately becoming the head of worldwide clinical research operations for Merck Research Laboratories across all therapeutic areas. Moving to AstraMerck (now part of AstraZeneca PLC), he led that company’s cardiovascular business division, with responsibility for all aspects of the business from in-licensing and development to commercialization (including sales and marketing). He was the founding CEO of Prism Pharmaceuticals, a specialty pharmaceutical company that he led from inception to the sale of the company to Baxter International and a portfolio investment of Mr. Futch’s prior firm. Dr. Cooper currently serves as the lead outside director of Zynerba Pharmaceuticals. He holds degrees in physiology, medicine and surgery from The London Hospital (University of London) and is a Member of the Faculty of Pharmaceutical Medicine of the Royal Colleges of Physicians of the United Kingdom, and of the International Society of Hypertension.
Paul J. Hadden is a Senior Managing Director for the Company and will serve as a member of the Manager’s Transaction Review Committee. Mr. Hadden, based in London, is focused primarily on HCR’s activities in the United Kingdom, Europe and rest of world, including transaction sourcing and structuring. Mr. Hadden previously led the firm’s global business development activities. Mr. Hadden has over a decade of healthcare investing experience in the royalty and debt markets, and has worked on investments representing over $1 billion in transaction value. Prior to joining HCR in 2007 as HCR’s second employee, Mr. Hadden served as a principal at The Frankel Group LLC, a boutique management consulting firm serving the life sciences industry, where he advised pharmaceutical, biotechnology and generic clients. Mr. Hadden started his career at New York-Presbyterian Hospital as a senior financial analyst. Mr. Hadden holds a B.A. from Yale College and an M.P.H. from the Yale School of Public Health.
Shin W. Kang, Ph.D. is the Company’s Chief Scientific Officer and Head of Research. Dr. Kang leads HCR’s research efforts as well as sourcing related to universities, research institutions and inventors. Since Dr. Kang’s arrival in 2015, he has successfully integrated HCR’s research efforts into both the investment and business development processes. Prior to joining HCR, Dr. Kang served as a vice president of equity research at Wells Fargo Securities covering the biotechnology sector. Previously, Dr. Kang managed technology, intellectual property and business development at the Mount Sinai School of Medicine. He holds a Ph.D. in Biological Chemistry/Immunology from the University of California, Los Angeles, an M.B.A. from Columbia Business School and a B.S. from the University of California, Davis. Dr. Kang also conducted research at Genentech as a postdoctoral fellow.
Anthony G. Rapsomanikis is a Managing Director for the Company. Mr. Rapsomanikis opened HCR’s San Francisco office in 2015, and is now focused primarily on HCR’s activities in the mid-Atlantic region, including the greater NY metropolitan area, where he is responsible for transaction sourcing and structuring. Since joining HCR in 2012, Mr. Rapsomanikis has worked on investments representing over $2.0 billion in transaction value. Prior to joining HCR, Mr. Rapsomanikis worked as an analyst in the healthcare investment banking group at Stifel Nicolaus Weisel and its predecessor firm Thomas Weisel Partners, where he was focused on mergers and acquisitions, and debt and equity financings. Mr. Rapsomanikis holds a B.B.A., cum laude, from the University of Massachusetts, Amherst.
John A. Urquhart is a Senior Managing Director for the Company and will serve as a member of the Manager’s Transaction Review Committee. Mr. Urquhart, based in Boston, is focused primarily on HCR’s activities in New England, including transaction sourcing and structuring. Mr. Urquhart has over a decade of healthcare investing experience in the royalty and debt markets. Since 2012, he has worked on eighteen investments representing over $1 billion in transaction value. Prior to joining HCR in 2007 as HCR’s first employee, Mr. Urquhart was an investment banking analyst at Cowen and Company, where he focused on mergers and acquisitions as well as debt and equity financings. Mr. Urquhart holds a B.A. from Brown University and an M.B.A. from The Wharton School of the University of Pennsylvania with a concentration in healthcare.
Directors
For biographical information regarding Mr. Futch, please see “—Executive Officers” above.
Senior Advisors
Our Senior Advisors are part-time consultants who provide advice to HCR as members of HCR’s Senior Advisory Board and, following the completion of this offering, will provide advice to us with respect to the evaluation of potential acquisitions. Following the completion of this offering, the Senior Advisors will be compensated directly by the Company for their services.
Frank M. Armstrong, M.D. has been a Senior Advisor since 2009. Dr. Armstrong is particularly focused on the medical assessment of product candidates and clinical data. Over the course of his tenured career, Dr. Armstrong has served as chief executive officer at a number of healthcare and biopharmaceutical companies, including Fulcrum Pharma, CuraGen Corporation, Bioaccelerate Holdings, Provensis and Phoqus Pharmaceuticals. Dr. Armstrong has also worked in large pharma as head of worldwide product development at Bayer AG, a senior vice president at Zeneca Pharmaceuticals (now AstraZeneca plc) and a senior vice president at Merck Serono. Dr. Armstrong holds an MBChB from the University of Edinburgh and is a Fellow of the Royal College of Physicians Edinburgh and the Faculty of Pharmaceutical Physicians. He serves as a non-executive chair for Faron Pharmaceuticals, a publicly held company, as well as BioCaptiva, Enhance 3D Genomics and Caldan Therapeutics, all privately-held companies and as a non executive director of Newcells Biotech and Eco Animal Health (AIM). Dr. Armstrong is also a Member of the Court of the University of Edinburgh.
Gregory B. Brown, M.D. is a co-founder of HCR. Currently CEO of Memgen, a biotechnology company, Dr. Brown remains Vice Chairman of HCR and a Senior Advisor. Dr. Brown focuses his efforts for HCR on business development activities and the review of promising therapeutic categories and products. Educated as a transplantation immunologist and trained as a thoracic and vascular surgeon, Dr. Brown practiced thoracic and vascular surgery in a community setting where he also founded and led an HMO. He brings particular expertise in the scientific, technical, clinical and medical evaluation of products as well as in healthcare systems and payor / reimbursement dynamics. He has been involved in sourcing, diligencing and closing more than $1 billion of royalty investments. Before co-founding HCR, Dr. Brown was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the royalty management committee. Prior to beginning his principal investment career in 2003, Dr. Brown was co-head of investment banking and head of healthcare at Adams, Harkness & Hill (now Canaccord Genuity) and a ranked biotechnology research analyst at Vector Securities International. Dr. Brown holds a B.A. from Yale, an M.D. from SUNY Upstate Medical Center and an M.B.A. from Harvard Business School. He currently serves as an outside director on the boards of Aquestive Therapeutics, Caladrius Biosciences, Faron Pharmaceuticals, and FAST Biomedical.
William M. Burns has been a Senior Advisor since 2020. HCR utilizes Mr. Burns’ extensive international commercial, business development, and operational experience in the pharmaceutical industry to evaluate potential investment opportunities, particularly in Europe. Mr. Burns has more than 40 years of industry experience, including 23 years at Roche Pharmaceuticals, culminating in his tenure as chief executive officer from 2001 to 2009. During his time with Roche, Mr. Burns had significant involvement in the privatization of Genentech, the integration of Boehringer Mannheim and the negotiations that resulted in Roche becoming a majority owner of Chugai in Japan. Over the past decade, Mr. Burns has held numerous non-executive board positions including F. Hoffmann La Roche, Chugai Pharmaceuticals, Genentech, Shire PLC and Biotie. Mr. Burns retired from the board of Wellcome Trust in 2020 and continues as a trustee of the Institute of Cancer Research, London. Mr. Burns currently serves as the non-executive chairman of the board of directors for both Molecular Partners and Vestergaard Holding, and the non-executive vice chairman of Mesoblast. Mr. Burns is a member of the Novo Holdings Advisory Group and a member of the Scientific Advisory Board of the Center for Integrated Oncology of the University of Cologne/Bonn. Mr. Burns holds a bachelor’s degree in economics from the University of Strathclyde, Glasgow.
Michael G. Carter, M.D. has been a Senior Advisor since 2009 and a member of HCR’s Transaction Review Committee since 2015. He will continue to serve as a member of the Manager’s Transaction Review Committee. HCR primarily utilizes Dr. Carter’s skill set in the assessment of product candidates, clinical data and market opportunities. Dr Carter was a Venture Partner at SVHealthInvestors for 18 years from 1998-2016 and now serves as a Non Executive Director of Oncternal Therapeutics. He has held numerous Non Exec Director positions over the last 25 years including Artois Pharma, GTx, Inc., Warner-Chilcot, Micromet, Santarus, Kudos, Oncoethix, Metris Therapeutics, Fulcrum, Cancervax, Atopix Therapeutics and Salick Health Care. Previously, Dr. Carter was a member of the strategic advisory board for the predecessor firm of the founders. From 1984 to 1998, Dr. Carter held numerous positions with ICI Pharmaceutical (Zeneca), including international marketing director, international medical director and serving on that company’s board of directors for 15 years. Dr. Carter also held numerous positions with Roche Products Ltd from 1976 to 1984, including director of the pharmaceutical division, head of medical development and medical affairs, and an adverse reactions physician. For nearly a decade he served on the UK Government’s Medicines Commission and, prior to entering the pharmaceutical industry, was a practicing physician. Dr Carter holds a Diploma in Pharmaceutical Medicine, an MBChB from Sheffield University Medical School, and a B.Pharm(Hons) from London University’s School of Pharmacy. He is an elected Fellow of the Royal Pharmaceutical Society, a Fellow of Faculty of Pharmaceutical Medicine of the Royal College of Physicians and a Fellow of the Royal College of Physicians Edinburgh.
Mardi C. Dier has been a Senior Advisor since 2020. HCR utilizes Ms. Dier’s significant financial, strategic and operational expertise to evaluate potential investment opportunities, particularly on the West Coast. Ms. Dier is the chief financial officer of Ultragenyx Pharmaceutical and is responsible for leading corporate finance, strategy and other operational functions. Ms. Dier previously served as chief financial officer and chief business officer of Portola Pharmaceuticals, after joining the company in August 2006. During her tenure, Ms. Dier oversaw the development of the finance and operations functions. Ms. Dier was responsible for raising over $1.8 billion, including two non-dilutive financings, to fund the development and launch of two hematologic products. Ms. Dier also led the merger process for Portola when it combined with Alexion in 2020. Previously, Ms. Dier served as vice president of Investor Relations at Chiron Corporation from 2003 until its acquisition by Novartis Pharmaceuticals in April 2006. Prior to joining Chiron, she served as a director in the West Coast investment banking practice at Prudential Securities, where she focused on biotechnology and other life sciences companies. Ms. Dier serves on the board of directors of Synthekine Inc., Prelude Therapeutics and ORIC Pharmaceuticals. Ms. Dier holds a B.S. in biology from Stanford University and an M.B.A. from The Anderson School at the University of California, Los Angeles.
Marc D. Kozin is Chairman of HCR’s Senior Advisors board and has been a member since 2013. HCR utilizes Mr. Kozin in both its investment process and its business development efforts. He was a senior advisor and former president of L.E.K. Consulting, a global management consulting firm. Mr. Kozin has three decades of global experience in strategy consulting, and mergers and acquisition management. He also has substantial industry expertise advising biopharmaceutical, life sciences and medtech companies. During his tenure at L.E.K., Mr. Kozin advised senior executives in life sciences to help them identify new growth opportunities, build value, pursue highly-profitable mergers and acquisitions, and support sustained growth. He helped open L.E.K.’s Boston office in 1987 and oversaw the growth of the firm’s U.S. operations including the company’s acquisition of shareholder value consulting firm Alcar in 1993. In 2002 Consulting Magazine named Mr. Kozin one of the 25 most influential consultants in recognition of his leadership and results for clients. He holds a B.A., magna cum laude, from Duke University, and an M.B.A. with distinction from The Wharton School at the University of Pennsylvania. Mr. Kozin currently serves as an outside board director of Dicerna Pharmaceuticals, UFP Technologies, Isleworth Healthcare Acquisition Corp. and VBL Therapeutics, all publicly held companies, and Greenlight Fund, nonprofit organization.
Robert S. Langer, Sc.D. has been a Senior Advisor since 2013. He is the David H. Koch Institute Professor at the Massachusetts Institute of Technology. Dr. Langer previously served as a member of the FDA’s SCIENCE Board from 1995 – 2002, including as its chairman from 1999 – 2002. He has helped start 40 companies, and more than 400 pharmaceutical, chemical, biotechnology and medical device companies have licensed or sublicensed his patents. Over the course of his career, Dr. Langer has received over 220 major awards including the 2013 Wolf Prize in Chemistry, which is considered the Israeli Nobel Prize; the 2006 United States National Medal of Science; the 2011 United States National Medal of Technology and Innovation; the Charles Stark Draper Prize, considered the equivalent of the Nobel Prize for engineers; the 2014 Breakthrough Prize in Life Sciences; and the 2015 Queen Elizabeth Prize for Engineering. He has also been elected to the National Academy of Medicine, the National Academy of Inventors, the National Academy of Engineering and the National Academy of Sciences. Dr. Langer currently serves on the board of directors for the following public companies: PureTech Ventures, Moderna Therapeutics, Frequency Therapeutics, Abpro Bio and Seer. Dr. Langer has received 36 honorary doctorates including honorary degrees from both Harvard and Yale. He received his bachelor’s degree from Cornell University and his Sc.D. from Massachusetts Institute of Technology, both in chemical engineering.
Gary A. Lyons has been a Senior Advisor since 2018. HCR utilizes Mr. Lyons’ decades-long experience as a CEO and senior manager in the biopharmaceutical sector to evaluate potential products of interest, particularly on the West Coast. Mr. Lyons has more than 35 years of industry experience, including as Chief Executive Officer of Neurocrine Biosciences, Inc., a position he held from 1993 through 2008. Mr. Lyons remains on the Board of Directors of Neurocrine. Prior to Neurocrine, Mr. Lyons held several senior management positions at Genentech, including Vice President of Business Development and Vice President of Sales. While at Genentech, Mr. Lyons also served as a member of the company’s Executive Committee and was responsible for international licensing, acquisitions and partnering for Genentech’s Corporate Venture Program. Mr. Lyons currently serves on the board of directors of Brickell Biotech, Inc., and Eledon Pharmaceuticals and is the chairman of the board of directors of both Rigel Pharmaceuticals, Inc. and Travere Therapeutics. He holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from the Kellogg School of Management at Northwestern University.
Julie H. McHugh has been a Senior Advisor since 2016. HCR utilizes Ms. McHugh’s experience commercializing products and operating businesses when reviewing potential investments. Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, from March 2010 through May 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses. Previously, Ms. McHugh was the chief executive officer of Nora Therapeutics, a biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Before that she served as company group chairman for Johnson & Johnson’s (J&J) worldwide virology business unit, and as president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine), and she was responsible for oversight of a research and development portfolio including compounds for HIV, hepatitis C and tuberculosis. Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. Ms. McHugh is an outside board member of Ironwood Pharmaceuticals, Aerie Pharmaceuticals, Lantheus Medical Imaging and Evelo Biosciences, all publicly held companies, and The New Xellia Group, a privately held company. She currently serves on the board of visitors for the Smeal College of Business of the Pennsylvania State University. Ms. McHugh previously served on the board of directors for ViroPharma, Epirus Biopharmaceuticals, the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute. Ms. McHugh received her M.B.A. from St. Joseph’s University and her B.S. from Pennsylvania State University.
Natale S. Ricciardi has been a Senior Advisor since 2013. HCR seeks Mr. Ricciardi’s input on manufacturing issues for all transactions as well as any portfolio investments. He spent nearly four decades at Pfizer Inc. Prior to his retirement in 2011, Mr. Ricciardi served as president, Pfizer Global Manufacturing, senior vice president, Pfizer Inc. and as a member of the Pfizer Executive Leadership Team. In addition to his corporate leadership role, Mr. Ricciardi was directly responsible for all of Pfizer’s internal and external supply organization – a global enterprise with as many as 38,000 employees and more than 100 manufacturing facilities supplying small and large molecule pharmaceuticals, vaccines, consumer, nutrition and animal health products. His first decade at Pfizer was spent performing technical and supervisory roles in the New York area. Mr. Ricciardi then relocated to Puerto Rico where he led Pfizer’s growing manufacturing operations, which ultimately included sales and marketing in the Caribbean. He returned to the mainland in 1995 as vice president of Manufacturing for Pfizer’s Animal Health Group. In 1999 he was given responsibility for Pfizer’s U.S. manufacturing operations and assumed global responsibilities in 2004. Mr. Ricciardi holds a B.S. in chemical engineering from The City College of New York and an M.B.A. from Fordham University. He currently serves as an outside board member of Dynavax Technologies Corporation, Prestige Consumer Healthcare, Inc., and Rapid Micro Biosystems.
Board Composition
Structure
Following this offering, our board will consist of           members. At each annual meeting of stockholders, all of the directors will (subject to any need to maintain a minimum board quorum) automatically retire and may stand for reelection. The term of the directors will expire upon the next annual meeting of stockholders, or as otherwise provided by our certificate of incorporation.
Our certificate of incorporation, which will be effective upon the closing of this offering, provides that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation or removal.
We do not have a fixed policy as to whether the chairman of the board should be an independent director and believe that our board of directors should maintain the flexibility to select the chairman and reorganize the leadership structure, from time to time, based on the criteria that is in our best interests and the best interests of our stockholders at such times.
Director Independence
Under applicable Nasdaq rules, a director will qualify as “independent” if our board of directors affirmatively determines that he or she has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Ownership of a significant amount of shares of our Class A common stock, by itself, does not constitute a material relationship. Because Mr. Futch is our Chief Executive Officer, our board of directors has determined that he does not qualify as an independent director.
The applicable rules and regulations of Nasdaq require us to have a majority of independent directors within one year of the date the shares of our Class A common stock are listed on Nasdaq. Our board has determined that each of           meet the categorical standards described above, that none of these directors has a material relationship with us and that each of these directors is “independent” under the applicable rules of Nasdaq.
There is no family relationship among any of our directors or executive officers.
Committees of the Board of Directors
To support effective governance, our board of directors will delegate certain of its responsibilities to committees. Upon the closing of this offering, our board of directors will establish three standing committees — the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee — and may from time to time form other committees.
Audit Committee
The audit committee will operate pursuant to a charter to be approved by our board of directors. The charter will set forth the responsibilities of the audit committee, which will include:
•
selecting our independent registered public accounting firm;

•
reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements;

•
pre-approving the fees for services performed;

•
reviewing with the independent registered public accounting firm the adequacy of internal control systems; and

•
reviewing our annual financial statements and periodic filings and receiving our audit reports and financial statements.

The audit committee also will establish guidelines and make recommendations to our board of directors regarding the valuation of our assets. Upon the closing of this offering, the audit committee will be composed of       ,         and             will be considered independent under the rules of the            and will serve as chairman of the audit committee. In addition, our board of directors has determined that             is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission. In compliance with Nasdaq listing requirements, a majority of the members of the audit committee will be independent directors within 90 days of the date the shares of our Class A common stock are listed on Nasdaq and all of the members of the audit committee will be independent directors within one year of the listing date.
Compensation Committee
Upon the closing of this offering, our compensation committee will be comprised of       ,       and            will be chairman of the committee. Our compensation committee will be authorized to, among other matters:
•
determine from time to time the remuneration for our independent directors;

•
ensure appropriate leadership development and succession planning is in place; and

•
prepare the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our executive officers are not directly compensated by us and, as a result, the Compensation Committee does not produce and/or review and report on executive compensation practices.

The applicable rules and regulations of Nasdaq require us to have one independent compensation committee member upon the closing of this offering, a majority of independent members within 90 days of the date the shares of our Class A common stock are listed on Nasdaq and all independent compensation committee members within one year of the listing date.
Upon the listing of our Class A common stock on Nasdaq, the compensation committee will operate under a written charter, which the compensation committee will review and evaluate at least annually.
Nominating and Corporate Governance Committee
Upon the closing of this offering, our nominating and governance committee will be comprised of        , and            .        will be the chairman of the committee. Our nominating and governance committee is authorized to, among other matters:
•
identify and nominate candidates for election to the board of directors;

•
review and recommend the compensation arrangements for certain members of our board of directors;

•
develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

•
oversee the evaluation of our board of directors.

The applicable rules and regulations of the Nasdaq require us to have one independent nominating and governance committee member upon the closing of this offering, a majority of independent members within 90 days of the date the shares of our Class A common stock are listed on Nasdaq and all independent nominating and governance committee members within one year of the listing date.
Upon the listing of our Class A common stock on Nasdaq, the nominating and corporate governance committee will operate under a written charter, which the nominating and corporate governance committee will review and evaluate at least annually.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has at any time been an employee of ours. Our named executive officers do not serve as a member of another entity’s board of directors or compensation committee that has one or more executive officers serving as a member of our board of directors or compensation committee.
Code of Business Conduct and Ethics
Prior to the closing of this offering, we will adopt a code of business conduct and ethics that applies to all of our directors and the employees and officers of our Manager, including those officers responsible for financial reporting. Upon the closing of this offering, the code of business conduct and ethics will be available on our website. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

DIRECTOR AND EXECUTIVE COMPENSATION
Director Compensation
We have not yet paid any compensation to our directors. Following the closing of this offering, we intend to pay an annual fee to each independent director equal to $      , a portion of which will consist of an annual equity award with a grant date value of $      . Affiliated directors, however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. We may determine in the future to adopt a policy for compensation of our independent directors that may include fees for such a director’s service on one or more of the standing committees of our Board of Directors, and may also provide for annual awards of equity.
Named Executive Officers
We consider the following executive officers as our named executive officers:
•
Clarke B. Futch, Chairman and Chief Executive Officer;

•
Christopher A. White, President and Chief Financial Officer; and

•
Thomas K. Conner, Chief Accounting Officer and Treasurer.

All of our named executive officers are employees of the Legacy Manager, and provide all of their services to the Legacy HCR Partnerships under the Legacy Management Agreement between the Legacy HCR Partnerships and the Legacy Manager. Because we are a newly-formed entity that had no operations prior to this offering, we did not have any other executive officers in 2020. Following this offering, we expect our executive officers to be employees of the Manager and to provide their services to Healthcare Royalty, Inc. under the Management Agreements between us and the Manager, to be in effect upon the closing of this offering.
Compensation Discussion and Analysis
Each of our named executive officers is compensated for his services to us by the Legacy Manager and does not receive any compensation directly from us. We do not reimburse the Legacy Manager or any of its affiliates for the compensation of any of our named executive officers and do not make any decisions regarding the amount or nature of their compensation.
For a description of our obligations to pay the Operating and Personnel Payments to the Manager under the Management Agreements following the closing of this offering, as well as the Equity Performance Awards to which our named executive officers will be entitled under the Management Agreements, please see “The Manager — Management Agreements.”
Summary Compensation Table
The following table provides summary information concerning the compensation of our named executive officers for 2020. All such compensation was paid by the Legacy Manager. Following the closing of this offering, all such compensation will be paid by the Manager. Our named executive officers did not receive any equity awards from us for 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	All Other Compensation ($)(2)	Total ($)
Clarke B. Futch	2020
Chairman and Chief Executive Officer		$1,250,000	$4,584,492	—	$5,834,492
Christopher A. White	2020
President and Chief Financial Officer		$500,000	$910,247	—	$1,410,247
Thomas K. Conner	2020
Chief Accounting Officer and Treasurer		$400,000	$419.907	—	$819,907

(1)
Reflects salary paid by the Legacy Manager to each named executive officer for services in 2020.

(2)
Following the completion of this offering, executives and other employees of the Manager will be entitled to receive Equity Performance Awards determined on a portfolio-by-portfolio basis, as described in “The Manager — Equity Performance Awards.”

Potential Payments upon Termination or Change in Control
The Manager will maintain a separation pay plan that provides for an unspecified amount of separation pay upon a qualifying termination of employment, such as in connection with a reduction of force, job elimination or voluntary acceptance of a Manager-initiated termination. Each of the named executive officers would be eligible to participate in this benefit in the absence of an individual employment or separation pay agreement.
Management Agreements
We and Holdings LP will each enter into the Management Agreements with the Manager prior to the closing of this offering pursuant to which the Manager will receive a separate Operating and Personnel Payment for its provision of advisory and management services to our royalty business. To the extent that the Manager outsources any of its functions we will pay the fees associated with such functions on a direct basis without profit to the Manager. See “The Manager — Management Agreements”.
Indemnification Agreements
We expect that we and the Manager, as appropriate, will enter into indemnification agreements with or as to each of the named executive officers and its other officers and our directors, as well as with individuals serving as directors or officers of our or its subsidiaries, providing for the indemnification of, and advancement of expenses to, these persons to the fullest extent permitted by law. See “Certain Relationships and Related Party Transactions — Indemnification of Directors and Officers”.
Related Party Transaction Policy
Our audit committee will review any potential related party transactions referred to it by our board of directors, including consideration of affiliated transaction restrictions applicable to Royalty-Related Transaction decisions of the Manager, acting as our advisor, and Royalty-Related Transactions by us after the this offering that involve certain of our affiliates, including the Manager, or funds advised by them. See “Certain Relationships and Related Party Transactions — Policies and Procedures for Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were a party or will be a party, in which:
•
the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a party other than compensation arrangements, which are described where required under “Director and Executive Compensation”.
The forms of the agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.
Management Agreements
For a description of the Management Agreements, please refer to “The Manager”.
Holdings LP Partnership Agreement
As a result of the Reorganization Transactions, we will become the direct or indirect owner of all of the Holdings LP Class A Units, which have the sole voting power in Holdings LP (subject to certain exceptions as described herein), and we will continue to own all of the interests of HCRX Master GP, LLC, a Delaware limited liability company and the general partner of Holdings LP (the “General Partner”). As a result we will control the business and affairs of Holdings LP, and through Holdings LP and its subsidiaries, including HCR, conduct our business. The General Partner will determine when distributions will be paid to the limited partners of Holdings LP and the amount of any such distributions. If Holdings LP pays a distribution, such distribution will be paid to us and the Continuing Investor Partnership, pro rata and pari passu in accordance with our respective ownership of Holdings LP Class A Units and Holdings LP Class B Units
Exchange Agreement
The Continuing Investor Partnership will, upon the individual instruction of any of its partners from time to time, in accordance with procedures and limitations as set forth in the Holdings LP Agreement and Exchange Agreement, distribute the Holdings LP Class B Units held on behalf of such partner that are subject to such instruction which will then be exchanged for our Class A common stock (which shares of Class A common stock will be subject to the terms of the underwriters’ “lock-up” agreements entered into in connection with this offering, as well as the one-year “lock-up” agreements entered into by each of the Legacy HCR Partnerships in connection with this offering and the additional transfer restrictions described above and, if applicable, will be held in escrow to satisfy obligations to pay additional carried interest to the Continuing GP Investors, as described above). Any Class A common stock received by limited partners of the Continuing Investor Partnership may be subject to restrictions on sale as further described under “— Additional Transfer Restrictions” below.
Policies and Procedures for Related Party Transactions
Upon the closing of this offering, we will adopt a written Related Person Transaction Policy (the “policy”), which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee will have overall responsibility for implementation of and compliance with the policy.
For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or Audit Committee.
The policy will require that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
The policy will also provide that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
Indemnification of Directors and Officers
We generally will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis: any director or officer, any director or officer who is or was serving at our request as a director, officer, employee, member, partner, partnership representative, agent, fiduciary or trustee of another person, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director or a person performing similar functions and any person the board of directors in its sole discretion designates as an indemnitee, which includes the members of the board of directors of Healthcare Royalty, Inc. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct, subject to the limitations set forth in the following paragraph. We have also agreed to provide this indemnification for criminal proceedings, subject to the limitations set forth in the following paragraph. Any indemnification under these provisions will only be out of our assets.
We may also purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the persons against such liabilities.
In addition, we or our Manager may enter into indemnification agreements with each of our directors and its officers. See “Director and Executive Compensation — Indemnification Agreements.”
Registration Rights Agreements
Certain of our stockholders, including the Continuing Investors, will be provided with certain piggyback and demand registration rights subject to customary limitations and restrictions. See “Shares of Class A Common Stock Eligible for Future Sale — Registration Rights”.

PRINCIPAL AND SELLING STOCKHOLDERS
The following tables set forth information regarding beneficial ownership of our Common Stock as of           , 2021, by:
•
each of our named executive officers;

•
each of our directors and director nominees;

•
all of our directors and executive officers as a group; and

•
each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or Class B common stock.

The numbers of shares of Class A common stock and Class B common stock beneficially owned and percentages of beneficial ownership before this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock to be issued and outstanding prior to this offering after giving effect to the Reorganization Transactions. See “Organizational Structure”. The numbers of Class A common stock and Class B common stock beneficially owned and percentages of beneficial ownership after this offering that are set forth below are based on (a) the number of shares of Class A common stock and Class B common stock to be issued and outstanding immediately after this offering and (b) an assumed initial public offering price of $      per share (the midpoint of the range set forth on the cover page of this prospectus).
The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.
Unless otherwise noted below, the address of the persons listed on the table is c/o Healthcare Royalty, Inc., 300 Atlantic St., Suite 600 Stamford, Connecticut 06901. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.
The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is not exercised.
	Class A Common Stock Beneficially Owned(1)					Class B Common Stock Beneficially Owned(1)				Combined Voting Power
Name of Beneficial Owner	Before this Offering		Number of Shares Offered	After this Offering		Before this Offering		After this Offering		Before this Offering	After this Offering
	Number	Percent		Number	Percent	Number	Percent	Number	Percent	Percent	Percent
5% Equity Holders
Directors and Named Executive Officers
Clarke B. Futch
Chris A. White
Timothy R.M. Bryant
Thomas K. Conner
Carlos M. Almodóvar
All executive officers and directors as a group (ten persons)
Selling Stockholders

(1)
Following the Reorganization Transactions, the Continuing Investors will indirectly own Holdings LP Class B Units and a corresponding number of shares of Class B common stock held by the applicable limited partnership and will be entitled to one vote for each share of Class B common stock held by them.

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is exercised in full.
	Class A Common Stock Beneficially Owned(1)					Class B Common Stock Beneficially Owned(1)				Combined Voting Power
Name of Beneficial Owner	Before this Offering		Number of Shares Offered	After this Offering		Before this Offering		After this Offering		Before this Offering	After this Offering
	Number	Percent		Number	Percent	Number	Percent	Number	Percent	Percent	Percent
5% Equity Holders
Directors and Named Executive Officers
Clarke B. Futch
Chris A. White
Timothy R.M. Bryant
Thomas K. Conner
Carlos M. Almodóvar
All executive officers and directors as a group (ten persons)
Selling Stockholders

(1)
Following the Reorganization Transactions, the Continuing Investors will indirectly own Holdings LP Class B Units and a corresponding number of shares of Class B common stock held by the applicable limited partnership and will be entitled to one vote for each share of Class B common stock held by them.

DESCRIPTION OF CAPITAL STOCK
In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each of which will be in effect upon the closing of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of Capital Stock”, “we”, “us”, “our” and “our company” refer to Healthcare Royalty, Inc.
General
Upon the closing of this offering, our authorized capital stock will consist of           shares of Class A common stock, par value $0.01 per share,           shares of Class B common stock, par value $0.01 per share, and           shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Class A Common Stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of shares of our Class A common stock do not have cumulative voting rights in the election of directors.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. Shares of Class A common stock will not be subject to further calls or assessments by us. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.
Class B Common Stock
Each share of Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. If at any time the ratio at which Holdings LP Class B Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Party Transactions — Holdings LP Partnership Agreement”, the number of votes to which holders of Class B common stock are entitled will be adjusted accordingly. The holders of shares of our Class B common stock do not have cumulative voting rights in the election of directors.
Except for transfers to us pursuant to the Holdings LP partnership agreement or to certain permitted transferees, the Holdings LP Class B Units and corresponding shares of Class B common stock may not be sold, transferred or otherwise disposed of. Holders of shares of our Class B common stock will vote together with holders of shares of our Class A common stock as a single class on all matters on which stockholders are entitled to vote, except as otherwise required by law.

Shares of Class B common stock are not entitled to economic interests in Healthcare Royalty, Inc. Holders of shares of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Healthcare Royalty, Inc. However, if Holdings LP makes distributions to us, the other holders of Holdings LP Class B Units, including the Continuing Investor Partnership, will be entitled to receive distributions pro rata in accordance with the percentages of their respective Holdings LP Class B Units. Shares of Class B common stock will not be subject to further calls or assessment by us.
Preferred Stock
No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our certificate of incorporation will authorize our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors will be able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:
•
the designation of the series;

•
the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•
whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•
the dates at which dividends, if any, will be payable;

•
the redemption rights and price or prices, if any, for shares of the series;

•
the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•
whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•
restrictions on the issuance of shares of the same series or of any other class or series; and

•
the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.
Certain Anti-Takeover, Limited Liability and Indemnification Provisions
Certain provisions in our certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.
No Cumulative Voting
Our certificate of incorporation will provide that stockholders do not have the right to cumulative votes in the election of directors.
Stockholder Action by Written Consent
Our certificate of incorporation will provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our bylaws will further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that, in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws will also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Special Meetings of Stockholders
Subject to the rights of the preferred stock, special meetings of our stockholders may be called only by the chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board of directors request the calling of a special meeting of stockholders.
Removal of Directors
Our certificate of incorporation will provide that our directors may be removed only for cause by the affirmative vote of at least 66 2/3% of the voting power of our outstanding common stock. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.
Limitation of Officer and Director Liability and Indemnification Agreements
Our certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL and provides that we will provide them with customary indemnification. We expect to enter into indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Forum Selection
Our amended and restated certificate of incorporation will provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a breach of a duty (including any fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Company or our stockholders), (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Our certificate of incorporation and our amended and restated bylaws further provide that any person or entity purchasing, otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection clause. It is possible that a court of law could rule that the choice of forum provisions contained in our certificate of incorporation and bylaws are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings and it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.
In the event that the Court of Chancery lacks jurisdiction over any such action or proceeding, our amended and restated certificate of incorporation will provide that the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. The exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act and the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Delaware Anti-Takeover Law
We will be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination”

with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•
the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be                 .
Securities Exchange
We intend to apply to list the shares of Class A common stock on the Nasdaq Global Market under the symbol “HCRX”.

SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no market for our Class A common stock. Future sales of substantial amounts of our Class A common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our Class A common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon the closing of this offering, we will have shares of Class A common stock (or      shares of Class A common stock if the underwriters exercise their option to purchase additional shares in full) outstanding. Of these shares, the           shares of Class A common stock sold in this offering (or      shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without further restriction or registration under the Securities Act, except any shares held by our “affiliates”, as that term is defined in Rule 144 under the Securities Act, and shares purchased by our directors, executive officers, Continuing Investors and other individuals in the reserved shares program described below and in “Underwriting”. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. Upon the closing of this offering, all of the Underlying Shares will be deemed “restricted securities”, as that term is defined under Rule 144, if converted within six months of the closing of this offering, and would also be subject to the “lock-up” period noted below.
Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. The holders of approximately           shares of our Class A common stock (on an assumed as-exchanged basis) will be entitled to dispose of their shares following the expiration of the initial 180-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144, subject to any other lock-up restrictions thereon described below. Goldman Sachs & Co. LLC may waive these lock-up provisions at their discretion prior to the expiration dates of such “lock-up” agreements.
Registration Rights
Upon the closing of this offering, the Company, the Continuing Investor Partnership will enter into a registration rights agreement providing the Continuing Investor Partnership with the right to demand at the request of Century Investors, following the expiration of the underwriters’ “lock-up” agreements entered into in connection with this offering, up to two underwritten secondary offerings of shares underlying the Holdings LP Units held thereby, subject to a minimum offering size of $500 million, and customary piggyback registration rights. If the underwriters of such a secondary offering are unable to sell all of the shares requested for inclusion in such offering, the offering will not be counted as an exercise of a demand registration right.
Lock-Up Arrangements
We, all of our directors, our executive officers, the selling stockholders, the Manager, certain employees of the Manager and the Continuing Investor Partnership (which hold all shares of our Class B common stock and all Holdings LP Class B Units exchangeable for shares of Class A common stock) have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock for a period of 180 days after the date of this prospectus, without the prior written consent of Goldman Sachs & Co. LLC. See “Underwriting” for more information.
During the 180 days after the date of this prospectus, holders of limited partnership interests in the Continuing Investor Partnership and Continuing Investors that have exchanged Class B Units to shares of our Class A Common Stock will be restricted from transferring shares of Class A common stock as a result of the foregoing lock-up arrangements and the terms of the Exchange Agreement. In addition, during the lockup-period, such holders are prohibited by the terms of the Continuing Investor Partnership limited partnership agreements from offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, directly or indirectly, or entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock.
Immediately following the closing of this offering, stockholders subject to “lock-up” agreements will hold           shares of our Class A common stock (assuming all Holdings LP Class B Units are exchanged for shares of Class A common stock), representing approximately    % of shares of our then-issued and outstanding Class A common stock (or      shares of Class A common stock, representing approximately    % of our then-issued and outstanding Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full, in each case excluding shares subject to a lock-up arrangement).
In addition, the Holdings LP Class B Units held by the Continuing LP Investors and the Continuing GP Investors upon the closing of this offering will be subject to restrictions on transfers and exchanges for periods ranging from three to five years after the closing of this offering, as more fully described in “Organizational Structure”.
Rule 144
In general, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of Class A common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of Class A common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the number of shares of Class A common stock then outstanding, which will equal approximately           shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock; or

•
the average weekly trading volume of our Class A common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of shares of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).
A “non-U.S. holder” means a beneficial owner of shares of our Class A common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes, does not address alternative minimum tax or Medicare contribution tax considerations or special tax accounting rules under Section 451(b) of the Code, and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, financial institution, broker-dealer or trader in securities, “controlled foreign corporation”, “passive foreign investment company”, person holding our Class A common stock as part of a hedge, straddle or other integrated investment, a person who acquired our Class A common stock as compensation or otherwise in connection with the performance of services, or a partnership or other pass-through entity for U.S. federal income tax purposes (or investor therein)). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.
If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of our Class A common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our Class A common stock) in respect of shares of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our Class A common stock, the excess will be treated as gain from the disposition of shares of our Class A common stock (the tax treatment of which is discussed below under “Gain on Disposition of Class A Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussion of FATCA below under “Additional Withholding Requirements”. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Class A Common Stock
Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% tax on the gain derived from the sale or other disposition (unless an applicable income tax treaty provides for different treatment), which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.
Federal Estate Tax
Class A common stock owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of such person’s death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
Dividends paid by us or our paying agents to a non-U.S. holder may also be subject to backup withholding (currently at a rate of 24%). A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated hereunder and other official guidance (commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends”, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, the preamble to which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this FATCA withholding tax will not apply to the gross proceeds from the sale or disposition of our Class A common stock. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

UNDERWRITING
We, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Jefferies LLC, Cowen and Company, LLC and SVB Leerink LLC are the representatives of the underwriters.
Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Jefferies LLC
Cowen and Company, LLC
SVB Leerink LLC
Truist Securities, Inc.
BMO Capital Markets Corp.
Stifel, Nicolaus & Company, Incorporated
Raymond James and Associates, Inc.
Total
The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional           shares of Class A common stock from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to           additional shares from us.
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and our officers, directors, the selling stockholders, the Manager, certain employees of the Manager, and the Continuing Investor Partnership (which hold all shares of our Class B common stock and all Holdings LP Class B Units exchangeable for shares of Class A common stock) have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman Sachs & Co. LLC. See “Shares of Class A Common Stock Available for Future Sale” for a discussion of certain additional transfer restrictions.
Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among the Company and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our company’s historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.
We intend to apply to list the shares of Class A common stock on the Nasdaq Global Market under the symbol “HCRX”.
In connection with the offering, the underwriters may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $      . We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $      .
We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of our shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

Reserved Shares Program
At our request, the underwriters have reserved up to      % of the shares of Class A common stock offered by this prospectus for sale, at the initial public offering price, to our directors, officers, Continuing Investors and other individuals associated with us and members of their respective families. The sales will be made by                  , a selected dealer affiliated with               , an underwriter of this offering, through a reserved shares program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Participants in the reserved shares program who purchase more than $1.0 million of Class A common stock will be subject to a 25-day lock-up restriction with respect to any shares sold to them pursuant to the reserved shares program. This lock-up will have similar restrictions to the 180-day lock-up restrictions described above. Any shares of Class A common stock sold to our directors, executive officers or Continuing Investors pursuant to the reserved shares program will be subject to the 180-day lock-up restrictions described above.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they will receive customary fees and expenses. For example, an affiliate of Cowen and Company, LLC is a member of the general partners of certain of the Legacy HCR Partnerships, and following the Reorganization Transactions and this offering will be a limited partner of the Continuing Investor Partnership. As a result, an affiliate of Cowen and Company, LLC will have an indirect ownership interest in certain Holdings LP Class B Units and shares of Class B common stock following the closing of this offering. In addition, such affiliate of Cowen and Company, LLC currently controls our Legacy Manager, and following this offering will retain a minority non-voting economic interest in our Manager.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Certain of the underwriters may offer and sell the shares through one or more of their respective affiliates or other registered broker-dealers or selling agents.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Class A common stock which has been approved by the competent authority in that Relevant State (or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of Class A common stock may be made to the public in that Relevant State at any time:

(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Class A common stock shall require us or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any Class A common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
No shares of Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Class A common stock which is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment (EU Exit) Regulations 2019/1234, except that the Class A common stock may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the Class A common stock shall require us, the selling stockholders or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any Class A common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A common stock may not be circulated or distributed, nor may the Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Class A common stock under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of Class A common stock under

Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (ii) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (iii) where no consideration is or will be given for the transfer, (iv) where the transfer is by operation of law, (v) as specified in Section 276(7) of the SFA, or (vi) as specified in Regulation 32.
Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares of Class A common stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the ‘‘FIEA’’). The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (‘‘ASIC’’), in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.
The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A common stock must observe such Australian on-sale restrictions.
This offering document contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Dubai International Financial Centre
This offering document relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This offering document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth in this prospectus and has no responsibility for the offering document. The securities to which this offering document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this offering document you should consult an authorized financial advisor.
Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors”, as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described in this prospectus and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Israel
This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the Class A common stock is directed only at, (i) a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum (the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of the same and agree to it.

LEGAL MATTERS
The validity of shares of the Class A common stock will be passed upon for us and for the selling stockholders by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cooley LLP, New York, New York.
EXPERTS
The combined financial statements as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. For further information about us and our Class A common stock, we refer you to the registration statement and to its exhibits and schedules.
We currently do not file periodic reports with the SEC. Upon the closing of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC.
You can review this registration statement, as well as our future SEC filings, by accessing the SEC’s website at www.sec.gov.
We intend to make available to our stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

HealthCare Royalty Partners
Combined Financial Statements
Index

HealthCare Royalty Partners
Combined Statements of Assets, Liabilities and Partners’ Capital (unaudited)
March 31, 2021 & December 31, 2020
(in U.S. Dollars)	As of March 31, 2021	As of December 31, 2020
Assets
Cash and cash equivalents	$64,629,198	$11,732,921
Investments, at fair value (cost of $2,261,484,065 and $2,223,489,375 at March 31, 2021 and December 31, 2020, respectively)	2,524,324,949	2,418,498,879
Interest receivable	3,450,813	3,476,577
Deferred borrowing costs	1,050,895	1,297,817
Prepaid assets	127,828	249,238
Receivable from affiliate (Note 5)	17,625	17,625
Total assets	$2,593,601,308	$2,435,273,057
Liabilities and Partners’ Capital
Liabilities
Revolving credit	$493,000,000	$493,000,000
Performance Fee payable to Manager (Note 6)	6,870,862	6,494,702
Accrued expenses (Note 5)	1,391,287	1,220,216
Due to Manager (Note 5)	1,372,676	1,411,083
Management fees payable (Note 6)	21,250	891,534
Interest payable	—	302,626
Total liabilities	502,656,075	503,320,161
Commitments and contingencies (Note 8)
Partners’ capital	2,090,945,233	1,931,952,896
Total liabilities and partners’ capital	$2,593,601,308	$2,435,273,057
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedule of Investments (Unaudited)
March 31, 2021
	As of March 31, 2021
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Direct Investments(1)
United States
Pharmaceuticals
Acorda Therapeutics, Inc.
Royalty Interests		$14,966,239	$15,730,569	0.75%
Adamas Pharma, LLC
Note, 11%, December 31, 2026	$117,087,060	115,832,352	120,658,769	5.77
Aerial BioPharma, LLC
Royalty Interests		100,000,954	126,721,914	6.06
Agenus, Inc.
Royalty Interests		188,032,861	279,785,407	13.37
Akebia Therapeutics, Inc.
Royalty Interests		45,118,405	45,000,000	2.15
Aptevo Therapeutics Inc.
Royalty Interests		35,000,000	35,000,000	1.67
Chiasma, Inc.
Royalty Interests		65,040,536	72,309,244	3.46
Coherus Biosciences
Senior Convertible Note, 8.2%, March 31, 2022	$75,000,000	75,000,000	80,470,276	3.85
Senior Secured Term Loan, Variable, January 7, 2025	$75,000,000	74,329,327	75,929,591	3.63
Total Coherus Biosciences		149,329,327	156,399,867	7.48
Infinity Pharmaceuticals, Inc.
Royalty Interests		30,020,063	32,861,824	1.57
Karyopharm Therapeutics, Inc.
Royalty Interests		75,050,725	85,850,774	4.11
Krystexxa
Royalty Interests		76,885,461	81,386,710	3.89
La Jolla Pharma, LLC(2)
Royalty Interests		119,389,799	115,955,321	5.55
Lexiva/Telzir
Royalty Interests		—	208,004	0.01
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedule of Investments (Unaudited)
March 31, 2021
	As of March 31, 2021
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Lyrica
Royalty Interests		86,445	86,445	—
Miotox, LLC
Royalty Interests		35,373,481	35,373,481	1.69
Myozyme
Royalty Interests		2,216,476	9,203,440	0.44
Nektar Therapeutics
Royalty Interests		146,532,245	160,074,996	7.66
Orenitram
Royalty Interests		19,353,813	20,187,647	0.97
Paratek Royalty Corporation
Secured Promissory Note, 12%, May 1, 2029	$32,500,000	31,910,205	32,591,100	1.56
Portola Pharmaceuticals, Inc.
Royalty Interests		125,634,813	150,767,722	7.21
RedHill Biopharma Inc.
Note, 9.95%, February 23, 2026	$80,000,000	80,041,148	86,700,003	4.15
ReGenXBio Inc.
Royalty Interests		190,533,523	188,944,996	9.04
Rutgers
Royalty Interests		8,759,202	13,435,595	0.64
Suneva Medical, Inc.
Note, 10.9% Cash, 10.9% PIK, December 31, 2021	$10,734,496	11,388,424	10,734,496	0.51
Series AA Preferred Stock(2)	9,200,000	19,356,997	7,360,000	0.35
Total Suneva Medical, Inc.		30,745,421	18,094,496	0.86
Triple Royalty Sub II LLC
Note, 9.5%, June 5, 2035	$204,652,493	207,143,815	207,143,815	9.90
Vimpat
Royalty Interest		220,796,025	252,405,264	12.07
Total United States		2,113,793,334	2,342,877,403	112.03

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedule of Investments (Unaudited)
March 31, 2021
	As of March 31, 2021
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Japan
Pharmaceuticals
Albireo
Royalty Interests		58,116,956	92,894,995	4.45
Inavir
Royalty Interests		30,894,075	31,778,501	1.52
Total Japan		89,011,031	124,673,496	5.97
Germany
Pharmaceuticals
Cetrotide
Royalty Interests		30,307,382	30,376,494	1.46
Total Germany		30,307,382	30,376,494	1.46
Switzerland
Pharmaceuticals
Benlysta
Royalty Interests		26,397,556	26,397,556	1.27
Cardiorentis
Warrants(2)	1,272	1,974,762	—	—
Total Switzerland		28,372,318	26,397,556	1.27
Total Investments		$2,261,484,065	$2,524,324,949	120.73%
Investment classification by type
Royalty Interests		$1,644,507,035	$1,902,736,899	91.01%
Notes		595,645,271	614,228,050	29.37
Preferred Stock		19,356,997	7,360,000	0.35
Warrants		1,974,762	—	—
Total Investments		$2,261,484,065	$2,524,324,949	120.73%

(1)
All investments are valued using significant unobservable inputs

(2)
Non-income producing securities

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedule of Investments
December 31, 2020
	As of December 31, 2020
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Direct Investments(1)
United States
Pharmaceuticals
Acorda Therapeutics, Inc.
Royalty Interests		$17,403,950	$17,403,950	0.90%
Adamas Pharma, LLC
Note, 11% Cash, 11% PIK, December 31, 2026	$117,512,573	117,640,664	123,087,021	6.37
Aerial BioPharma, LLC
Royalty Interests		100,000,954	122,818,396	6.36
Agenus, Inc.
Royalty Interests		190,307,425	284,703,837	14.73
Chiasma, Inc.
Royalty Interests		65,040,536	69,958,836	3.62
Coherus Biosciences
Senior Convertible Note, 8.2%, March 31, 2022	$75,000,000	75,000,000	80,168,084	4.15
Senior Secured Term Loan, Variable, January 7, 2025	$75,000,000	74,282,454	75,792,270	3.92
Total Coherus Biosciences		149,282,454	155,960,354	8.07
Infinity Pharmaceuticals, Inc.
Royalty Interests		30,020,063	31,949,826	1.65
Karyopharm Therapeutics, Inc.
Royalty Interests		75,050,725	85,382,711	4.42
Krystexxa
Royalty Interests		24,714,772	26,001,396	1.35
La Jolla Pharma, LLC(2)
Royalty Interests		119,959,065	78,065,123	4.04
Lexiva/Telzir
Royalty Interests		—	264,576	0.01
Lyrica
Royalty Interests		268,203	268,203	0.01
Miotox, LLC
Royalty Interests		37,496,004	37,496,004	1.94
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedule of Investments
December 31, 2020
	As of December 31, 2020
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Myozyme
Royalty Interests		3,274,176	3,274,176	0.17
Nektar Therapeutics
Royalty Interests		150,249,361	150,000,000	7.76
Orenitram
Royalty Interests		20,912,661	21,836,936	1.13
Paratek Royalty Corporation
Secured Promissory Note, 12%, May 1, 2029	$32,500,000	31,903,893	32,616,037	1.69
Portola Pharmaceuticals, Inc.
Royalty Interests		125,850,165	149,957,234	7.76
Progenics Pharmaceuticals
Note, 9.5%, June 30, 2025	$32,552,521	31,953,317	32,752,358	1.70
RedHill Biopharma Inc.
Note, 9.95%, February 23, 2026	$80,000,000	80,041,148	85,757,671	4.44
ReGenXBio Inc.
Royalty Interests		196,129,549	195,999,999	10.15
Rutgers
Royalty Interests		9,092,801	11,848,229	0.61
Suneva Medical, Inc.
Note, 10.9% Cash, 10.9% PIK, December 31, 2021	$10,522,639	11,176,567	10,522,639	0.54
Series AA Preferred Stock(2)	9,200,000	19,356,997	7,360,000	0.38
Total Suneva Medical, Inc.		30,533,564	17,882,639	0.92
Triple Royalty Sub II LLC
Note, 9.5% Cash, 9.5% PIK, June 5, 2035	$209,285,872	209,312,531	210,301,909	10.89
Vimpat
Royalty Interest		253,465,293	287,960,628	14.91
Total Direct Investments (United States)		2,069,903,274	2,233,548,049	115.60
Interest in affiliated investment fund(1)
HealthCare Royalty Partners II, L.P.
LP Interest		1,250,459	1,710,360	0.09

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedule of Investments
December 31, 2020
	As of December 31, 2020
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Total United States		2,071,153,733	2,235,258,409	115.69
Japan
Pharmaceuticals
Albireo
Royalty Interests		58,116,956	92,294,222	4.78
Inavir
Royalty Interests		31,212,457	31,478,730	1.63
Total Japan		89,329,413	123,772,952	6.41
Germany
Pharmaceuticals
Cetrotide
Royalty Interests		30,307,382	29,869,751	1.55
Eligard
Royalty Interests		2,276,956	2,002,045	0.10
Total Germany		32,584,338	31,871,796	1.65
Switzerland
Pharmaceuticals
Benlysta
Royalty Interests		28,447,129	27,595,722	1.42
Cardiorentis
Warrants(2)	1,272	1,974,762	—	—
Total Switzerland		30,421,891	27,595,722	1.42
Total Investments		$2,223,489,375	$2,418,498,879	125.17%
Investment classification by type
Royalty Interests		$1,569,596,583	$1,758,430,530	91.00%
Notes		631,310,574	650,997,989	33.70
Preferred Stock		19,356,997	7,360,000	0.38
LP Interest		1,250,459	1,710,360	0.09
Warrants		1,974,762	—	—
Total Investments		$2,223,489,375	$2,418,498,879	125.17%

(1)
All investments are valued using significant unobservable inputs

(2)
Non-income producing securities

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Statements of Operations (Unaudited)
Three Months Ended March 31, 2021 & March 31, 2020
	For the Three Months Ended
(in U.S. Dollars)	March 31, 2021	March 31, 2020
Investment income
Royalty income	$65,302,838	$32,871,083
Note interest	15,245,432	11,422,188
Paid-in-kind interest	211,857	1,812,795
Total investment income	80,760,127	46,106,066
Expenses
Management fees (Note 6)	6,759,266	6,632,338
Interest expense	2,915,421	1,217,887
Performance fees (Note 6)	2,573,565	1,060,620
Professional fees	348,266	340,194
Investment research and other expenses	299,303	559,625
Organizational expenses	152	60,976
Total expenses	12,895,973	9,871,640
Management fees waived	(182,609)	(183,266)
Net expenses	12,713,364	9,688,374
Net investment income	68,046,763	36,417,692
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	(1,284,466)	2,208,361
Net change in unrealized gain (loss) on investments	45,009,762	3,586,508
Net realized and unrealized gain (loss) on investments	43,725,296	5,794,869
Net increase in partners’ capital resulting from operations	$111,772,059	$42,212,561
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Statements of Changes in Partners’ Capital (Unaudited)
Three Months Ended March 31, 2021 & March 31, 2020
(in U.S. Dollars)	General Partners	Limited Partners	Total
Partners’ capital at January 1, 2021	$85,037,996	$1,846,914,900	$1,931,952,896
Capital contributions	1,354,142	138,992,959	140,347,101
Distributions	(764,514)	(92,362,309)	(93,126,823)
Net investment income	594,614	67,452,149	68,046,763
Net realized and unrealized gain (loss) on investments	325,908	43,399,388	43,725,296
Carried interest	14,160,136	(14,160,136)	—
Partners’ capital at March 31, 2021	$100,708,282	$1,990,236,951	$2,090,945,233
	General Partners	Limited Partners	Total
Partners’ capital at January 1, 2020	$47,834,522	$1,390,096,991	$1,437,931,513
Capital contributions	624,000	119,450,865	120,074,865
Distributions	(252,545)	(79,806,639)	(80,059,184)
Syndication costs	(3)	(295)	(298)
Net investment income	293,469	36,124,223	36,417,692
Net realized and unrealized gain (loss) on investments	42,667	5,752,202	5,794,869
Carried interest	4,956,983	(4,956,983)	—
Partners’ capital at March 31, 2020	$53,499,093	$1,466,660,364	$1,520,159,457
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Statements of Cash Flows (Unaudited)
Three Months Ended March 31, 2021 & March 31, 2020
	For the Three Months Ended
(in U.S. dollars)	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Cash collections from royalty interests	$98,701,163	$26,179,409
Cash collections from notes	19,785,392	12,144,994
Proceeds from sale of investments	33,009,581	49,390,625
Payments for operating costs and professional services	(10,416,051)	(11,639,402)
Interest paid	(2,904,086)	(763,160)
Acquisitions of investments	(132,500,000)	(280,000,000)
Net cash provided by / (used in) operating activities	5,675,999	(204,687,534)
Cash flows from financing activities:
Distributions	(93,126,823)	(80,059,184)
Capital contributions	140,347,101	120,149,900
Syndication costs	—	(298)
Borrowings on Revolving Credit	—	164,420,863
Net cash provided by financing activities	47,220,278	204,511,281
Net change in cash and cash equivalents	52,896,277	(176,253)
Cash and cash equivalents, beginning of period	11,732,921	10,145,258
Cash and cash equivalents, end of period	$64,629,198	$9,969,005
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
1.   Organization
HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR Molag Fund, L.P., HCR H.O.P. Fund, L.P., HCR Potomac Fund, L.P., HCR Canary Fund, L.P. and PPCF Harris Feeder, L.P. (collectively, the “Master Funds”), along with HealthCare Royalty Partners III-A, L.P. and HealthCare Royalty Partners IV-A, L.P. (collectively, the “Feeder Funds”) are Delaware limited partnerships organized for the purpose of making investments principally in commercial stage healthcare products.
The Master Funds and the Feeder Funds (collectively, “HealthCare Royalty Partners” or the “Funds”) seek to achieve their investment objectives by (i) purchasing cash flow streams related to biopharmaceutical product sales and (ii) investing in the debt of biopharmaceutical companies with attractive assets. The ultimate structure of the Funds’ investments are typically determined by the type of counterparty with which the Funds contract. Below are the four primary structures employed across counterparty type.
Counterparty is Royalty Recipient
•
Royalty purchases represent investments in existing royalty contracts. These royalty contracts are entered into when an inventor, research institution, university or biopharmaceutical company signs an IP licensing agreement with a third-party marketer, such as a larger pharmaceutical company. Under these license agreements, the inventor, university or biopharmaceutical company is entitled to receive a stream of cash flow payments based on the future sales of the product, but typically has no role in the product’s commercialization, which is performed by a third-party marketer. In a royalty purchase, the Funds acquire all or part of the royalty contract and receive the resulting cash flows.

•
Royalty notes represent structured financing solutions whereby an issuer may place the royalty contract(s) into a special purpose vehicle (“SPV”) and issue debt from the SPV. The debt is then serviced by the applicable royalty stream related to the royalty contract. The interest and principal payments are typically based on consistent, predictable royalty streams that are over-collateralized.

Counterparty is Product Marketer
•
Revenue interest (aka synthetic royalty) financings represent highly structured, non-dilutive financing alternatives for healthcare companies seeking to raise capital in lieu of issuing traditional debt or equity. In a revenue interest investment, the Funds create a royalty contract with a biopharmaceutical company that owns the rights to one or more products and typically plays the principal role in the commercialization, marketing and sales of such product. This contract entitles the Funds to receive a stream of cash flow payments that are derived from future sales of a product. The Funds can also structure these contracts as debt financing with a fixed interest component as well as a contingent interest component based on product sales.

Structured debt represents fixed interest instruments that are typically collateralized by all assets. In these situations, the Funds’ underwriting is typically based on the value of a product(s) owned by the company.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
The Funds were organized on and commenced operations on the following dates:
Master Funds	Organization Date	Commencement of Operations
HealthCare Royalty Partners III, L.P.	July 17, 2013	July 17, 2013
HealthCare Royalty Partners IV, L.P.	November 28, 2018	January 3, 2019
HCRP Overflow Fund, L.P.	February 2, 2010	February 4, 2010
HCR Stafford Fund, L.P.	June 28, 2016	June 28, 2016
HCR Molag Fund, L.P.	August 8, 2017	August 8, 2017
HCR H.O.P. Fund, L.P.	September 28, 2016	September 28, 2016
HCR Potomac Fund, L.P.	December 16, 2019	February 26, 2020
HCR Canary Fund, L.P.	July 31, 2020	August 6, 2020
PPCF Harris Feeder, L.P.	August 5, 2020	August 5, 2020
Feeder Funds	Organization Date	Commencement of Operations
HealthCare Royalty Partners III-A, L.P.	September 28, 2016	September 28, 2016
HealthCare Royalty Partners IV-A, L.P.	November 28, 2018	January 3, 2019
The Feeder Funds’ have a participation interest in the affiliated Master Funds, as detailed in the table below, and are treated as feeder funds. The Feeder Funds pay management fees and carried interest at the Feeder Fund level.
Feeder Fund	Affiliated Master Fund	Feeder Fund ownership of capital commitments in Master Fund as of March 31, 2021	Unfunded capital commitments as of March 31, 2021
HealthCare Royalty Partners III-A, L.P.	HealthCare Royalty Partners III, L.P.	11.8%	5,617,034
HealthCare Royalty Partners IV-A, L.P.	HealthCare Royalty Partners IV, L.P.	20.3%	209,081,026
HealthCare Royalty GP III, LLC, HealthCare Royalty GP IV, LLC, HCRP Overflow GP, LLC, HCR Stafford Fund GP, LLC, HCR Molag Fund GP, LLC, HCR H.O.P. Fund GP, LLC, HCR Potomac Fund GP, LLC, HCR Canary Fund GP, LLC, and HCR Harris Feeder GP, LLC (collectively, the “General Partners”) are the General Partners of the Master Funds and Feeder Funds as detailed in the table below:

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
General Partner	Fund
HealthCare Royalty GP III, LLC	HealthCare Royalty Partners III, L.P.
HealthCare Royalty GP III, LLC	HealthCare Royalty Partners III-A, L.P.
HealthCare Royalty GP IV, LLC	HealthCare Royalty Partners IV, L.P.
HealthCare Royalty GP IV, LLC	HealthCare Royalty Partners IV-A, L.P.
HCRP Overflow GP, LLC	HCRP Overflow Fund, L.P.
HCR Stafford Fund GP, LLC	HCR Stafford Fund, L.P.
HCR Molag Fund GP, LLC	HCR Molag Fund, L.P.
HCR H.O.P. Fund GP, LLC	HCR H.O.P. Fund, L.P.
HCR Potomac Fund, GP LLC	HCR Potomac Fund, L.P.
HCR Canary Fund, GP LLC	HCR Canary Fund, L.P.
HCR Harris Feeder GP, LLC	PPCF Harris Feeder, L.P.
HealthCare Royalty Management, LLC (the “Manager”) is the investment manager of the Funds. The Manager is a registered investment advisor with the Securities Exchange Commission (“SEC”). Except as set forth in the various agreements of the Funds, the General Partners direct all affairs of the Funds as the management, policies and control of the Funds are vested exclusively in the General Partners.
The Funds, General Partners and Manager are related parties of Cowen, Inc., an SEC registered financial services firm providing alternative investment management, investment banking, research, and brokerage services through its wholly-owned subsidiaries Cowen Investment Management, LLC and Cowen Holdings, Inc.
SS&C GlobeOp Fund Services Private Equity Industry Solutions (the “Former Administrator”) acted as administrator to the Funds through June 30, 2020, pursuant to an agreement between the Funds and the Former Administrator. Beginning July 1, 2020, HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P. and HCR H.O.P. Fund, L.P. transitioned fund accounting responsibilities to a new administrator, Mainstream Fund Services, Inc. (“Mainstream”). Mainstream acted as administrator to HCR Canary Fund, L.P. and PPCF Harris Feeder, L.P. beginning with their respective commencement of operations. Beginning January 1, 2021, HCR Molag Fund, L.P. and HCR Potomac Fund, L.P. transitioned fund accounting responsibilities to Mainstream.
2.   Significant Accounting Policies
Basis of Presentation
The accompanying combined financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and are stated in U.S. Dollars. The General Partners have determined that the Funds meet the criteria of investment companies and therefore apply specialized accounting for investment companies. The following is a summary of significant accounting policies followed by HealthCare Royalty Partners in preparation of its combined financial statements. In the opinion of the Manager, all adjustments considered necessary to present fairly the results of the interim periods have been included and consist only of normal and recurring adjustments. The results for the interim periods are not necessarily indicative of results for the full year.
Combined Financial Statements
The HealthCare Royalty Partners combined financial statements include the accounts of the Master Funds and the Feeder Funds. Combined financials statements are presented because

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
HealthCare Royalty Partners has a common management team, common investment types and largely common investments, commonly financed activities, common operations and defined methods of allocating expenses. All intercompany balances are eliminated in the combination.
Use of Estimates
The preparation of combined financial statements in conformity with GAAP requires the General Partners to make estimates and assumptions that affect the reported amounts and disclosures in the combined financial statements and accompanying notes. In particular, estimates are made relating to the fair value of the Funds’ investments. The General Partners believe that the estimates utilized in preparing its combined financial statements are reasonable; however, actual results could differ from those estimates and the differences could be material to the combined financial statements.
Investments
Due to the inherent uncertainty of valuation of assets like those held by the Funds, the General Partners’ determination of fair value may differ significantly from values that would have been realized had a ready market for the investments existed, and such differences could be material to the Funds’ combined financial statements.
Royalty Interests
Royalty interests are treated as debt transactions with contingent future payments and are recognized when the Funds have incurred an obligation to fund the investment and has contractual rights to cash flows to the royalty interests. At the time of underwriting, the General Partners project estimated quarterly cash flows to be received or paid with respect to each royalty interest, which results in a projected internal rate of return (“IRR”) for such royalty interest. Subsequent to the initial investment date, the fair value of any royalty interest is determined based on the net present value of the projected cash flows, using updated expectations of future cash flows and a discount rate to reflect market conditions and other quantitative and qualitative factors. Payments received are treated in part as income, calculated using the IRR, and in part as repayment of the investment cost.
Risk adjusted anticipated cash flows are determined by the General Partners by performing appropriate due diligence utilizing currently available information including, but not limited to, actual historical product sales, trends, size of patient population, market share, competition and intellectual property rights. Additionally, the General Partners attempt to limit counterparty risk of its royalty and revenue interests through transaction structures that are specific to each individual investment and by generally requiring cash payments be made directly to the Funds by the marketer or to a lockbox set up specifically to collect and allocate payments in accordance with terms as outlined in the individual investment agreements.
Notes
Investments in notes are initially valued at cost and are recognized when the Funds have incurred an obligation to fund the investment and has contractual rights to cash flows from the note, which is typically the funding date. Subsequent to the initial investment date, such investments are recorded at estimated fair value after giving consideration to actual interest and principal payments, market conditions, and other quantitative and qualitative factors, including the net present value of the projected cash flows, using updated expectations of future cash flows and a discount rate to reflect market conditions. Future cash flows are based on the structure of each note and can include fixed interest coupon, variable revenue interest (revenue interest on note), final payment fees and principal payments. The timing of the payment of principal can vary depending on the structure of the note. Investments can be secured by

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
the assets or revenue streams of the counterparty. Convertible notes, where the underlying equity is publicly traded and is near or above the conversion price, are valued using one or more convertible debt pricing models taking into account the share price, the volatility of the stock and other variables.
Equities, including Preferred Stock
Investments in freely tradable equity securities are valued as of the close of trading on the date as of which the value is being determined and are equal to the last reported trade price of such security on such date on the exchange where it is primarily traded. If such security is not traded on an exchange, such security shall be valued at the reported closing bid price (or average of bid prices) last quoted on such date as reported by an established quotation service for over-the-counter securities. Investments in the common or preferred stock of private companies are stated at fair value. Where these investments are not traded in an active market, the estimated fair values assigned by the General Partners are determined in good faith and are based on available information considering, among other things, pricing models and/or recent private transactions.
Limited Partnerships
The Funds measure the fair value of limited partnership interests based on its proportionate investment in the net assets of the limited partnership. Where the limited partnership is an affiliate of the General Partners, the fair value of the underlying investments of the limited partnership are determined in a manner consistent with the policies of the Funds. Payments received from such limited partnerships are allocated to the original purchase cost or accounted for as a realized gain after taking into account factors such as realized gains on the limited partnership’s underlying investment and any distribution hierarchy.
Warrants
Investments in warrants in public companies are valued using a Black-Scholes valuation model, based on observable and unobservable inputs directly related to the warrants and discounted as deemed relevant by the General Partners. Where these investments are not traded in an active market, the estimated fair values assigned by the General Partners are determined in good faith and are based on available information considering, among other things, pricing models and/or recent private transactions.
Cash and Cash Equivalents
Cash is held in demand accounts with large commercial banks in the United States. Deposits in these accounts may exceed the amount of federal insurance provided on such deposits. The Funds consider all highly liquid investments with original maturities of three months or less from the time of purchase to be cash equivalents. There are no cash equivalents as of March 31, 2021 and December 31, 2020.
Investment Income and Operating Expenses
Interest income and operating expenses are recorded on an accrual basis. Royalty income is recorded based on the calculated IRR (as discussed above) except where the investment fair value is less than unrecovered cost. If the investment fair value is less than unrecovered cost, cash received is treated as a return of cost in the current and subsequent periods until the unrecovered cost is lower than or equal to fair value as of each measurement date. Dividend income is recorded on the ex-dividend date, net of any applicable withholding taxes. Discount or premium on notes are accreted or amortized based on the effective yield method. Payment–in–kind interest is added to the principal and cost amounts of the note and recorded as interest income.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
Pre-acquisition transaction costs incurred in connection with the evaluation of specific investments are deferred and capitalized as a component of the cost basis of such investments when the transactions are consummated or are recorded as portfolio management costs and other expenses when management believes the transaction will not be consummated.
Post-acquisition costs incurred in connection with the ongoing holding of investments are expensed as incurred and are included in investment research and other expenses.
Income Taxes
The Funds themselves are not subject to U.S. Federal income taxes and each partner is individually liable for income taxes, if any, on its share of the Funds’ net taxable income. Interest, dividends and other income realized by the Funds from non-U.S. sources and capital gains realized from the sale of investments of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction in which the income is sourced. Certain activities of the Funds may cause partners in the Funds to be subject to state taxes. The authoritative guidance on accounting for and disclosure of uncertainty in tax positions requires the General Partners to determine whether a tax position of the Funds is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the combined financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. There are no uncertain tax positions as of March 31, 2021 or as of December 31, 2020.
The Funds file tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Funds are subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of March 31, 2021, and December 31, 2020, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from year 2017 and 2016, respectively, forward (with limited exceptions). Certain foreign jurisdictions may not have a statute of limitations.
The Funds may take positions with respect to certain tax issues which depend on legal interpretation of facts or applicable tax regulations. Should the relevant tax regulators successfully challenge any such positions, the Funds might be found to have a tax liability that has not been recorded in the combined financial statements. Also, the General Partners’ conclusions may be subject to review and adjustment at a later date based on changing tax laws, regulations and interpretations thereof.
Based on its analysis, the General Partners have determined that the Funds have not obtained any asset, or incurred any liability for unrecognized tax benefits or tax liabilities, respectively, as of, or for the three months ended March 31, 2021 or March 31, 2020.
Foreign Currency Translation
Assets and liabilities denominated in foreign currencies are translated into U.S. Dollars at the valuation date. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. Dollars on transaction dates. The Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments. Such fluctuations, if any, are included with net realized and net change in unrealized gain (loss) from investments in the statement of operations.
Recent Accounting Pronouncements
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform—Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional guidance

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
for a limited period meant to ease the potential burden in accounting for, or recognizing the effects of, reform to LIBOR and certain other reference rates. The standard is effective for all entities beginning on March 12, 2020 and may be elected over time. However, ASU 2020-04 is only applicable to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform, and that were entered into or evaluated prior to January 1, 2023. The Funds are currently evaluating the impact that the adoption of ASU 2020-04 would have on its combined financial statements.
3.   Fair Value Measurements
The Funds utilize various methods to measure the fair value of their investments. GAAP establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The three levels of inputs are as follows:
Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities that the Funds have the ability to access.

Level 2
Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Level 3
Unobservable inputs for the asset or liability to the extent that relevant observable inputs are not available, representing the Funds’ own assumptions about the assumptions that a market participant would use in valuing the asset or liability, and that would be based on the best information available.

The availability of observable inputs can vary from investment to investment and is affected by a variety of factors, including, for example, the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the investment. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for investments categorized in Level 3.
The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
The following table summarizes the Funds’ investments that were accounted for at fair value by level within the hierarchy as of March 31, 2021 and December 31, 2020:
	Assets at Fair Value as of March 31, 2021
	Level 1	Level 2	Level 3	Total
Royalty Interests	$—	$—	$1,902,736,899	$1,902,736,899
Notes	—	—	614,228,050	614,228,050
Preferred Stock	—	—	7,360,000	7,360,000
Warrants	—	—	—	—
	$—	$—	$2,524,324,949	$2,524,324,949

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
	Assets at Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Royalty Interests	$—	$—	$1,758,430,530	$1,758,430,530
Notes	—	—	650,997,989	650,997,989
Preferred Stock	—	—	7,360,000	7,360,000
LP Interest	—	—	1,710,360	1,710,360
Warrants	—	—	—	—
	$—	$—	$2,418,498,879	$2,418,498,879
The following tables include a rollforward of the amounts for the three months ended March 31, 2021 and March 31, 2020 for the investments classified within Level 3. The classification of an investment within Level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.
Fair Value Measurements Using Level 3 Inputs for the three months ended March 31, 2021
	Royalty Interests	Notes	Preferred Stock	LP Interest	Total
Balance at January 1, 2021	$1,758,430,530	$650,997,989	$7,360,000	$1,710,360	$2,418,498,879
Purchases of investments	132,500,000	—	—	—	132,500,000
Paid-in-kind interest	—	211,857	—	—	211,857
Amortization of note discount	—	59,060	—	—	59,060
Capitalized investment expenses	311,013	—	—	—	311,013
Investment cost paydowns	(56,219,935)	(3,424,231)	—	(1,149,027)	(60,793,193)
Unrealized royalty income	22,821,616	—	—	—	22,821,618
Proceeds from sale of investments	—	(33,009,581)	—	—	(33,009,581)
Net change in unrealized gain (loss) on investments	46,635,199	(1,064,104)	—	(561,333)	45,009,762
Net realized gain (loss) on investments	(1,741,526)	457,060	—	—	(1,284,466)
Balance at March 31, 2021	$1,902,736,899	$614,228,050	$7,360,000	$—	$2,524,324,949
Change in unrealized gain (loss) related to investments still held at March 31, 2021	$62,627,872	$(864,267)	$—	$—	$61,763,605

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
Fair Value Measurements Using Level 3 Inputs for the three months ended March 31, 2020
	Royalty Interests	Notes	LP Interest	Preferred Stock	Total
Balance at January 1, 2020	$1,024,392,971	$485,260,043	$1,674,819	$—	$1,511,327,833
Purchases of investments	—	280,000,000	—	—	280,000,000
Paid-in-kind interest	—	1,812,795	—	—	1,812,795
Amortization of note discount	—	104,635	—	—	104,635
Capitalized investment expenses	—	2,299	—	—	2,299
Investment cost paydowns	(16,003,701)	(1,682,703)	—	—	(17,686,404)
Unrealized royalty income	22,695,377	—	—	—	22,695,377
Proceeds from sale of investments	—	(49,363,516)	(27,109)	—	(49,390,625)
Net change in unrealized gain (loss) on investments	1,430,775	2,131,269	24,464	—	3,586,508
Net realized gain (loss) on investments	—	2,181,666	26,695	—	2,208,361
Balance at March 31, 2020	$1,032,515,422	$720,446,488	$1,698,869	$—	$1,754,660,779
Change in unrealized gain (loss) related to investments still held at March 31, 2020	$18,401,989	$1,212,579	$24,464	$—	$19,639,032
The Funds recognize all transfers at the beginning of the reporting period and related net change in unrealized gain (loss) is also transferred at the beginning of the reporting period.
Transfers between Level 1 and Level 2 generally relate to whether the principal market for the instrument becomes active or inactive. Transfers between Level 2 and 3 generally relate to whether significant relevant observable inputs are available for the fair value measurements in their entirety or due to changes in liquidity restrictions for the financial instrument.
During the three months ended March 31, 2021 and March 31, 2020 there were no transfers of investments among levels.
The following charts provide quantitative information about the Level 3 fair value measurements of the Funds’ investments as of March 31, 2021 and December 31, 2020. In addition to the techniques and inputs noted in the chart below, according to the Funds’ valuation policy the General Partners may also use other valuation techniques and methodologies when determining the Funds’ fair value measurements. The chart below provides information on the significant Level 3 inputs as they relate to the Funds’ fair value measurements.
	Qualitative Information about Level 3 Fair Value Measurements as of March 31, 2021
	Fair Value at March 31, 2021	Valuation Techniques	Unobservable Inputs	Range (weighted average)
Royalty Interests(1)	$1,822,736,899	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 1 -14 years Discount rates: 6% – 15% (12%)
Notes(2)	$603,493,554	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 1 -9 years Discount rates: 10% – 14% (11%)
Preferred Stock(3)	$—	N/A	N/A	N/A

(1)
The quantitative disclosures exclude investments valued at $80,000,000 for which the determination of fair value is based on prices from recent transactions.

(2)
The quantitative disclosures exclude investments valued at $10,734,496 for which the determination of fair value is based on prices from recent transactions.

(3)
The quantitative disclosures exclude investments valued at $7,360,000 for which the determination of fair value is based on prices from recent transactions.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
	Qualitative Information about Level 3 Fair Value Measurements as of December 31, 2020
	Fair Value at December 31, 2020	Valuation Techniques	Unobservable Inputs	Range (weighted average)
Royalty Interests(1)	$1,412,430,531	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 1 -14 years Discount rates: 6% — 15% (11%)
Notes(2)	$640,475,350	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 1 -9 years Discount rates: 10% — 14% (11%)
LP Interest	$1,710,360	Discounted cash flows	Projected cash flows and discount rate	N/A
Preferred Stock(3)	$—	N/A	N/A	N/A

(1)
The quantitative disclosures exclude investments valued at $345,999,999 for which the determination of fair value is based on prices from recent transactions.

(2)
The quantitative disclosures exclude investments valued at $10,522,639 for which the determination of fair value is based on prices from recent transactions.

(3)
The quantitative disclosures exclude investments valued at $7,360,000 for which the determination of fair value is based on prices from recent transactions.

The valuation of royalty interests, notes and LP interests are generally based on discounted cash flow techniques, for which the significant inputs are the amount and timing of expected future cash flows and discount rate used to discount the estimated future cash flows expected to be received from the underlying investment. The significant inputs including the estimated cash flows and discount rate are determined by the General Partners by performing appropriate due diligence utilizing currently available information including, but not limited to, the stage of the underlying product’s life cycle, actual historical product sales for each product, market trends, size of patient population, market share, competition and intellectual property rights. The discount rate is also determined based on the market rates an investor would expect for a similar investment with similar risks.
Increases and decreases in estimated cash flows and/or discount rates would result in a decrease or increase in the fair value measurement, and those changes could be significant.
For the valuation of preferred stock, recent third-party investments or pending transactions are considered to be the best evidence for any change in fair value. When these are not available, the following valuation methodologies are used, as appropriate and available:
•    Transactions in similar instruments;
•    Industry multiples and public comparable multiples.
Evidence includes recent or pending reorganizations (for example, merger proposals, tender offers and debt restructurings) and significant changes in financial metrics, including:
•    Current financial performance as compared to projected performance;
•    Capitalization rates and multiples; and
•    Market yields implied by transactions of similar or related assets.
Increases and decreases in performance of the underlying investment or comparable companies could result in a decrease or increase in the fair value measurement, and those changes could be significant.
The General Partners have established valuation policies and procedures over its fair value measurement of financial instruments which include oversight by a valuation committee that, among other things, is responsible for overseeing and monitoring the pricing of the Funds’ investments.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
The GAAP fair value leveling hierarchy is designated and monitored by the General Partners. In determining the designation, the General Partners take into consideration a number of factors including the observability of inputs, liquidity of the investment and the significance of a particular input to the fair value measurement. Models and inputs used to derive fair market value are subject to review by the valuation committee. The General Partners periodically review its valuation policy guidelines and may adjust them in light of, improved valuation metrics and models, the availability of reliable inputs and information, and prevailing market conditions. The General Partners and the valuation committee review periodic reports and material changes from period-to-period as part of their valuation procedures.
The fair market value for Level 3 investments may be highly sensitive to the use of industry standard models, unobservable inputs and subjective assumptions. The degree of fair market value sensitivity is also contingent upon the subjective weight given to specific inputs and valuation metrics. The interrelationship between unobservable inputs may vary significantly amongst Level 3 investments. Increases and decreases in any of those inputs in isolation can result in a significantly lower (higher) fair value measurement.
4.   Indirect Cash Flow
Adjustments to reconcile net increase in partners’ capital to net cash provided by operating activities are summarized below.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
	For the Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities
Net increase in partners’ capital resulting from operations	$111,772,059	$42,212,561
Adjustments to reconcile net increase in partners’ capital resulting from operations to net cash provided by / (used in) operating activities
Acquisitions of investments	(132,500,000)	(280,000,000)
Paid-in-kind interest	(211,857)	(1,812,795)
Amortization of original issue discount	(59,060)	(104,635)
Capitalized investment expenses	(311,013)	(2,299)
Proceeds from sale of investments	33,009,581	49,390,625
Investment cost paydowns	60,793,193	17,686,404
Net realized gain (loss) on investments	1,284,466	(2,208,361)
Unrealized royalty income	(22,821,618)	(22,695,377)
Net change in unrealized gain (loss) on investments	(45,009,762)	(3,586,508)
Changes in assets and liabilities:
Increase / (decrease) in Performance Fee payable to Manager	376,160	(2,292,412)
(Increase) / decrease in deferred borrowing costs	246,922	(256,032)
Increase in prepaid assets	121,410	—
(Increase) / decrease in interest receivable	25,764	(822,140)
Increase in receivable from affiliate	—	(1,556,126)
Increase / (decrease) in accrued expenses and other liabilities	171,071	(404,124)
Decrease in management fees payable	(870,284)	—
Increase / (decrease) in interest payable	(302,626)	325,320
Increase / (decrease) in due to Manager	(38,407)	1,438,365
Net cash provided by / (used in) operating activities	5,675,999	(204,687,534)
5.   Related Party Transactions
In the normal course of business, all the Funds’ expenses other than management fees are paid by, and reimbursed to, the Manager. At March 31, 2021 and December 31, 2020, $1,372,676 and $1,411,083 of such expenses were recorded on the statement of assets, liabilities and partners’ capital as Due to Manager, respectively.
The Funds include investors affiliated with the General Partners which are not charged management fees. The total capital commitments and partners’ capital of the investors affiliated with the General Partners as of March 31, 2021 are $10,165,000 and $5,088,132, respectively. The total capital commitments and partners’ capital of the investors affiliated with the General Partners as of December 31, 2020 are $10,165,000 and $4,497,186, respectively.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
6.   Partners’ Capital
At March 31, 2021 and December 31, 2020, capital commitments and contributions were as follows:
	Capital Commitments and Contributions as of March 31, 2021
	Capital Commitments	Cumulative Capital Contributions	Unfunded Capital Commitments	% Funded
Limited Partners	4,345,769,834	2,995,205,937	1,385,897,502	69%
General Partners	31,587,741	18,231,692	13,738,566	58%
Total	4,377,357,575	3,013,437,629	1,399,636,069	69%
	Capital Commitments and Contributions as of December 31, 2020
	Capital Commitments	Cumulative Capital Contributions	Unfunded Capital Commitments	% Funded
Limited Partners	4,338,664,646	2,856,212,980	1,496,991,155	66%
General Partners	31,393,599	16,877,550	14,688,526	54%
Total	4,370,058,245	2,873,090,529	1,511,679,681	66%
The agreements of the Funds provide for discretionary cash or in-kind distributions during the term of the Funds. The policy of the Funds is to make distributions of available cash as promptly as practicable after the end of each fiscal month and in any event within ninety days after the Funds’ receipt of such available cash.
Investment proceeds from each investment are distributed among the limited partners in the Funds consistent with the terms set forth in each of the Funds’ limited partnership agreements. Funds’ whose terms call for the calculation of carried interest shall generally distribute among the limited partners in proportion to their respective capital contributions. All amounts apportioned to the limited partners and General Partners generally follow the same methodology and are distributed as follows:
i.
First, 100% to such limited partner to the extent necessary to cause the aggregate distributions made to such limited partner to be no less than the preferred return on such limited partner’s unreturned capital contributions;

ii.
Second, 100% to such limited partner to the extent necessary to cause the aggregate distributions made to such limited partner (excluding distributions made in accordance with the clause above) to be no less than such limited partner’s then current unreturned capital contributions;

iii.
Third, 100% to the General Partner to the extent necessary to cause the aggregate distributions to the General Partner under this clause in respect of such limited partner to be no less than the carried interest percentage multiplied by the sum of (A) the aggregate amount of all distributions made to such limited partner in accordance with the first clause above plus (B) the aggregate amount of all distributions made to the General Partner in respect of such limited partner in accordance with this clause;

iv.
Thereafter, (A) to the General Partner, an amount equal to such limited partner’s carried interest percentage, which ranges between 0% and 20%, multiplied by the remainder of such amount apportioned to such limited partner, and (B) to such limited partner, the remainder of such amount apportioned to such limited partner (after reducing such amount by the amount determined under the preceding clause (A)).

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
The allocation to the General Partners in “iii” and “iv” above is referred to as the “Carried Interest.” Certain investors may not be charged carried interest or may be charged based on different terms at the sole discretion of the General Partners. The amounts distributed to the limited partners in HealthCare Royalty Partners IV, L.P. in ‘i’ and ‘ii’ above are reversed in that ‘i’ becomes ‘ii’ and ‘ii’ becomes ‘i’.
The agreements of the Funds provide for the clawback of Carried Interest payments made to the General Partners under certain circumstances.
In consideration of the services provided to some Funds by the General Partners and in lieu of carried interest, the Funds shall pay to the General Partners a performance fee. The performance fees range from 12.5% – 25% and are applied, generally, to either cash proceeds received by the Funds or to GAAP income received within specified measurement periods. Some Funds make provisions for different income levels and apply multiple performance fee percentages to the different levels. Some Funds, as well as some Series’ within certain Funds, do not charge carried interest or performance fees.
Allocation of Profits and Losses
The net profits and losses of the Funds’ (including any realized and unrealized gains and losses) are allocated to the partners in a manner consistent with the distribution procedures specific to each of the Funds. Accordingly, any applicable Carried Interest or Carried Interest clawback, for those Funds who charge Carried Interest as well as for some Funds that charge performance fees, related to unrealized gains/losses will be accrued even though not currently realized.
Because of the inherent uncertainty of the valuation of the Funds’ investments, the allocation of profits and losses to all partners as reflected within these combined financial statements may not necessarily represent amounts that might ultimately be allocated or distributed. At March 31, 2021, the General Partner’s capital account balance includes a $84,837,609 allocation of accrued Carried Interest, of which $14,160,136 was accrued during the three months ended March 31, 2021. At March 31, 2020, the General Partner’s capital account balance includes a $42,566,412 allocation of accrued Carried Interest, of which $4,956,983 was accrued during the three months ended March 31, 2020.
Cumulatively, the General Partner has elected not to receive $6,095,305 in Carried Interest distributions as of March 31, 2021 and March 31, 2020. The General Partner may subsequently distribute to itself, out of available funds, any amount that it has previously elected not to receive.
At March 31, 2021 and December 31, 2020, $6,870,862 and $6,494,702 of accrued performance fees are included in the statements of assets, liabilities and partners’ capital, respectively. For the three months ended March 31, 2021 and March 31, 2020, performance fees totaled $2,573,565 and $1,060,620, respectively.
Management Fees
In consideration of the services provided to the Funds under their respective management agreements, the Funds shall pay to the Manager an annual fee (the “Management Fee”). The General Partners may agree to apply a different management fee to any limited partner. Management Fees are calculated consistent with the terms set forth in each of the Funds’ limited partnership agreements.
The Funds generally calculate Management Fees by applying the Management Fee rate in respect to each limited partner multiplied by either (x) the capital commitment of such limited partner (the initial period calculation) or by (y) the lesser of (i) the net asset value of the Fund and (ii) the aggregate cost basis of the unrealized investments held by the Fund (in each case, as reflected in the Funds’ books of accounts as of the date immediately prior to the date upon which the Management Fee is to be paid).

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
The Funds that do not follow the calculation above generally calculate Management Fees by applying a Management Fee rate, ranging from 0.15% through 1.00% (with certain minimums and maximums in some instances) multiplied by the net asset value of the Fund as of the last day of the quarter that just ended.
For the three months ended March 31, 2021, Management Fees totaled $6,759,266, $182,609 of which were waived by the General Partners and of which $21,250 is payable as of March 31, 2021. For the three months ended March 31, 2020, Management Fees totaled $6,632,338, $183,266 of which were waived by the General Partners and all of which was paid as of March 31, 2020.
Pursuant to the agreements of some of the Funds, the General Partners are authorized to waive a portion of the management fees if the aggregate amount of the limited partners’ capital commitments meet certain thresholds ($25,000,000) and such limited partners have engaged the same investment manager or consultant. For the three months ended March 31, 2021 and March 31, 2020, the General Partners waived fees of $182,609 and $183,266, respectively, in accordance with this provision.
7.   Risks
Due to the nature of the Funds’ objective (as discussed in Note 1), the Funds’ portfolio consists of illiquid investments having a greater amount of both market and credit risk than more liquid investments. These investments may have restrictions on resale and may not be able to be immediately liquidated if needed. The fair values assigned to these investments may differ significantly from the fair values that would have been used had a broader market for the investments existed.
Credit risk is the potential loss the Funds may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. The Funds’ exposure to credit risk at any point in time is represented by the fair value of the amounts reported as Notes on the Schedule of Investments at such time. The Funds are also exposed to credit risk as a result of cash balances being held at two banks (Silicon Valley Bank and Citibank). The Funds invest in a limited number of investments concentrated in the healthcare industry and in specific medical and pharmaceutical products. As such, the aggregate returns realized by the Fund may be substantially adversely affected by industry trends and events and the unfavorable performance of a small number of such investments. The investments held by the Funds involve a high degree of business and financial risk that can result in substantial losses.
The Funds have unfunded commitments from their limited partners. These unfunded commitments are subject to the risk of default by such limited partners. As of March 31, 2021, and December 31, 2020, four limited partners owned an aggregate of 52.16% and 53.29% of the Funds’ capital, respectively. The Funds could be materially affected by the actions of these limited partners.
The Funds are subject to risks associated with unforeseen or catastrophic events, including terrorist attacks, natural disasters, and the emergence of a pandemic, which could create economic, financial, and business disruptions. These events could negatively impact the Funds’ investments and/or lead to operational difficulties that could impair the Manager’s ability to manage the Funds’ activities. The Manager seeks to manage these risks by investing in medically necessary products and through continuity and resiliency planning.
Beginning in the first quarter of 2020, global financial markets have experienced and may continue to experience significant volatility resulting from the spread of a novel coronavirus known as COVID-19. The outbreak of COVID-19 has resulted in travel and border restrictions, quarantines, supply chain disruptions, lower consumer demand, and general market uncertainty. The effects of COVID-19 have

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
and may continue to adversely affect the global economy, the economies of certain nations, and individual issuers, all of which may negatively impact the Funds’ Combined Statement of Assets, Liabilities and Partners’ Capital.
The Manager has been in communication with the limited partners in the Funds, both directly and through the quarterly performance letters, in order to discuss the effects of COVID-19 on the Funds’ investments as well as on the operations of the Manager. The nature of the products the Funds invest in, senior-like structures utilized in many investments and long duration of cash flows have thus far proven helpful in mitigating the economic effects of the COVID-19 outbreak and in preserving the Funds’ long-term return objectives. However, future prospects could be materially impacted by further developments which are unpredictable and could impact the underlying demand for the products that secure the Funds’ investments.
The Funds are exposed to market risk. This is the risk of potential loss due to the fluctuation in the market or fair value of investments owned by the Funds. The Funds are also exposed to currency, foreign market risk and regulatory risk. Currency risk arises from the possibility that fluctuations in foreign currency exchange rates will affect the value of financial instruments, including direct or indirect investments, in non-U.S. issuers. Foreign investments may be subject to greater market and regulatory risks than United States investments because of fluctuation of currency exchange rates, change in governmental policies, and confiscation of assets by government decree, war or political upheaval.
The Manager provides investment management services to the Funds. The Funds could be materially affected by the actions and operations of the Manager.
U.S. federal agencies including the SEC, the Commodity Futures Trading Commission and the Federal Reserve Bank regulate certain activities of the Funds and the Manager. Regulatory changes could adversely affect the Funds by restricting their trading activities and/or causing the Funds to utilize certain structures that could result in increased costs or taxes on the Fund or its investors.
Legal, tax and regulatory developments are likely to occur during the life of the Funds and such changes may adversely affect the Funds. The financial services industry generally, and the activities of hedge funds and their managers, in particular, have been subject to intense and increasing regulatory scrutiny. Such scrutiny may increase the Funds’ exposure to potential liabilities and to legal, compliance and other related costs. The effect of any future regulatory change on the Funds could be substantial and adverse including, for example, increased compliance costs, the prohibition of certain types of trading and/or restrictions on the Funds’ ability to pursue its investment approach. The Funds, the Manager and/or the General Partners may also be subject to regulation in jurisdictions in which the Funds, Manager, and/or the General Partners engage in business. Such regulations may have a significant impact on the partners or the operations of the Funds, including, without limitation, restricting the types of investments the Funds may make and preventing the Funds from exercising their voting rights with regard to certain financial instruments.
There can be no assurance that the principals or other employees or partners of the Manager or the General Partners will continue to be employed by, or associated with, the Manager or the General Partners throughout the life of the Funds. The loss of key personnel could have a material adverse effect on the Funds.
As part of its business, the Manager processes, stores and transmits large amounts of electronic information, including information relating to the transactions of the Funds and personally identifiable information of the limited partners. Breach of the Manager’s information systems may cause information relating to the transactions of the Funds and personally identifiable information of the limited partners to be lost or improperly accessed, used or disclosed. The loss or improper access, use or disclosure of the Manager’s or the Funds’ proprietary information may cause the Manager or the Funds to suffer,

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage.
As part of its investment program, the Funds may hold non-quoted equities as a result of, among other things, the Funds’ purchase of debt instruments that convert to equity interests in the event of a reorganization of an entity’s capital structure. The Funds’ holdings, if any, in non-quoted equity would involve a high degree of business and financial risk. The entities in which the Funds would hold equity may be financially distressed, they may require substantial additional capital to support expansion or to achieve or maintain a competitive position, they may produce substantial variations in operating results from period to period and they may operate at a loss. Such risks may adversely affect the performance of such investments and result in substantial losses.
An investment in the Funds provides limited liquidity because a limited partner may not transfer its interest in the Funds to a third party without the consent of the General Partners and withdrawals of a limited partner’s interest held in its capital account are not permitted.
8.   Commitments and Contingencies
In the normal course of business the Funds enter into contracts that contain a variety of representations and warranties and that provide for general indemnifications in the event of a breach. The Funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds that have not yet occurred. The General Partners expect the risk of loss from indemnification to be remote and do not expect these indemnification provisions to have a material adverse effect on the combined financial statements of the Funds.
As of March 31, 2021, the Partnership has committed to fund an additional $10,000,000 in existing portfolio investments.
9.   Revolving Credit
On April 19, 2019, HealthCare Royalty Partners IV, L.P. entered into a revolving credit facility (the “credit facility”) by and among HealthCare Royalty Partners IV, L.P. as Borrower, HealthCare Royalty Partners GP IV, LLC as Borrower’s General Partner, Citibank, N.A. as the Administrative Agent, Sole Lead Arranger and Book Manager, and the banks and financial institutions from time to time party thereto as Lenders (the “lenders”), which allowed HealthCare Royalty Partners IV, L.P. to borrow up to $250,000,000 subject to certain borrowing base limitations, subject to bank approval. On March 23, 2020 and on July 20, 2020 HealthCare Royalty Partners IV, L.P. and the lenders agreed to increase the size of the facility by $100,000,000 and $143,000,000 respectively bringing the maximum amount available to be borrowed to $493,000,000. Prior to the facility increase on July 20, 2020, borrowings under the credit facility bore daily interest at a rate equal to LIBOR plus 1.45%. After the facility increase on July 20, 2020, borrowing under the credit facility bear daily interest at a rate equal to LIBOR plus 2.00%. Under the terms of the credit facility, the unfunded capital commitments of HealthCare Royalty Partners IV, L.P. are pledged as collateral. The credit facility matures on April 19, 2022. As of March 31, 2021, there was $493,000,000 borrowed under the credit facility. As of March 31, 2021, the carrying value of the debt approximates its fair value. As of December 31, 2020, there was $493,000,000 borrowed under the credit facility and the interest payable is $302,626. As of December 31, 2020, the carrying value of the debt approximates its fair value due to the floating nature of the interest rate.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Unaudited)
March 31, 2021 & March 31, 2020
10.   Financial Highlights
The following financial highlights are for the limited partners, on a combined basis, in the Funds:
Three Months Ended March 31, 2021	Limited Partners
Ratios to average limited partners’ capital
Expenses before carried interest and performance fee allocation	2.12%
Carried interest and performance fee allocation	0.88%
Expenses after carried interest and performance fee allocation	3.00%
Net investment income	14.57%
Internal rate of return
Inception to March 31, 2021	12.94%
Inception to December 31, 2020	12.30%
Three Months Ended March 31, 2020	Limited Partners
Ratios to average limited partners’ capital
Expenses before carried interest and performance fee allocation	2.40%
Carried interest and performance fee allocation	0.42%
Expenses after carried interest and performance fee allocation	2.82%
Net investment income	10.28%
Internal rate of return
Inception to March 31, 2020	11.38%
Inception to December 31, 2019	11.41%
The ratios and IRR are calculated for the limited partners taken as a whole. The ratios are calculated using the average monthly limited partners’ capital. The expenses and the net investment income ratios are calculated on an annualized basis, except the impact of carried interest and performance fee which are performance based, and nonrecurring organizational costs. The IRR calculation is net of all fees and carried interest. Such percentages are after fee waivers. The General Partner waived a portion of management fees (equal to 0.04% of average limited partners’ capital) for the three months ended March 31, 2021 and (equal to 0.05% of average limited partners’ capital) for the three months ended March 31, 2020. The IRR is measured from the date investment activity commenced based on contributions and distributions, and partners’ capital at the end of the period (residual value). The net investment income ratio does not include the effect of the carried interest allocation. The computation of the ratios and IRR for an individual partner may vary from these ratios and IRR based on different fee arrangements (as applicable) and the timing of capital transactions.
11.   Subsequent Events
Subsequent events for the Funds have been evaluated through June 14, 2021, which is the date the combined financial statements were available to be issued. There were no subsequent events that required adjustments to, or disclosure in, these combined financial statements.

Report of Independent Registered Public Accounting Firm
To the General Partners and Limited Partners of HealthCare Royalty Partners
Opinion on the Financial Statements
We have audited the accompanying combined statements of assets, liabilities and partners’ capital, including the combined schedules of investments, of HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR Molag Fund, L.P., HCR H.O.P. Fund, L.P., HCR Potomac Fund, L.P., HCR Canary Fund, L.P., PPCF Harris Feeder, L.P., HealthCare Royalty Partners III-A, L.P., and HealthCare Royalty Partners IV-A, L.P. (the “Partnerships” or “HealthCare Royalty Partners”) as of December 31, 2020 and 2019, and the related combined statements of operations, changes in partners’ capital and cash flows for the years then ended, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Partnerships as of December 31, 2020 and 2019, and the results of their operations, changes in their partners’ capital and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined financial statements are the responsibility of the Partnerships’ management. Our responsibility is to express an opinion on the Partnerships’ combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnerships in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
New York, New York
May 5, 2021
We have served as the Partnerships’ auditor since 2009.

HealthCare Royalty Partners
Combined Statements of Assets, Liabilities and Partners’ Capital
December 31, 2020 & December 31, 2019
(in U.S. Dollars)	As of December 31, 2020	As of December 31, 2019
Assets
Cash and cash equivalents	$11,732,921	$10,145,258
Investments, at fair value (cost of $2,223,489,375 and $1,415,618,651 at December 31, 2020 and 2019, respectively)	2,418,498,879	1,511,327,833
Interest receivable	3,476,577	2,982,405
Deferred borrowing costs	1,297,817	1,050,347
Prepaid assets	249,238	—
Receivable from affiliate (Note 5)	17,625	—
Total assets	$2,435,273,057	$1,525,505,843
Liabilities and Partners’ Capital
Liabilities
Revolving credit	$493,000,000	$82,641,781
Performance Fee payable to Manager (Note 6)	6,494,702	3,353,032
Due to Manager (Note 5)	1,411,083	843,251
Accrued expenses (Note 5)	1,220,216	589,643
Management fees payable (Note 6)	891,534	—
Interest payable	302,626	146,623
Total liabilities	503,320,161	87,574,330
Commitments and contingencies (Note 8)
Partners’ capital	1,931,952,896	1,437,931,513
Total liabilities and partners’ capital	$2,435,273,057	$1,525,505,843
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedules of Investments
December 31, 2020 & December 31, 2019
	As of December 31, 2020
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Direct Investments(1)
United States
Pharmaceuticals
Acorda Therapeutics, Inc. Royalty Interests		$17,403,950	$17,403,950	0.90%
Adamas Pharma, LLC Note, 11% Cash, 11% PIK, December 31, 2026	$117,512,573	117,640,664	123,087,021	6.37
Aerial BioPharma, LLC Royalty Interests		100,000,954	122,818,396	6.36
Agenus, Inc. Royalty Interests		190,307,425	284,703,837	14.73
Chiasma, Inc. Royalty Interests		65,040,536	69,958,836	3.62
Coherus Biosciences Senior Convertible Note, 8.2%, March 31, 2022	$75,000,000	75,000,000	80,168,084	4.15
Senior Secured Term Loan, Variable, January 7, 2025	$75,000,000	74,282,454	75,792,270	3.92
Total Coherus Biosciences		149,282,454	155,960,354	8.07
Infinity Pharmaceuticals, Inc. Royalty Interests		30,020,063	31,949,826	1.65
Karyopharm Therapeutics, Inc. Royalty Interests		75,050,725	85,382,711	4.42
Krystexxa Royalty Interests		24,714,772	26,001,396	1.35
La Jolla Pharma, LLC(2) Royalty Interests		119,959,065	78,065,123	4.04
Lexiva/Telzir Royalty Interests		—	264,576	0.01
Lyrica Royalty Interests		268,203	268,203	0.01
Miotox, LLC Royalty Interests		37,496,004	37,496,004	1.94
Myozyme Royalty Interests		3,274,176	3,274,176	0.17
Nektar Therapeutics Royalty Interests		150,249,361	150,000,000	7.76
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedules of Investments (Continued)
December 31, 2020 & December 31, 2019
	As of December 31, 2020
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Orenitram Royalty Interests		20,912,661	21,836,936	1.13
Paratek Royalty Corporation Secured Promissory Note, 12%, May 1, 2029	$32,500,000	31,903,893	32,616,037	1.69
Portola Pharmaceuticals, Inc. Royalty Interests		125,850,165	149,957,234	7.76
Progenics Pharmaceuticals Note, 9.5%, June 30, 2025	$32,552,521	31,953,317	32,752,358	1.70
RedHill Biopharma Inc. Note, 9.95%, February 23, 2026	$80,000,000	80,041,148	85,757,671	4.44
ReGenXBio Inc. Royalty Interests		196,129,549	195,999,999	10.15
Rutgers Royalty Interests		9,092,801	11,848,229	0.61
Suneva Medical, Inc. Note, 10.9% Cash, 10.9% PIK, December 31, 2021	$10,522,639	11,176,567	10,522,639	0.54
Series AA Preferred Stock(2)	9,200,000	19,356,997	7,360,000	0.38
Total Suneva Medical, Inc.		30,533,564	17,882,639	0.92
Triple Royalty Sub II LLC Note, 9.5% Cash, 9.5% PIK, June 5, 2035	$209,285,872	209,312,531	210,301,909	10.89
Vimpat Royalty Interest		253,465,293	287,960,628	14.91
Total Direct Investments (United States)		2,069,903,274	2,233,548,049	115.60
Interest in affiliated investment fund(1)
HealthCare Royalty Partners II, L.P.
LP Interest		1,250,459	1,710,360	0.09
Total United States		2,071,153,733	2,235,258,409	115.69
Japan
Pharmaceuticals
Albireo Royalty Interests		58,116,956	92,294,222	4.78
Inavir Royalty Interests		31,212,457	31,478,730	1.63
Total Japan		89,329,413	123,772,952	6.41
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedules of Investments (Continued)
December 31, 2020 & December 31, 2019
	As of December 31, 2020
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Germany
Pharmaceuticals
Cetrotide Royalty Interests		30,307,382	29,869,751	1.55
Eligard Royalty Interests		2,276,956	2,002,045	0.10
Total Germany		32,584,338	31,871,796	1.65
Switzerland
Pharmaceuticals
Benlysta Royalty Interests		28,447,129	27,595,722	1.42
Cardiorentis Warrants(2)	1,272	1,974,762	—	—
Total Switzerland		30,421,891	27,595,722	1.42
Total Investments		$2,223,489,375	$2,418,498,879	125.17%
Investment classification by type
Royalty Interests		$1,569,596,583	$1,758,430,530	91.00%
Notes		631,310,574	650,997,989	33.70
Preferred Stock		19,356,997	7,360,000	0.38
LP Interest		1,250,459	1,710,360	0.09
Warrants		1,974,762	—	—
Total Investments		$2,223,489,375	$2,418,498,879	125.17%

(1)
All investments are valued using significant unobservable inputs

(2)
Non-income producing securities

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedules of Investments (Continued)
December 31, 2020 & December 31, 2019
	As of December 31, 2019
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Direct Investments(1)
United States
Pharmaceuticals
Acorda Therapeutics, Inc. Royalty Interests		$26,961,666	$25,397,548	1.77%
Adamas Pharma, LLC
Note, 11% Cash, 11% PIK, December 31, 2026	$116,356,294	116,484,385	125,229,979	8.71
Aerial BioPharma, LLC Royalty Interests		100,000,954	108,001,459	7.51
Agenus, Inc. Royalty Interests		190,307,425	284,373,376	19.77
Cervarix Royalty Interests		1,319,799	161,661	0.01
Coherus Biosciences Senior Convertible Note, 8.2%, March 31, 2022	$75,000,000	75,000,000	79,025,604	5.50
Senior Secured Term Loan, Variable, January 7, 2025	$75,000,000	74,094,954	75,275,292	5.23
Total Coherus Biosciences		149,094,954	154,300,896	10.73
Infinity Pharmaceuticals, Inc. Royalty Interests		30,014,963	32,352,574	2.25
Karyopharm Therapeutics, Inc. Royalty Interests		75,050,725	77,498,299	5.39
Krystexxa Royalty Interests		27,058,326	28,555,079	1.99
La Jolla Pharma, LLC(2) Royalty Interests		122,740,774	72,779,552	5.06
Lyrica Royalty Interests		8,090,552	8,090,552	0.56
Miotox, LLC Royalty Interests		33,856,062	41,928,133	2.92
Myozyme Royalty Interests		8,976,792	7,164,592	0.50
Orenitram Royalty Interests		24,842,475	24,842,475	1.73
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedules of Investments (Continued)
December 31, 2020 & December 31, 2019
	As of December 31, 2019
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Paratek Royalty Corporation Secured Promissory Note, 12%, May 1, 2029	$32,500,000	31,845,274	32,709,013	2.27
Portola Pharmaceuticals, Inc. Royalty Interests		125,850,165	142,240,842	9.89
Senior Secured Loan, 9.75%, February 28, 2025	$62,500,000	61,570,056	62,865,317	4.37
Total Portola Pharmaceuticals, Inc.		187,420,221	205,106,159	14.26
Progenics Pharmaceuticals Note, 9.5%, June 30, 2025	$39,519,705	38,461,264	39,755,207	2.76
Rutgers Royalty Interests		9,889,633	11,601,982	0.81
Suneva Medical, Inc. Note, 10.9% Cash, 10.9% PIK, May 31, 2021	$23,610,214	24,264,142	24,136,470	1.68
Series 1-C Preferred Stock(2)	5,000,000	4,758,631	—	—
Total Suneva Medical, Inc.		29,022,773	24,136,470	1.68
Triple Royalty Sub, LLC Note, 9% Cash, 9% PIK, April 15, 2033	$47,069,503	47,612,349	46,263,161	3.22
Total Direct Investments (United States)		1,259,051,366	1,350,248,167	93.90
Interest in affiliated investment fund(1)
HealthCare Royalty Partners II, L.P. LP Interest		1,149,441	1,674,819	0.12
Total United States		1,260,200,807	1,351,922,986	94.02
Japan
Pharmaceuticals
Albireo Royalty Interests		45,182,486	53,122,150	3.69
Inavir Royalty Interests		32,172,073	32,941,166	2.29
Total Japan		77,354,559	86,063,316	5.98

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Schedules of Investments (Continued)
December 31, 2020 & December 31, 2019
	As of December 31, 2019
(in U.S. Dollars)	Shares/ Principal Amount	Current Cost	Fair Value	Fair Value as a % of Partners’ Capital
Germany
Pharmaceuticals
Cetrotide Royalty Interests		39,026,447	37,831,085	2.63
Eligard Royalty Interests		5,099,670	3,548,040	0.25
Total Germany		44,126,117	41,379,125	2.88
Switzerland
Pharmaceuticals
Benlysta Royalty Interests		31,962,406	31,962,406	2.22
Cardiorentis Warrants(2)	1,272	1,974,762	—	—
Total Switzerland		33,937,168	31,962,406	2.22
Total Investments		$1,415,618,651	$1,511,327,833	105.10%
Investment classification by type
Royalty Interests		$938,403,393	$1,024,392,971	71.24%
Notes		469,332,424	485,260,043	33.74
LP Interest		1,149,441	1,674,819	0.12
Preferred Stock		4,758,631	—	—
Warrants		1,974,762	—	—
Total Investments		$1,415,618,651	$1,511,327,833	105.10%

(1)
All investments are valued using significant unobservable inputs

(2)
Non-income producing securities

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Statements of Operations
Years Ended December 31, 2020 & December 31, 2019
	For the Years Ended
(in U.S. Dollars)	December 31, 2020	December 31, 2019
Investment income
Royalty income	$166,467,435	$130,792,412
Note interest	50,397,184	38,060,174
Paid-in-kind interest	11,952,943	8,399,147
Other Income	9,727	53,128
Total investment income	228,827,289	177,304,861
Expenses
Management fees (Note 6)	26,666,102	20,537,612
Performance fees (Note 6)	8,530,752	4,267,404
Interest expense	7,294,277	1,219,183
Investment research and other expenses	1,767,354	2,145,690
Professional fees	1,631,933	1,308,113
Organizational expenses	119,459	692,454
Total expenses	46,009,877	30,170,456
Management fees waived	(732,915)	(492,414)
Net expenses	45,276,962	29,678,042
Net investment income	183,550,327	147,626,819
Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on investments	11,102,470	(7,705,851)
Net change in unrealized gain (loss) on investments	58,599,027	32,631,338
Net realized and unrealized gain (loss) on investments	69,701,497	24,925,487
Net increase in partners’ capital resulting from operations	$253,251,824	$172,552,306
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Statements of Changes in Partners’ Capital
Years Ended December 31, 2020 & December 31, 2019
(in U.S. Dollars)	General Partners	Limited Partners	Total
Partners’ capital at January 1, 2020	$47,834,522	$1,390,096,991	$1,437,931,513
Capital contributions	3,730,932	555,891,167	559,622,099
Distributions	(1,909,113)	(316,943,129)	(318,852,242)
Syndication costs	(3)	(295)	(298)
Net investment income	1,654,819	181,895,508	183,550,327
Net realized and unrealized gain (loss) on investments	658,792	69,042,705	69,701,497
Carried interest	33,068,047	(33,068,047)	—
Partners’ capital at December 31, 2020	$85,037,996	$1,846,914,900	$1,931,952,896
	General Partners	Limited Partners	Total
Partners’ capital at January 1, 2019	$29,213,705	$1,142,287,554	$1,171,501,259
Capital contributions	3,456,136	385,055,779	388,511,915
Return of capital contributions(1)	(425,000)	(55,585,046)	(56,010,046)
Distributions	(1,282,781)	(236,811,685)	(238,094,466)
Syndication costs	(5,295)	(524,160)	(529,455)
Net investment income	1,030,048	146,596,771	147,626,819
Net realized and unrealized gain (loss) on investments	138,811	24,786,676	24,925,487
Carried interest	15,708,898	(15,708,898)	—
Partners’ capital at December 31, 2019	$47,834,522	$1,390,096,991	$1,437,931,513

(1)
Return of capital contributions represent capital contributions that were returned within 90 days of receipt and returns of capital contributions resulting from subsequent closings that occurred in HealthCare Royalty Partners IV, L.P.

The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Combined Statements of Cash Flows
Years Ended December 31, 2020 & December 31, 2019
	For the Years Ended
(in U.S. dollars)	December 31, 2020	December 31, 2019
Cash flows from operating activities:
Cash collections from royalty interests	$227,439,825	$171,499,762
Cash collections from notes	55,803,111	45,836,039
Proceeds from sale of investments	121,837,989	35,615,865
Payments for operating costs and professional services	(34,485,229)	(28,477,863)
Interest paid	(6,455,966)	(1,072,560)
Acquisitions of investments	(1,013,679,845)	(397,649,441)
Net cash used in operating activities	(649,540,115)	(174,248,198)
Cash flows from financing activities:
Distributions	(318,852,242)	(238,094,466)
Capital contributions	559,622,099	386,012,379
Return of capital contributions	—	(56,010,046)
Syndication costs	(298)	(529,455)
Payments on Revolving Credit	(26,424,917)	—
Borrowings on Revolving Credit	436,783,136	82,641,781
Net cash provided by financing activities	651,127,778	174,020,193
Net change in cash and cash equivalents	1,587,663	(228,005)
Cash and cash equivalents, beginning of year	10,145,258	10,373,263
Cash and cash equivalents, end of year	$11,732,921	$10,145,258
The accompanying notes are an integral part of these combined financial statements.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements
December 31, 2020 & December 31, 2019
1.   Organization
HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P., HCR Molag Fund, L.P., HCR H.O.P. Fund, L.P., HCR Potomac Fund, L.P., HCR Canary Fund, L.P. and PPCF Harris Feeder, L.P. (collectively, the “Master Funds”), along with HealthCare Royalty Partners III-A, L.P. and HealthCare Royalty Partners IV-A, L.P. (collectively, the “Feeder Funds”) are Delaware limited partnerships organized for the purpose of making investments principally in commercial stage healthcare products.
The Master Funds and the Feeder Funds (collectively, “HealthCare Royalty Partners” or the “Funds”) seek to achieve their investment objectives by (i) purchasing cash flow streams related to biopharmaceutical product sales and (ii) investing in the debt of biopharmaceutical companies with attractive assets. The ultimate structure of the Funds’ investments are typically determined by the type of counterparty with which the Funds contract. Below are the four primary structures employed across counterparty type.
Counterparty is Royalty Recipient
•
Royalty purchases represent investments in existing royalty contracts. These royalty contracts are entered into when an inventor, research institution, university or biopharmaceutical company signs an IP licensing agreement with a third-party marketer, such as a larger pharmaceutical company. Under these license agreements, the inventor, university or biopharmaceutical company is entitled to receive a stream of cash flow payments based on the future sales of the product, but typically has no role in the product’s commercialization, which is performed by a third-party marketer. In a royalty purchase, the Funds acquire all or part of the royalty contract and receive the resulting cash flows.

•
Royalty notes represent structured financing solutions whereby an issuer may place the royalty contract(s) into a special purpose vehicle (“SPV”) and issue debt from the SPV. The debt is then serviced by the applicable royalty stream related to the royalty contract. The interest and principal payments are typically based on consistent, predictable royalty streams that are over-collateralized.

Counterparty is Product Marketer
•
Revenue interest (aka synthetic royalty) financings represent highly structured, non-dilutive financing alternatives for healthcare companies seeking to raise capital in lieu of issuing traditional debt or equity. In a revenue interest investment, the Funds create a royalty contract with a biopharmaceutical company that owns the rights to one or more products and typically plays the principal role in the commercialization, marketing and sales of such product. This contract entitles the Funds to receive a stream of cash flow payments that are derived from future sales of a product. The Funds can also structure these contracts as debt financing with a fixed interest component as well as a contingent interest component based on product sales.

Structured debt represents fixed interest instruments that are typically collateralized by all assets. In these situations, the Funds’ underwriting is typically based on the value of a product(s) owned by the company.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
1.   Organization (Continued)
The Funds were organized on and commenced operations on the following dates:
Master Funds	Organization Date	Commencement of Operations
HealthCare Royalty Partners III, L.P.	July 17, 2013	July 17, 2013
HealthCare Royalty Partners IV, L.P.	November 28, 2018	January 3, 2019
HCRP Overflow Fund, L.P.	February 2, 2010	February 4, 2010
HCR Stafford Fund, L.P.	June 28, 2016	June 28, 2016
HCR Molag Fund, L.P.	August 8, 2017	August 8, 2017
HCR H.O.P. Fund, L.P.	September 28, 2016	September 28, 2016
HCR Potomac Fund, L.P.	December 16, 2019	February 26, 2020
HCR Canary Fund, L.P.	July 31, 2020	August 6, 2020
PPCF Harris Feeder, L.P.	August 5, 2020	August 5, 2020
Feeder Funds	Organization Date	Commencement of Operations
HealthCare Royalty Partners III-A, L.P.	September 28, 2016	September 28, 2016
HealthCare Royalty Partners IV-A, L.P.	November 28, 2018	January 3, 2019
The Feeder Funds’ have a participation interest in the affiliated Master Funds, as detailed in the table below, and are treated as feeder funds. The Feeder Funds pay management fees and carried interest at the Feeder Fund level.
Feeder Fund	Affiliated Master Fund	Feeder Fund ownership of capital commitments in Master Fund	Unfunded capital commitments
HealthCare Royalty Partners III-A, L.P.	HealthCare Royalty Partners III, L.P.	11.8%	5,617,034
HealthCare Royalty Partners IV-A, L.P.	HealthCare Royalty Partners IV, L.P.	20.3%	245,149,770
HealthCare Royalty GP III, LLC, HealthCare Royalty GP IV, LLC, HCRP Overflow GP, LLC, HCR Stafford Fund GP, LLC, HCR Molag Fund GP, LLC, HCR H.O.P. Fund GP, LLC, HCR Potomac Fund GP, LLC, HCR Canary Fund GP, LLC, and HCR Harris Feeder GP, LLC (collectively, the “General Partners”) are the General Partners of the Master Funds and Feeder Funds as detailed in the table below:
General Partner	Fund
HealthCare Royalty GP III, LLC	HealthCare Royalty Partners III, L.P.
HealthCare Royalty GP III, LLC	HealthCare Royalty Partners III-A, L.P.
HealthCare Royalty GP IV, LLC	HealthCare Royalty Partners IV, L.P.
HealthCare Royalty GP IV, LLC	HealthCare Royalty Partners IV-A, L.P.
HCRP Overflow GP, LLC	HCRP Overflow Fund, L.P.
HCR Stafford Fund GP, LLC	HCR Stafford Fund, L.P.
HCR Molag Fund GP, LLC	HCR Molag Fund, L.P.
HCR H.O.P. Fund GP, LLC	HCR H.O.P. Fund, L.P.
HCR Potomac Fund, GP LLC	HCR Potomac Fund, L.P.
HCR Canary Fund, GP LLC	HCR Canary Fund, L.P.
HCR Harris Feeder GP, LLC	PPCF Harris Feeder, L.P.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
1.   Organization (Continued)
HealthCare Royalty Management, LLC (the “Manager”) is the investment manager of the Funds. The Manager is a registered investment advisor with the Securities Exchange Commission (“SEC”). Except as set forth in the various agreements of the Funds, the General Partners direct all affairs of the Funds as the management, policies and control of the Funds are vested exclusively in the General Partners.
The Funds, General Partners and Manager are related parties of Cowen, Inc., an SEC registered financial services firm providing alternative investment management, investment banking, research, and brokerage services through its wholly-owned subsidiaries Cowen Investment Management, LLC and Cowen Holdings, Inc.
SS&C GlobeOp Fund Services Private Equity Industry Solutions (the “Former Administrator”) acted as administrator to the Funds through June 30, 2020, pursuant to an agreement between the Funds and the Former Administrator. Beginning July 1, 2020, HealthCare Royalty Partners III, L.P., HealthCare Royalty Partners IV, L.P., HCRP Overflow Fund, L.P., HCR Stafford Fund, L.P. and HCR H.O.P. Fund, L.P. transitioned fund accounting responsibilities to a new administrator, Mainstream Fund Services, Inc. (“Mainstream”). Mainstream acted as administrator to HCR Canary Fund, L.P. and PPCF Harris Feeder, L.P. beginning with their respective commencement of operations. The Former Administrator continued to act as administrator to HCR Molag Fund, L.P. and HCR Potomac Fund, L.P. through December 31, 2020.
2.   Significant Accounting Policies
Basis of Presentation
The accompanying combined financial statements are presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and are stated in U.S. Dollars. The General Partners have determined that the Funds meet the criteria of investment companies and therefore apply specialized accounting for investment companies. The following is a summary of significant accounting policies followed by HealthCare Royalty Partners in preparation of its combined financial statements.
Combined Financial Statements
The HealthCare Royalty Partners combined financial statements include the accounts of the Master Funds and the Feeder Funds. Combined financials statements are presented because HealthCare Royalty Partners has a common management team, common investment types and largely common investments, commonly financed activities, common operations and defined methods of allocating expenses. All intercompany balances are eliminated in the combination.
Use of Estimates
The preparation of combined financial statements in conformity with GAAP requires the General Partners to make estimates and assumptions that affect the reported amounts and disclosures in the combined financial statements and accompanying notes. In particular, estimates are made relating to the fair value of the Funds’ investments. The General Partners believe that the estimates utilized in preparing its combined financial statements are reasonable; however, actual results could differ from those estimates and the differences could be material to the combined financial statements.
Investments
Due to the inherent uncertainty of valuation of assets like those held by the Funds, the General Partners’ determination of fair value may differ significantly from values that would have been realized

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
2.   Significant Accounting Policies (Continued)
had a ready market for the investments existed, and such differences could be material to the Funds’ combined financial statements.
Royalty Interests
Royalty interests are treated as debt transactions with contingent future payments and are recognized when the Funds have incurred an obligation to fund the investment and has contractual rights to cash flows to the royalty interests. At the time of underwriting, the General Partners project estimated quarterly cash flows to be received or paid with respect to each royalty interest, which results in a projected internal rate of return (“IRR”) for such royalty interest. Subsequent to the initial investment date, the fair value of any royalty interest is determined based on the net present value of the projected cash flows, using updated expectations of future cash flows and a discount rate to reflect market conditions and other quantitative and qualitative factors. Payments received are treated in part as income, calculated using the IRR, and in part as repayment of the investment cost.
Risk adjusted anticipated cash flows are determined by the General Partners by performing appropriate due diligence utilizing currently available information including, but not limited to, actual historical product sales, trends, size of patient population, market share, competition and intellectual property rights. Additionally, the General Partners attempt to limit counterparty risk of its royalty and revenue interests through transaction structures that are specific to each individual investment and by generally requiring cash payments be made directly to the Funds by the marketer or to a lockbox set up specifically to collect and allocate payments in accordance with terms as outlined in the individual investment agreements.
Notes
Investments in notes are initially valued at cost and are recognized when the Funds have incurred an obligation to fund the investment and has contractual rights to cash flows from the note, which is typically the funding date. Subsequent to the initial investment date, such investments are recorded at estimated fair value after giving consideration to actual interest and principal payments, market conditions, and other quantitative and qualitative factors, including the net present value of the projected cash flows, using updated expectations of future cash flows and a discount rate to reflect market conditions. Future cash flows are based on the structure of each note and can include fixed interest coupon, variable revenue interest (revenue interest on note), final payment fees and principal payments. The timing of the payment of principal can vary depending on the structure of the note. Investments can be secured by the assets or revenue streams of the counterparty. Convertible notes, where the underlying equity is publicly traded and is near or above the conversion price, are valued using one or more convertible debt pricing models taking into account the share price, the volatility of the stock and other variables.
Equities, including Preferred Stock
Investments in freely tradable equity securities are valued as of the close of trading on the date as of which the value is being determined and are equal to the last reported trade price of such security on such date on the exchange where it is primarily traded. If such security is not traded on an exchange, such security shall be valued at the reported closing bid price (or average of bid prices) last quoted on such date as reported by an established quotation service for over-the-counter securities. Investments in the common or preferred stock of private companies are stated at fair value. Where these investments are not traded in an active market, the estimated fair values assigned by the General Partners are determined in good faith and are based on available information considering, among other things, pricing models and/or recent private transactions.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
2.   Significant Accounting Policies (Continued)
Limited Partnerships
The Funds measure the fair value of limited partnership interests based on its proportionate investment in the net assets of the limited partnership. Where the limited partnership is an affiliate of the General Partners, the fair value of the underlying investments of the limited partnership are determined in a manner consistent with the policies of the Funds. Payments received from such limited partnerships are allocated to the original purchase cost or accounted for as a realized gain after taking into account factors such as realized gains on the limited partnership’s underlying investment and any distribution hierarchy.
Warrants
Investments in warrants in public companies are valued using a Black-Scholes valuation model, based on observable and unobservable inputs directly related to the warrants and discounted as deemed relevant by the General Partners. Where these investments are not traded in an active market, the estimated fair values assigned by the General Partners are determined in good faith and are based on available information considering, among other things, pricing models and/or recent private transactions.
Cash and Cash Equivalents
Cash is held in demand accounts with large commercial banks in the United States. Deposits in these accounts may exceed the amount of federal insurance provided on such deposits. The Funds consider all highly liquid investments with original maturities of three months or less from the time of purchase to be cash equivalents. There are no cash equivalents as of December 31, 2020 and December 31, 2019.
Investment Income and Operating Expenses
Interest income and operating expenses are recorded on an accrual basis. Royalty income is recorded based on the calculated IRR (as discussed above) except where the investment fair value is less than unrecovered cost. If the investment fair value is less than unrecovered cost, cash received is treated as a return of cost in the current and subsequent periods until the unrecovered cost is lower than or equal to fair value as of each measurement date. Dividend income is recorded on the ex-dividend date, net of any applicable withholding taxes. Discount or premium on notes are accreted or amortized based on the effective yield method. Payment-in-kind interest is added to the principal and cost amounts of the note and recorded as interest income.
Pre-acquisition transaction costs incurred in connection with the evaluation of specific investments are deferred and capitalized as a component of the cost basis of such investments when the transactions are consummated or are recorded as portfolio management costs and other expenses when management believes the transaction will not be consummated.
Post-acquisition costs incurred in connection with the ongoing holding of investments are expensed as incurred and are included in investment research and other expenses.
Income Taxes
The Funds themselves are not subject to U.S. Federal income taxes and each partner is individually liable for income taxes, if any, on its share of the Funds’ net taxable income. Interest, dividends and other income realized by the Funds from non-U.S. sources and capital gains realized from the sale of investments of non-U.S. issuers may be subject to withholding and other taxes levied by the jurisdiction

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
2.   Significant Accounting Policies (Continued)
in which the income is sourced. Certain activities of the Funds may cause partners in the Funds to be subject to state taxes. The authoritative guidance on accounting for and disclosure of uncertainty in tax positions requires the General Partners to determine whether a tax position of the Funds is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the combined financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. There are no uncertain tax positions as of December 31, 2020 or as of December 31, 2019.
The Funds file tax returns as prescribed by the tax laws of the jurisdictions in which they operate. In the normal course of business, the Funds are subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of December 31, 2020, and December 31, 2019, the tax years that remain subject to examination by the major tax jurisdictions under the statute of limitations are from year 2017 and 2016, respectively, forward (with limited exceptions). Certain foreign jurisdictions may not have a statute of limitations.
The Funds may take positions with respect to certain tax issues which depend on legal interpretation of facts or applicable tax regulations. Should the relevant tax regulators successfully challenge any such positions, the Funds might be found to have a tax liability that has not been recorded in the combined financial statements. Also, the General Partners’ conclusions may be subject to review and adjustment at a later date based on changing tax laws, regulations and interpretations thereof.
Based on its analysis, the General Partners have determined that the Funds have not obtained any asset, or incurred any liability for unrecognized tax benefits or tax liabilities, respectively, as of, or for the years ended December 31, 2020 or December 31, 2019.
Foreign Currency Translation
Assets and liabilities denominated in foreign currencies are translated into U.S. Dollars at the valuation date. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. Dollars on transaction dates. The Funds do not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments. Such fluctuations, if any, are included with net realized and net change in unrealized gain (loss) from investments in the statement of operations.
Recent Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB issued ASU No. 2018-13 “Fair Value Measurement (Topic 820) — Changes to the Disclosure Requirements for Fair Value Measurement”. This ASU is intended to improve the effectiveness of disclosure requirements on fair value measurement. The ASU is effective for the Funds for annual reporting periods beginning after December 15, 2019 and early adoption is permitted. Management has elected to early adopt ASU No. 2018-13. The effect of the change includes the elimination of certain footnote disclosures to the financial statements and does not have a material impact on the Funds’ combined financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform — Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional guidance for a limited period meant to ease the potential burden in accounting for, or recognizing the effects of, reform to LIBOR and certain other reference rates. The standard is effective for all entities

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
2.   Significant Accounting Policies (Continued)
beginning on March 12, 2020 and may be elected over time. However, ASU 2020-04 is only applicable to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform, and that were entered into or evaluated prior to January 1, 2023. The Funds are currently evaluating the impact that the adoption of ASU 2020-04 would have on its combined financial statements.
3.   Fair Value Measurements
The Funds utilize various methods to measure the fair value of their investments. GAAP establishes a hierarchy that prioritizes inputs to valuation techniques used to measure fair value. The three levels of inputs are as follows:
Level 1
Unadjusted quoted prices in active markets for identical assets or liabilities that the Funds have the ability to access.

Level 2
Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Level 3
Unobservable inputs for the asset or liability to the extent that relevant observable inputs are not available, representing the Funds’ own assumptions about the assumptions that a market participant would use in valuing the asset or liability, and that would be based on the best information available.

The availability of observable inputs can vary from investment to investment and is affected by a variety of factors, including, for example, the type of investment, whether the investment is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the investment. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised in determining fair value is greatest for investments categorized in Level 3.
The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
3.   Fair Value Measurements (Continued)
The following table summarizes the Funds’ investments that were accounted for at fair value by level within the hierarchy as of December 31, 2020 and December 31, 2019:
	Assets at Fair Value as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Royalty Interests	$—	$—	$1,758,430,530	$1,758,430,530
Notes	—	—	650,997,989	650,997,989
Preferred Stock	—	—	7,360,000	7,360,000
LP Interest	—	—	1,710,360	1,710,360
Warrants	—	—	—	—
	$—	$—	$2,418,498,879	$2,418,498,879
	Assets at Fair Value as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Royalty Interests	$—	$—	$1,024,392,971	$1,024,392,971
Notes	—	—	485,260,043	485,260,043
LP Interest	—	—	1,674,819	1,674,819
Preferred Stock	—	—	—	—
Warrants	—	—	—	—
	$—	$—	$1,511,327,833	$1,511,327,833

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
3.   Fair Value Measurements (Continued)
The following tables include a rollforward of the amounts for the years ended December 31, 2020 and December 31, 2019 for the investments classified within Level 3. The classification of an investment within Level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.
Fair Value Measurements Using Level 3 Inputs for the year ended December 31, 2020
	Royalty Interests	Notes	Preferred Stock	LP Interest	Total
Balance at January 1, 2020	$1,024,392,971	$485,260,043	$—	$1,674,819	$1,511,327,833
Purchases of investments	733,679,845	280,000,000	—	—	1,013,679,845
Transfer In	—	—	14,598,366	—	14,598,366
Transfer Out	—	(14,598,366)		—	(14,598,366)
Paid-in-kind interest	—	11,952,943	—	—	11,952,943
Amortization of note discount	—	1,178,244	—	—	1,178,244
Capitalized investment expenses	477,470	77,668	—	—	555,138
Investment cost paydowns	(101,691,325)	(6,967,183)	—	(101,433)	(108,759,941)
Unrealized royalty income	40,701,309	—	—	—	40,701,309
Proceeds from sale of investments	—	(121,837,989)	—	—	(121,837,989)
Net change in unrealized gain (loss) on investments	62,012,898	3,788,539	(7,238,366)	35,956	58,599,027
Net realized gain (loss) on investments	(1,142,638)	12,144,090	—	101,018	11,102,470
Balance at December 31, 2020	$1,758,430,530	$650,997,989	$7,360,000	$1,710,360	$2,418,498,879
Change in unrealized gain (loss) related to investments still held at December 31, 2020	$60,946,302	$4,165,113	$(7,238,366)	$35,956	$57,909,005

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
3.   Fair Value Measurements (Continued)
Fair Value Measurements Using Level 3 Inputs for the year ended December 31, 2019
	Royalty Interests	Notes	LP Interest	Preferred Stock	Total
Balance at January 1, 2019	$819,197,552	$344,595,521	$—	$1,184,536	$1,164,977,609
Purchases of investments	226,500,000	170,000,000	1,149,441	—	397,649,441
Paid-in-kind interest	—	8,399,147	—	—	8,399,147
Amortization of note discount	—	368,945	—	—	368,945
Capitalized investment expenses	232,860	76,795	—	—	309,655
Investment cost paydowns	(71,155,853)	(6,272,983)	—	—	(77,428,836)
Unrealized royalty income	30,448,500	—	—	—	30,448,500
Proceeds from sale of investments	—	(35,615,865)	—	—	(35,615,865)
Original issue discount on new purchases	—	(2,706,250)	—	—	(2,706,250)
Net change in unrealized gain (loss) on investments	26,723,022	6,567,474	525,378	(1,184,536)	32,631,338
Net realized gain (loss) on investments	(7,553,110)	(152,741)	—	—	(7,705,851)
Balance at December 31, 2019	$1,024,392,971	$485,260,043	$1,674,819	$—	$1,511,327,833
Change in unrealized gain (loss) related to investments still held at December 31, 2019	$19,814,664	$6,567,474	$525,378	$—	$26,907,516
The Funds recognize all transfers at the beginning of the reporting period and related net change in unrealized gain (loss) is also transferred at the beginning of the reporting period.
Transfers between Level 1 and Level 2 generally relate to whether the principal market for the instrument becomes active or inactive. Transfers between Level 2 and 3 generally relate to whether significant relevant observable inputs are available for the fair value measurements in their entirety or due to changes in liquidity restrictions for the financial instrument.
During the years ended December 31, 2020 and December 31, 2019 there were no transfers of investments among levels.
The following charts provide quantitative information about the Level 3 fair value measurements of the Funds’ investments as of December 31, 2020 and December 31, 2019. In addition to the techniques and inputs noted in the chart below, according to the Funds’ valuation policy the General Partners may also use other valuation techniques and methodologies when determining the Funds’ fair value measurements. The chart below provides information on the significant Level 3 inputs as they relate to the Funds’ fair value measurements.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
3.   Fair Value Measurements (Continued)
	Qualitative Information about Level 3 Fair Value Measurements as of December 31, 2020
	Fair Value at December 31, 2020	Valuation Techniques	Unobservable Inputs	Range (weighted average)
Royalty Interests(1)	$1,412,430,531	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 1 – 4 years Discount rates: 6% – 15% (11)%
Notes(2)	$640,475,350	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 1 – 9 years Discount rates: 10% – 14% (11)%
LP Interest	$1,710,360	Discounted cash flows	Projected cash flows and discount rate	N/A
Preferred Stock(3)	$—	N/A	N/A	N/A

(1)
The quantitative disclosures exclude investments valued at $345,999,999 for which the determination of fair value is based on prices from recent transactions.

(2)
The quantitative disclosures exclude investments valued at $10,522,639 for which the determination of fair value is based on prices from recent transactions.

(3)
The quantitative disclosures exclude investments valued at $7,360,000 for which the determination of fair value is based on prices from recent transactions.

	Qualitative Information about Level 3 Fair Value Measurements as of December 31, 2019
	Fair Value at December 31, 2019	Valuation Techniques	Unobservable Inputs	Range (weighted average)
Royalty Interests	$1,024,392,971	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 2 – 13 years Discount rates: 6% – 15% (12)%
Notes	$485,260,043	Discounted cash flows	Projected cash flows and discount rate	Timing of projected cash flows: 2 -11 years Discount rates: 9% – 13% (11)%
LP Interest	$1,674,819	Discounted cash flows	Projected cash flows and discount rate	N/A
The valuation of royalty interests, notes and LP interests are generally based on discounted cash flow techniques, for which the significant inputs are the amount and timing of expected future cash flows and discount rate used to discount the estimated future cash flows expected to be received from the underlying investment. The significant inputs including the estimated cash flows and discount rate are determined by the General Partners by performing appropriate due diligence utilizing currently available information including, but not limited to, the stage of the underlying product’s life cycle, actual historical product sales for each product, market trends, size of patient population, market share, competition and intellectual property rights. The discount rate is also determined based on the market rates an investor would expect for a similar investment with similar risks.
Increases and decreases in estimated cash flows and/or discount rates would result in a decrease or increase in the fair value measurement, and those changes could be significant.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
3.   Fair Value Measurements (Continued)
For the valuation of preferred stock, recent third-party investments or pending transactions are considered to be the best evidence for any change in fair value. When these are not available, the following valuation methodologies are used, as appropriate and available:
•    Transactions in similar instruments;
•    Industry multiples and public comparable multiples.
Evidence includes recent or pending reorganizations (for example, merger proposals, tender offers and debt restructurings) and significant changes in financial metrics, including:
•    Current financial performance as compared to projected performance;
•    Capitalization rates and multiples; and
•    Market yields implied by transactions of similar or related assets.
Increases and decreases in performance of the underlying investment or comparable companies could result in a decrease or increase in the fair value measurement, and those changes could be significant. The General Partners have established valuation policies and procedures over its fair value measurement of financial instruments which include oversight by a valuation committee that, among other things, is responsible for overseeing and monitoring the pricing of the Funds’ investments.
The GAAP fair value leveling hierarchy is designated and monitored by the General Partners. In determining the designation, the General Partners take into consideration a number of factors including the observability of inputs, liquidity of the investment and the significance of a particular input to the fair value measurement. Models and inputs used to derive fair market value are subject to review by the valuation committee. The General Partners periodically review its valuation policy guidelines and may adjust them in light of, improved valuation metrics and models, the availability of reliable inputs and information, and prevailing market conditions. The General Partners and the valuation committee review periodic reports and material changes from period-to-period as part of their valuation procedures.
The fair market value for Level 3 investments may be highly sensitive to the use of industry standard models, unobservable inputs and subjective assumptions. The degree of fair market value sensitivity is also contingent upon the subjective weight given to specific inputs and valuation metrics. The interrelationship between unobservable inputs may vary significantly amongst Level 3 investments. Increases and decreases in any of those inputs in isolation can result in a significantly lower (higher) fair value measurement.
4.   Indirect Cash Flow
Adjustments to reconcile net increase in partners’ capital to net cash provided by operating activities are summarized below.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
4.   Indirect Cash Flow (Continued)
	For the Years Ended
	December 31, 2020	December 31, 2019
Cash flows from operating activities
Net increase in partners’ capital resulting from operations	$253,251,824	172,552,306
Adjustments to reconcile net increase in partners’ capital resulting from operations to net cash used in operating activities
Purchases of investments	(1,013,679,845)	(397,649,441)
Paid-in-kind interest	(11,952,943)	(8,399,147)
Amortization of original issue discount	(1,178,244)	(368,945)
Capitalized investment expenses	(555,138)	(309,655)
Proceeds from sale of investments	121,837,989	35,615,865
Investment cost paydowns	108,759,941	77,428,836
Original issue discount on new purchases	—	2,706,250
Net realized gain (loss) on investments	(11,102,470)	7,705,851
Unrealized royalty income	(40,701,309)	(30,448,500)
Net change in unrealized gain (loss) on investments	(58,599,027)	(32,631,338)
Changes in assets and liabilities:
Increase in interest receivable	(494,172)	(887,551)
Increase in prepaid assets	(249,238)	—
Increase in deferred borrowing costs	(247,470)	(1,050,347)
Increase in receivable from affiliate	(17,625)	—
Increase in Performance Fee payable to Manager	3,141,670	1,745,532
Increase / (decrease) in management fees payable	891,534	(500,000)
Increase in accrued expenses and other liabilities	630,573	130,200
Increase / (decrease) in due to Manager	567,832	(34,737)
Increase in interest payable	156,003	146,623
Net cash used in operating activities	(649,540,115)	(174,248,198)
5.   Related Party Transactions
In the normal course of business, all the Funds’ expenses other than management fees are paid by, and reimbursed to, the Manager. At December 31, 2020 and December 31, 2019, $1,411,083 and $843,251 of such expenses were recorded on the statement of assets, liabilities and partners’ capital as Due to Manager, respectively.
The Funds include investors affiliated with the General Partners which are not charged management fees. The total capital commitments and partners’ capital of the investors affiliated with the General Partners as of December 31, 2020 are $10,165,000 and $4,497,186, respectively. The total capital commitments and partners’ capital of the investors affiliated with the General Partners as of December 31, 2019 are $10,165,000 and $4,109,755, respectively.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
6.   Partners’ Capital
At December 31, 2020 and December 31, 2019, capital commitments and contributions were as follows:
Capital Commitments and Contributions as of December 31, 2020
	Capital Commitments	Cumulative Capital Contributions	Unfunded Capital Commitments	% Funded
Limited Partners	4,338,664,646	2,856,212,980	1,496,991,155	66%
General Partners	31,393,599	16,877,550	14,688,526	54%
Total	4,370,058,245	2,873,090,529	1,511,679,681	66%
Capital Commitments and Contributions as of December 31, 2019
	Capital Commitments	Cumulative Capital Contributions	Unfunded Capital Commitments	% Funded
Limited Partners	3,918,853,859	2,309,350,727	1,588,432,529	59%
General Partners	28,157,802	13,146,617	14,823,962	47%
Total	3,947,011,661	2,322,497,344	1,603,256,491	59%
The agreements of the Funds provide for discretionary cash or in-kind distributions during the term of the Funds. The policy of the Funds is to make distributions of available cash as promptly as practicable after the end of each fiscal month and in any event within ninety days after the Funds’ receipt of such available cash.
Investment proceeds from each investment are distributed among the limited partners in the Funds consistent with the terms set forth in each of the Funds’ limited partnership agreements. Funds’ whose terms call for the calculation of carried interest shall generally distribute among the limited partners in proportion to their respective capital contributions. All amounts apportioned to the limited partners and General Partners generally follow the same methodology and are distributed as follows:
i.
First, 100% to such limited partner to the extent necessary to cause the aggregate distributions made to such limited partner to be no less than the preferred return on such limited partner’s unreturned capital contributions;

ii.
Second, 100% to such limited partner to the extent necessary to cause the aggregate distributions made to such limited partner (excluding distributions made in accordance with the clause above) to be no less than such limited partner’s then current unreturned capital contributions;

iii.
Third, 100% to the General Partner to the extent necessary to cause the aggregate distributions to the General Partner under this clause in respect of such limited partner to be no less than the carried interest percentage multiplied by the sum of (A) the aggregate amount of all distributions made to such limited partner in accordance with the first clause above plus (B) the aggregate amount of all distributions made to the General Partner in respect of such limited partner in accordance with this clause;

iv.
Thereafter, (A) to the General Partner, an amount equal to such limited partner’s carried interest percentage, which ranges between 0% and 20%, multiplied by the remainder of such amount apportioned to such limited partner, and (B) to such limited partner, the remainder of such amount apportioned to such limited partner (after reducing such amount by the amount determined under the preceding clause (A)).

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
6.   Partners’ Capital (Continued)
The allocation to the General Partners in “iii” and “iv” above is referred to as the “Carried Interest”. Certain investors may not be charged carried interest or may be charged based on different terms at the sole discretion of the General Partners. The amounts distributed to the limited partners in HealthCare Royalty Partners IV, L.P. in ‘i’ and ‘ii’ above are reversed in that ‘i’ becomes ‘ii’ and ‘ii’ becomes ‘i’.
The agreements of the Funds provide for the clawback of Carried Interest payments made to the General Partners under certain circumstances.
In consideration of the services provided to some Funds by the General Partners and in lieu of carried interest, the Funds shall pay to the General Partners a performance fee. The performance fees range from 12.5% — 25% and are applied, generally, to either cash proceeds received by the Funds or to GAAP income received within specified measurement periods. Some Funds make provisions for different income levels and apply multiple performance fee percentages to the different levels. Some Funds, as well as some Series’ within certain Funds, do not charge carried interest or performance fees.
Allocation of Profits and Losses
The net profits and losses of the Funds’ (including any realized and unrealized gains and losses) are allocated to the partners in a manner consistent with the distribution procedures specific to each of the Funds. Accordingly, any applicable Carried Interest or Carried Interest clawback, for those Funds who charge Carried Interest as well as for some Funds that charge performance fees, related to unrealized gains/losses will be accrued even though not currently realized.
Because of the inherent uncertainty of the valuation of the Funds’ investments, the allocation of profits and losses to all partners as reflected within these combined financial statements may not necessarily represent amounts that might ultimately be allocated or distributed. At December 31, 2020, the General Partner’s capital account balance includes a $70,677,473 allocation of accrued Carried Interest, of which $33,068,047 was accrued during the year. At December 31, 2019, the General Partner’s capital account balance includes a $37,609,430 allocation of accrued Carried Interest, of which $15,708,898 was accrued during the year.
Cumulatively, the General Partner has elected not to receive $6,095,305 in Carried Interest distributions as of December 31, 2020 and December 31, 2019. The General Partner may subsequently distribute to itself, out of available funds, any amount that it has previously elected not to receive.
At December 31, 2020 and December 31, 2019, $6,494,702 and $3,353,032 of accrued performance fees are included in the statements of assets, liabilities and partners’ capital, respectively. For the years ended December 31, 2020 and December 31, 2019, performance fees totaled $8,530,752 and $4,267,404, respectively.
Management Fees
In consideration of the services provided to the Funds under their respective management agreements, the Funds shall pay to the Manager an annual fee (the “Management Fee”). The General Partners may agree to apply a different management fee to any limited partner. Management Fees are calculated consistent with the terms set forth in each of the Funds’ limited partnership agreements.
The Funds generally calculate Management Fees by applying the Management Fee rate in respect to each limited partner multiplied by either (x) the capital commitment of such limited partner (the initial period calculation) or by (y) the lesser of (i) the net asset value of the Fund and (ii) the

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
6.   Partners’ Capital (Continued)
aggregate cost basis of the unrealized investments held by the Fund (in each case, as reflected in the Funds’ books of accounts as of the date immediately prior to the date upon which the Management Fee is to be paid). For the year ended December 31, 2019, both HealthCare Royalty Partners III, L.P. (January 1, 2019 through September 30, 2019) and HealthCare Royalty Partners IV, L.P. (October 1, 2019 through December 31, 2019) were in the initial period of the Management Fee calculation.
The Funds that do not follow the calculation above generally calculate Management Fees by applying a Management Fee rate, ranging from 0.15% through 1.00% (with certain minimums and maximums in some instances) multiplied by the net asset value of the Fund as of the last day of the quarter that just ended.
For the year ended December 31, 2020, Management Fees totaled $26,666,102, $732,915 of which were waived by the General Partners and of which $891,534 is payable as of December 31, 2020. For the year ended December 31, 2019, Management Fees totaled $20,537,612, $492,414 of which were waived by the General Partners and all of which was paid as of December 31, 2019.
Pursuant to the agreements of some of the Funds, the General Partners are authorized to waive a portion of the management fees if the aggregate amount of the limited partners’ capital commitments meet certain thresholds ($25,000,000) and such limited partners have engaged the same investment manager or consultant. For the years ended December 31, 2020 and December 31, 2019, the General Partners waived fees of $732,915 and $492,414, respectively, in accordance with this provision.
7.   Risks
Due to the nature of the Funds’ objective (as discussed in Note 1), the Funds’ portfolio consists of illiquid investments having a greater amount of both market and credit risk than more liquid investments. These investments may have restrictions on resale and may not be able to be immediately liquidated if needed. The fair values assigned to these investments may differ significantly from the fair values that would have been used had a broader market for the investments existed.
Credit risk is the potential loss the Funds may incur as a result of the failure of a counterparty or an issuer to make payments according to the terms of a contract. The Funds’ exposure to credit risk at any point in time is represented by the fair value of the amounts reported as Notes on the Schedule of Investments at such time. The Funds are also exposed to credit risk as a result of cash balances being held at two banks (Silicon Valley Bank and Citibank). The Funds invest in a limited number of investments concentrated in the healthcare industry and in specific medical and pharmaceutical products. As such, the aggregate returns realized by the Fund may be substantially adversely affected by industry trends and events and the unfavorable performance of a small number of such investments. The investments held by the Funds involve a high degree of business and financial risk that can result in substantial losses.
The Funds have unfunded commitments from their limited partners. These unfunded commitments are subject to the risk of default by such limited partners. As of December 31, 2020, and December 31, 2019, four limited partners owned an aggregate of 53.29% and 54.99% of the Funds’ capital, respectively. The Funds could be materially affected by the actions of these limited partners.
The Funds are subject to risks associated with unforeseen or catastrophic events, including terrorist attacks, natural disasters, and the emergence of a pandemic, which could create economic, financial, and business disruptions. These events could negatively impact the Funds’ investments and/or lead to operational difficulties that could impair the Manager’s ability to manage the Funds’ activities. The

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
7.   Risks (Continued)
Manager seeks to manage these risks by investing in medically necessary products and through continuity and resiliency planning.
Beginning in the first quarter of 2020, global financial markets have experienced and may continue to experience significant volatility resulting from the spread of a novel coronavirus known as COVID- 19. The outbreak of COVID-19 has resulted in travel and border restrictions, quarantines, supply chain disruptions, lower consumer demand, and general market uncertainty. The effects of COVID- 19 have and may continue to adversely affect the global economy, the economies of certain nations, and individual issuers, all of which may negatively impact the Funds’ Combined Statement of Assets, Liabilities and Partners’ Capital.
The Manager has been in communication with the limited partners in the Funds, both directly and through the quarterly performance letters, in order to discuss the effects of COVID-19 on the Funds’ investments as well as on the operations of the Manager. The nature of the products the Funds invest in, senior-like structures utilized in many investments and long duration of cash flows have thus far proven helpful in mitigating the economic effects of the COVID-19 outbreak and in preserving the Funds’ long-term return objectives. However, future prospects could be materially impacted by further developments which are unpredictable and could impact the underlying demand for the products that secure the Funds’ investments.
The Funds are exposed to market risk. This is the risk of potential loss due to the fluctuation in the market or fair value of investments owned by the Funds. The Funds are also exposed to currency, foreign market risk and regulatory risk. Currency risk arises from the possibility that fluctuations in foreign currency exchange rates will affect the value of financial instruments, including direct or indirect investments, in non-U.S. issuers. Foreign investments may be subject to greater market and regulatory risks than United States investments because of fluctuation of currency exchange rates, change in governmental policies, and confiscation of assets by government decree, war or political upheaval.
The Manager provides investment management services to the Funds. The Funds could be materially affected by the actions and operations of the Manager.
U.S. federal agencies including the SEC, the Commodity Futures Trading Commission and the Federal Reserve Bank regulate certain activities of the Funds and the Manager. Regulatory changes could adversely affect the Funds by restricting their trading activities and/or causing the Funds to utilize certain structures that could result in increased costs or taxes on the Fund or its investors.
Legal, tax and regulatory developments are likely to occur during the life of the Funds and such changes may adversely affect the Funds. The financial services industry generally, and the activities of hedge funds and their managers, in particular, have been subject to intense and increasing regulatory scrutiny. Such scrutiny may increase the Funds’ exposure to potential liabilities and to legal, compliance and other related costs. The effect of any future regulatory change on the Funds could be substantial and adverse including, for example, increased compliance costs, the prohibition of certain types of trading and/or restrictions on the Funds’ ability to pursue its investment approach. The Funds, the Manager and/or the General Partners may also be subject to regulation in jurisdictions in which the Funds, Manager, and/or the General Partners engage in business. Such regulations may have a significant impact on the partners or the operations of the Funds, including, without limitation, restricting the types of investments the Funds may make and preventing the Funds from exercising their voting rights with regard to certain financial instruments.

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
7.   Risks (Continued)
There can be no assurance that the principals or other employees or partners of the Manager or the General Partners will continue to be employed by, or associated with, the Manager or the General Partners throughout the life of the Funds. The loss of key personnel could have a material adverse effect on the Funds.
As part of its business, the Manager processes, stores and transmits large amounts of electronic information, including information relating to the transactions of the Funds and personally identifiable information of the limited partners. Breach of the Manager’s information systems may cause information relating to the transactions of the Funds and personally identifiable information of the limited partners to be lost or improperly accessed, used or disclosed. The loss or improper access, use or disclosure of the Manager’s or the Funds’ proprietary information may cause the Manager or the Funds to suffer, among other things, financial loss, the disruption of its business, liability to third parties, regulatory intervention or reputational damage.
As part of its investment program, the Funds may hold non-quoted equities as a result of, among other things, the Funds’ purchase of debt instruments that convert to equity interests in the event of a reorganization of an entity’s capital structure. The Funds’ holdings, if any, in non-quoted equity would involve a high degree of business and financial risk. The entities in which the Funds would hold equity may be financially distressed, they may require substantial additional capital to support expansion or to achieve or maintain a competitive position, they may produce substantial variations in operating results from period to period and they may operate at a loss. Such risks may adversely affect the performance of such investments and result in substantial losses.
An investment in the Funds provides limited liquidity because a limited partner may not transfer its interest in the Funds to a third party without the consent of the General Partners and withdrawals of a limited partner’s interest held in its capital account are not permitted.
8.    Commitments and Contingencies
In the normal course of business the Funds enter into contracts that contain a variety of representations and warranties and that provide for general indemnifications in the event of a breach. The Funds’ maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Funds that have not yet occurred. The General Partners expect the risk of loss from indemnification to be remote and do not expect these indemnification provisions to have a material adverse effect on the combined financial statements of the Funds.
As of December 31, 2020, the Partnership has committed to fund an additional $30,000,000 in existing portfolio investments. As of the date these combined financials statements were available to be issued, $20,000,000 of previously made commitments expired.
9.   Revolving Credit
On April 19, 2019, HealthCare Royalty Partners IV, L.P. entered into a revolving credit facility (the “credit facility”) by and among HealthCare Royalty Partners IV, L.P. as Borrower, HealthCare Royalty Partners GP IV, LLC as Borrower’s General Partner, Citibank, N.A. as the Administrative Agent, Sole Lead Arranger and Book Manager, and the banks and financial institutions from time to time party thereto as Lenders (the “lenders”), which allowed HealthCare Royalty Partners IV, L.P. to borrow up to $250,000,000 subject to certain borrowing base limitations, subject to bank approval. On March 23, 2020 and on July 20, 2020 HealthCare Royalty Partners IV, L.P. and the lenders agreed to increase the size of the facility by $100,000,000 and $143,000,000 respectively bringing the maximum amount

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
9.   Revolving Credit (Continued)
available to be borrowed to $493,000,000. Prior to the facility increase on July 20, 2020, borrowings under the credit facility bore daily interest at a rate equal to LIBOR plus 1.45%. After the facility increase on July 20, 2020, borrowings under the credit facility bear daily interest at a rate equal to LIBOR plus 2.00%. Under the terms of the credit facility, the unfunded capital commitments of HealthCare Royalty Partners IV, L.P. are pledged as collateral. The credit facility matures on April 19, 2022. As of December 31, 2020, there was $493,000,000 borrowed under the credit facility and the interest payable was $302,626. As of December 31, 2020, the carrying value of the debt approximates its fair value due to the floating nature of the interest rate. As of December 31, 2019, there was $82,641,781 borrowed under the credit facility and the interest payable was $146,623. As of December 31, 2019, the carrying value of the debt approximates its fair value due to the floating nature of the interest rate.
10.   Financial Highlights
The following financial highlights are for the limited partners, on a combined basis, in the Funds:
Year Ended December 31, 2020	Limited Partners
Ratios to average limited partners’ capital
Expenses before carried interest and performance fee allocation	2.38%
Carried interest and performance fee allocation	2.70%
Expenses after carried interest and performance fee allocation	5.08%
Net investment income	11.80%
Internal rate of return
Inception to December 31, 2020	12.30%
Year Ended December 31, 2019	Limited Partners
Ratios to average limited partners’ capital
Expenses before carried interest and performance fee allocation	1.92%
Carried interest and performance fee allocation	1.51%
Expenses after carried interest and performance fee allocation	3.43%
Net investment income	11.09%
Internal rate of return
Inception to December 31, 2019	11.41%
Inception to December 31, 2018	10.87%
The ratios and IRR are calculated for the limited partners taken as a whole. The ratios are calculated using the average monthly limited partners’ capital. The expenses and the net investment income ratios are calculated on a non-annualized basis. The IRR calculation is net of all fees and carried interest. Such percentages are after fee waivers. The General Partner waived a portion of management fees (equal to 0.05% of average limited partners’ capital) for the year ended December 31, 2020 and equal to 0.04% of average limited partners’ capital for the year ended December 31, 2019. The IRR is measured from the date investment activity commenced based on contributions and distributions, and partners’ capital at the end of the period (residual value). The net investment income ratio does not include the

HealthCare Royalty Partners
(Delaware limited partnership)
Notes to Combined Financial Statements (Continued)
December 31, 2020 & December 31, 2019
10.   Financial Highlights (Continued)
effect of the carried interest allocation. The computation of the ratios and IRR for an individual partner may vary from these ratios and IRR based on different fee arrangements (as applicable) and the timing of capital transactions.
11.   Subsequent Events
Subsequent events for the Funds have been evaluated through May 5, 2021, which is the date the combined financial statements were available to be issued.
Beginning January 1, 2021 Mainstream began acting as administrator for HCR Molag Fund, L.P. and HCR Potomac Fund, L.P.
Effective February 28, 2021, HCR Molag Fund, L.P. transferred its interest in HealthCare Royalty Partners II, L.P. to Missouri Local Government Employees Retirement System which is the same entity that invests as the lone limited partner in HCR Molag Fund, L.P.
On March 31, 2021, the Progenics Pharmaceuticals note was paid in full.
There were no other subsequent events that required adjustments to, or disclosure in, these combined financial statements.

       Shares
Healthcare Royalty, Inc.
Class A Common Stock

PRELIMINARY PROSPECTUS

Goldman Sachs & Co. LLC
Citigroup
Credit Suisse
Jefferies
Cowen
SVB Leerink
Truist Securities
BMO Capital Markets
Stifel
Raymond James

Through and including           , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee, and the exchange listing fee.
Amount to Be Paid
SEC registration fee	$	*
FINRA filing fee		*
Exchange listing fee		*
Blue sky fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees and expenses		*
Total	$	*

*
To be filed by amendment.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
We plan to enter into indemnification agreements with each of our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties or the exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office.
We also maintain directors and officers insurance to insure such persons against certain liabilities.
In the underwriting agreement, the underwriters will agree to indemnify, under certain conditions, us, members of our board of directors, and persons who control us within the meaning of the Securities Act against certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, agreement, vote of stockholders or disinterested directors or otherwise.
ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES.
The following is a description of all securities sold or issued by the predecessors to the registrant in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares.
The offers, sales and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.
ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
See the Exhibit Index prior to the signature page below for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference. All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
ITEM 17.   UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the U.S. Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)   For purposes of determining any liability under the U.S. Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)   For the purpose of determining any liability under the U.S. Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
1.1*	Form of Underwriting Agreement
3.1	Form of Certificate of Incorporation
3.2	Form of Bylaws
4.1*	Form of Class A Common Stock Certificate
5.1	Form of Opinion of Morgan, Lewis & Bockius LLP as to the validity of the shares of Class A common stock
10.1	Form of Management and Services Agreement
10.2	Form of Registration Rights Agreement
10.3†	Form of Director and Officer Indemnification Agreement
10.4†*	Form of Equity Performance Award Agreement
10.5	Form of Limited Partnership Agreement of Healthcare Royalty Holdings, L.P.
10.6	Form of Exchange Agreement
10.7	Form of Legacy Management Agreement
10.8**	Asset Purchase Agreement, dated July 7, 2020, between Harris FRC Acquisition, LP and Harris FRC Corporation
10.9**	Purchase and Sale Agreement, dated as of February 2, 2017, by and between Portola Pharmaceuticals and Entities Managed by Healthcare Royalty Management, LLC
10.10**	Royalty Interest Acquisition Agreement, dated as of April 22, 2016, between Aviragen Therapeutics, Inc., Biota Scientific Management Pty. Ltd. and Biota Holdings Pty Ltd. and Healthcare Royalty Partners III, L.P.
10.11	Royalty Purchase Agreement, dated as of January 6, 2018, between Antigenics LLC and Healthcare Royalty Partners III, L.P., and certain affiliated funds identified therein
21.1*	List of subsidiaries
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)

*
To be submitted or filed by amendment.

**
Portions of this exhibit are redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

†
Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on June 30, 2021.
HEALTHCARE ROYALTY, INC.
By:
/s/ Clarke B. Futch

Name:
Clarke B. Futch

Title:
Chairman and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Clarke B. Futch and Christopher A. White as the other individual’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact as agent or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Clarke B. Futch Clarke B. Futch	Chairman and Chief Executive Officer (Principal Executive Officer)	June 30, 2021
/s/ Christopher A. White Christopher A. White	President and Chief Financial Officer (Principal Financial Officer)	June 30, 2021
/s/ Thomas K. Conner Thomas K. Conner	Chief Accounting Officer and Treasurer (Principal Accounting Officer)	June 30, 2021
	Director	June 30, 2021
	Director	June 30, 2021
	Director	June 30, 2021
	Director	June 30, 2021